FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226123-06

PROSPECTUS

$696,193,000 (Approximate)

JPMDB Commercial Mortgage Securities Trust 2019-COR6

(Central Index Key Number 0001792158)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

LoanCore Capital Markets LLC

(Central Index Key Number 0001555524)

German American Capital Corporation
(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-COR6

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the JPMDB Commercial Mortgage Securities Trust 2019-COR6, Commercial Mortgage Pass-Through Certificates, Series 2019-COR6 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class NR-RR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMDB Commercial Mortgage Securities Trust 2019-COR6. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 9th day of each month (or if the 9th day is not a business day, the next business day), commencing in December 2019. The rated final distribution date for the offered certificates is the distribution date in November 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)
Class A-1	$15,090,000		2.0402%	Fixed(6)	October 2024
Class A-2	$33,100,000		2.9464%	Fixed(6)	November 2024
Class A-3	$178,992,000		2.7946%	Fixed(6)	August 2029
Class A-4	$318,234,000		3.0565%	Fixed(6)	October 2029
Class A-SB	$19,610,000		2.9815%	Fixed(6)	April 2029
Class X-A	$622,538,000	(7)	0.9491%	Variable(8)	November 2029
Class X-B	$73,655,000	(7)	0.1099%	Variable(8)	November 2029
Class A-S	$57,512,000		3.4097%	WAC Cap(9)	November 2029
Class B	$34,305,000		3.6941%	WAC – 0.2360%(10)	November 2029
Class C	$39,350,000		3.9301%	WAC(11)	November 2029

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 51 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Jefferies LLC and Drexel Hamilton, LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to 92.3% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to 7.7% of each class of offered certificates. Jefferies LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 26, 2019. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 108.9% of the aggregate certificate balances of the offered certificates plus accrued interest from November 1, 2019, before deducting expenses payable by the depositor.

J.P. Morgan		Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Jefferies		Drexel Hamilton
Co-Manager		Co-Manager

November 15, 2019

JPMDB Commercial Mortgage Securities Trust 2019-COR6

Commercial Mortgage Pass-Through Certificates, Series 2019-COR6

Washington
3 properties
$48,100,000
6.0% of total
Utah
1 property
$29,600,000
3.7% of total
Illinois
44 properties
$68,550,000
8.5% of total
New York
2 properties
$64,958,910
8.0% of total
Ohio
1 property
$17,000,000
2.1% of total
Nevada
1 property
$20,000,000
2.5% of total
New Jersey
8 properties
$32,840,000
4.1% of total
Virginia
24 properties
$60,258,551
7.5% of total
California
17 properties
$274,983,735
34.1% of total
North Carolina
4 properties
$60,789,100
7.5% of total
South Carolina
2 properties
$27,895,000
3.5% of total
Colorado
2 properties
$56,280,001
7.0% of total
Florida
2 properties
$26,789,300
3.3% of total
Percentage of Initial Pool Balance
0.1% – 5.0%
5.1% – 10.0%
10.1% – 34.1%
Texas
5 properties
$18,400,000
2.3% of total
Mississippi
1 property
$736,200
0.1% of total

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance or Notional Amount(1)	Approximate Initial Retained Certificate Balance or Notional Amount(1)(2)	Approx. Initial Credit Support(3)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)	Expected Weighted Average Life (Years)(5)	Expected Principal Window(5)
Offered Certificates
A-1	$ 15,090,000	$ 14,753,000	$ 337,000	30.000%	2.0402%	Fixed(6)	October 2024	2.58	12/2019 – 10/2024
A-2	$ 33,100,000	$ 32,361,000	$ 739,000	30.000%	2.9464%	Fixed(6)	November 2024	4.92	10/2024 – 11/2024
A-3	$178,992,000	$ 175,000,000	$ 3,992,000	30.000%	2.7946%	Fixed(6)	August 2029	9.38	12/2028 – 8/2029
A-4	$318,234,000	$ 311,137,000	$ 7,097,000	30.000%	3.0565%	Fixed(6)	October 2029	9.82	8/2029 – 10/2029
A-SB	$ 19,610,000	$ 19,172,000	$ 438,000	30.000%	2.9815%	Fixed(6)	April 2029	7.28	11/2024 – 4/2029
X-A	$622,538,000(7)	$ 608,652,000(7)	$ 13,886,000(7)	NAP	0.9491%	Variable(8)	November 2029	NAP	NAP
X-B	$ 73,655,000(7)	$ 72,011,000(7)	$ 1,644,000(7)	NAP	0.1099%	Variable(8)	November 2029	NAP	NAP
A-S	$ 57,512,000	$ 56,229,000	$ 1,283,000	22.875%	3.4097%	WAC Cap(9)	November 2029	9.92	10/2029 – 11/2029
B	$ 34,305,000	$ 33,539,000	$ 766,000	18.625%	3.6941%	WAC – 0.2360%(10)	November 2029	9.96	11/2029 – 11/2029
C	$ 39,350,000	$ 38,472,000	$ 878,000	13.750%	3.9301%	WAC(11)	November 2029	9.96	11/2029 – 11/2029
Non-Offered Certificates
X-D	$ 45,404,000(7)	$ 44,391,000(7)	$ 1,013,000(7)	NAP	1.4301%	Variable(8)	November 2029	NAP	NAP
X-F	$ 9,081,000(7)	$ 8,878,000(7)	$ 203,000(7)	NAP	1.4301%	Variable(8)	November 2029	NAP	NAP
D	$ 24,215,000	$ 23,675,000	$ 540,000	10.750%	2.5000%	Fixed(6)	November 2029	9.96	11/2029 – 11/2029
E	$ 21,189,000	$ 20,716,000	$ 473,000	8.125%	2.5000%	Fixed(6)	November 2029	9.96	11/2029 – 11/2029
F	$ 9,081,000(9)	$ 8,878,000(9)	$ 203,000(9)	7.000%	2.5000%	Fixed(6)	November 2029	9.96	11/2029 – 11/2029
G-RR	$ 17,152,000(9)	$ 16,769,000(9)	$ 383,000(9)	4.875%	3.9301%	WAC(11)	November 2029	9.96	11/2029 – 11/2029
H-RR	$ 8,072,000(9)	$ 7,891,000(9)	$ 181,000(9)	3.875%	3.9301%	WAC(11)	November 2029	9.96	11/2029 – 11/2029
NR-RR	$ 31,278,797(9)	$ 30,580,797(9)	$ 698,000(9)	0.000%	3.9301%	WAC(11)	November 2029	9.96	11/2029 – 11/2029
R(12)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the closing date, the certificates (other than the Class R certificates) with the initial certificate principal balances or notional amounts, as applicable, set forth in the table above under “Approximate Initial Retained Certificate Balance or Notional Amount” (collectively, the “VRR Interest”) are expected to be sold by the underwriters and the initial purchasers to LoanCore Capital Markets LLC or its “majority-owned affiliate” (as defined in credit risk retention rules), as described in “Credit Risk Retention”.

(3)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(4)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(5)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(6)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class D, Class E and Class F certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The Class X-A, Class X-B, Class X-D and Class X-F certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The Class X-A, Class X-B, Class X-D and Class X-F certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date,. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B, Class X-D and Class X-F certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(9)	The pass-through rate for the Class A-S certificates, on each distribution date, will be a per annum variable rate (described in the table as “WAC Cap”) equal to the lesser of (x) a fixed rate and (y) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions — Pass-Through Rates”.

(10)	The pass-through rate for the Class B certificates, on each distribution date, will be a per annum rate (described in the table as “WAC – 0.2360%”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date less 0.2360%. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(11)	The pass-through rates for the Class C, Class G-RR, Class H-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate (described in the table as “WAC”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(12)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	21
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	51
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Risks Associated with The We Company and its Affiliates	59
Multifamily Properties Have Special Risks	59
Retail Properties Have Special Risks	61
Parking Properties Have Special Risks	63
Hotel Properties Have Special Risks	64
Risks Relating to Affiliation with a Franchise or Hotel Management Company	65
Self-Storage Properties Have Special Risks	66
Leased Fee Properties Have Special Risks	68
Condominium Ownership May Limit Use and Improvements	68
Shared Interest Structures	69
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	70
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	70
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	71
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	72
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	73
Risks Related to Zoning Non-Compliance and Use Restrictions	75
Risks Relating to Inspections of Properties	76
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	76
Insurance May Not Be Available or Adequate	76
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	77
Terrorism Insurance May Not Be Available for All Mortgaged Properties	78
Risks Associated with Blanket Insurance Policies or Self-Insurance	79
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	79
Limited Information Causes Uncertainty	79
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	80

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	81
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	81
Static Pool Data Would Not Be Indicative of the Performance of this Pool	82
Appraisals May Not Reflect Current or Future Market Value of Each Property	82
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	84
The Borrower’s Form of Entity May Cause Special Risks	84
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	86
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	86
Other Financings or Ability to Incur Other Indebtedness Entails Risk	87
Tenancies-in-Common May Hinder Recovery	88
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	89
Risks Associated with One Action Rules	89
State Law Limitations on Assignments of Leases and Rents May Entail Risks	89
Various Other Laws Could Affect the Exercise of Lender’s Rights	90
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	90
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	90
Risks Related to Ground Leases and Other Leasehold Interests	91
Increases in Real Estate Taxes May Reduce Available Funds	93
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	93
Risks Relating to Delaware Statutory Trusts	93
Risks Related to Conflicts of Interest	94
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	94
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	95
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	96
Potential Conflicts of Interest of the Operating Advisor	98
Potential Conflicts of Interest of the Asset Representations Reviewer	99
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	99
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	101
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	102
Other Potential Conflicts of Interest May Affect Your Investment	102
Other Risks Relating to the Certificates	103
The Certificates Are Limited Obligations	103
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	103

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	103
EU Risk Retention and Due Diligence Requirements	105
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	106
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	108
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	112
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	112
Risks Relating to Modifications of the Mortgage Loans	116
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	117
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	118
Risks Relating to Interest on Advances and Special Servicing Compensation	118
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	118
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	119
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	119
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	120
Description of the Mortgage Pool	122
General	122
Co-Originated or Third-Party Originated Mortgage Loans	123
Certain Calculations and Definitions	123
Definitions	123
Mortgage Pool Characteristics	130
Overview	130
Property Types	131
Mortgage Loan Concentrations	134
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	135
Geographic Concentrations	136
Mortgaged Properties With Limited Prior Operating History	136
Tenancies-in-Common	137
Condominium and Other Shared Interests	137
Fee & Leasehold Estates; Ground Leases	138
Environmental Considerations	139
Redevelopment, Renovation and Expansion	141
Assessments of Property Value and Condition	142
Appraisals	142
Engineering Reports	142
Zoning and Building Code Compliance and Condemnation	142
Litigation and Other Considerations	143
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	143
Tenant Issues	145
Tenant Concentrations	145
Lease Expirations and Terminations	145
Purchase Options and Rights of First Refusal	148
Affiliated Leases	149
Insurance Considerations	149
Use Restrictions	151
Appraised Value	151
Non-Recourse Carveout Limitations	152

Real Estate and Other Tax Considerations	152
Delinquency Information	153
Certain Terms of the Mortgage Loans	153
Amortization of Principal	153
Due Dates; Mortgage Rates; Calculations of Interest	153
Prepayment Protections and Certain Involuntary Prepayments	154
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	155
Defeasance; Collateral Substitution	156
Partial Releases	157
Escrows	159
Mortgaged Property Accounts	159
Delaware Statutory Trusts	160
Exceptions to Underwriting Guidelines	160
Additional Indebtedness	160
General	160
Whole Loans	161
Mezzanine Indebtedness	161
Other Indebtedness	163
The Whole Loans	163
General	163
The Serviced Pari Passu Whole Loans	169
The Non-Serviced Pari Passu Whole Loans	171
The Non-Serviced AB Whole Loans	174
Additional Information	193
Transaction Parties	193
The Sponsors and Mortgage Loan Sellers	193
JPMorgan Chase Bank, National Association	193
General.	193
JPMCB Securitization Program	194
Review of JPMCB Mortgage Loans	195
JPMCB’s Underwriting Guidelines and Processes	196
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	201
Compliance with Rule 15Ga-1 under the Exchange Act.	201
Retained Interests in This Securitization.	201
LoanCore Capital Markets LLC	201
General.	201
LCM’s Commercial Mortgage Securitization Program.	202
Review of LCM Mortgage Loans.	203
LoanCore Capital Markets’ Underwriting Standards.	204
Assessments of Property Condition.	205
Exceptions.	209
Compliance with Rule 15Ga-1 under the Exchange Act.	209
Retained Interests in This Securitization.	209
German American Capital Corporation	210
General.	210
GACC’s Securitization Program.	210
Review of GACC Mortgage Loans.	211
DBNY’s Underwriting Guidelines and Processes.	213
Exceptions.	217
Compliance with Rule 15Ga-1 under the Exchange Act.	217
Retained Interests in This Securitization.	217
The Depositor	217
The Issuing Entity	218
The Trustee and Certificate Administrator	219
The Master Servicer and Special Servicer	220
The Operating Advisor and Asset Representations Reviewer	224
Credit Risk Retention	225
General	225
Qualifying CRE Loans; Required Credit Risk Retention Percentage	226
Material Terms of the Eligible Vertical Interest	226
Eligible Horizontal Residual Interest	226
Hedging, Transfer and Financing Restrictions	228
Description of the Certificates	229
General	229
Distributions	231
Method, Timing and Amount	231
Available Funds	231
Priority of Distributions	233
Pass-Through Rates	236
Interest Distribution Amount	238
Principal Distribution Amount	239
Certain Calculations with Respect to Individual Mortgage Loans	240
Application Priority of Mortgage Loan Collections or Whole Loan Collections	242
Allocation of Yield Maintenance Charges and Prepayment Premiums	244
Assumed Final Distribution Date; Rated Final Distribution Date	246

Prepayment Interest Shortfalls	246
Subordination; Allocation of Realized Losses	247
Reports to Certificateholders; Certain Available Information	250
Certificate Administrator Reports	250
Information Available Electronically	255
Voting Rights	259
Delivery, Form, Transfer and Denomination	260
Book-Entry Registration	260
Definitive Certificates	262
Certificateholder Communication	263
Access to Certificateholders’ Names and Addresses	263
Requests to Communicate	263
List of Certificateholders	264
Description of the Mortgage Loan Purchase Agreements	264
General	264
Dispute Resolution Provisions	272
Asset Review Obligations	272
Pooling and Servicing Agreement	272
General	272
Assignment of the Mortgage Loans	273
Servicing Standard	273
Subservicing	275
Advances	275
P&I Advances	275
Servicing Advances	276
Nonrecoverable Advances	277
Recovery of Advances	278
Accounts	279
Withdrawals from the Collection Account	281
Servicing and Other Compensation and Payment of Expenses	283
General	283
Master Servicing Compensation	288
Special Servicing Compensation	290
Disclosable Special Servicer Fees	294
Certificate Administrator and Trustee Compensation	295
Operating Advisor Compensation	295
Asset Representations Reviewer Compensation	295
CREFC® Intellectual Property Royalty License Fee	296
Appraisal Reduction Amounts	297
Maintenance of Insurance	302
Modifications, Waivers and Amendments	305
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	309
Inspections	310
Collection of Operating Information	311
Special Servicing Transfer Event	311
Asset Status Report	313
Realization Upon Mortgage Loans	316
Sale of Defaulted Loans and REO Properties	318
The Directing Certificateholder	321
General	321
Major Decisions	323
Asset Status Report	325
Replacement of Special Servicer	326
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	326
Servicing Override	328
Rights of Holders of Companion Loans	328
Limitation on Liability of Directing Certificateholder	328
The Operating Advisor	329
General	329
Duties of Operating Advisor at All Times	330
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	332
Recommendation of the Replacement of the Special Servicer	332
Eligibility of Operating Advisor	333
Other Obligations of Operating Advisor	333
Delegation of Operating Advisor’s Duties	334
Termination of the Operating Advisor With Cause	334
Rights Upon Operating Advisor Termination Event	335
Waiver of Operating Advisor Termination Event	335
Termination of the Operating Advisor Without Cause	336
Resignation of the Operating Advisor	336
Operating Advisor Compensation	336
The Asset Representations Reviewer	337
Asset Review	337
Eligibility of Asset Representations Reviewer	341
Other Obligations of Asset Representations Reviewer	342

Delegation of Asset Representations Reviewer’s Duties	342
Assignment of Asset Representations Reviewer’s Rights and Obligations	342
Asset Representations Reviewer Termination Events	342
Rights Upon Asset Representations Reviewer Termination Event	343
Termination of the Asset Representations Reviewer Without Cause	344
Resignation of Asset Representations Reviewer	344
Asset Representations Reviewer Compensation	344
Replacement of the Special Servicer Without Cause	344
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	346
Termination of the Master Servicer and the Special Servicer for Cause	347
Servicer Termination Events	347
Rights Upon Servicer Termination Event	348
Waiver of Servicer Termination Event	350
Resignation of the Master Servicer and the Special Servicer	350
Limitation on Liability; Indemnification	350
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	353
Dispute Resolution Provisions	353
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	353
Repurchase Request Delivered by a Party to the PSA	354
Resolution of a Repurchase Request	354
Mediation and Arbitration Provisions	357
Servicing of the Non-Serviced Mortgage Loans	358
General	358
Servicing of the Century Plaza Towers Mortgage Loan	361
Rating Agency Confirmations	361
Evidence as to Compliance	363
Limitation on Rights of Certificateholders to Institute a Proceeding	364
Termination; Retirement of Certificates	364
Amendment	365
Resignation and Removal of the Trustee and the Certificate Administrator	368
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	369
Certain Legal Aspects of Mortgage Loans	369
General	370
Types of Mortgage Instruments	370
Leases and Rents	370
Personalty	371
Foreclosure	371
General	371
Foreclosure Procedures Vary from State to State	371
Judicial Foreclosure	371
Equitable and Other Limitations on Enforceability of Certain Provisions	371
Nonjudicial Foreclosure/Power of Sale	372
Public Sale	372
Rights of Redemption	373
Anti-Deficiency Legislation	373
Leasehold Considerations	374
Cooperative Shares	374
Bankruptcy Laws	375
Environmental Considerations	380
General	380
Superlien Laws	380
CERCLA	380
Certain Other Federal and State Laws	381
Additional Considerations	381
Due-on-Sale and Due-on-Encumbrance Provisions	381
Subordinate Financing	382
Default Interest and Limitations on Prepayments	382
Applicability of Usury Laws	382
Americans with Disabilities Act	382
Servicemembers Civil Relief Act	383
Anti-Money Laundering, Economic Sanctions and Bribery	383
Potential Forfeiture of Assets	383
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	384
Pending Legal Proceedings Involving Transaction Parties	385
Use of Proceeds	386
Yield and Maturity Considerations	386

Yield Considerations	386
General	386
Rate and Timing of Principal Payments	386
Losses and Shortfalls	387
Certain Relevant Factors Affecting Loan Payments and Defaults	388
Delay in Payment of Distributions	388
Yield on the Certificates with Notional Amounts	388
Weighted Average Life	389
Pre-Tax Yield to Maturity Tables	394
Material Federal Income Tax Considerations	398
General	398
Qualification as a REMIC	398
Status of Offered Certificates	400
Taxation of Regular Interests	400
General	400
Original Issue Discount	401
Acquisition Premium	402
Market Discount	403
Premium	404
Election To Treat All Interest Under the Constant Yield Method	404
Treatment of Losses	404
Yield Maintenance Charges and Prepayment Premiums	405
Sale or Exchange of Regular Interests	405
Taxes That May Be Imposed on a REMIC	406
Prohibited Transactions	406
Contributions to a REMIC After the Startup Day	406
Net Income from Foreclosure Property	406
Bipartisan Budget Act of 2015	407
Taxation of Certain Foreign Investors	407
FATCA	408
Backup Withholding	408
Information Reporting	408
3.8% Medicare Tax on “Net Investment Income”	409
Reporting Requirements	409
Certain State and Local Tax Considerations	409
Method of Distribution (Conflicts of interest)	410
Incorporation of Certain Information by Reference	412
Where You Can Find More Information	412
Financial Information	413
Certain ERISA Considerations	413
General	413
Plan Asset Regulations	414
Administrative Exemptions	414
Insurance Company General Accounts	416
Legal Investment	417
Legal Matters	418
Ratings	418
Index of Defined Terms	420

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB

ANNEX E-1	LCM MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR LCM

ANNEX F-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC

ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

ANNEX H	HAMPTON ROADS OFFICE PORTFOLIO WHOLE LOAN PRINCIPAL AND INTEREST PAYMENT SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO

ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “Delegated Directive”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or SUPERSEDED, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the

Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EUROPEAN UNION’S SECURITIZATION REGULATION (REGULATION (EU) 2017/2402). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF THEIR COMPLIANCE WITH SUCH REGULATION OR SIMILAR REQUIREMENTS. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THE PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY INVESTOR WITH SUCH REGULATION. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS WHICH ARE SUBJECT TO SUCH REGULATION. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS”.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS

PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES

LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS“) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA“). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR“), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR“).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES

OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless THE RETAINING SPONSOR commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “Japanese Retention Requirement”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMDB Commercial Mortgage Securities Trust 2019-COR6, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	LoanCore Capital Markets LLC, a Delaware limited liability company; and

●	German American Capital Corporation, a Maryland corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank AG, New York Branch, an originator, and Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
LoanCore Capital Markets LLC	22	$ 485,460,797	60.1%
JPMorgan Chase Bank, National Association	9	259,220,000	32.1
German American Capital Corporation	1	62,500,000	7.7
Total	32	$ 807,180,797	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. LoanCore Capital Markets LLC is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirements through the purchase by LoanCore Capital Markets LLC or a majority-owned affiliate (as such term is defined in the credit risk retention rules) of LoanCore Capital Markets LLC, from the depositor, on the closing date, of (i) an “eligible vertical interest”, in the form of certificates representing approximately 2.230% of the initial certificate balance or notional amount, as applicable, of each class of certificates (other than the Class R certificates) and (ii) an “eligible horizontal residual interest”, which will be comprised of the Class G-RR, Class H-RR and NR-RR certificates (excluding the portion comprising the VRR Interest). LoanCore Capital Markets LLC, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Master Servicer and Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). Midland Loan Services, a Division of PNC Bank, National Association is also expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The master servicer and special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan and (ii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class G-RR, Class H-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date LoanCore Capital Markets LLC, or its affiliate, will purchase the Class G-RR, Class H-RR and Class NR-RR certificates and the VRR Interest (and may purchase certain other classes of certificates). On the closing date, it is expected that LoanCore Capital Markets LLC, or its affiliate, will be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan and (ii) any excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in November 2019, or with respect to any mortgage loan that has its first due date in December 2019, the date that would otherwise have been the related due date in November 2019.

Closing Date	On or about November 26, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2019.

Determination Date	The 9th day of each month or, if the 9th day is not a business day, then the business day immediately following such 9th day, commencing in December 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	November 2024
Class A-3	August 2029
Class A-4	October 2029
Class A-SB	April 2029
Class X-A	November 2029
Class X-B	November 2029
Class A-S	November 2029
Class B	November 2029
Class C	November 2029

The rated final distribution date will be the distribution date in November 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-COR6:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class D, Class E, Class F Class G-RR, Class H-RR, Class NR-RR and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirty-two (32) fixed rate commercial mortgage loans secured by first mortgage liens on one hundred seventeen (117) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) eighteen (18) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) twelve (12) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties) and (iii) two (2) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance or Notional Amount(1)	Approximate Initial Retained Certificate Balance or Notional Amount(1)(2)
Class A-1	$15,090,000	$14,753,000	$337,000
Class A-2	$33,100,000	$32,361,000	$739,000
Class A-3	$178,992,000	$175,000,000	$3,992,000
Class A-4	$318,234,000	$311,137,000	$7,097,000
Class A-SB	$19,610,000	$19,172,000	$438,000
Class X-A	$622,538,000	$608,652,000	$13,886,000
Class X-B	$73,655,000	$72,011,000	$1,644,000
Class A-S	$57,512,000	$56,229,000	$1,283,000
Class B	$34,305,000	$33,539,000	$766,000
Class C	$39,350,000	$38,472,000	$878,000

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the closing date, offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Approximate Initial Retained Certificate Balance or Notional Amount” are expected to be purchased from the underwriters by LoanCore Capital Markets LLC (as retaining sponsor) or its “majority-owned affiliate” (as defined in credit risk retention rules) as described in “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	2.0402%(1)
Class A-2	2.9464%(1)
Class A-3	2.7946%(1)
Class A-4	3.0565%(1)
Class A-SB	2.9815%(1)
Class X-A	0.9491%(2)
Class X-B	0.1099%(2)
Class A-S	3.4097%(1)
Class B	3.6941%(1)
Class C	3.9301%(1)

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate set forth opposite such class in the table. The pass-through rate for the Class A-S certificates, on each distribution date, will be a per annum variable rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. The pass-through rate for the Class B certificates, on each distribution date, will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date less 0.2360%. The pass-through rate for the Class C certificates, on each distribution date, will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration	Fees The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, (a) with respect to the servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.03250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25000% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00868%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00336%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00040%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(1)	Special Servicer Fee Rate
Century Plaza Towers	0.00125%	0.25000%
Innovation Park(2)	0.00125%	0.25000%
Hyde Park Multifamily Portfolio	0.00125%	0.25000%
Hampton Roads Office Portfolio	0.00125%	0.25000%
Sunset North	0.00125%	0.25000%
Brooklyn Renaissance Plaza	0.00125%	0.25000%
Grand Canal Shoppes	0.00125%	0.25000%
600 & 620 National Avenue	0.00125%	0.25000%
Tysons Tower	0.00250%	0.25000%
Hilton Cincinnati Netherland Plaza(3)	0.00125%	0.25000%
NOV Headquarters	0.00125%	0.25000%

(1)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

(2)	The Innovation Park mortgage loan is expected to be serviced under the Benchmark 2019-B14 pooling and servicing agreement, which is expected to settle on November 21, 2019, until such time that the related control note, currently held by JPMorgan Chase Bank, National Association, is deposited into a securitization.

(3)	The Hilton Cincinnati Netherland Plaza mortgage loan is expected to be serviced under the Benchmark 2019-B14 pooling and servicing agreement, which is expected to settle on November 21, 2019.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex G, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-F and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D or Class X-F certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D or Class X-F certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates.

(2)	The Class X-D and Class X-F certificates are not offered by this prospectus.

(3)	Other than the Class X-D, Class X-F and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date and any applicable grace period has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-two (32) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one-hundred and seventeen (117) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $807,180,797.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-two (32) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of fourteen (14) mortgage loans (61.7%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of two (2) mortgage loans (10.2%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans (if any) and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
Century Plaza Towers	$62,500,000	7.7%	$837,500,000	$300,000,000	52.1%	3.07x
Los Angeles Leased Fee Portfolio	$61,000,000	7.6%	$ 24,000,000	NAP	63.0%	1.75x
Innovation Park	$55,000,000	6.8%	$127,250,000	NAP	68.8%	2.96x
12555 & 12655 Jefferson	$54,000,000	6.7%	$ 57,000,000	NAP	59.5%	1.80x
Hyde Park Multifamily Portfolio	$46,750,000	5.8%	$ 60,000,000	NAP	60.5%	1.82x
Hampton Roads Office Portfolio	$39,723,151	4.9%	$ 92,356,327	NAP	71.3%	1.40x
Sunset North	$35,000,000	4.3%	$115,000,000	NAP	66.1%	2.63x
Belvedere Place	$32,750,000	4.1%	$ 11,250,000	NAP	62.0%	2.62x
Brooklyn Renaissance Plaza	$24,808,910	3.1%	$ 64,503,166	NAP	48.3%	1.43x
Grand Canal Shoppes	$20,000,000	2.5%	$740,000,000	$215,000,000	59.5%	1.67x
600 & 620 National Avenue	$20,000,000	2.5%	$117,900,000	NAP	70.0%	1.93x
Tysons Tower	$20,000,000	2.5%	$170,000,000	NAP	52.1%	3.07x
Hilton Cincinnati Netherland Plaza	$17,000,000	2.1%	$ 55,500,000	NAP	68.7%	1.62x
NOV Headquarters	$ 9,200,000	1.1%	$ 30,000,000	NAP	68.8%	1.71x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	In the case of the Hampton Roads Office Portfolio mortgage loan (4.9%), the Whole Loan Underwritten NCF DSCR is calculated using the sum of the first 12 whole loan principal and interest payments allocable to the mortgage loan following the cut-off date based on the assumed principal and interest payment schedule set forth in Annex H.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Century Plaza Towers	CPTS 2019-CPT	7.7%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association
Innovation Park(2)	Benchmark 2019-B14(3)	6.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Hyde Park Multifamily Portfolio	JPMCC 2019-COR5	5.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Hampton Roads Office Portfolio	JPMCC 2019-COR5	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Sunset North	Benchmark 2019-B13	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association
Brooklyn Renaissance Plaza	JPMCC 2019-COR5	3.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Grand Canal Shoppes	MSC 2019-H7	2.5%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association
600 & 620 National Avenue	UBS 2019-C17	2.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Tysons Tower	BANK 2019-BNK21	2.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Hilton Cincinnati Netherland Plaza	Benchmark 2019-B14(3)	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
NOV Headquarters	JPMCC 2019-COR5	1.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(1)
Century Plaza Towers	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	NAP	NAP	Blackstone Real Estate Special Situations Advisors L.L.C.
Innovation Park(2)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	JPMorgan Chase Bank, National Association
Hyde Park Multifamily Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LoanCore Capital Markets LLC
Hampton Roads Office Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LoanCore Capital Markets LLC
Sunset North	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
Brooklyn Renaissance Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LoanCore Capital Markets LLC
Grand Canal Shoppes	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Argentic Securities Income USA LLC(4)
600 & 620 National Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Tysons Tower	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	RREF III Debt AIV, LP
Hilton Cincinnati Netherland Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners II L.P.
NOV Headquarters	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LoanCore Capital Markets LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)	The servicing of the Innovation Park whole loan will be governed by the Benchmark 2019-B14 pooling and servicing agreement until such time that the related control note, currently held by JPMorgan Chase Bank, National Association, is deposited into a securitization. JPMorgan Chase Bank, National Association, as holder of the control note, is currently the directing certificateholder for the Innovation Park whole loan.

(3)	With respect to each of the Innovation Park whole loan and the Hilton Cincinnati Netherland Plaza whole loan, the related lead note is expected to be contributed to the Benchmark 2019-B14 trust, which is expected to settle on November 21, 2019.

(4)	The initial Directing Party for the Grand Canal Shoppes whole loan is CPPIB Credit Investments II Inc., as holder of the related subordinate companion loan. During the continuance of a Grand Canal Shoppes control appraisal period, the directing holder (or equivalent party) under the MSC 2019-H7 pooling and servicing agreement (initially Argentic Securities Income USA LLC) is expected to be the Directing Party for the Grand Canal Shoppes whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth in Annex A-1 and Annex A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$807,180,797
Number of Mortgage Loans	32
Number of Mortgaged Properties	117
Range of Cut-off Date Balances	$3,395,000 to $62,500,000
Average Cut-off Date Balance	$25,224,400
Range of Mortgage Rates	3.00450% to 5.39000%
Weighted average Mortgage Rate	3.94484%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	117 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	115 months
Range of original amortization term(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	359 months
Range of remaining amortization terms(2)(3)	300 months to 360 months
Weighted average remaining amortization term(2)(3)	357 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	22.5% to 78.6%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	61.2%
Range of LTV Ratios as of the maturity date(4)(5)	16.1% to 72.0%
Weighted average LTV Ratio as of the maturity date(4)(5)	58.2%
Range of UW NCF DSCR(5)(6)	1.04x to 4.09x
Weighted average UW NCF DSCR(5)(6)	2.18x
Range of UW NOI Debt Yield(5)	6.2% to 27.8%
Weighted average UW NOI Debt Yield(5)	9.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	68.8%
Balloon	21.2%
Interest Only-Balloon	9.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty (20) mortgage loans (68.8%) that are interest-only for the entire term.

(3)	In the case of the Hampton Roads Office Portfolio mortgage loan (4.9%), the mortgage loan will amortize based on the assumed principal and interest payment schedule set forth in Annex H.

(4)	With respect to the Innovation Park mortgage loan (6.8%), the 600 & 620 National Avenue mortgage loan (2.5%) and the Hilton Cincinnati Netherland Plaza mortgage loan (2.1%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to fourteen (14) mortgage loans (collectively 61.7%) identified in the chart entitled “Whole Loan Summary” in the “Summary of Terms—The Mortgage Pool” with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Century Plaza Towers mortgage loan (7.7%), 3.07x, 52.1% and 10.1%, respectively and (b) with respect to the Grand Canal Shoppes mortgage loan (2.5%), 1.67x, 59.5%, 7.5% and 59.5%, respectively.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of the Hampton Roads Office Portfolio mortgage loan (4.9%), the principal and interest payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal and interest payment schedule set forth in Annex H. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to nine (9) mortgage loans (23.6%), some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	None of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Century Plaza Towers whole loan and the Grand Canal Shoppes whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – (the “Lower-Tier REMIC” and the “Upper-Tier REMIC“ and each, a “Trust REMIC“) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility.  We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.  See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.  See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1 and representation and warranty number 7 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and F-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●

in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Risks Associated with The We Company and its Affiliates

On September 30, 2019, The We Company, which is affiliated with the largest tenant at the 12555 & 12655 Jefferson Mortgaged Properties (6.7%), the third largest tenant at the Sunset North Mortgaged Property (4.3%) and the largest tenant at the Belvedere Place Mortgaged Property (4.1%), filed to withdraw its initial public offering filing with the Securities and Exchange Commission that had been made on August 14, 2019 (the “IPO Filing”).  In the IPO filing, The We Company had publicly disclosed a number of risks related to The We Company, including, among others, (a) a history of losses that, given its accelerated rate of growth, may prevent it from achieving profitability for the foreseeable future and (b) that the departure of Adam Neumann, the then-current Chief Executive Officer of “could have a material adverse effect on [the] business”. Additionally, it has been reported that an anticipated $6 billion credit facility with a syndicate of lenders that was disclosed in the IPO filing was contingent on raising at least $3 billion in an initial public offering.  Since the date of the initial filing of the IPO, Adam Neumann has resigned as CEO of The We Company. Additionally, (a) on September 26, 2019, S&P downgraded its credit rating for WeWork Cos. from B to B- on concerns about the company’s access to capital and governance practices and (b) on October 1, 2019, Fitch Ratings downgraded its credit rating of WeWork Cos. from B to CCC+ with negative outlook.  WeWork recently announced that it has accepted a financing package from its largest investor, SoftBank Group Corp. (“SoftBank)”. SoftBank is expected to provide WeWork with more than $5 billion in capital, along with a tender offer of up to $3 billion for existing shareholders.  Additionally, SoftBank is expected to accelerate an existing commitment to fund $1.5 billion. Following the tender offer, SoftBank’s economic ownership of WeWork will be approximately 80%, however, SoftBank is not expected to hold a majority of the voting rights nor is it expected to control WeWork. Additionally, Adam Neumann is expected to step down from WeWork’s board of directors and become a board observer. The size of the board of directors is expected to be expanded and it is expected to receive voting control over Neumann’s shares.  We cannot assure you that such financings will be completed or successful.  We cannot assure you that these events will not have an adverse effect on WeWorks’s brand reputation, and its ability to otherwise successfully conduct its business, which may materially adversely affect the Mortgaged Properties.

WeWork operates a co-working business through which it subleases its space to sublessees under subleases of varying duration. The ability of WeWork to make payments under its leases may depend on the availability of sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these sublessees may be short-term or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for WeWork.

In addition, The We Company principally generates revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in The We Company’s reputation and saturation in the markets where The We Company operates.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, an income producing parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include specified reductions in gross receipts, inability to meet specified income targets, termination or reduction of certain subleases of such parking properties, requirement of a specified amount of capital expenditures to such properties in order to comply with applicable law, or other adverse events.  We cannot assure you that the operating lessee of a parking property will not terminate its lease upon such an event.

 See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Parking Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low.  The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures.  Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

 Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance.  In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing greater than or equal to 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, multifamily, retail and hotel properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Illinois, New York, North Carolina, Virginia, Colorado and Washington. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.  See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1 and representation and warranty number 41 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—LoanCore Capital Markets LLC—LoanCore Capital Market’s Underwriting Guidelines”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property.  See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation.  See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings.  In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions.  See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1 and representation and warranty number 43 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on December 20, 2019.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1 and representation and warranty number 17 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks.  The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it.  We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% (in 2019) or 80% (in 2020) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million (in 2019) or $200 million (in 2020). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1 and representation and warranty number 30 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans.  The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan.  The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property.  Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations”.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus.  We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—LoanCore Capital Markets LLC—Exceptions” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”,. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—LoanCore Capital Markets LLC —Review of LCM Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified in Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—LoanCore Capital Markets LLC—Exceptions” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” for additional information regarding the appraisals.  We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities.  However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.  Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware or Maryland statutory trust or as tenants-in-common. Delaware or Maryland statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware or Maryland statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware or Maryland statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity.  However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied. In certain instances, the right to replace the manager of a borrower may currently be exercisable by the holder of the preferred equity or the preferred equity holder may have the right to purchase the defaulted mortgage loan.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, as applicable, involve greater risk than fully-amortizing mortgage loans.  This is because the borrower may be unable to repay the mortgage loan at that time.  In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms.  See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”.  A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all.  That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment.  A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1 and representation and warranty number 35 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and an originator. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, and Deutsche Bank AG, New York Branch, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMDB 2019-COR6 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.  In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller.  This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.  Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates.  Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LoanCore Capital Markets LLC, or its affiliate, will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan and any non-serviced mortgage loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each non-serviced whole loan, the securitization trust holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Century Plaza Towers	CPTS 2019-CPT	CPTS 2019-CPT	Blackstone Real Estate Special Situations Advisors L.L.C.
Innovation Park(2)	Benchmark 2019-B14(3)	Benchmark 2019-B14	JPMorgan Chase Bank, National Association
Hyde Park Multifamily Portfolio	JPMCC 2019-COR5	JPMCC 2019-COR5	LoanCore Capital Markets LLC
Hampton Roads Office Portfolio	JPMCC 2019-COR5	JPMCC 2019-COR5	LoanCore Capital Markets LLC
Sunset North	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
Brooklyn Renaissance Plaza	JPMCC 2019-COR5	JPMCC 2019-COR5	LoanCore Capital Markets LLC
Grand Canal Shoppes	MSC 2019-H7	MSC 2019-H7	CPPIB Credit Investments II Inc.(4)
600 & 620 National Avenue	UBS 2019-C17	UBS 2019-C17	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Tysons Tower	BANK 2019-B21	BANK 2019-B21	RREF III Debt AIV, LP
Hilton Cincinnati Netherland Plaza	Benchmark 2019-B14(3)	Benchmark 2019-B14	KKR Real Estate Credit Opportunity Partners II L.P.
NOV Headquarters	JPMCC 2019-COR5	JPMCC 2019-COR5	LoanCore Capital Markets LLC

(1)

The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan as of the closing date for the related securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)

The servicing of the Innovation Park whole loan will be governed by the Benchmark 2019-B14 pooling and servicing agreement until such time that the related controlling companion loan, currently held by JPMorgan Chase Bank, National Association, is deposited into a securitization. JPMorgan Chase Bank, National Association, as holder of the control note, is currently the directing certificateholder for the Innovation Park whole loan.

(3)

With respect to each of the Innovation Park whole loan and the Hilton Cincinnati Netherland Plaza whole loan, the related lead note is expected to be contributed to the Benchmark 2019-B14 trust, which is expected to settle on November 21, 2019.

(4)

The initial Directing Party for the Grand Canal Shoppes whole loan is CPPIB Credit Investments II Inc., as holder of the related subordinate companion loan. During the continuance of a Grand Canal Shoppes control appraisal period, the directing holder (or equivalent party) under the MSC 2019-H7 pooling and servicing agreement is expected to be the Directing Party for the Grand Canal Shoppes whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan”.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation.  See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G-RR, Class H-RR and Class NR-RR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, while the B-piece buyer under this transaction is prohibited under the risk retention rules to enter into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the other sponsor as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and”—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market.  While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets.  In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time.  These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS.  Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States.  When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS.  As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”).  The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds.  The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule.  The general effects of the Volcker Rule remain uncertain.  Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products.  These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers.  This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date.  We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors (and, in certain cases, their consolidated subsidiaries) as defined in the EU Securitization Regulation (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (as defined in Regulation (EU) No 575/2013 and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any EU Institutional Investor for the purposes of their compliance with any applicable EU Risk Retention and Due Diligence Requirement or any similar requirements.  None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other person provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any EU Institutional Investor with any EU Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates.  In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates.  Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.  Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B, Class X-D or Class X-F certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B, Class X-D or Class X-F certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D or Class X-F certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A-1.  The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement.  With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement.  See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”.  In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders.  See “Description of the Certificates—Voting Rights”.  You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans and the right to replace the special servicer with or without cause (other than with respect to any excluded loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights.  See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates.    The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing.  See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)      may take actions that favor its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)      will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class G-RR, Class H-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan).  Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.  The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender).  We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates.  With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders, which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement, as applicable, will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”, “—The Non-Serviced AB Whole Loans—The Century Plaza Towers Whole Loan—Special Servicer Appointment Rights”, and “—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause.  The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders.  The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan.  We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis). Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates.  Any such consultation by the holder of a pari passu companion loan is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”,”—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.  Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the Grand Canal Shoppes mortgage loan (2.5%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and the related pari passu companion loans on a pro rata and pari passu basis and to the related subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity  were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income.  Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount.  In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-two (32) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $ 807,180,797 (the “Initial Pool Balance”).  The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in November 2019, or with respect to any Mortgage Loan that has its first Due Date in December 2019, the date that would otherwise have been the related Due Date in November 2019.

Fourteen (14) Mortgage Loans (61.7%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of twelve (12) Mortgage Loans (51.4%), one or more loans that are secured by the related Mortgaged Property and are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”) and (iii) in the case of two (2) Mortgage Loans (10.2%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”).  The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
LoanCore Capital Markets LLC (“LCM”)	22	$ 485,460,797	60.1%
JPMorgan Chase Bank, National Association (“JPMCB”)	9	259,220,000	32.1
German American Capital Corporation (“GACC”)	1	62,500,000	7.7
Total	32	$ 807,180,797	100.0%

(1)

All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and acquired by the mortgage loan seller:

●

The Century Plaza Towers Mortgage Loan (7.7%) is part of a Whole Loan that was co-originated by Deutsche Bank AG, New York Branch (“DBNY”), Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association. Upon origination, DBNY transferred its entire interest in the Century Plaza Towers Mortgage Loan to DBR Investments Co. Limited.

●

Each of the 600 & 620 National Avenue Mortgage Loan (2.5%) and the Tysons Tower Mortgage Loan (2.5%), for which JPMCB is the mortgage loan seller, is part of a whole loan that was co-originated by JPMCB and Wells Fargo Bank, National Association.

●

The Grand Canal Shoppes Mortgage Loan (2.5%), for which JPMCB is the mortgage loan seller, is part of a whole loan that was co-originated by JPMCB, Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association and Goldman Sachs Bank USA.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 26, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●

in the case of a Mortgage Loan that provides for interest only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●

in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

●

With respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), the Annual Debt Service is calculated based on the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex H.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” in Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth in Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, in Annex A-1 and/or the related footnotes.  With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

 “CMA Lockbox” or “CMA” means that the related Mortgage Loan documents currently require tenants, or the related borrower (or its property manager), at the related Mortgaged Property to pay rent or other income directly to the lockbox account; provided, however, that thereafter funds deposited in such lockbox account are paid directly to the related borrower or affiliated property manager who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received. However, in some cases, upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date.  With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms, beds or pads, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified in Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

 “Soft Springing Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox, CMA Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten NOI”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented in Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service, except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex H.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For example, with respect to certain of the 15 largest Mortgage Loans, including the Century Plaza Towers Mortgage Loan (7.7%),  the 12555 & 12655 Jefferson Mortgage Loan (6.7%), the BJ’s Wholesale Club Mortgage Loan (5.0%), the Colorado Square Mortgage Loan (4.6%), the Belvedere Place Mortgage Loan (4.1%), the Union Heights Mortgage Loan (3.7%) and the Brooklyn Renaissance Plaza Mortgage Loan (3.1%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented in Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan. With respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule set forth on Annex H.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loan (if any).

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s).

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified in Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for).  In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of the Century Plaza Towers Mortgage Loan (7.7%), the 12555 & 12655 Jefferson Mortgage Loan (6.7%), the Colorado Square Mortgage Loan (4.6%), the Belvedere Place Mortgage Loan (4.1%), the Union Heights Mortgage Loan  (3.7%) and the Brooklyn Renaissance Plaza Mortgage Loan (3.1%), the Underwritten NOI and UW NCF were based on the average rent (or reflected the present value of the remaining rent steps) of one or more of the top five tenants at the related Mortgaged Property. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented in Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten NOI”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” , “Beds”  or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a self-storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$807,180,797
Number of Mortgage Loans	32
Number of Mortgaged Properties	117
Range of Cut-off Date Balances	$3,395,000 to $62,500,000
Average Cut-off Date Balance	$25,224,400
Range of Mortgage Rates	3.00450% to 5.39000%
Weighted average Mortgage Rate	3.94484%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	117 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	115 months
Range of original amortization term(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	359 months
Range of remaining amortization terms(2)(3)	300 months to 360 months
Weighted average remaining amortization term(2)(3)	357 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	22.5% to 78.6%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	61.2%
Range of LTV Ratios as of the maturity date(4)(5)	16.1% to 72.0%
Weighted average LTV Ratio as of the maturity date(4)(5)	58.2%
Range of UW NCF DSCR(5)(6)	1.04x to 4.09x
Weighted average UW NCF DSCR(5)(6)	2.18x
Range of UW NOI Debt Yield(5)	6.2% to 27.8%
Weighted average UW NOI Debt Yield(5)	9.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	68.8%
Balloon	21.2%
Interest Only-Balloon	9.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty (20) Mortgage Loans (68.8%) that are interest-only for the entire term.

(3)	In the case of the Hampton Roads Office Portfolio Mortgage Loan (4.9%), the Mortgage Loan will amortize based on the assumed principal and interest payment schedule set forth in Annex H.

(4)

Innovation Park Mortgage Loan (6.8%), the 600 & 620 National Avenue Mortgage Loan (2.5%) and the Hilton Cincinnati Netherland Plaza  Mortgage Loan (2.1%),  the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)

With respect to fourteen (14) Mortgage Loans (collectively 61.7%) identified in the chart entitled “Whole Loan Summary” in the “Summary of Terms—The Mortgage Pool” with one or more pari passu Companion Loans and/or Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu Companion Loans, but excluding any related Subordinate Companion Loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Century Plaza Towers Mortgage Loan (7.7%), 3.07x, 52.1% and 10.1%, respectively and (b) with respect to the Grand Canal Shoppes Mortgage Loan (2.5%), 1.67x, 59.5% and 7.5%, respectively.

(6)

Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of the Hampton Roads Office Portfolio Mortgage Loan (4.9%), the principal and interest payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal and interest payment schedule set forth in Annex H. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”.  See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	40	$ 468,312,541	58.0%
Suburban	31	280,753,630	34.8
CBD	5	178,358,911	22.1
Medical	4	9,200,000	1.1
Multifamily	51	$ 101,170,662	12.5%
Garden	40	67,106,565	8.3
Mid-rise	11	34,064,097	4.2
Retail	6	$ 93,298,256	11.6%
Freestanding	2	44,350,000	5.5
Anchored	2	25,553,256	3.2
Specialty Retail	1	20,000,000	2.5
Shadow Anchored	1	3,395,000	0.4
Other	9	$ 61,219,338	7.6%
Leased Fee	8	61,000,000	7.6
Parking	1	219,338	0.0
Hotel	2	$ 42,250,000	5.2%
Extended Stay	1	25,250,000	3.1
Full Service	1	17,000,000	2.1
Self-Storage	2	$ 28,330,000	3.5%
Self-Storage	2	28,330,000	3.5
Industrial	7	$ 12,600,000	1.6%
Flex	6	11,060,700	1.4
Warehouse Distribution	1	1,539,300	0.2
Total	117	$ 807,180,797	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed-use properties that include office tenants:

●

With respect to the Century Plaza Towers Mortgage Loan (7.7%), the related borrower is indirectly owned and controlled by a joint venture of (i) the Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, National Association, which owns 50% of the related borrower, and (ii) a joint venture between an institutional account managed by Hines and Hines Investment Management Holdings Limited Partnership. The Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, National Association is managed by J.P. Morgan Asset management, an affiliate of JPMCB. JPMCB is also the third largest tenant (4.1% of net rentable area) at the Mortgaged Property. Further, the related borrower sponsor owns other properties within a five-mile radius of the Mortgaged Property that compete with the Mortgaged

Property, including a property that is next door to the Mortgaged Property. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” for more information regarding the relationships of JPMCB and its affiliates.

●

With respect to the Belvedere Place Mortgaged Property (4.1%), the largest tenant, representing 45.0% of the net rentable area at the Mortgaged Property, operates a co-working business under the WeWork brand, under two separate leases.  Both leases expire on December 31, 2030, each with 2 five-year renewal options.  The tenant provides office space and other services in the Mortgaged Property to various WeWork members for shorter timeframes.  The WeWork parent company, WeWork Companies Inc., provided the borrower with (i) lease guaranties with a current liability cap of $6,310,300, which amount reduces annually, beginning on January 1, 2021, during the lease term and (ii) letters of credit, in the current aggregate amount of $1,577,000, which amounts reduce on January 1, 2022 and January 1, 2024, provided no event of default is continuing.

●

With respect to the 12555 & 12655 Jefferson - 12655 Jefferson Mortgaged Property (3.4%), the largest tenant, representing 82.3% of the net rentable area at the Mortgaged Property, operates a co-working business under the WeWork brand.  The tenant lease expires on August 31, 2028, with 1 five-year renewal option.  The tenant provides office space and other services in the Mortgaged Property to various WeWork members for shorter timeframes.  WeWork’s parent company, The We Company, provided the borrower with a lease guaranty with a current liability cap of $5,963,035, which amount reduces to $2,981,517 on September 1, 2021 provided no event of default is continuing. In addition, the largest tenant at the 12555 Jefferson Mortgage Property, representing 38.2% of the net rentable area at such Mortgaged Property, is a not-for-profit health care organization.

●

On September 30, 2019, The We Company, the parent company of WeWork, which is the largest tenant at the 12555 & 12655 Jefferson Mortgaged Properties (6.7%), the third largest tenant at the Sunset North Mortgaged Property (4.3%) and the largest tenant at the Belvedere Place Mortgaged Property (4.1%), withdrew its Form S-1 filing with the Securities and Exchange Commission, indefinitely postponing its proposed initial public offering. The We Company is reportedly exploring other corporate financing alternatives.  On October 22, 2019, SoftBank Group Corp. reported that it agreed to acquire a majority ownership interest in WeWork. These events may impact WeWork’s operations at 12555 & 12655 Jefferson Portfolio – 12655 Jefferson, Belvedere Place and Sunset North mortgaged properties and may impact the performance of other mortgaged properties in the mortgage pool, which may in turn adversely affect the performance of the mortgage loans and the offered certificates. See “Risk Factors—Risks Relating to the Mortgage Loans— Risks Associated with The We Company and its Affiliates” for additional information.

●

With respect to the Brooklyn Renaissance Plaza Mortgage Loan (3.1%), the largest tenant, USA GSA – Secret Service (the “GSA”), representing 30.8% of the net rentable area at the Mortgaged Property, originally leased its space from Empire Insurance Company, the original tenant at the Mortgaged Property (which lease was assigned to BRP Leasing, an affiliate of the borrower). The GSA’s lease term is through October 31, 2023. The GSA is in the process of approving the attornment to the borrower under the GSA lease and delivering a novation agreement (as required by the GSA) permitting the GSA to enter into a direct lease with the borrower. The tenant has no remaining termination or renewal options.

●

With respect to the Tysons Tower Mortgage Loan (2.5%), the Mortgaged Property is a part of Phase I of the Tysons Corner Center planned development, and is subject to ongoing approval conditions affecting the planned development as a whole. The approval conditions include various public infrastructure commitments affecting Phase I and future development phases, such as road, bridge and regional railway improvements. The obligations related to Phase I are substantially complete, but local government has the ability to enforce the related obligations as incurred for future phases against the landowners on a joint and several basis. The affected landowners have entered into an agreement among themselves allocating the various development obligations, but we cannot assure you that other landowners will perform the remaining required obligations, or that any such non-performance will not adversely affect either the borrower or the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties.

            See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Parking Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Parking Properties Have Special Risks”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●

With respect to The Residence Inn by Marriott South Beach Mortgaged Property (3.1%), there are newly constructed hotels or hotels under construction located within five (5) miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

●	With respect to the Hilton Cincinnati Netherland Plaza Mortgaged Property (2.1%), approximately 35.6% of the underwritten revenue is derived from food and beverage sales.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
The Residence Inn by Marriott South Beach	$25,250,000	3.1%	12/31/2046	11/6/2029
Hilton Cincinnati Netherland Plaza	$17,000,000	2.1%	11/30/2029	11/1/2024

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

Self-Storage Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Industrial Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	7	8.3%
Bank branch	1	6.8%
Restaurant	1	2.5%
Casino/Theme Park	1	2.5%
Showroom	1	2.5%
Nightclub	1	2.5%
Grocery Store	1	1.2%
Gym, fitness center or a health club	1	0.5%
Hair Studio/Salon	1	0.4%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit(1)	UW NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)(3)	Property Type
Century Plaza Towers	$62,500,000	7.7%	375	4.09x	39.1%	Office
Los Angeles Leased Fee Portfolio	$61,000,000	7.6%	153	1.75x	63.0%	Other
Innovation Park	$55,000,000	6.8%	98	2.96x	68.8%	Office
12555 & 12655 Jefferson	$54,000,000	6.7%	572	1.80x	59.5%	Office
Hyde Park Multifamily Portfolio	$46,750,000	5.8%	127,235	1.82x	60.5%	Multifamily
BJ’s Wholesale Club	$40,150,000	5.0%	296	2.58x	54.3%	Retail
Hampton Roads Office Portfolio	$39,723,151	4.9%	100	1.40x	71.3%	Office
Colorado Square	$37,050,001	4.6%	151	1.53x	71.8%	Office
Sunset North	$35,000,000	4.3%	323	2.63x	66.1%	Office
Jersey City Group 2	$32,840,000	4.1%	163,383	1.04x	78.6%	Multifamily
Top 3 Total/Weighted Average	$178,500,000	22.1%		2.94x	56.4%
Top 5 Total/Weighted Average	$279,250,000	34.6%		2.53x	57.7%
Top 10 Total/Weighted Average	$464,013,153	57.5%		2.26x	61.8%

(1)

In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans.  The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are with respect to the Century Plaza Towers Mortgage Loan, 3.07x and 52.1%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)

In the case of the Hampton Roads Office Portfolio Mortgage Loan, the UW NCF DSCR was calculated based on the sum of the first 12 Whole Loan principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth on Annex H.

(3)

In the case of the Innovation Park Mortgaged Property, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.1% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include seven (7) Mortgage Loans (31.2%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties.  In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Los Angeles Leased Fee Portfolio	$ 61,000,000	7.6%
12555 & 12655 Jefferson	54,000,000	6.7
Hyde Park Multifamily Portfolio	46,750,000	5.8
Hampton Roads Office Portfolio	39,723,151	4.9
Jersey City Group 2	32,840,000	4.1
KB Dallas DaVita Portfolio	9,200,000	1.1
HD Supply Portfolio	8,600,000	1.1
Total	$ 252,113,151	31.2%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans set forth in the table below entitled “Related Borrower Loans” have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 2.7% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other.  See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
The Sutherland	$13,550,000	1.7%
5222 South Drexel	8,250,000	1.0
Total for Group 1:	$21,800,000	2.7%

Mortgage Loans with related borrowers are identified under “Related Borrower” in Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	17	$ 274,983,735	34.1%
Illinois	44	$ 68,550,000	8.5%
New York	2	$ 64,958,910	8.0%
North Carolina	4	$ 60,789,100	7.5%
Virginia	24	$ 60,258,551	7.5%
Colorado	2	$ 56,280,001	7.0%
Washington	3	$ 48,100,000	6.0%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout eight (8) other states, with no more than 4.1% of the Initial Pool Balance secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

One (1) Mortgaged Property (3.1%) is located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Twenty-one (21) Mortgaged Properties (43.7%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to each such Mortgaged Property and based on those reports, no Mortgaged Property has a seismic expected loss greater than 22.1%.

Mortgaged Properties With Limited Prior Operating History

With respect to the Innovation Park Mortgage Loan (6.8%), the BJ’s Wholesale Club Mortgage Loan (5.0%), The Residence Inn by Marriott South Beach Mortgage Loan (3.1%), the 8571 Rivers Avenue Mortgage Loan (3.0%), the 600 & 620 National Avenue Mortgage Loan (2.5%), the KB Dallas DaVita Portfolio Mortgage Loan (1.1%), the HD Supply Portfolio Mortgage Loan (1.1%), the 6723 Van Nuys Boulevard Mortgage Loan (0.5%) and the Prince Creek Village Center Mortgage Loan (0.4%), some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Three (3) Mortgage Loans securing the Union Heights Mortgaged Property (3.7%), the Plaza at the Border Mortgaged Property (2.0%), and the NOV Headquarters Mortgaged Property (1.1%) have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Five (5) of the Mortgage Loans securing in whole or in part by the Union Heights Mortgaged Property (3.7%), the Brooklyn Renaissance Plaza Mortgaged Property (3.1%), the Hilton Cincinnati Netherland Plaza Mortgaged Property (2.1%), the KB Dallas DaVita Portfolio – KB DaVita Dallas Portfolio – Fort Worth Mortgaged Property (0.3%) and the KB Dallas DaVita Portfolio – KB DaVita Dallas Portfolio – Plano Mortgaged Property (0.2%) are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●

With respect to the Brooklyn Renaissance Plaza Mortgaged Loan (3.1%), the Mortgaged Property is one condominium unit within a five unit condominium. None of the four other condominium units are collateral for the Mortgage Loan. The borrower represents 21.1538% of the common interests held by the owners in the condominium regime and does not control the related condominium board. Control of the condominium resides with a 5-member board of managers. Each unit owner designates one manager to the board and all decisions and actions by the board require a vote of one or more of the managers representing more than 51% of the common interests held by the owners (in the aggregate). Major decisions and amendments require a vote of 66.67%. No amendment may materially and adversely affect the rights of an owner without the written consent of such owner and any permitted lender of such owner’s unit.

●

With respect to the Hilton Cincinnati Netherland Plaza Mortgage Loan (2.1%), the Mortgaged Property is one of three condominium units that collectively constitute a condominium regime. The borrower owns a 44.38% interest in the condominium, and the loan sponsor, Greg A. Power, is one of three members of the board of directors (the “Board”). However, the loan sponsor controls Carew Realty, Inc., which is the declarant under the related condominium declaration (the “Declaration”). Each of the three unit owners in the condominium appoints one member of the Board. The other two units in the condominium are owned by an affiliate of the borrower. The Declaration may not be amended without the affirmative vote of the members consisting of 75% ownership of the condominium association and their mortgagees’s consent.

●

With respect to the Union Heights Mortgage Loan (3.7%), the Mortgaged Property is subject to a condominium regime governing a total of seven condominium units. The borrower owns one condominium unit which represents 11.05% of the condominium interest under the condominium regime, and therefore, does not control the condominium association. Any amendment to the related condominium documents requires a vote of at least 67% of votes allocated to all condominium units. In addition to the Mortgaged Property representing 11.05% of the condominium interest, the other condominium units, which are unrelated to the Mortgage Loan, represent 18.68%, 3.41%, 6.50%, 7.50%, 8.21% and 44.65% of the condominium interest.

●

With respect to the KB Dallas DaVita Portfolio – KB DaVita Dallas Portfolio - Plano Mortgaged Property (0.2%), the related Mortgaged Property consists of 1 unit in a 7 unit condominium. The borrower holds 11% of the voting rights of the board and does not control the condominium board. The condominium board consists of 3 members, and major decisions are not subject to the related borrower’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	114	$ 737,871,888	91.4%
Fee/Leasehold(3)	2	44,500,000	5.5
Leasehold	1	24,808,910	3.1
Total	117	$ 807,180,797	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)

With respect to the 8571 Rivers Avenue Mortgage Loan (3.0%), the borrower’s interest is fee (pursuant to an estate for years) through June 29, 2025 at which time the borrower’s fee estate will revert to a ground lease interest. In addition, the borrower has an option to purchase the fee interest at fair market value on June 30, 2025 or any time during the ground lease term.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to three (3) Mortgage Loans (8.6%), the individual Mortgaged Properties are subject to ground leases.

With respect to the 8571 Rivers Avenue Mortgage Loan (3.0%), the borrower’s ownership in the Mortgaged Property is an estate for years through June 29, 2025. In May 2017, the borrower acquired the estate for years with acquisition financing from LCM. The reversionary fee interest is held by a third party (the “Remainderman”). In connection with the borrower’s acquisition of the estate for years, the borrower also acquired rights under an option agreement, dated June 30, 1995 that entitles the borrower to retain possession of the Mortgaged Property after June 29, 2025 through a ground lease and/or to purchase the fee interest in the Mortgaged Property. As part of the 2017 acquisition financing, the borrower and the Remainderman entered into a ground lease that takes effect on June 30, 2025 and continues through June 29, 2075 (25 year initial term with five 5-year extension options) pursuant to which the borrower will lease the Mortgaged Property following reversion of the fee to the Remainderman. The terms of the ground lease include an annual rent of $495,000 per year commencing in June 2025 (rent is flat for the term of the ground lease) and mortgagee notice and cure rights. In addition, commencing on June 30, 2025, or at any time during the term of the ground lease, the borrower has the right to purchase the fee interest in the Mortgaged Property at a price equal to the fair market value of the land excluding any improvements, but also taking into consideration the $495,000 annual ground rent in determination of the purchase price. Ground rent is required to be paid semi-annually and the first payment is due December 30, 2025, unless the fee interest has previously been purchased. The Mortgage Loan was underwritten to include $297,000 per year in annual ground rent payments, which represents average ground rent payments during the 15 years after origination of the Mortgage Loan.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1 and representation and warranty number 35 in Annex F-1 and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties For JPMCB”, “Annex E-2—Exceptions to Mortgage Loan Representations and Warranties For LCM” and “Annex F-2—Exceptions to Mortgage Loan Representations and Warranties For GACC”. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to the Brooklyn Renaissance Mortgage Loan and the 8571 Rivers Avenue Mortgage Loan.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date.  See Annex A-1 for the date of the environmental report for each Mortgaged Property.  The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”).  In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age.  Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”).  A Phase II ESA generally consists of sampling and/or testing.  See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—LoanCore Capital Markets LLC—LoanCore Capital Markets’ Underwriting Standards” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●

With respect to the Los Angeles Leased Fee Portfolio Mortgage Loan (7.6%), each of the related Phase I ESAs identified a REC for the related mortgaged properties in connection with an area of regional groundwater contamination from a former aerospace manufacturing facility operated by Honeywell International Inc. (“Honeywell”) located to the west of the properties. Although the related mortgaged properties are designated as being within this area, no reported impacts or concerns have been identified on the properties from the Honeywell facility, which has been under environmental investigation since 1989. According to a Work Plan for Interim Groundwater Containment System, dated June 19, 2019, hydraulic containment of groundwater flow at the eastern site boundary was selected as a remedial strategy to mitigate off-site migration of impacted groundwater.  The groundwater contamination is considered a REC at the mortgaged properties, but no further investigation was recommended, as (i) no vapor intrusion concern is suspected at any of the related mortgaged properties, and groundwater is not utilized for drinking water; (ii) even if vapor intrusion were identified in the future, it could be addressed through the installation of a vapor mitigation system, the cost of which is generally below $100,000; and (iii) the source of the contamination is off-site and Honeywell, as the responsible party, is actively remediating the site under regulatory oversight.

●

With respect to the BJ’s Wholesale Club Mortgage Loan (5.0%), the ESA obtained at loan origination indicated that the prior investigations at the Mortgaged Property identified areas of concern which were remediated through installation of the appropriate engineering controls (the “Controls”), including, without limitation, monitoring for groundwater and methane and hydrogen sulfide. Subsequently, a Site Management Plan (“SMP”) was implemented to include certain restrictions and requirements, including, without limitation, a requirement for an annual written statement (the “Annual Statement”) to be submitted to the New York State Department of Environmental Conservation (“NYSDEC”) and/or New York City Office of Environmental Remediation (“NYC OER”), (a) certifying that the Controls employed at the Mortgaged Property are unchanged from the previous certification or that any changes to such Controls were approved by NYSDEC and/or the New York City Office of Environmental Remediation (“NYC OER”), and (b) states that nothing has occurred that impairs the ability of the Controls to protect public health and environment or that constitutes a failure to comply with the SMP. The ESA noted, among other things, that (1) based on four quarters of groundwater monitoring, the groundwater monitoring requirement was removed from the SMP, and (2) the Mortgaged Property received a Notice of Satisfaction from the NYC OER, dated April 9, 2015. Based on the conditional regulatory closure and the required methane monitoring, the ESA indicated that the conditions at the Mortgaged Property is considered a controlled recognized environmental condition, and recommended continued implementation of the SMP and annual submission to the NYSDEC and/or the NYC OER the Annual Statement.

●

With respect to the 600 & 620 National Avenue Mortgage Loan (2.5%), the Mortgaged Property is included within the Middlefield-Ellis-Whitman (“MEW”) Superfund Site and ongoing remedial activities are being performed by identified responsible parties under U.S. Environmental Protection Agency oversight. Long-term, area-wide electronics industry-related activities resulted in subsurface contamination with various volatile organic compounds, primarily trichloroethylene (“TCE”). The responsible parties include Fairchild Semiconductor International, subsidiary to ON Semiconductor Corporation, Schlumberger Technology Corporation, SUMCO Corporation, and Vishay Intertechnology. Former buildings that existed on-site were demolished as recently as 2016, and site activities involved metal plating activities, but not the use of TCE. Following the removal of facility equipment, based on soil and groundwater sampling, the California Department of Toxic Substances (“DTSC”) concluded that that there were no significant contaminant releases at the Mortgaged Property, and it was not a source of volatile organic compounds (“VOCs”) for the MEW Superfund contaminant plume.  Both the DTSC and local environmental authorities issued regulatory closure letters prior to redevelopment of the site that began in 2015. The improvements on the Mortgaged Property include installation of a vapor mitigation system (engineered liner with sub-slab depressurization system). The Mortgaged Property is subject to certain recorded use and activity limitations, including prohibitions against any schools, nursing home, hospital or similar uses being conducted on-site, as well as easements necessary for ongoing remediation. The lease with Google provides for tenant remedies in the event of a governmental order preventing a material portion of the leased premises from being used due to unsafe or hazardous conditions related to exceedance of air quality screening levels, including rent abatement and, if the conditions affect at least one floor and continue for more than 180 days, lease termination and reimbursement of unamortized tenant costs.  According to the Phase I ESA report, indoor air sampling conducted in January 2018 showed indoor air concentrations of the contaminants of concern below their respective commercial indoor air cleanup levels, and the office building has now entered into routine monitoring. While, based on available information and mitigating aspects of the design and construction, we have a reasonable basis to expect that no such adverse environmental conditions will occur, we cannot assure you that they will not and, if such remedies are triggered, you should not assume that existing environmental indemnities from responsible parties or lease guaranties will be available to repay the Mortgage Loan.

●

With respect to the Guardian Self Storage – Boulder Mortgage Loan (2.4%), the related ESA indicated that a radon level exceeding the USEPA action level was detected in certain canisters in the ground-floor unit on the Mortgaged Property. According to the ESA, such radon issue does not constitute a REC, but the ESA recommended installation of a radon mitigation unit in the sole ground floor residential unit located on the Mortgaged Property. The borrower is required to have such radon mitigation unit installed by year end 2019.

●

With respect to the Island Security Self Storage Mortgage Loan (1.1%),the ESA identified the location of the Mortgaged Property within the Tacoma Smelter Plume as a REC. The Tacoma Smelter Plume area is related to historical offsite smelter operations and has predicted soil arsenic concentration of 40.1 ppm to 100 ppm. However, the Mortgaged Property has been redeveloped primarily for commercial self-storage use, is covered almost entirely with hard-scaped surfaces (including buildings and concrete/asphalt), and there are no children’s play areas on the site. The ESA indicated that the source of the plume did not originate on-site and all plume remediation is being overseen by the United States Environmental Protection Agency and the Washington Department of Ecology. The ESA concluded that there is no further action required of the related borrower.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors.  Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs exceeding 10% of the principal balance of the Mortgage Loan.

●

With respect to the Century Plaza Towers Mortgage Loan (7.7%) a number of the tenants are building out their spaces.  At origination, the borrower deposited approximately $71,223,945 into a TI/LC reserve for outstanding landlord work and tenant allowances, including for the following four of the top five tenants: Bank of America, Manatt Phelps, Kirkland & Ellis, and Greenberg Glusker.  Such reserve also includes funds for buildout of several speculative suites.

●

With respect to the Sunset North Mortgage Loan (4.3%), five tenants at the Mortgaged Property, comprising approximately 58.3% of the Mortgaged Property’s net rentable area, are undergoing various tenant improvements, including, without limitation, a buildout for new tenants, WeWork, ArenaNet, and Famers Credit Union. In connection with the foregoing, the borrower was required to reserve an aggregate amount of $14,380,753.87.

●

With respect to the Hilton Cincinnati Netherland Plaza Mortgage Loan (2.1%), the borrower is undertaking a renovation at the Mortgaged Property in accordance with a PIP required under the related franchise agreement. The PIP, with an estimated total cost of approximately $4.5 million, requires a wide array of renovations, including, without limitation, renovations to the lobby restrooms, boardrooms, guestrooms, windows and elevators, and is required under the Mortgage Loan documents to be completed by no later than December 31, 2019. Approximately $1.5 million of the initial estimated cost remained at loan origination, and the borrower was required to reserve $1,687,534.46 at loan origination in connection with the remaining renovations. Failure to comply with any requirements related to the PIP as set forth in the Mortgage Loan documents constitutes an event of default under the Mortgage Loan documents.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained an appraisal, which was generally obtained within thirteen (13) months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Risk Factors—Seasoned Mortgage Loans Present Additional Risk of Repayment”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—LoanCore Capital Markets LLC—LCM’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within twelve (12) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—LoanCore Capital Markets LLC— LCM’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes —Physical Assessment Report”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance and Condemnation”, “—LoanCore Capital Markets LLC— LCM’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”.

With respect to the Century Plaza Towers (7.7%), the related borrower is currently negotiating certain easements concerning peripheral areas of the Mortgaged Property with the City of Los Angeles and the Los Angeles County Metropolitan Transportation Authority in connection with the construction and operation of underground subway tunnels under a portion of the Mortgaged Property, in lieu of condemnation proceedings.  Under the Century Plaza Towers Whole Loan documents, such easements may be executed by the borrower, only if they have no material adverse effect the Century Plaza Towers Whole Loan.  According to information provided on behalf of the borrower, the parties have already reached understandings and applicable agreements have been approved by the City of Los Angeles and are expected to be finalized soon. However we cannot assure you that such agreements will be finalized and if said agreements are not executed, the City or County could initiate condemnation proceedings.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the Opus Seaway Mortgage Loan (0.5%), the borrower sponsor was charged with three counts of mail and wire fraud in a federal indictment in the U.S. District Court in the Eastern District of Missouri for his role in a bid-rigging scheme involving several Boeing contracts. In July 2014, Mr. Lavelle entered into a guilty plea agreement with respect to all three counts, which agreement stipulated that the total amount of the “loss” attributable to Mr. Lavelle’s criminal conduct was in excess of $120,000, but less than $200,000. Mr. Lavelle paid of a fine of $250,000 and was incarcerated in federal prison from November 2014 through April 2016.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Century Plaza Towers Mortgage Loan (7.7%), the Los Angeles Leased Fee Portfolio Mortgage Loan (7.6%), the Jersey City Group 2 Mortgage Loan (4.1%), the Belvedere Place Mortgage Loan (4.1%), the Union Heights Mortgage Loan (3.7%), the Grand Canal Shoppes Mortgage Loan (2.5%), the Hilton Cincinnati Netherland Plaza Mortgage Loan (2.1%), the Richmond City Center Mortgage Loan (1.2%) and the NOV Headquarters Mortgage Loan (1.1%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Century Plaza Towers Mortgage Loan (7.7%), affiliates of certain of the borrower sponsors have had properties subject to defaults and foreclosures.

●

With respect to the Los Angeles Leased Fee Portfolio Mortgage Loan (7.6%), in 2008, one of the borrower sponsors owned a 20% interest in a single tenant property that was leased to Pathmark and unrelated to the Mortgaged Property. Pathmark stopped paying rent in August 2010 and subsequently filed for bankruptcy in December 2010. The borrower sponsor notified its lender that Pathmark stopped paying rent and began legal action against Pathmark. In June 2011, a discounted payoff of approximately $2,900,000 was negotiated with the lender and the property was sold.

●

With respect to the Jersey City Group 2 Mortgage Loan (4.1%), Joseph Ehrman, one of the carveout guarantors, was a 20% owner of an entity that owned a property related to which a mortgage loan in the amount of approximately $1.5 million was provided by New York Community Bank (the “NY Community Bank Loan”). The NY Community Bank Loan went into a payment default in or around 2008, and the related borrower entity filed for Chapter 11 in February 2012. New York Community Bank eventually took possession of the property.

●

With respect to the Belvedere Place Mortgage Loan (4.1%), in 2007, an affiliate of the guarantor obtained an approximately $65.7 million loan secured by a multifamily property located in Reno, Nevada, which loan was deposited into a  CMBS transaction. In 2010, the loan went into default as a result of low occupancy and rent, and in 2014, the CMBS lender foreclosed on the multifamily property, resulting in a loss of approximately $5 million to the lender.

●

With respect to the Union Heights Mortgage Loan (3.7%), in 2007, an affiliate of the guarantor obtained an approximately $13.3 million loan secured by the retail center adjacent to the Mortgaged Property, which retail center was developed by the guarantor along with the Mortgaged Property. The loan secured by the retail center was deposited into a CMBS transaction. In 2009, after the guarantor contributed more than $1 million to cover negative cash flow at the retail property, the guarantor stopped covering the debt service and the retail loan was put into special servicing. For the next 24 months, 100% of excess cash flow was remitted to the related servicer for debt service. In May 2012, the lender foreclosed on the retail center and received approximately $12.1 million from the foreclosure sale, resulting in a loss of approximately $3.1 million to the lender.

Nineteen (19) Mortgage Loans (62.9%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Twelve (12) Mortgage Loans (34.7%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

One (1) Mortgage Loan (2.5%) was originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

Eighteen (18) Mortgaged Properties (14.6%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, hotel, mixed-use, industrial and multifamily Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
600 & 620 National Avenue	2.5%	5/31/2029	9/11/2029
HD Supply Portfolio	1.1%(1)	Various(1)	9/6/2029
Hampton Roads Office Portfolio	0.7%(2)	Various(2)	4/6/2029

(1)

All of the HD Supply Portfolio Mortgaged Properties are occupied by a single tenant under a lease that expires prior to, or in the same year of, the related maturity date. See Annex A-1 for the related lease expiration dates.

(2)

Four (4) of the Hampton Roads Office Portfolio Mortgaged Properties are occupied by a single tenant under a lease that expires prior to, or in the same year of, the related maturity date. The % of the Initial Pool Balance by Allocated Loan Amount reflects only those four Mortgaged Properties.  See Annex A-1 for the related lease expiration dates.

●

There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●

With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
12655 Jefferson	3.4%	82.3%	8/31/2028	10/6/2029
Hampton Roads Office Portfolio	1.8%	Various(1)	Various(1)	4/6/2029

(1)

Seven (7) of the Hampton Roads Office Portfolio Mortgaged Properties (excluding Mortgaged Properties leased to a single tenant) have one or more leases in excess of 50% of the net rentable area at the related Mortgaged Property expiring prior to (or in the same year as) the maturity date of the Mortgage Loan.  See Annex A-1 for the related Lease Expiration Dates.

●

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

The Century Plaza Towers (7.7%), Innovation Park (6.8%), Hampton Roads Office Portfolio (4.9%), Sunset North (4.3%), Belvedere Place (4.1%), Brooklyn Renaissance Plaza (3.1%), Tysons Tower (2.5%) and NOV Headquarters Mortgaged Properties (1.1%) are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Brooklyn Renaissance Plaza	3.1%	USA GSA – Secret Service	30.8%	41.7%
Brooklyn Renaissance Plaza	3.1%	NYC Department of Education	22.2%	25.7%
Brooklyn Renaissance Plaza	3.1%	NYC Department of Citywide Administration	7.5%	7.5%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation.  For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the 15 largest Mortgage Loans and the five largest tenants listed in Annex A-1:

●

With respect to the Century Plaza Towers Mortgage Loan (7.7%), the largest tenant at the Mortgaged Property, Bank of America (6.2% of net rentable area), is expected to begin paying rent and take occupancy of an additional 26,664 square feet space starting January 2020.  The second largest tenant at the Mortgaged Property, Manatt Phelps (4.8% of net rentable area), is not yet in occupancy and is expected to begin paying rent and take occupancy in stages in March 2020, with full occupancy of the space expected by May 2020. Additionally, the fourth and fifth largest tenants at the Mortgaged Property, Kirkland & Ellis (3.6% of net rentable area) and Greenberg Glusker (3.5% of net rentable area), are not yet in occupancy and are in free rent periods and are expected to take occupancy and commence paying rent in January 2020 and March 2020, respectively, and other tenants are in free rent periods as well. At origination, a total amount of approximately $29,545,735 was deposited into a free rent reserve for all applicable tenants at the Mortgaged Property.

●

With respect to the 12555 & 12655 Jefferson Mortgage Loan (6.7%), (i) Starkey Laboratories, the third largest tenant at the 12555 Jefferson Mortgaged Property subleased its entire leased premises (11,595 square feet) to Good Leaf, Inc. through the end of its lease term in August 2020; and (ii) Aegis Media Americas, Inc. / Dentsu (“Aegis”), the second largest tenant at the 12655 Jefferson Mortgaged Property (17,867 square feet), is not currently utilizing all of its space and was treated as “dark” for underwriting purposes.  At origination, the borrower reserved $3,500,000 with lender, which amount will be released to the borrower within 15 days of borrower’s request, provided that the Mortgage Loan achieves an underwritten net cash flow debt yield of 7.5%.

●

With respect to the Colorado Square Mortgage Loan (4.6%), the second largest tenant at the Mortgaged Property, Vladimir Jones (4.6% of net rentable area) is in occupancy but not yet paying rent.  The borrower reserved $1,000,000 at origination of the Mortgage Loan which will be held by the lender until such time as the tenant is paying full unabated rent.

●

With respect to the Sunset North Mortgage Loan (4.3%), the third largest tenant, WeWork, has executed its lease, taken possession of its space and begun paying rent, but has not yet taken full occupancy. According to the borrower sponsor, WeWork has completed the buildout of a certain portion of its space and begun taking occupancy of such space, with the remaining portion of its space still undergoing a buildout. We cannot assure you that WeWork will take full occupancy under its lease. In connection with its lease, WeWork provided a surety bond in the amount of $7.5 million (the “Surety Limit”) payable to the landlord and its successors upon an event of default by the tenant under the lease. Provided that WeWork is not in default under its lease, the Surety Limit may be annually reduced commencing on the day immediately following the third anniversary of the lease commencement date until the day immediately following the eighth anniversary of the lease commencement date to no less than $2.0 million.

●

With respect to the Belvedere Place Mortgage Loan (4.1%), the largest tenant at the Mortgaged Property, WeWork (45.0% of net rentable area) is currently in occupancy of 20,838 square feet. The remaining 25,278 square feet  have been delivered to the tenant, and the tenant is in the process of completing tenant improvement work. WeWork is expected to take occupancy of the 25,278 square feet by March 2020, and is currently in a free rent period with respect to such space. The borrower reserved $316,522 at origination of the Mortgage Loan for the free rent period.

●

With respect to the 8571 Rivers Avenue Mortgage Loan (3.0%), the largest tenant at the Mortgaged Property, T-Mobile PCS Holdings LLC (100% of net rentable area), exercised its expansion option for additional space at the Mortgaged Property. The expansion space is currently under construction with an estimated completion date and rent commencement date of May 2020. At origination of the Mortgage Loan, the borrower reserved a total amount of $402,698 for the free rent period.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent or have sub-leased their respective spaces. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

With respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), the Residence Inn by Marriott South Beach Mortgage Loan (3.1%), 600 & 620 National Avenue Mortgage Loan (2.5%), the Grand Canal Shoppes Mortgage Loan (2.5%), the HD Supply Portfolio Mortgaged Properties (1.1%) and the KB Dallas DaVita Portfolio – KB DaVita Dallas Portfolio – Plano Mortgaged Property (0.2%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans:

●

With respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), CPD Associates (“CPD”), the developer of the 5 Manhattan Square Mortgaged Property, has a right of first offer and right of first refusal (pursuant to a recorded declaration of protective covenants) with respect to such Mortgaged Property in the event the borrower elects to sell all or a portion of the Mortgaged Property. According to the declaration, the borrower is required to give CPD written notice of its intention to sell, together with the price at, and the terms under which the borrower intends to offer such Mortgaged Property for sale. If CPD fails to exercise its option within 30 days after receipt of notice, the borrower may market the Mortgaged Property to third parties. If the borrower receives a third party offer at a net price of more than 10% less than the price offered to CPD, the borrower is required to make the offer available to CPD on the same terms for a period of 14 days, after which period the borrower may accept the third party offer. If CPD fails to exercise its option, CPD is required to execute and deliver to the borrower a certificate to such effect in recordable form. Any sale in violation of the aforementioned terms will be void. Pursuant to the terms of the declaration, neither the right of first offer nor right of first refusal will apply in connection with (i) a transfer for purposes of securing a loan following, or in connection with, a foreclosure or sale in lieu-of-foreclosure, (ii) resale by any lender which so acquires title or (iii) transfer at a duly advertised public sale, such as a judicial sale or tax sale.

●

With respect to The Residence Inn at Marriott South Beach Mortgage Loan (3.1%), Residence Inn by Marriott, LLC., the hotel manager, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease or have vacant space that is subject to a master lease with an affiliate of the borrower:

●

With respect to the Brooklyn Renaissance Plaza Mortgage Loan (3.1%), the largest tenant, USA GSA - Secret Service, leases approximately 30.8% of the net rentable area at the Mortgaged Property from BRP Leasing LLC, an affiliate of the borrower. The borrower will enter into a direct lease with this tenant upon the GSA’s  approval of and attornment to the borrower under the lease.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, twenty-one (21) Mortgaged Properties (43.7%) related to the Century Plaza Towers Mortgage Loan (7.7%), the Los Angeles Leased Fee Portfolio Mortgage Loan (7.6%), the 12555 & 12655 Jefferson Mortgage Loan (6.7%), the Sunset North Mortgage Loan (4.3%), the Belvedere Place Mortgage Loan (4.1%), the Union Heights Mortgage Loan (3.7%), the 600 & 620 National Avenue Mortgage Loan (2.5%), the Plaza at the Border Mortgage Loan (2.0%), the Prospect Park Mortgage Loan (1.9%), the Richmond City Center Mortgage Loan (1.2%), the Island Security Self Storage Mortgage Loan (1.1%), the 6723 Van Nuys Boulevard (0.5%) and the Opus Seaway Mortgage Loan (0.5%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 22.0%.

In the case of twenty (20) Mortgage Loans (75.4%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●

With respect to the Los Angeles Leased Fee Portfolio Mortgage Loan (7.6%), KB Dallas DaVita Portfolio Mortgage Loan (1.1%) and HD Supply Portfolio Mortgage Loan (1.1%), the related borrower may rely on the insurance of its tenants, with respect to their respective leased premises, provided that such tenants provide third party insurance in accordance with the terms of their respective leases.

●

With respect to the BJ’s Wholesale Club Mortgage Loan (5.0%) and the NOV Headquarters  Mortgage Loan (1.1%), the Mortgage Loan documents permit the related borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, provided that such sole tenant is required to maintain insurance policies that meet the requirements of the Mortgage Loan documents, the borrower provides evidence that the tenant does maintain such policies and paid all insurance premiums and the tenant’s lease is in full force and effect.

●

With respect to the, NOV Headquarters Mortgage Loan (1.1%)  and HD Supply Portfolio Mortgage Loan (1.1%), the related borrower may rely on the insurance of its sole tenants, with respect to their respective leased premises, provided that such tenants provide third party insurance in accordance with the terms of their respective leases.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1 and representation and warranty number 17 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1 and representation and warranty number 30 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes.  The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies.  The table below shows the LTV Ratio and appraised value using values other than “as-is”, as well as the corresponding LTV Ratio and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Innovation Park(1)	6.8%	68.8%	68.8%	$264,900,000	69.3%	69.3%	$262,900,000
600 & 620 National Avenue(2)	2.5%	70.0%	70.0%	$197,000,000	74.5%	74.5%	$185,000,000
Hilton Cincinnati Netherland Plaza(3)	2.1%	68.7%	63.7%	$105,500,000	69.7%	64.6%	$104,000,000

(1)

The Appraised Value (Other than “As-Is”) reflects the “Hypothetical Market Value As-Is” appraised value of $264,900,000 as of August 22, 2019, which assumes that approximately $2.2 million of outstanding tenant improvement and leasing costs were reserved at loan origination.

(2)

The Appraised Value (Other than “As-Is”) reflects the “Market Value As Stabilized” appraised value of $197,000,000 as of August 19, 2019, which assumes that the sole tenant at the Mortgaged Property, Google, has taken possession, free rent has expired, the tenant has commenced paying unabated rent and all outstanding tenant improvements and leasing commissions have been reserved.

(3)

The Appraised Value (Other than “As-Is”) reflects the “Hypothetical As If PIP is Funded” appraised value of $105,500,000, which assumes that approximately $1,500,000 of PIP work has been completed. At loan origination, the borrower reserved approximately $1,687,534, representing approximately 110% of the estimated cost of the remaining PIP work.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

●

With respect to the Century Plaza Towers Mortgage Loan (7.7%) and the Tysons Tower Mortgage Loan (2.5%), there is no separate nonrecourse carve-out guarantor or environmental indemnitor, and the related borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases.  See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1 and representation and warranty number 41 in Annex F-1, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●

With respect to the BJ’s Wholesale Club Mortgage Loan (5.0%), the Mortgaged Property currently benefits from a 25-year tax abatement from the Industrial & Commercial Abatement Program provided by the New York City Department of Finance (the “ICAP”). The ICAP for the Mortgaged Property commenced in the tax year 2014/2015 and is scheduled to expire in the tax year 2039/2040. Throughout the term of the Mortgage Loan, the annual unabated tax liability for the Mortgaged Property is projected to range from $1,938,527 in the tax year 2019/2020 to $4,161,137 in the tax year 2029/2030. However, with the ICAP in place, the abated tax liability for the Mortgaged Property is projected to range from $95,723 in the tax year 2019/2020 to $3,426,033 in the tax year 2029/2030. The Mortgage Loan was underwritten based on the average abated taxes during the term of the Mortgage Loan.

●

With respect to the Brooklyn Renaissance Plaza Mortgage Loan (3.1%), the City of New York, the fee owner of the Brooklyn Renaissance Plaza mixed use development (the “Brooklyn Renaissance Development”) of which the Mortgaged Property is a part, ground leases the Mortgaged Property to the borrower pursuant to a ground lease that expires on June 19, 2086 and the Mortgaged Property is subject to a payment-in-lieu-of-tax (“PILOT”) program pursuant to which PILOT payments are calculated based on the assessed value of the Brooklyn Renaissance Development and the Mortgaged Property’s allocated share of 21.1538%, based on its common interest in the condominium. Under the PILOT program, taxes are payable on the Mortgaged Property based on current assessments; however, the improvements were exempt from real estate taxes for 16 years. Taxes on the improvements were phased in beginning on July 1, 2014 at 10% increments and will continue to be phased in at 10% increments for each New York City fiscal year through June 30, 2023 when the exemption ends. The PILOT program for the Brooklyn Renaissance Development is in year 21 of 25, and due to the short term nature of the abatement, the lender underwrote taxes due based on the full taxes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).  A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty (20) Mortgage Loans (68.8%), are interest-only for the entire term of the Mortgage Loans until the maturity date.

Eight (8) Mortgage Loans (21.2%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Four (4) Mortgage Loans (9.9%) provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	7	$219,220,000	27.2%
6	22	485,460,797	60.1
9	1	62,500,000	7.7
11	2	40,000,000	5.0
Total:	32	$807,180,797	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	30	90.7%
5 (once per year)	1	6.8
2 (once per year)	1	2.5
Total	32	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information in Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions.  Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date.  See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision.  See “—Purchase Options and Rights of First Refusal” and “—Partial Releases”.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing.  See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus.  In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to five (5) Mortgage Loans (21.6%), the related borrower is permitted, after a lockout period of 25 to 31 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to one (1) Mortgage Loan (7.7%), the related borrower is permitted to (i) prepay the Mortgage Loan at any time after the origination date with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period, or (ii) after the related defeasance lockout period, defease the Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	11	$187,538,151	23.2%
4	12	376,562,166	46.7
5	4	122,500,000	15.2
7	5	120,580,480	14.9
Total:	32	$807,180,797	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-six (26) Mortgage Loans (the “Defeasance Loans”) (70.7%), permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●

With respect to the Century Plaza Towers Mortgage Loan (7.7%), if no event of default is continuing, and subject to certain other conditions in the related loan agreement, the borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Towers Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a  yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”)  or (2) if the transfer of the development rights is to an affiliate of the borrower, the  borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements.  If the borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the borrower may return the development rights to the borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the borrower.  If the borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the borrower, as described above, then the borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

●

With respect to the Hyde Park Multifamily Portfolio Mortgage Loan (5.8%), after the lockout period, any borrower is permitted to obtain the release of the individual Mortgaged Property owned by such borrower, provided that, among other conditions, (i) the release is in connection with the arm’s length sale of such Mortgaged Property to an unaffiliated third party, (ii) the borrower defeases an amount of principal equal to 115% of the allocated loan amount for such individual Mortgaged Property, (iii) following the release with respect to the remaining Hyde Park Multifamily Portfolio Mortgaged Properties the debt yield is not less than the greater of (a) the debt yield immediately preceding the release and (b) 7.0% and (iv) the release is in compliance with the REMIC requirements.

●

With respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), on or after the expiration of the lockout period, any borrower is permitted to obtain the release of the individual mortgaged property owned by such borrower, provided that, among other conditions, (i) the release is in connection with an arm’s length sale of such mortgaged property to an unaffiliated third party, (ii) such borrower makes a prepayment of principal in an amount equal to the greater of (x) 115% of the allocated loan amount for such mortgaged property or (y) 100% of the net sales proceeds for such mortgaged property multiplied by the fraction obtained by dividing the then outstanding principal balance of the related whole loan by the sum of the then outstanding principal balances of the related whole loan and mezzanine loan, together with the applicable yield maintenance charge (if the release is prior to February 6, 2029), (iii) the release is in compliance with the REMIC requirements and (iv) following the release, with respect to the remaining Hampton Roads Office Portfolio Mortgaged Properties, the debt yield is not  less than the greater of (a) the debt yield immediately preceding the release and (b) 8.3%.

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With respect to the Grand Canal Shoppes Mortgage Loan (2.5%), the borrowers may obtain the release of a portion of the Mortgaged Property comprised of the approximately 84,743 square foot, three-level space currently demised to Barneys New York (the “Barneys Parcel”) pursuant to the related lease, which is expected to expire on January 31, 2020, upon a bona fide sale to a third party not affiliated with the borrowers or the guarantor, provided that, among other things, and in accordance with the Mortgage Loan documents: (i) the transferee of the Barney’s Parcel is bound by the existing REAs (other than that certain Amended and Restated Construction, Operation and Reciprocal Easement Agreement dated as of March 12, 2009, by and between the developer and The Shoppes at the Palazzo, LLC borrower) which encumber the Barney’s Parcel, (ii) the lender has received reasonably satisfactory evidence that all portions of the Barneys Parcel owned by the borrowers in fee simple have been legally subdivided from all portions of the Mortgaged Property remaining after the release, (iii) upon request by the lender, the borrowers deliver a legal opinion stating that the  release does not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Internal Revenue Code of 1986 or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust, and (iv) following such release, the loan-to-value ratio is equal to or less than 125%, provided that the borrowers may prepay the “qualified amount” as that term is defined in the Internal Revenue Service Revenue Procedure 2010-30 (with payment of the yield maintenance premium calculated based upon the amount prepaid), in order to meet the foregoing loan-to-value ratio. From and after the release of the Barneys Parcel, without the prior consent of the lender, neither the borrowers nor any of their affiliates may solicit, cause or facilitate the relocation of any existing tenant at the Grand Canal Shoppes Property to the Barneys Parcel.

●

Furthermore, some of the Mortgage Loans, including, without limitation, the Hampton Roads Office Portfolio Mortgage Loan (4.9%) permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised

Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-two (22) of the Mortgage Loans (65.8%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-three (23) of the Mortgage Loans (68.9%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Fifteen (15) of the Mortgage Loans (67.8%) of the balance of these property types are secured or partially secured by office, retail and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Sixteen (16) of the Mortgage Loans (41.7%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves.  In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	24	$613,065,797	76.0%
Springing	3	98,820,000	12.2
Soft	5	95,295,000	11.8
Total:	32	$807,180,797	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to the KB Dallas DaVita Portfolio Mortgage Loan (1.1%), the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with variances from the related Mortgage Loan Sellers underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—LoanCore Capital Markets LLC—LCM’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

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the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

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although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(1)(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)(4)	Cut-off Date Total Debt Underwritten NCF DSCR(2)(3)(4)
Hyde Park Multifamily Portfolio	$46,750,000	5.8%	$15,250,000	$60,000,000	$122,000,000	4.92100%	60.5%	69.2%	1.82x	1.48x
Hampton Roads Office Portfolio	$39,723,151	4.9%	$19,861,576	$92,356,327	$151,941,054	5.65000%	71.3%	82.0%	1.40x	1.16x

(1)	Calculated including any related Pari Passu Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and weighted by original balances.

(3)	Calculated including any related Pari Passu Companion Loans.

(4)

With respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), debt service coverage ratios are calculated using the sum of the first 12 Whole Loan principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex H.

The mezzanine loans related to the Hyde Park Multifamily Portfolio Mortgage Loan (5.8%) and Hampton Roads Office Portfolio Mortgage Loan (4.9%), identified in the table above, are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
Century Plaza Towers(1)	$62,500,000	52.1%	3.12x	9.50%	Yes
Innovation Park	$55,000,000	68.8%	2.46x	N/A	Yes

(1) If a partial prepayment of the Century Plaza Towers Mortgage Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, the Combined Maximum LTV Ratio, Combined Minimum Debt Service Coverage Ratio and Combined Minimum Debt Yield are required to be 51.5%, 3.18x and 9.7%, respectively. See also “—Partial Releases” above.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●

With respect to the Tysons Tower Mortgage Loan (2.5%), the Mortgage Loan documents permit the pledge by The Macerich Company, Macerich Partnership, L.P., Alaska Permanent Fund Corporation and/or their affiliates of their indirect ownership interest in the related borrower to a qualified real estate investor (with total assets in name or under management in excess of $1 billion and, except with respect to pension advisory firm or similar fiduciary, capital/ statutory surplus, shareholder equity or net worth in excess of $250 million) (a “QREI”) as part of a credit facility upon certain conditions, including (i) no event of default has occurred and is continuing; (ii) the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility; (iii) following exercise of remedies available to a QREI that results in a change of control of the borrower, the borrower delivers a non-consolidation opinion reasonably acceptable to the lender and the applicable rating agencies and (iv) neither the granting of the pledge nor exercise of any remedies will result in a change of the manager unless the replacement manager is a qualified manager (generally, any of certain specified national property management firms or a reputable and experienced management organization having at least 7 years’ experience in managing at least 7 Class A office buildings, other than the Mortgaged Property, of not less than 2 million square feet of gross leasable area in the aggregate, or any lender-approved property manager, which may be conditioned upon a rating agency confirmation).

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Century Plaza Towers Mortgaged Property, the Los Angeles Leased Fee Portfolio Mortgaged Properties, the Innovation Park Mortgaged Property, the 12555 & 12655 Jefferson Mortgaged Properties, the Hyde Park Multifamily Portfolio Mortgaged Properties, the Hampton Roads Office Portfolio Mortgaged Properties,  the Sunset North Mortgaged Property, the Belvedere Place Mortgaged Property, the Brooklyn Renaissance Plaza Mortgaged Property, the Grand Canal Shoppes Mortgaged Property, the 600 & 620 National Avenue Mortgaged Property, the Tysons Tower Mortgaged Property, the Hilton Cincinnati Netherland Plaza Mortgaged Property and the NOV Headquarters Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the Century Plaza Towers Mortgaged Property and the Grand Canal Shoppes Mortgaged Property, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”).

“BANK 2019-BNK21 PSA”  means the pooling and servicing agreement governing the servicing of the Tysons Tower Whole Loan.

“Benchmark 2019-B13 PSA” means the pooling and servicing agreement governing the servicing of the Sunset North Whole Loan.

“Benchmark 2019-B14 PSA”  means the pooling and servicing agreement governing the servicing of the Innovation Park Whole Loan (until such time as the related Control Note is deposited into a securitization) and the Hilton Cincinnati Netherland Plaza Whole Loan.

“CPTS 2019-CPT TSA” means the trust and servicing agreement governing the servicing of the Century Plaza Towers Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“JPMCC 2019-COR5 PSA” means the pooling and servicing agreement governing the servicing of each of the Hyde Park Multifamily Portfolio Whole Loan, the Hampton Roads Office Portfolio Whole Loan, the Brooklyn Renaissance Plaza Whole Loan and the NOV Headquarters Whole Loan.

“MSC 2019-H7 PSA” means the pooling and servicing agreement governing the servicing of the Grand Canal Shoppes Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, the “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means each of the PSAs identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

“UBS 2019-C17 PSA” means the pooling and servicing agreement governing the servicing of the 600 & 620 National Avenue Whole Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Under- written NCF DSCR(1)(3)	Whole Loan Under- written NCF DSCR(2)(3)
Century Plaza Towers	$62,500,000	7.7%	$837,500,000	$300,000,000	39.1%	52.1%	4.09x	3.07x
Los Angeles Leased Fee Portfolio	$61,000,000	7.6%	$24,000,000	NAP	63.0%	63.0%	1.75x	1.75x
Innovation Park	$55,000,000	6.8%	$127,250,000	NAP	68.8%	68.8%	2.96x	2.96x
12555 & 12655 Jefferson	$54,000,000	6.7%	$57,000,000	NAP	59.5%	59.5%	1.80x	1.80x
Hyde Park Multifamily Portfolio	$46,750,000	5.8%	$60,000,000	NAP	60.5%	60.5%	1.82x	1.82x
Hampton Roads Office Portfolio	$39,723,151	4.9%	$92,356,327	NAP	71.3%	71.3%	1.40x	1.40x
Sunset North	$35,000,000	4.3%	$115,000,000	NAP	66.1%	66.1%	2.63x	2.63x
Belvedere Place	$32,750,000	4.1%	$11,250,000	NAP	62.0%	62.0%	2.62x	2.62x
Brooklyn Renaissance Plaza	$24,808,910	3.1%	$64,503,166	NAP	48.3%	48.3%	1.43x	1.43x
Grand Canal Shoppes	$20,000,000	2.5%	$740,000,000	$215,000,000	46.3%	59.5%	2.46x	1.67x
600 & 620 National Avenue	$20,000,000	2.5%	$117,900,000	NAP	70.0%	70.0%	1.93x	1.93x
Tysons Tower	$20,000,000	2.5%	$170,000,000	NAP	52.1%	52.1%	3.07x	3.07x
Hilton Cincinnati Netherland Plaza	$17,000,000	2.1%	$55,500,000	NAP	68.7%	68.7%	1.62x	1.62x
NOV Headquarters	$9,200,000	1.1%	$30,000,000	NAP	68.8%	68.8%	1.71x	1.71x

(1)

Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value.  See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	Calculated based on the balance of the related Whole Loan excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property.

(3)

The Hampton Roads Office Portfolio Mortgage Loan (4.9%) amortizes based on the assumed principal payment schedule set forth in Annex H. Debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex H.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Century Plaza Towers	Non-Serviced	CPTS 2019-CPT	Note A-1-S1, Note A-1-S2, Note A-1-S3, Note A-2-S1, Note A-2-S2, Note A-2-S3, Note A-2-C1, Note A-2-C3, Note A-2-C4, Note A-3-S1, Note A-3-S2, Note A-3-S3, Note A-3-C1, Note A-3-C3	Non-Control	Pari Passu	$525,000,000	CPTS 2019-CPT
			Note A-1-C3, Note A-1-C8	Non-Control	Pari Passu	$62,500,000	JPMDB 2019-COR6
			Note A-1-C1, Note A-1-C2, Note A-1-C4, Note A-1-C5, Note A-1-C6, Note A-1-C7,	Non-Control	Pari Passu	$187,500,000	DBRI
			Note A-2-C2, Note A-2-C5, Note A-2-C6, Note A-2-C7	Non-Control	Pari Passu	$62,500,000	Morgan Stanley Bank, N.A.
			Note A-3-C2, Note A-3-C4, Note A-3-C5	Non-Control	Pari Passu	$62,500,000	Wells Fargo Bank, N.A.
			Note B-1, Note B-2, Note B-3	Control	Subordinate	$300,000,000	CPTS 2019-CPT(1)
Los Angeles Leased Fee Portfolio	Serviced	N/A	Note A-1	Control	Pari Passu	$61,000,000	JPMDB 2019-COR6
			Note A-2	Non-Control	Pari Passu	$24,000,000	LCM
Innovation Park	Non-Serviced	Benchmark 2019-B14(1)	Note A-1	Non-Control Note	Pari Passu	$60,000,000	Benchmark 2019-B14(2)
			Note A-2	Control Note	Pari Passu	$67,250,000	JPMCB
			Note A-3	Non-Control Note	Pari Passu	$55,000,000	JPMDB 2019-COR6
12555 & 12655 Jefferson	Serviced	N/A	Note A-1	Control Note	Pari Passu	$54,000,000	JPMDB 2019-COR6
			Note A-2	Non-Control Note	Pari Passu	$30,000,000	LCM
			Note A-3	Non-Control Note	Pari Passu	$27,000,000	LCM
Hyde Park Multifamily Portfolio	Non-Serviced	JPMCC 2019-COR5	Note A-1	Control Note	Pari Passu	$60,000,000	JPMCC 2019-COR5
			Note A-2	Non-Control Note	Pari Passu	$46,750,000	JPMDB 2019-COR6
Hampton Roads Office Portfolio	Non-Serviced	JPMCC 2019-COR5	Note A-1	Control Note	Pari Passu	$39,723,151	JPMCC 2019-COR5
			Note A-2	Non-Control Note	Pari Passu	$32,771,600	LCM
			Note A-3	Non-Control Note	Pari Passu	$19,861,576	JPMDB 2019-COR6

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-4	Non-Control Note	Pari Passu	$19,861,576	JPMDB 2019-COR6
			Note A-5	Control Note	Pari Passu	$9,930,788	JPMCC 2019-COR5
			Note A-6	Non-Control Note	Pari Passu	$9,930,788	LCM
Sunset North	Non-Serviced	Benchmark 2019-B13	Note A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2019-B13
			Note A-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2019-B14
			Note A-3	Non-Control Note	Pari Passu	$35,000,000	JPMDB 2019-COR6
			Note A-4	Non-Control Note	Pari Passu	$20,000,000	JPMCB
Belvedere Place	Serviced	N/A	Note A-1	Control Note	Pari Passu	$32,750,000	JPMDB 2019-COR6
			Note A-2	Non-Control Note	Pari Passu	$11,250,000	LCM
Brooklyn Renaissance Plaza	Non-Serviced	JPMCC 2019-COR5	Note A-1	Control Note	Pari Passu	$64,503,166	JPMCC 2019-COR5
			Note A-2	Non-Control Note	Pari Passu	$24,808,910	JPMDB 2019-COR6
Grand Canal Shoppes	Non-Serviced	MSC 2019-H7	Note A-1-1(3)	Non-Control Note	Pari Passu	$60,000,000	MSC 2019-H7
			Note A-1-2	Non-Control Note	Pari Passu	$50,000,000	BANK 2019-BNK19
			Note A-1-3	Non-Control Note	Pari Passu	$40,000,000	Morgan Stanley Bank, N.A.
			Note A-1-4	Non-Control Note	Pari Passu	$40,000,000	BANK 2019-BNK21
			Note A-1-5	Non-Control Note	Pari Passu	$13,846,154	Morgan Stanley Bank, N.A.
			Note A-1-6	Non-Control Note	Pari Passu	$10,000,000	MSC 2019-H7
			Note A-1-7	Non-Control Note	Pari Passu	$10,000,000	BANK 2019-BNK20
			Note A-1-8	Non-Control Note	Pari Passu	$10,000,000	BANK 2019-BNK20
			Note A-2-1	Non-Control Note	Pari Passu	$50,000,000	BANK 2019-BNK19
			Note A-2-2-1	Non-Control Note	Pari Passu	$20,000,000	BANK 2019-BNK20
			Note A-2-2-2	Non-Control Note	Pari Passu	$30,000,000	CSAIL 2019-C17
			Note A-2-3	Non-Control Note	Pari Passu	$40,000,000	UBS 2019-C17
			Note A-2-4	Non-Control Note	Pari Passu	$25,000,000	UBS AG
			Note A-2-5	Non-Control Note	Pari Passu	$10,384,615	UBS 2019-C17
			Note A-3-1	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2019-B12
			Note A-3-2	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2019-B13
			Note A-3-3-1	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2019-B14
			Note A-3-3-2	Non-Control Note	Pari Passu	$20,000,000	JPMDB 2019-COR6
			Note A-3-4	Non-Control Note	Pari Passu	$25,000,000	Cantor Commercial Real Estate, L.P.
			Note A-3-5	Non-Control Note	Pari Passu	$10,384,615	Benchmark 2019-B14
			Note A-4-1	Non-Control Note	Pari Passu	$60,000,000	CGCMT 2019-GC41
			Note A-4-2	Non-Control Note	Pari Passu	$60,000,000	Goldman Sachs Bank USA
			Note A-4-3	Non-Control Note	Pari Passu	$20,000,000	GSMS 2019-GC42
			Note A-4-4	Non-Control Note	Pari Passu	$25,000,000	Goldman Sachs Bank USA

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-4-5	Non-Control Note	Pari Passu	$10,384,615	Goldman Sachs Bank USA
			Note B-1(3)	Control Note	Subordinate	$215,000,000	CPPIB Credit Investment II Inc.
600 & 620 National Avenue	Non-Serviced	UBS 2019-C17	Note A-1-1	Control Note	Pari Passu	$38,950,000	UBS 2019-C17
			Note A-1-2	Non-Control Note	Pari Passu	$30,000,000	WFCM 2019-C53
			Note A-2-1-A	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2019-B14
			Note A-2-1-B	Non-Control Note	Pari Passu	$10,000,000	JPMCB
			Note A-2-2-A	Non-Control Note	Pari Passu	$20,000,000	JPMDB 2019-COR6
			Note A-2-2-B	Non-Control Note	Pari Passu	$10,000,000	JPMCB
			Note A-2-3	Non-Control Note	Pari Passu	$8,950,000	JPMCB
Tysons Tower	Non-Serviced	BANK 2019-BNK21	Note A-1	Control Note	Pari Passu	$50,000,000	BANK 2019-BNK21
			Note A-2	Non-Control Note	Pari Passu	$25,000,000	BANK 2019-BNK22
			Note A-3	Non-Control Note	Pari Passu	$20,000,000	BANK 2019-BNK22
			Note A-4	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2019-B14
			Note A-5	Non-Control Note	Pari Passu	$5,000,000	JPMCB
			Note A-6	Non-Control Note	Pari Passu	$20,000,000	JPMDB 2019-COR6
			Note A-7	Non-Control Note	Pari Passu	$30,000,000	JPMCB
Hilton Cincinnati Netherland Plaza	Non-Serviced	Benchmark 2019-B14	Note A-1	Control Note	Pari Passu	$35,500,000	Benchmark 2019-B14
			Note A-2	Non-Control Note	Pari Passu	$17,000,000	JPMDB 2019-COR6
			Note A-3	Non-Control Note	Pari Passu	$20,000,000	JPMCB
NOV Headquarters	Non-Serviced	JPMCC 2019-COR5	Note A-1	Control Note	Pari Passu	$20,000,000	JPMCC 2019-COR5
			Note A-2	Non-Control Note	Pari Passu	$9,200,000	JPMDB 2019-COR6
			Note A-3	Non-Control Note	Pari Passu	$10,000,000	LCM

(1)

With regard to the Innovation Park Mortgage Loan,  the whole loan is expected to be serviced under the Benchmark 2019-B14 pooling and servicing agreement until such time the controlling note has been securitized, at which point such whole loan will be serviced under the pooling and servicing agreement related to such securitization. JPMCB holds the related controlling pari passu companion loan and is entitled to exercise control rights until the securitization of such controlling pari passu companion loan.

(2)

With respect to the Innovation Park Note A-1 and the Hilton Cincinnati Netherland Plaza Note A-2, such notes are expected to be contributed to the Benchmark 2019-B14 trust, which is expected to settle on November 21, 2019.

(3)

With respect to the Grand Canal Shoppes Whole Loan, the initial Control Note is Note B-1. During the continuance of a Grand Canal Shoppes Control Appraisal Period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement.  None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu

Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement or trust and servicing agreement, as applicable) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the special servicer or the master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or the special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or the special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement.  No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole

Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance.  Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA.  None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

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The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

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All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

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The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the holder of any related Control Note (a “Controlling Holder”) will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of Each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement.  With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special

Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Century Plaza Towers Whole Loan

General

The Century Plaza Towers Mortgage Loan (7.7%) is part of a Whole Loan that is part of a split loan structure comprised of twenty-nine (29) senior promissory notes and three (3) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,200,000,000.  Two such senior promissory notes designated A-1-C3 and A-1-C8 with an aggregate initial principal balance of $62,500,000 (collectively, the “Century Plaza Towers Mortgage Loan”), will be deposited into this securitization. The Century Plaza Towers Whole Loan (as defined below) is evidenced by (i) the Century Plaza Towers Mortgage Loan, (ii) fourteen (14) senior promissory notes designated A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-2-C1, A-2-C3, A-2-C4, A-3-S1, A-3-S2, A-3-S3, A-3-C1 and A-3-C3 (the “Century Plaza Towers Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $525,000,000; (iii) thirteen (13) senior promissory notes designated A-1-C1, A-1-C2, A-1-C4, A-1-C5, A-1-C6, A-1-C7, A-2-C2, A-2-C5, A-2-C6, A-2-C7, A-3-C2, A-3-C4 and A-3-C5 (the “Century Plaza Towers Non-Standalone Pari Passu Companion Loans” and, together with the Century Plaza Towers Standalone Pari Passu Companion Loans, the “Century Plaza Towers Pari Passu Companion Loans”), which have an aggregate initial principal balance of $312,500,000; and (iv) three (3) subordinate promissory notes designated B-1, B-2 and B-3 (the “Century Plaza Towers Subordinate Companion Loans” and, together with the Century Plaza Towers Standalone Pari Passu Companion Loans, the “Century Plaza Towers Standalone Companion Loans”), which have an aggregate initial principal balance of $300,000,000.

The Century Plaza Towers Mortgage Loan, the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans are referred to herein, collectively, as the “Century Plaza Towers Whole Loan”, and the Century Plaza Towers Pari Passu Companion Loans and the

Century Plaza Towers Subordinate Companion Loans are referred to herein as the “Century Plaza Towers Companion Loans”.  The Century Plaza Towers Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Century Plaza Towers Mortgage Loan.  The Century Plaza Towers Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans.

Only the Century Plaza Towers Mortgage Loan is included in the issuing entity.  The Century Plaza Towers Standalone Companion Loans were contributed to a securitization trust governed by the CPTS 2019-CPT TSA (the “CPTS 2019-CPT Securitization“.  The Century Plaza Towers Non-Standalone Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Century Plaza Towers Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Century Plaza Towers Whole Loan (the “Century Plaza Towers Noteholders”) are subject to an Intercreditor Agreement (the “Century Plaza Towers Intercreditor Agreement”).  The following summaries describe certain provisions of the Century Plaza Towers Intercreditor Agreement.

Servicing

The Century Plaza Towers Whole Loan (including the Century Plaza Towers Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the CPTS 2019-CPT TSA by Wells Fargo Bank, National Association as servicer (the “Century Plaza Towers Servicer”), and, if necessary, CWCapital Asset Management LLC, as special servicer (the “Century Plaza Towers Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”, but subject to the terms of the Century Plaza Towers Intercreditor Agreement.

Advances

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Century Plaza Towers Mortgage Loan (but not on the Century Plaza Towers Companion Loans) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Century Plaza Towers Mortgage Loan.

Property protection advances in respect of the Century Plaza Towers Whole Loan will be made by the Century Plaza Towers Servicer or the trustee under the CPTS 2019-CPT TSA (the “Century Plaza Towers Trustee”), as applicable, unless a determination of nonrecoverability is made under the CPTS 2019-CPT TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”.

Application of Payments Prior to a Century Plaza Towers Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the Century Plaza Towers Whole Loan borrower to pay money due under the Century Plaza Towers Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the Century Plaza Towers Whole Loan becomes a specially serviced mortgage loan under the CPTS 2019-CPT TSA (a “Century Plaza Towers Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the Century Plaza Towers Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Century Plaza Towers Intercreditor Agreement, as follows:

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first, (A) first, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Century Plaza Towers Servicer or the Century Plaza Towers Trustee from general collections of the issuing entity or related Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Century Plaza Towers Subordinate Companion (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Century Plaza Towers Standalone Companion Loans), to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

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second, to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee, as applicable), with respect to the Century Plaza Towers Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA;

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third, initially, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Century Plaza Towers Whole Loan under the CPTS 2019-CPT TSA;

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fourth, pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan;

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fifth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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sixth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Pari Passu Companion Loan and the Century Plaza Towers Mortgage Loan;

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seventh, to the holders of any of the Century Plaza Towers Subordinate Companion Loans that are not included in the CPTS 2019-CPT Securitization (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), on a pro rata and pari passu basis  (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Century Plaza Towers Subordinate Companion Loans (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), with respect to the Century Plaza Towers Whole Loan pursuant to the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA or the Century Plaza Towers Intercreditor Agreement, and any cure payment made by the holders of Century Plaza Towers Subordinate Companion Loans pursuant to the Century Plaza Towers Intercreditor Agreement;

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eighth, pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Century Plaza Towers Subordinate Companion Loan;

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ninth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Subordinate Companion Loans all payments and prepayments of principal until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Century Plaza Towers Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Subordinate Companion Loan;

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eleventh, any interest accrued at the default rate on the outstanding principal balance of the Century Plaza Towers Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Century Plaza Towers Whole Loan interest rate and (iii) not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer, the applicable master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Century Plaza Towers Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

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twelfth, pro rata and pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Pari Passu Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

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thirteenth, pro rata and pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Subordinate Companion Loans, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

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fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer under the CPTS 2019-CPT TSA, the applicable master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Century Plaza Towers Intercreditor Agreement), to each Century Plaza Towers Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

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fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Century Plaza Towers Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments after a Century Plaza Towers Triggering Event of Default

Generally, for so long as a Century Plaza Towers Triggering Event of Default has occurred and is continuing, all amounts available for payment on the Century Plaza Towers Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Century Plaza Towers Intercreditor Agreement, as follows:

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first, (A) first, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Century Plaza Towers Servicer or the Century Plaza Towers Trustee from general collections of the issuing entity or related Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Century Plaza Towers Subordinate Companion (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Century Plaza Towers Standalone Companion Loans), to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

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second, to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee, as applicable), with respect to the Century Plaza Towers Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA;

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third, initially, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Century Plaza Towers Whole Loan under the CPTS 2019-CPT TSA;

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fourth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan;

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fifth, pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Century Plaza Towers Subordinate Companion Loan;

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sixth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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seventh, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Pari Passu Companion Loan and the Century Plaza Towers Mortgage Loan;

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eighth, to the holders of any of the Century Plaza Towers Subordinate Companion Loans that are not included in the CPTS 2019-CPT Securitization (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), on a pro rata and pari passu basis  (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Century Plaza Towers Subordinate Companion Loans (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), with respect to the Century Plaza Towers Whole Loan pursuant to the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA or the Century Plaza Towers Intercreditor Agreement, and any cure payment made by the holders of Century Plaza Towers Subordinate Companion Loans pursuant to the Century Plaza Towers Intercreditor Agreement;

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ninth, pari passu in respect of principal, to the holders of the Century Plaza Towers Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Century Plaza Towers Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Subordinate Companion Loan;

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eleventh, pro rata and pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Pari Passu Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

●	twelfth, pro rata and pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Subordinate Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

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thirteenth, any interest accrued at the default rate on the outstanding principal balance of the Century Plaza Towers Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Century Plaza Towers Whole Loan interest rate and (iii) not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer, the applicable master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Century Plaza Towers Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

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fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer under the CPTS 2019-CPT TSA, the applicable master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to an Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Century Plaza Towers Intercreditor Agreement), to Century Plaza Towers Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

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fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Century Plaza Towers Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments Prior to a Century Plaza Towers Triggering Event of Default” and “Application of Payments after a Century Plaza Towers Triggering Event of Default” section, with respect to Century Plaza Towers Mortgage Loan, the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Century Plaza Towers Whole Loan.

Consultation and Control

The controlling noteholder under the Century Plaza Towers Intercreditor Agreement will be the securitization trust created pursuant to the terms of the CPTS 2019-CPT TSA.  Pursuant to the terms of the CPTS 2019-CPT TSA, the related controlling class representative, which is expected to initially be Blackstone Real Estate Special Situations Advisors L.L.C. (the “Century Plaza Towers Directing Certificateholder”), will have consent and/or consultation rights with respect to the Century Plaza Towers Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”.

Neither the issuing entity nor any holder of a Century Plaza Towers Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the Century Plaza Towers Servicer or the Century Plaza Towers Special Servicer with respect to major decisions to be taken with respect to the Century Plaza Towers Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Century Plaza Towers Whole Loan or for any other matter.

Cure Rights

If the Century Plaza Towers Subordinate Companion Loans are no longer included in the CPTS 2019-CPT Securitization and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Century Plaza Towers Whole Loan, then the Century Plaza Towers Subordinate Companion Loan holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days).  If the Century Plaza Towers Subordinate Companion Loan holders elect to cure a default by way of a payment of money (a “Cure Payment”), the Century Plaza Towers Subordinate Companion Loan holders will be required to make such Cure Payment as directed by the Century Plaza Towers Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Century Plaza Towers Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected.  So long as a default exists that is being cured by the Century Plaza Towers Subordinate Companion Loan holders and the applicable cure period has not expired and the Century Plaza Towers Subordinate Companion Loan holders are permitted to cure under the terms of the Century Plaza Towers Intercreditor Agreement, the default will not be treated as a default or a Century Plaza Towers Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After to a Century Plaza Towers Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the Century Plaza Towers Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Century Plaza Towers Mortgaged Property or (iii) for purposes of treating the Century Plaza Towers Whole Loan as a specially serviced loan.  Notwithstanding anything to the contrary, the Century Plaza Towers Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) Cure Events over the life of the Century Plaza Towers Whole Loan and no single Cure Event may exceed four (4) consecutive months.  A “Cure Event” means the Century Plaza Towers Subordinate Companion Loan Holders’ exercise of their cure rights whether for one month or for consecutive months in the aggregate.

Purchase Option

If the Century Plaza Towers Subordinate Companion Loans are no longer included in the CPTS 2019-CPT Securitization and a Century Plaza Towers Triggering Event of Default has occurred and is continuing, then, upon written notice from the Century Plaza Towers Special Servicer of such occurrence (a “Repurchase Option Notice”), the Century Plaza Towers Subordinate Companion Loan holders will have the right (and if all of the Century Plaza Towers Subordinate Companion Loan holders provide such notice, then all of the Century Plaza Towers Subordinate Companion Loan holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the Century Plaza Towers Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Century Plaza Towers Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Century Plaza Towers Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans for the applicable purchase price provided in the Century Plaza Towers Intercreditor Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The Century Plaza Towers Special Servicer will be required to give the Century Plaza Towers Subordinate Companion Loan holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the Century Plaza Towers Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the Century Plaza Towers Subordinate Companion Loan holders and the Century Plaza Towers Subordinate Companion Loan holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the Century Plaza Towers Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Century Plaza Towers Subordinate Companion Loan holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the Century Plaza Towers Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Pari Passu Companion Loans.

Sale of Defaulted Century Plaza Towers Whole Loan

Pursuant to the terms of the Century Plaza Towers Intercreditor Agreement, if the Century Plaza Towers Whole Loan becomes a defaulted mortgage loan, and if the Century Plaza Towers Special Servicer determines to sell the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Companion Loans in accordance with the Century Plaza Towers TSA, then the Century Plaza Towers Special Servicer will have the right and the obligation to sell the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Companion Loans as notes evidencing one whole loan in accordance with the terms of the CPTS 2019-CPT TSA.  In connection with any such sale, the Century Plaza Towers Special Servicer will be required to follow the procedures set forth in the CPTS 2019-CPT TSA.

Special Servicer Appointment Rights

Pursuant to the Century Plaza Towers Intercreditor Agreement and the CPTS 2019-CPT TSA, the Century Plaza Towers Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the Century Plaza Towers Special Servicer then acting with respect to the Century Plaza Towers Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other Century Plaza Towers Non-Standalone Pari Passu Companion Loan holders.

The Grand Canal Shoppes Whole Loan

General

The Grand Canal Shoppes Mortgage Loan (2.5%) is part of a whole loan structure (the “Grand Canal Shoppes Whole Loan”) comprised of 26 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying the Grand Canal Shoppes Mortgaged Property.

The Grand Canal Shoppes Whole Loan is evidenced by the promissory notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above (collectively, the “Grand Canal Shoppes Notes”) The promissory note designated Note A-3-3-2 in such table is referred to herein as the “Grand Canal Shoppes Mortgage Loan.” The remaining promissory notes with the prefix “Note A-” listed in such table are referred to collectively herein as the “Grand Canal Shoppes Pari Passu Companion Loans” and, together with the Grand Canal Shoppes Mortgage Loan, the “Grand Canal Shoppes Senior Notes.” The promissory note designated Note B-1 is referred to herein as the “Grand Canal Shoppes Subordinate Companion Loan.” The Grand Canal Shoppes Senior Notes are generally pari passu in right of payment with each other, and the Grand Canal Shoppes Subordinate Companion Loan is generally subordinate in right of payment to the Grand Canal Shoppes Senior Notes.

Only the Grand Canal Shoppes Mortgage Loan is included in the issuing entity. The current holders of the Grand Canal Shoppes Notes are set forth in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

The Grand Canal Shoppes Mortgage Loan, the Grand Canal Shoppes Pari Passu Companion Loans and the Grand Canal Shoppes Subordinate Companion Loan are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on each of the Grand Canal Shoppes Senior Notes at a rate equal to 3.74080% per annum (the “Grand Canal Note A Rate”) and on the Grand Canal Shoppes Subordinate Companion Loan at a rate equal to 6.25000% per annum (the “Grand Canal Note B Rate”). For purposes of the information presented in this prospectus with respect to the Grand Canal Shoppes Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information includes the Grand Canal Shoppes Pari Passu Companion Loans and does not take into account the Grand Canal Shoppes Subordinate Companion Loan.

The rights of the holders of the Grand Canal Shoppes Notes are subject to a Co-Lender (the “Grand Canal Shoppes Co-Lender Agreement”), the terms of which are described below.

Servicing

The Grand Canal Shoppes Whole Loan will be serviced pursuant to the terms of the MSC 2019-H7 PSA.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSC 2019-H7 PSA is the custodian of the mortgage file related to the Grand Canal Shoppes Whole Loan (other than the promissory notes evidencing the Grand Canal Shoppes Mortgage Loan and the related Companion Loans not included in the MSC 2019-H7 securitization).

Application of Payments

The Grand Canal Shoppes Co-Lender Agreement provides, in general, that the Grand Canal Shoppes Subordinate Companion Loan and the right of the holder thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the Grand Canal Shoppes Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

If no Grand Canal Shoppes Sequential Pay Event (as defined below) has occurred and is continuing, then all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Whole Loan or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 PSA) will be applied and distributed as follows:

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first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

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second, (i) to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis in an amount equal to the product of (A) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes, multiplied by (B) the sum of principal payments received, if any, with respect to the related monthly payment date, until their respective principal balances have been reduced to zero, and (ii) 100% of any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes are required to be distributed to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis until the principal balances thereof have been reduced to zero;

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third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Whole Loan pursuant to the MSC 2019-H7 PSA or the Grand Canal Shoppes Co-Lender Agreement;

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fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrower;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

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sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

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seventh, (i) to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to its Percentage Interest of principal payments received, if any, with respect to such monthly payment date, until the principal balance thereof has been reduced to zero; and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes, the portion thereof remaining after distribution to the holders of the Grand Canal Shoppes Senior Notes pursuant to clause second above is required to be distributed to the holder of the Grand Canal Shoppes Subordinate Companion Loan until the principal balance thereof has been reduced to zero;

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eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrower;

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ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

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eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MSC 2019-H7 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Grand Canal Shoppes Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

●	twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

Upon the occurrence and during the continuance of (i) any monetary event of default with respect to the Grand Canal Shoppes Whole Loan, (ii) any other event of default with respect to the Grand Canal Shoppes Whole Loan that causes the Grand Canal Shoppes Whole Loan to become accelerated or a Specially Serviced Loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holder of the Grand Canal Shoppes Subordinate Companion Loan has not exercised its cure rights under the Grand Canal Shoppes Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “Grand Canal Shoppes Sequential Pay Event”), all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Whole Loan or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 PSA) will be applied and distributed as follows:

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first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

●	second, to the holders of the Grand Canal Shoppes Senior Notes, pro rata based on their outstanding principal balances, until their respective principal balances have been reduced to zero;

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third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Whole Loan pursuant to the MSC 2019-H7 PSA or the Grand Canal Shoppes Co-Lender Agreement;

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fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrower;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

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sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

●	seventh, to the holder of the Grand Canal Shoppes Subordinate Companion Loan, until the outstanding principal balance thereof has been reduced to zero;

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eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrower;

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ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

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eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MSC 2019-H7 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Grand Canal Shoppes Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

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twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

“Grand Canal Shoppes Net Note A Rate” means the note rate applicable to the Grand Canal Shoppes Senior Notes, less the applicable servicing fee rate.

“Grand Canal Shoppes Net Note B Rate” means the note rate applicable to the Grand Canal Shoppes Subordinate Companion Loan, less the applicable servicing fee rate.

“Grand Canal Shoppes Note A Relative Spread” means the ratio of the Grand Canal Shoppes Note A Rate to the Grand Canal Shoppes Whole Loan Rate.

“Grand Canal Shoppes Note B Relative Spread” means the ratio of the Grand Canal Shoppes Note B Rate to the Grand Canal Shoppes Whole Loan Rate.

“Grand Canal Shoppes Whole Loan Rate” means as of any date of determination, the weighted average of the Grand Canal Shoppes Note A Rate and the Grand Canal Shoppes Note B Rate, weighted based on the outstanding principal balances of the Grand Canal Shoppes Notes.

“Percentage Interest” means, with respect to any holder of a Grand Canal Shoppes Note, a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of such note, and the denominator of which is the outstanding principal balance of the Grand Canal Shoppes Whole Loan.

“Pro Rata and Pari Passu Basis” means with respect to each Grand Canal Shoppes Senior Note and the related holders thereof (or, to the extent specified herein, a subset of the Grand Canal Shoppes Senior Notes or the related holders thereof), the allocation of any particular payment, collection, cost, expense, liability or other amount among such notes or such noteholders, as the case may be, without any priority of any such note or any such noteholder over another such note or noteholder, as the case may be, and in any event such that each such note or noteholder, as the case may be, is allocated its pro rata amount (calculated in proportion to the outstanding principal balance of the related note, relative to the aggregate outstanding principal balance of the applicable Grand Canal Shoppes Senior Notes or otherwise in proportion to the amount due to the holder of the subject Grand Canal Shoppes Senior Note, relative to the aggregate amount due to holders of all of the applicable Grand Canal Shoppes Senior Notes) of such particular payment, collection, cost, expense, liability or other amount.

The Directing Holder

The controlling noteholder (the “Grand Canal Shoppes Directing Holder”) under the Grand Canal Shoppes Co-Lender Agreement, as of any date of determination, is (i) the holder of the Grand Canal

Shoppes Subordinate Companion Loan, unless a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing or (ii) if a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1 (whose rights are exercisable under the MSC 2019-H7 PSA by the directing certificateholder for such securitization or the special servicer (following a control termination event under the related securitization)).

A “Grand Canal Shoppes Control Appraisal Period” is any period, with respect to the Grand Canal Shoppes Whole Loan, if and for so long as: (a)(1) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Grand Canal Shoppes Whole Loan that is allocated to the Grand Canal Shoppes Subordinate Companion Loan and (z) without duplication, any realized principal losses with respect to the Grand Canal Shoppes Mortgaged Property (or portion thereof) or the Grand Canal Shoppes Whole Loan that are allocated to the Grand Canal Shoppes Subordinate Companion Loan, plus (3) any Grand Canal Shoppes Threshold Event Collateral (as defined below), (to the extent such amount is not already taken into account in the Appraisal Reduction Amount), plus (4) without duplication of any items set forth above in clauses (1) through (3), insurance and condemnation proceeds that constitute collateral for the Grand Canal Shoppes Whole Loan (whether paid or then payable by any insurance company or government authority, provided that, if not then paid, such amounts are payable to the lender for application to the Grand Canal Shoppes Whole Loan or to pay the costs of restoring the Grand Canal Shoppes Mortgaged Property) is less than (b) 25% of the remainder of (i) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan.

For purposes of determining whether a Grand Canal Shoppes Control Appraisal Period is in effect, Appraisal Reduction Amounts and realized principal losses will be allocated to reduce first, the principal balance of the Grand Canal Shoppes Subordinate Companion Loan, and second, the principal balances of the Grand Canal Shoppes Senior Notes (on a Pro Rata and Pari Passu basis), in each case, up to the outstanding amount thereof.

In addition, the holder of the Grand Canal Shoppes Subordinate Companion Loan will be entitled to avoid (or terminate) a Grand Canal Shoppes Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within 30 days of the special servicer’s receipt of any third party appraisal that indicates such Grand Canal Shoppes Control Appraisal Period has occurred: (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan shall have delivered as a supplement to the appraised value of the Grand Canal Shoppes Mortgaged Property, in the amount specified in clause (ii) below, to the master servicer or the special servicer, as applicable, together with documentation acceptable to the master servicer or the special servicer, as applicable, in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of such servicer on behalf of the holders of the Grand Canal Shoppes Senior Notes in such collateral cash collateral for the benefit of, and acceptable to, the master servicer or the special servicer, as applicable, or an unconditional and irrevocable standby letter of credit with the holders of the Grand Canal Shoppes Senior Notes as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Grand Canal Shoppes Threshold Event Collateral”), and (ii) the Grand Canal Shoppes Threshold Event Collateral is required to be in an amount that would cause the applicable Grand Canal Shoppes Control Appraisal Period not to occur pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”. If the requirements described in this paragraph are satisfied by the holder of the Grand Canal Shoppes Subordinate Companion Loan (a “Grand Canal Shoppes Threshold Event Cure”), no Grand Canal Shoppes Control Appraisal Period will be deemed to have occurred.

The Grand Canal Shoppes Threshold Event Cure will continue until (i) the Grand Canal Shoppes Threshold Event Collateral would not be sufficient to prevent a Grand Canal Shoppes Control Appraisal Period from occurring pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”; or

(ii) the occurrence of a final recovery determination in respect of the Grand Canal Shoppes Whole Loan. If the appraised value of the Grand Canal Shoppes Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Grand Canal Shoppes Control Appraisal Period without taking into consideration any, or some portion of, the Grand Canal Shoppes Threshold Event Collateral previously delivered by the holder of the Grand Canal Shoppes Subordinate Companion Loan, then any or such portion of Grand Canal Shoppes Threshold Event Collateral held by the master servicer or special servicer is required to be promptly returned to the holder of the Grand Canal Shoppes Subordinate Companion Loan (at its sole expense). Upon a final recovery determination with respect to the Grand Canal Shoppes Whole Loan, such Grand Canal Shoppes Threshold Event Collateral will be available to reimburse each Grand Canal Shoppes Note holder for any realized principal loss in accordance with the priority of distributions described under “— Distributions” above with respect to the Grand Canal Shoppes Whole Loan after application of the net proceeds of liquidation, not in excess of the principal balance of the Grand Canal Shoppes Whole Loan, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Grand Canal Shoppes Co-Lender Agreement and under the MSC 2019-H7 PSA.

Consultation and Control

The master servicer and the special servicer will be required to seek the written consent of the Grand Canal Shoppes Directing Holder (or its designee) prior to taking any action that would constitute a Grand Canal Shoppes Major Decision (as defined below). If the Grand Canal Shoppes Directing Holder (or its designee) fails to respond to the master servicer or the special servicer, as the case may be, within five business days (or, in the case of an Acceptable Insurance Default, 10 business days) after receipt of such notice, such servicer will be required to deliver a second notice, and if the Grand Canal Shoppes Directing Holder (or its designee) fails to respond within five business days (or, in the case of certain insurance defaults, 10 business days) after receipt of such second notice, the Grand Canal Shoppes Directing Holder (or its designee) will not have further consent rights with respect to the specific action proposed in such notice.

“Grand Canal Shoppes Major Decisions” means:

(i)            any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property by deed-in-lieu or otherwise) of the ownership of one or more properties securing the Grand Canal Shoppes Whole Loan if it comes into and continues in default;

(ii)            any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs or the material modification;

(iii)           termination of cash management or lockbox arrangements) of the Grand Canal Shoppes Whole Loan, or any extension of the maturity date of the Grand Canal Shoppes Whole Loan;

(iv)           following a default or an event of default with respect to the Grand Canal Shoppes Whole Loan, any exercise of remedies, including the acceleration of the Grand Canal Shoppes Whole Loan or initiation of any proceedings, judicial, bankruptcy or otherwise, under the related mortgage loan documents or seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the borrower;

(v)            any sale of the Grand Canal Shoppes Whole Loan (when it is a defaulted loan) or REO Property for less than the applicable purchase price;

(vi)           any determination to bring the related Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at such Mortgaged Property or REO Property;

(vii)          any direct or indirect transfer of the related Mortgaged Property (or any interest therein), any release of material collateral or any acceptance of substitute or additional collateral for the Grand Canal Shoppes Whole Loan or any consent or determination with respect to any of the foregoing, other than if required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(viii)          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Grand Canal Shoppes Whole Loan or any consent to such a waiver or consent to a transfer of the related Mortgaged Property or of any direct or indirect interest in the borrower or change in control of the borrower;

(ix)           any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect legal or beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents);

(x)            any material modification, waiver or amendment of, or any material consent granted or withheld in connection with, or the execution of, an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Grand Canal Shoppes Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(xi)           any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager and/or terminating, modifying or entering into any property management agreement (in each case, if the lender is required to consent or approve such changes under the related mortgage loan documents);

(xii)          releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required to be released pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xiii)          any release of the borrower or guarantor or other obligor from liability under any of the related mortgage loan documents (including acceptance of an assumption agreement) and the addition of a new guarantor, or any consent or determination with respect to any of the foregoing, other than pursuant to the specific terms of the Grand Canal Shoppes Whole Loan and for which there is no lender discretion;

(xiv)         any determination of an acceptable insurance default;

(xv)          the approval of or voting on any plan of reorganization, restructuring or similar plan or other material action or decision in the bankruptcy of the borrower;

(xvi)         any material modification, waiver or amendment of any guaranty or environmental indemnity related to the Grand Canal Shoppes Whole Loan;

(xvii)         any approval of any property insurance settlements or award in connection with a taking related to the related Mortgaged Property or the approval of a determination to apply such insurance proceeds or award to the repayment of the Grand Canal Shoppes Whole Loan rather than to the restoration of the related Mortgaged Property, other than pursuant to the specific terms of the Grand Canal Shoppes Whole Loan and for which there is no lender discretion;

(xviii)        any determination by the master servicer to transfer the Grand Canal Shoppes Whole Loan to the special servicer based on a determination that (A) a default (other than an Acceptable Insurance Default) is reasonably foreseeable, (B) such default will materially impair the value of the related Mortgaged Property as security for the Grand Canal Shoppes Whole Loan and (C) the default is likely to continue unremedied;

(xix)         any material modification or waiver of the insurance requirements set forth in the related mortgage loan documents;

(xx)          any material modification or waiver of any special purpose entity requirements set forth in the related mortgage loan documents; or

(xxi)         any material modification of, or material waiver of any provision of, the related reciprocal easement;

provided that during any Grand Canal Shoppes Control Appraisal Period, “Grand Canal Shoppes Major Decisions” will mean the list of major decisions described under the MSC 2019-H7 PSA.

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the Grand Canal Shoppes Directing Holder (or its designee) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the related servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 PSA, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Grand Canal Shoppes Whole Loan, or materially expand the scope of any of the master servicer’s or special servicer’s, as applicable, responsibilities under the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 PSA.

Cure Rights

If the related borrower fails to make any monetary payment by the end of the applicable grace period for such payment permitted under the applicable mortgage loan documents or the related borrower otherwise defaults with respect to the Grand Canal Shoppes Whole Loan, the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to cure a default (i) with respect to any monetary default, within five business days after receipt of notice of such monetary default or (ii) with respect to any non-monetary default, within the cure period afforded to the borrower under the related Whole Loan documents (but at least 30 days in any event) or such longer period as provided in the Grand Canal Shoppes Co-Lender Agreement. The holder of the Grand Canal Shoppes Subordinate Companion Loan will be limited to ten cures related to monetary defaults, no more than six of which may occur within any consecutive 12-month period.

So long as a monetary default exists for which a cure payment permitted the Grand Canal Shoppes Co-Lender Agreement is made, such monetary default will not be treated as an event of default by any Grand Canal Shoppes Note holder (including for purposes of (i) the definition of “Grand Canal Shoppes Sequential Pay Event” as provided in “—Distributions” above, (ii) accelerating the Grand Canal Shoppes Whole Loan, modifying, amending or waiving any provisions of the related Whole Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to any Grand Canal Shoppes Mortgaged Property; or (iii) treating the Grand Canal Shoppes Whole Loan as a specially serviced loan).

Purchase Option

At any time an event of default under the Grand Canal Shoppes Whole Loan has occurred and is continuing, upon written notice to the holders of the Grand Canal Shoppes Senior Notes (such notice, a “Grand Canal Shoppes Noteholder Purchase Notice”), the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to purchase the Grand Canal Shoppes Senior Notes in whole but not in part at the applicable Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price on a date selected by such holder that is not earlier than seven business days after, or later than 45 days after, the date of the Grand Canal Shoppes Noteholder Purchase Notice. All out-of-pocket costs and expenses related to such purchase are required to be paid by the holder of the Grand Canal Shoppes Subordinate Companion Loan.

The right of the holder of the Grand Canal Shoppes Subordinate Companion Loan to purchase the Grand Canal Shoppes Senior Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Grand Canal Shoppes Mortgaged Property (and the special servicer will be required to give the holder of the Grand Canal Shoppes Subordinate Companion Loan at least 15 days’ prior written notice of its intent with respect to any such action).

“Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the aggregate principal balance of the Grand Canal Shoppes Senior Notes, (b) accrued and unpaid interest thereon at the Grand Canal Shoppes Note A Rate, from the date as to which interest was last paid in full by related borrower up to and including the end of the interest accrual period relating to the monthly payment date next following the date of purchase, (c) any other amounts due under the Grand Canal Shoppes Whole Loan, other than prepayment premiums, default interest, late fees, exit fees and any other similar fees, provided that if the related borrower or a borrower related party is the purchaser, the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unpaid special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) (x) if the related borrower or a borrower related party is the purchaser or (y) if the Grand Canal Shoppes Whole Loan is purchased after 90 days after such option first becomes exercisable, any liquidation or workout fees payable under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan and (g) any Grand Canal Shoppes Recovered Costs, but only to the extent not reimbursed previously to a Grand Canal Shoppes Senior Note pursuant to the Grand Canal Shoppes Co-Lender Agreement. Notwithstanding the foregoing, if the Grand Canal Shoppes Subordinate Companion Loan holder is purchasing from the related borrower or a borrower related party, the Defaulted Mortgage Loan Purchase Price will not include the amounts described under clauses (d) through (f) of this definition. If the Grand Canal Shoppes Whole Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on each Grand Canal Shoppes Senior Note at the Grand Canal Shoppes Note A Rate as if the related Whole Loan were not so converted. In no event will the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Grand Canal Shoppes Subordinate Companion Loan holder under the Grand Canal Shoppes Co-Lender Agreement.

“Grand Canal Shoppes Recovered Costs” means any amounts referred to in clause (d) and/or (e) of the definition of “Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” that at the time of determination have been paid from sources other than the Grand Canal Shoppes Whole Loan or the Grand Canal Shoppes Mortgaged Property.

Sale of Defaulted Whole Loan

If the Grand Canal Shoppes Whole Loan becomes a defaulted mortgage loan, the special servicer will be required to sell the Grand Canal Shoppes Senior Notes together as notes evidencing one whole A note, and will not have the right to sell the Grand Canal Shoppes Subordinate Companion Loan without the consent of the holder thereof. Notwithstanding the foregoing, the special servicer will not be permitted to sell any Grand Canal Shoppes Senior Note without the consent of the holder thereof unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the Grand Canal Shoppes Senior Notes, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder that are material to the price of the Grand Canal Shoppes Senior Notes), and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Grand Canal Shoppes Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the special servicer in connection with the proposed sale. In conducting such sale, whether any cash offer from an interested person constitutes a fair price for the Grand Canal Shoppes Senior Notes is required to be determined by the trustee; provided, that no offer from an interested person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties.

Special Servicer Appointment Rights

The Grand Canal Shoppes Directing Holder (or its designee) will have the right to terminate the special servicer under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan, with or without cause, upon at least 10 business days’ prior notice to the special servicer. Any such termination will not be effective unless and until (a) each applicable rating agency delivers a rating agency confirmation, (b) the initial or successor special servicer has assumed in writing all of the responsibilities, duties and liabilities of the special servicer under the MSC 2019-H7 PSA from and after the date it becomes the special servicer of the Grand Canal Shoppes Whole Loan under the MSC 2019-H7 PSA pursuant to an assumption agreement reasonably satisfactory to the trustee under the MSC 2019-H7 PSA and (c) the trustee under the MSC 2019-H7 PSA has received an opinion of counsel reasonably satisfactory to the trustee to the effect that (i) the designation of such replacement to serve as special servicer with respect to the Grand Canal Shoppes Whole Loan under MSC 2019-H7 PSA is in compliance with the terms of the MSC 2019-H7 PSA, (ii) such replacement special servicer will be bound by the terms of the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan and (iii) subject to customary qualifications and exceptions, the MSC 2019-H7 PSA will be enforceable against the replacement special servicer, in accordance with its terms.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in October 2019 and ending on the hypothetical Determination Date in November 2019.  In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2018, of JPMorgan Chase & Co., the 2018 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by the depositor. In its fiscal year ended December 31, 2018, JPMCB originated and securitized approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed

JPMCB’s representations and warranties set forth in Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth in Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB.  Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account.

Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy;

(ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 15, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on March 22, 2019. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including October 1, 2016 to and including September 30, 2019, JPMCB had no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class R Certificates. However, JPMCB or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

LoanCore Capital Markets LLC

General.

LoanCore Capital Markets LLC (“LoanCore Capital Markets” or “LCM”) is a sponsor of, and a seller of certain mortgage loans (the “LCM Mortgage Loans”) into, the securitization described in this prospectus. LoanCore Capital Markets is a Delaware limited liability company. LoanCore Capital Markets is a privately held company that commenced operations in February 2011. It was formed for the purpose of acquiring, originating, syndicating and securitizing real estate related debt. LoanCore Capital Markets’ executive offices are located at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, telephone number (203) 861-6000.

It is anticipated that LoanCore Capital Markets LLC, or an affiliate, will be the B-piece buyer, and will constitute the initial directing holder with respect to each mortgage loan (other than the non-serviced mortgage loans).

According to its unaudited consolidated statement of financial condition, as of August 31, 2019, LoanCore Capital Markets and its consolidated subsidiaries had total assets of approximately $5.730 billion, total liabilities of approximately $5.347 billion and total members’ capital of approximately $383.1 million.

JPMorgan Chase Bank, National Association, a Sponsor and Mortgage Loan Seller, Deutsche Bank AG, Cayman Islands Branch, an affiliate of GACC, a Sponsor and a Mortgage Loan Seller, Jefferies LLC, an underwriter, and certain third party lenders provide warehouse financing to affiliates of LoanCore Capital Markets (the “LCM Financing Affiliates”) through various repurchase facilities. LoanCore Capital Markets guarantees certain obligations of the LCM Financing Affiliates under such repurchase facilities. Certain of the LCM Mortgage Loans are (or are expected to be prior to the Closing Date) subject to those repurchase facilities. If such is the case at the time the certificates are issued, then LoanCore Capital Markets will use the proceeds from its sale of the LCM Mortgage Loans to the Depositor to, among other things, reacquire such LCM Mortgage Loans from the related LCM Financing Affiliate, and the related LCM Financing Affiliate will, in turn, use the funds that it receives from LoanCore Capital Markets to, among other things, reacquire the warehoused LCM Mortgage Loans from the repurchase agreement counterparties free and clear of any liens.

Pursuant to certain interim servicing agreements between LCM and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain Mortgage Loans, including prior to their inclusion in the issuing entity, certain of the LCM Mortgage Loans.

Neither LoanCore Capital Markets nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against LoanCore Capital Markets for any losses or other claims in connection with the certificates or the LCM Mortgage Loans except in respect of the repurchase and substitution obligations for Material Defects of representations and warranties made by LoanCore Capital Markets in the related mortgage loan purchase agreement as described in “Description of the Mortgage Loan Purchase Agreements”.

LCM’s Commercial Mortgage Securitization Program.

LoanCore Capital Markets has acted as a sponsor and/or loan seller with respect to 24 prior commercial mortgage securitizations with respect to mortgage loans with an aggregate outstanding balance of approximately $8.09 billion as of the cut-off date for each such securitization.

LoanCore Capital Markets originates, and acquires from unaffiliated third party originators, mortgage loans secured by, and mezzanine loans secured by indirect and/or direct interests in entities that own, commercial and multifamily real properties located throughout the United States. The following table sets forth information with respect to originations of fixed rate mortgage loans secured by, and mezzanine loans secured by direct and/or indirect interests in entities that own, commercial and multifamily real properties, by LoanCore Capital Markets from its inception in February 2011 to and including November 30, 2011, from December 1, 2011 to and including November 30, 2012, from December 1, 2012 to and including November 30, 2013, from December 1, 2013 to and including November 30, 2014, from December 1, 2014 to and including November 30, 2015, from December 1, 2015 to and including November 30, 2016, from December 1, 2016 up to and including November 30, 2017, from December 1, 2017 up to and including November 30, 2018 and December 1, 2018 up to and including August 31, 2019.

Originations of Fixed Rate Commercial and
Multifamily Mortgage Loans and Mezzanine Loans

	No. of Loans(10)	Approximate Aggregate Principal Balance of Loans at Origination
2011(1)	19	$566,050,515
2012(2)	37	$860,275,447
2013(3)	108	$1,786,891,500
2014(4)	69	$899,117,929
2015(5)	82	$1,691,847,500
2016(6)	49	$897,915,000
2017(7)	33	$920,498,000
2018(8)	46	$926,520,000
2019(9)	35	$902,265,897

(1)	Reflects activity from February 23, 2011 to and including November 30, 2011.
(2)	Reflects activity from December 1, 2011 to and including November 30, 2012.
(3)	Reflects activity from December 1, 2012 to and including November 30, 2013.
(4)	Reflects activity from December 1, 2013 to and including November 30, 2014.
(5)	Reflects activity from December 1, 2014 to and including November 30, 2015.
(6)	Reflects activity from December 1, 2015 to and including November 30, 2016.
(7)	Reflects activity from December 1, 2016 to and including November 30, 2017.
(8)	Reflects activity from December 1, 2017 to and including November 30, 2018.
(9)	Reflects activity from December 1, 2018 to and including August 31, 2019.
(10)	AB and pari passu split note structures are treated as one loan, and a mortgage loan and related mezzanine loan are treated as two loans.

Review of LCM Mortgage Loans.

Overview. LoanCore Capital Markets has conducted a review of the LCM Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCM Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “LCM Review Team”). The review procedures described below were employed with respect to all of the LCM Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the LCM Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCM Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan Documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the LCM Review Team during the underwriting process. After origination or acquisition of each LCM Mortgage Loan, the LCM Review Team updated the information in the database with respect to such LCM Mortgage Loans based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the LCM Review Team.

A data tape (the “LCM Data Tape”) containing detailed information regarding each LCM Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCM Data Tape was used by the LCM Review Team to provide certain numerical information regarding the LCM Mortgage Loans in this prospectus.

Data Comparison and Recalculation. LoanCore Capital Markets engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LoanCore Capital Markets relating to information in this prospectus regarding the LCM Mortgage Loans. These procedures included:

●	comparing the information in the LCM Data Tape against various source documents provided by LoanCore Capital Markets that are described in “—Database” above;

●	comparing numerical information regarding the LCM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCM Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LCM Mortgage Loans disclosed in this prospectus.

Legal Review. LoanCore Capital Markets engaged various law firms to conduct certain legal reviews of the LCM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCM Mortgage Loans, origination counsel for each LCM Mortgage Loan reviewed LoanCore Capital Markets’ representations and warranties set forth in Annex D and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the LCM Mortgage Loans. Such assistance included, among other things, a review of (i) LoanCore Capital Markets’ preliminary or final asset summary report for each LCM Mortgage Loan, (ii) various statistical data tapes prepared by, and a due diligence questionnaire completed by or on behalf of, LoanCore Capital Markets, (iii) the representation and warranty exception reports referred to above relating to certain of the LCM Mortgage Loans prepared by origination counsel and (iv) select provisions in certain loan documents with respect to certain of the LCM Mortgage Loans.

Origination counsel and/or securitization counsel also assisted in the preparation and review of the loan summaries for those of the LCM Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the LCM Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in “Annex A-3—Description of Top 15 Mortgage Loans and Additional Mortgage Loan Information”.

Other Review Procedures. With respect to any material pending litigation of which LoanCore Capital Markets was aware at the origination of any LCM Mortgage Loan, LoanCore Capital Markets requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The LCM Review Team also reviewed the LCM Mortgage Loans to determine, whether any LCM Mortgage Loan materially deviated from the underwriting guidelines described in “—LoanCore Capital Markets’ Underwriting Standards” below.

Findings and Conclusions. Based on the foregoing review procedures, LoanCore Capital Markets determined that the disclosure regarding the LCM Mortgage Loans in this prospectus is accurate in all material respects. LoanCore Capital Markets also determined that the LCM Mortgage Loans were originated or re-underwritten in accordance with LoanCore Capital Markets’ origination procedures and underwriting criteria. LoanCore Capital Markets attributes to itself all findings and conclusions resulting from the foregoing review procedures.

LoanCore Capital Markets’ Underwriting Standards.

General. Each of the LCM Mortgage Loans was originated or acquired by LoanCore Capital Markets. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated or acquired by LoanCore Capital Markets.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan originated or acquired by LoanCore Capital Markets will conform to the general guidelines and processes described below.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from LoanCore Capital Markets. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, LoanCore Capital Markets’ underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by LoanCore Capital Markets and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that LoanCore Capital Markets or an affiliate may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Servicing. Interim servicing for all loans originated by LoanCore Capital Markets prior to securitization is typically performed by an interim servicer that is unaffiliated with LoanCore Capital Markets. Generally, servicing responsibilities will be transferred from the interim servicer to the master servicer of the securitization trust at closing. From time to time, the interim servicer may retain primary servicing.

Assessments of Property Condition.

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

(i) Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, and the guidelines in Title XI of the

Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(ii)            Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

(iii)           Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)           Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and LoanCore Capital Markets or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, LoanCore Capital Markets typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial or multifamily mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, LoanCore Capital Markets may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) the insurance proceeds received in connection with a major casualty should be sufficient to satisfy the mortgage loan; (iv) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (v) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, LoanCore Capital Markets may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan originated by LoanCore Capital Markets. Furthermore, LoanCore Capital Markets may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, LoanCore Capital Markets may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, LoanCore Capital Markets may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated by LoanCore Capital Markets are as follows:

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Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

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Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve. Such escrows may also not be required unless a particular trigger event (for example, an event relating to property performance) has occurred and is continuing.

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Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence and during the continuance of a particular trigger event (for example, an event relating to property performance) to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor or a key principal of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor or a key principal of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the LCM Mortgage Loans, see Annex A-1.

Exceptions.

The LCM Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

LoanCore Capital Markets most recently filed a Form ABS-15G on February 1, 2019. LoanCore Capital Markets’ Central Index Key is 0001555524. With respect to the period from and including October 1, 2016 through and including September 30, 2019, LoanCore Capital Markets does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither LoanCore Capital Markets nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that LoanCore Capital Markets or an affiliate is will retain the VRR Interest and 100% of the Class G-RR, Class H-RR and Class NR-RR certificates (See “Credit Risk Retention”). However, LoanCore Capital Markets or its affiliates may own or retain in the future certain classes of certificates. Any such party will have the right to dispose of any such other certificates at any time.

The information set forth under “—LoanCore Capital Markets LLC” has been provided by LCM.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Deutsche Bank AG, New York Branch (“DBNY”), an affiliate of GACC, originated the GACC Mortgage Loans. DBR Investments Co. Limited (“DBRI”) purchased for cash from DBNY the GACC Mortgage Loans originated by DBNY on the origination date of such GACC Mortgage Loans. DBRI will sell the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI, after the Closing Date, will hold certain of the Century Towers Pari Passu Companion Loans, designated as notes A-1-C1, A-1-C2, A-1-C4, A-1-C5, A-1-C6 and A-1-C7 with an aggregate original principal balance of $187,500,000, in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of DBNY. GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation,

Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2019 is approximately $77.405 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex F-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth in Annex F-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth in Annex F-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s

Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions.

Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2019. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2016 to and including September 30, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMDB Commercial Mortgage Securities Trust 2019-COR6, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “―The Trustee”, “― The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $141 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. On May 6, 2019, the Court entered on order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates may, from time to time, after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association( “Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

 Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced

Loans (other than any Excluded Special Servicer Loans) and any related REO Properties, and in certain circumstances, will review, evaluate, process, close and/or provide or withhold consent as to Major Decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2019, Midland was master and primary servicing approximately 34,130 commercial and multifamily mortgage loans with a principal balance of approximately $524 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 10,643 of such loans, with a total principal balance of approximately $203 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties. As of September 30, 2019, Midland was named the special servicer in approximately 352 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 107 assets with an outstanding principal balance of approximately $1.1 billion.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2016 to 2018.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

 Pursuant to a certain interim servicing agreement between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain Mortgage Loans, including prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between LCM and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain Mortgage Loans, including prior to their inclusion in the issuing entity, certain of the LCM Mortgage Loans.

Midland assisted JPMCB and GACC or their respective affiliates with due diligence relating to the Mortgage Loans in the Mortgage Pool.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than the Midland division.

Midland is also (i) the master servicer and special servicer of the Innovation Park Whole Loan (until such time as the related Control Note is deposited into a securitization) and the Hilton Cincinnati Netherland Plaza Whole Loan, each of which is expected to be serviced under the Benchmark 2019-B14 PSA, (ii) the master servicer and the special servicer of the Hyde Park Multifamily Portfolio Whole Loan, the Hampton Roads Office Portfolio Whole Loan, the Brooklyn Renaissance Plaza Whole Loan and the NOV Headquarters Whole Loan, each which is serviced under the JPMCC 2019-COR5 PSA, (iii) the master servicer of the Sunset North Whole Loan, which is serviced under the Benchmark 2019-B13 PSA, (iv) the servicer of the Grand Canal Shoppes Whole Loan, which is serviced under MSC 2019-H7 PSA, and (v) the master servicer of the 600 & 620 National Avenue Whole Loan, which is serviced under the UBS 2019-C17 PSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer and Special Servicer” has been provided by Midland.

The role and responsibilities of the master servicer and the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s or the special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer and the special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s or the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other advisory assignments.

As of September 30, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for 188 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $175 billion. As of September 30, 2019, Pentalpha Surveillance was acting as asset representations reviewer for 66 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $61 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

There are no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). LCM has been designated by the sponsors to act as the “retaining sponsor” (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and LCM will elect to satisfy its risk retention requirements in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through a combination of the following:

●

The purchase by LCM or a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) (in such capacity, the “Retaining Party”) on the Closing Date of an “eligible horizontal residual interest” (as defined in Regulation RR) which will consist of the Class G-RR, Class H-RR and Class NR-RR Certificates (excluding the portion comprising the VRR Interest), representing approximately 2.7998% of the aggregate fair value of all ABS interests (as such term is defined in Regulation RR), as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”).

●

The purchase by the Retaining Party or its affiliate on the Closing Date of an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) with an initial Certificate Balance of approximately 2.2300% of the Certificate Balance or the Notional Amount, as applicable, of each class of certificates set forth below:

Class	Approx. Initial Certificate Balance/Notional Amount to be Retained(1)
Class A-1	$337,000
Class A-2	$739,000
Class A-3	$3,992,000
Class A-4	$7,097,000
Class A-SB	$438,000
Class X-A	$13,886,000
Class X-B	$1,644,000
Class X-D	$1,013,000
Class X-F	$203,000
Class A-S	$1,283,000
Class B	$766,000
Class C	$878,000
Class D	$540,000
Class E	$473,000
Class F	$203,000
Class G-RR	$383,000
Class H-RR	$181,000
Class NR-RR	$698,000

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage for this transaction is 5.0%.

Material Terms of the Eligible Vertical Interest

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates”. You are strongly urged to review this prospectus in its entirety.

Eligible Horizontal Residual Interest

The approximate fair value of each Class of Regular Certificates based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$ 15,089,979
Class A-2	$ 34,092,874
Class A-3	$ 180,780,667
Class A-4	$ 327,778,951
Class A-SB	$ 20,198,204
Class X-A	$ 45,225,892
Class X-B	$ 674,142
Class X-D	$ 5,233,574
Class X-F	$ 979,372
Class A-S	$ 59,236,894
Class B	$ 35,334,068
Class C	$ 39,827,253
Class D	$ 20,530,751
Class E	$ 16,786,606
Class F	$ 6,560,968
Class G-RR	$ 7,234,256
Class H-RR	$ 3,404,554
Class NR-RR	$ 13,192,561

The aggregate fair value of all of the Classes of Certificates (other than the Class R Certificates) is approximately $832,161,565, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus, dated November 6, 2019, under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, certificateholders the following: (a) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the Class G-RR, Class H-RR and Class NR-RR Certificates that were retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of closing, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

The Retaining Party will purchase the Class G-RR, Class H-RR and Class NR-RR Certificates (the “Yield-Priced Principal Balance Certificates”) identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Class of Certificates	Initial Available Certificate Balance(1)	Fair Values of Retained Certificates (in % and $)(2)	Purchase Price(3)
Class G-RR	$16,769,000	0.85% / $7,072,716	42.17733%
Class H-RR	$7,891,000	0.40% / $3,328,213	42.17733%
Class NR-RR	$30,580,797	1.55% / $12,898,164	42.17733%

(1)

These amounts do not include the applicable initial Certificate Balances of the Class G-RR, Class H-RR and Class NR-RR certificates that are a part of the VRR Interest. The VRR Interest is not included in the Certificate Balance of any Class of Yield-Priced Principal Certificates.

(2)

The fair value of the applicable Available Certificate Balance of the indicated class of certificates expressed as a percentage of the fair value of all of the certificates issued by the issuing entity and as a dollar amount.

(3)

Expressed as a percentage of the initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Retaining Party is approximately $23,299,093 excluding accrued interest.

The aggregate fair value of the Class G-RR, Class H-RR and Class NR-RR Certificates identified in the above table is equal to approximately $23,299,093 and representing approximately 2.7998% of the aggregate fair value of all ABS interests (as such term is defined in Regulation RR). The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $41,608,078 representing 5% of the aggregate fair value, as of the Closing Date, of all ABS interests (as such term is defined in Regulation RR).

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, and sixth, to the Class B certificates, seventh, to the Class A-S certificates, and eighth, to the Senior Certificates (pro rata), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above see “Description of the Certificates” and “Description of the Pooling and Servicing Agreement”.

Hedging, Transfer and Financing Restrictions

The Retaining Party will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions provide that the Retaining Sponsor may not transfer its VRR Interest or the Class G-RR, Class H-RR and Class NR-RR Certificates, except to a “majority-owned affiliate” (as defined in, and in accordance with, the Credit Risk Retention Rules). In addition, the Retaining Party and its affiliates will not be permitted to enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest or the Class G-RR, Class H-RR and Class NR-RR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The JPMDB Commercial Mortgage Securities Trust 2019-COR6, Commercial Mortgage Pass-Through Certificates, Series 2019-COR6 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D and Class X-F certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class NR-RR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, G-RR, Class H-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D and Class X-F Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)	Initial Available Certificate Balance or Notional Amount(1)	Approximate Initial Retained Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$ 15,090,000	$ 14,753,000	$ 337,000
A-2	$ 33,100,000	$ 32,361,000	$ 739,000
A-3	$178,992,000	$ 175,000,000	$ 3,992,000
A-4	$318,234,000	$ 311,137,000	$ 7,097,000
A-SB	$ 19,610,000	$ 19,172,000	$ 438,000
X-A	$622,538,000	$ 608,652,000	$13,886,000
X-B	$ 73,655,000	$ 72,011,000	$ 1,644,000
A-S	$ 57,512,000	$ 56,229,000	$ 1,283,000
B	$ 34,305,000	$ 33,539,000	$ 766,000
C	$ 39,350,000	$ 38,472,000	$ 878,000
Non-Offered Certificates
X-D	$ 45,404,000	$ 44,391,000	$ 1,013,000
X-F	$ 9,081,000	$ 8,878,000	$ 203,000
D	$ 24,215,000	$ 23,675,000	$ 540,000
E	$ 21,189,000	$ 20,716,000	$ 473,000
F	$ 9,081,000	$ 8,878,000	$ 203,000
G-RR	$ 17,152,000	$ 16,769,000	$ 383,000
H-RR	$ 8,072,000	$ 7,891,000	$ 181,000
NR-RR	$ 31,278,797	$ 30,580,797	$ 698,000

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balance of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $622,538,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balance of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $73,655,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $45,404,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $9,081,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 9th day of each calendar month (or, if the 9th day of that calendar month is not a business day, then the next business day) commencing in December 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)

to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)

to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)

to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)

to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)

to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)

to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)

on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G-RR and the Class H-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.0402%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.9464%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 2.7946%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.0565%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 2.9815%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.4097%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period less 0.2360%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate on the Class H-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Principal Shortfall for that Distribution Date;

(b)  the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and

Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex G. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex G. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)            the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the related borrower or advanced by the master servicer;

(ii)            all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)           the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)           any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)            the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)            the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan.  Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such

Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (v) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (w) the group of the Class B, Class C and Class X-B certificates (the “YM Group B”), (x) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”), (y) the group of the Class X-F and Class F certificates (the “YM Group F”) and (z) the group of the Class G-RR, Class H-RR and Class NR-RR certificates (the “YM Group RR”, and collectively with the YM Group A, the YM Group B. the YM Group D and the YM Group F, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner:  (i) with respect to each YM Group (other than the YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the Mortgage Loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the Mortgage Loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related Mortgage Loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date or the remaining weighted average life, of the related Mortgage Loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective Mortgage Loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	November 2024
Class A-3	August 2029
Class A-4	October 2029
Class A-SB	April 2029
Class X-A	November 2029
Class X-B	November 2029
Class A-S	November 2029
Class B	November 2029
Class C	November 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)            the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)            the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR, Class H-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, and sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G-RR certificates, the Class H-RR and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first, to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)     a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential.  Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

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Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2020, a CREFC® operating statement analysis report and CREFC®  net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

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Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2019 (solely to the extent the related mortgagor provides sufficient information to report pursuant to CREFC® guidelines) and otherwise for the calendar year ending December 31, 2020, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate”  means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable.  For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class, as applicable, is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) that such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate  registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA.  Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

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any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

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the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

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all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or the special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

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any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

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notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

○	the “Investor Q&A Forum”;

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

○	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—JPMDB 2019-COR6

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates:  (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication

Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)            the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)            the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)           an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)           the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)            an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)           the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)          originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)          the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)            an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)           the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)          the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)         the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)         the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)          the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)         the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)        the original or a copy of any related mezzanine intercreditor agreement;

(xviii)       the original or a copy of all related environmental insurance policies; and

(xix)        a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)             the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)            the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)           any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)           all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)            the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)           any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)          any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)          any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)           any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)            any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)           any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)          any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)         a copy of all related environmental reports; and

(xiv)         a copy of all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)     a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)    a copy of the appraisal for the related Mortgaged Property(ies);

(h)    for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)    a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)   a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)    a copy of all UCC searches;

(o)    a copy of all litigation searches;

(p)    a copy of all bankruptcy searches;

(q)    a copy of the origination settlement statement;

(r)     a copy of the insurance consultant report;

(s)    a copy of organizational documents of the related mortgagor and any guarantor;

(t)     a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)    a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)    a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1 and Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2 and Annex F-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(z)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of the such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)  cure such Material Defect in all material respects, at its own expense,

(b)  repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(c)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the Trustee or Custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect.  Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase the such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment.  In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA.  Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related

Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller  may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller  will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.  Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO

Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the Intercreditor Agreements and all other assets to be included in the trust, to the trustee for the benefit of the Certificateholders. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the Certificateholders. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA.  A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees.  Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related

Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed for such Servicing Advance, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and the master servicer will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan(s).

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and  “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the Directing Certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the related Non-Serviced Master Servicer or related Non-Serviced Trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan.  Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”).  Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).  Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer, the special servicer or trustee, as applicable, on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee, as applicable, will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee, as applicable, will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification, but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties.  Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date). The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally) to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit on each Master Servicer Remittance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any;

(ii)           to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any such party and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)           to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)           to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)            to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)           to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)          to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)          to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)           to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)            to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)           to recoup any amounts deposited in the Collection Account in error;

(xii)          to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)         to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)         to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)          to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)         to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)         to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)       to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)        to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)         to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan.  If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA.  See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan.  Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”).  Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Special Servicing Fee / Special Servicer

With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.

First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.

Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)

(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.

From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.

		Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time

Certificate Administrator/Trustee Fee/Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, any Companion Loan).

First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

Amount to which such party is entitled for indemnification under the PSA.

Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).

Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)

With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

      With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

      In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)

Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.03250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●

100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●

50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●

100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●

100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●

50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the Master Servicer, 100% of charges by the Master Servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the Master Servicer; and

●

late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee.  If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer is also entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses

(including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan in Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00125%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.00250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to per annum rate of 0.25000% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and  “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.  The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 18 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan)) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)             within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)            the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case,  within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)           the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)           with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)            the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)           if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)             100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)            100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)           100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)           any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Special Servicer,

(v)            50% of all Excess Modification Fees and assumption fees, waiver fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision,

(vi)           100% of charges for beneficiary statements or demands to the extent such beneficiary statements or demands were prepared by the Special Servicer, and

(vii)           late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation or remuneration to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00868% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00336% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00040% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal  the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)     120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)     the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)     30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)     30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)     60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)     a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, that if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)     immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event), in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or valuation described below, equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.   the sum of

(a)

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan  or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant;

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate;

(b)

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan; and

(c)

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and related Companion Loan(s), as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the 10th business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information in the special servicer’s possession requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal.  The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within five (5) business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount.  The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders.  Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans.  Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class NR-RR certificates; second, to the Class H-RR certificates; third, to the Class G-RR certificates; fourth, to the Class F certificates fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination.  Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.  The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.  The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates and fourth, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.  The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an

“Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any

Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”).  The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan.  However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax.  Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision.  The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision.  The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” ..

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the third preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan, deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”:  Any one or more of the following with respect to non-Specially Serviced Loans:

(i)             grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to any leasing activities that affect an area greater than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property, including approval of new leases and amendments to current leases;

(ii)            approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter and provided, further, that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements;

(iii)           approving annual operating budgets;

(iv)           subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)            approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)           granting waivers of minor covenant defaults (other than financial covenants);

(vii)          as permitted under the related Mortgage Loan documents, payment from any escrow, reserve, or letter of credit; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for releases of any amounts from any escrow accounts, reserve accounts or letters of credit held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA;

(viii)          (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan so long as such changes do not constitute a Major Decision  or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)           approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)            any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan;

(xi)           consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)          consent to actions and releases related to condemnation of parcels of a Mortgaged Property; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(xiii)          grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered prior to the maturity date the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)         any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)          any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination and

(xvi)         grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.  The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)     extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)     provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder  (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2020) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2021, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan) (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2019 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under “—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports.”  Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)     either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)     as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan (if any) or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)     as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)     as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)     as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)     as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole) (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)     as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above.  Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan.  If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan, not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard  (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●

with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related

Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor;

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report.  If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report.  If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report.  The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process.  The operating advisor’s review of any such Final Asset Status Report will only provide background information to support the operating advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any Asset Status Report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not necessarily identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans under the PSA.  See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise.  The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property.  However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which currently is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property.  The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property.  To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable.  On the later of the date that is (x) on or prior to the Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari

Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a liquidation fee to the same extent that the special servicer would be entitled to such liquidation fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan.  In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan; provided, however, that if the special servicer designates a period of time for receipt of offers and if multiple offers are received during such period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer prior to the maturity date with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be LoanCore Capital Markets LLC, or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class G-RR Class H-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)           any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xv) of the definition of Master Servicer Decision;

(iii)           any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)           any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)            any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)           any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)          other than with respect to non-Specially Serviced Loans, consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)          other than with respect to non-Specially Serviced Loans, any determination of an Acceptable Insurance Default;

(ix)           (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)            other than with respect to non-Specially Serviced Loans, releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided, however, that the Directing Certificateholder’s consent will not be required for releases of tenant improvement/leasing commission escrows unless a release of over 20% of such escrow with respect to a single lease is contemplated;

(xi)           any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)          any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)          any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)         agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)          other than with respect to non-Specially Serviced Loans, approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)         determining whether to cure any default by a borrower under a ground lease. permit any entry into a new ground lease or grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving (1) any leasing activities that involve a ground lease and (2) other than with respect to non-Specially Serviced Loans, any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; and

(xvii)         any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

For purposes of clause (x) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans.  Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision.  With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision.  However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision.  Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and the Directing Certificateholder’s consent.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan.  If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports.  See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer.  In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package” ) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis.  In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA.  The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicer actions.

A “Control Termination Event” will occur when the Class G-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when  there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class G-RR, Class H-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder or the operating advisor is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder.  The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement.  In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA.  See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or its respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA.  See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party.  The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan.  Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations, including, but not limited to, annual reporting obligations, or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties.  See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard.  Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)  reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)  reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)  recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)  preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)            after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)            if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)           if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, the operating advisor will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their respective affiliates.  The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●

to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●

to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)            that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)            that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possess sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)           that is not (and is neither affiliated nor risk retention affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, any Borrower Party, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)           that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)           that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)           that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer.  Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any holder of a Companion Loan, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event.  Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor.  The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause.  See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2009, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between October 1, 2014 and September 30, 2019 was approximately 13.0%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 28.8% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review.  Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders.  In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above.  After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence.  Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)             a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)            a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)           a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)           a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)            a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)           a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)          any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”).  An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test.  The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable.  See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below.  In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise.  The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two (2) business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer.  If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is neither affiliated nor risk retention affiliated with) any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)             any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)            any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)           any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)            the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)           the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency.  In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment.  If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer.  The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the Controlling Class Certificateholders.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and out-of-pocket expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Controlling Class Certificateholders or the Directing Certificateholder on their behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.  The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of Certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii)  is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the applicable Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii)

consist of at least three Certificateholders or Certificate Owners that are not risk retention affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans.  See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)   the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)  KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)  the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.  In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan.  The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h)  under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h)  of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law.  In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA.  In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a

Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller.  The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor.  See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA.  An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.  Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller.  The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply.  Receipt of the Repurchase Request will be deemed to occur two (2) business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within two (2) business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).  If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(i)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(j)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices,

(k)  a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(l)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration, and

(m) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting

Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date.  The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations.  No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration.  If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration.  If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase

Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any preliminary Dispute Resolution Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect.  The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements.  The arbitrator will not have the power to award punitive or consequential damages.  In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter.  By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party.  All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account.  The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration.  Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan.  The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the CPTS 2019-CPT TSA, which are described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects.  For example:

●

Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA.  The issuing entity, as holder of the related Non-Serviced Mortgage

Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the JPMDB 2019-COR6 mortgage pool, if necessary).

●

Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●

The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●

Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or the special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●

The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan.  “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.  The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●

The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and the special servicer, as applicable.

●

Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●

The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●

The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●

The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●

The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●

While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

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The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA.  The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the JPMDB 2019-COR6 mortgage pool, if necessary).

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The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

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With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

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Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement.  Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

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The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan.  The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Century Plaza Towers Mortgage Loan

In particular, with respect to the Century Plaza Towers Mortgage Loan serviced under the CPTS 2019-CPT TSA, we note the following:

●	The master servicer under the CPTS 2019-CPT TSA will earn a primary servicing fee with respect to the Century Plaza Towers Mortgage Loan that is to be calculated at 0.00125% per annum.

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Upon the Century Plaza Towers Whole Loan becoming a specially serviced loan under the CPTS 2019-CPT TSA, the related special servicer thereunder will earn a special servicing fee payable monthly with respect to the Century Plaza Towers Whole Loan accruing at a rate equal accruing at a rate equal to 0.25000% per annum.  Such fee is expected to be payable for so long as the Century Plaza Towers Whole Loan is specially serviced.

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The related special servicer under the CPTS 2019-CPT TSA will be entitled to a workout fee equal to 0.50% of each collection (other than penalty charges and excess interest) of principal and interest made by the related borrower after any workout of the Century Plaza Towers Whole Loan.

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The related special servicer under the CPTS 2019-CPT TSA is expected to be entitled to a liquidation fee equal to 0.5% of net liquidation proceeds (other than any portion of such amount that represents penalty charges) received in connection with the liquidation of the Century Plaza Towers Whole Loan

The CPTS 2019-CPT TSA will not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is not any asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the CPTS 2019-CPT TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Century Plaza Towers Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency.  Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter.  The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

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the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority.  Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website).  The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii)  an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch; and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York.  Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates.  Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Seventeen (17) Mortgaged Properties (34.1%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity.   This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt.  A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”.  Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.  Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”.  A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”.  The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”.  The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates. In addition, JPMCB is also a tenant at the Century Plaza Towers Mortgaged Property

In addition, JPMCB currently holds one or more of the Innovation Park Pari Passu Companion Loans, the Sunset North Pari Passu Companion Loans, the 600 & 620 National Avenue Pari Passu Companion Loans, the Tysons Tower Pari Passu Companion Loans, the Grand Canal Pari Passu Companion Loans and Hilton Cincinnati Netherland Plaza Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBNY, an originator, and DBRI, the holder of one or more of the Century Towers Pari Passu Companion Loans. However, DBRI intends to sell, directly or indirectly through an affiliate, such Companion Loans in connection with one or more future securitizations.

LCM and its affiliates are playing several roles in this transaction.  LCM, a sponsor and a mortgage loan seller, is an affiliate of the entity expected to purchase the VRR Interest and the Class  G-RR, H-RR and NR-RR certificates and expected to be appointed as the initial directing holder.

In addition, LCM currently holds one or more of the Los Angeles Leased Fee Portfolio Pari Passu Companion Loans, the 12555 & 12655 Jefferson Pari Passu Companion Loans, the Hampton Roads Office Portfolio Pari Passu Companion Loans, the Belvedere Place Pari Passu Companion Loans and the NOV Headquarters Pari Passu Companion Loans. However, LCM intends to sell such Companion Loans in connection with one or more future securitizations. LCM is also the seller under a repurchase agreement with an affiliate of GACC for the Belvedere Place Mortgage Loan.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between LCM or certain of its affiliates, Midland acts as interim servicer with respect to certain mortgage loans owned by LCM or those affiliates from time to time, prior to their inclusion in the issuing entity.

Midland assisted JPMCB and GACC or their respective affiliates with due diligence relating to the Mortgage Loans in the Mortgage Pool.

Midland is also (i) the master servicer and special servicer of the Innovation Park Whole Loan (until such time as the related Control Note is deposited into a securitization) and the Hilton Cincinnati Netherland

Plaza Whole Loan, each of which is expected to be serviced under the Benchmark 2019-B14 PSA, (ii) the master servicer and the special servicer of the Hyde Park Multifamily Portfolio Whole Loan, the Hampton Roads Office Portfolio Whole Loan, the Brooklyn Renaissance Plaza Whole Loan and the NOV Headquarters Whole Loan, each which is serviced under the JPMCC 2019-COR5 PSA, (iii) the master servicer of the Sunset North Whole Loan, which is serviced under the Benchmark 2019-B13 PSA, (iv) the servicer of the Grand Canal Shoppes Whole Loan, which is serviced under MSC 2019-H7 PSA, and (v) the master servicer of the 600 & 620 National Avenue Whole Loan, which is serviced under the UBS 2019-C17 PSA.

Wells Fargo Bank, National Association is also (i) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the CPTS 2019-CPT TSA, pursuant to which the Century Plaza Towers Whole Loan is serviced, (ii) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2019-B14 PSA, pursuant to which the Innovation Park Whole Loan (until such time as the related Control Note is deposited into a securitization) and the Hilton Cincinnati Netherland Plaza Whole Loan are expected to be serviced, (iii) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2019-COR5 PSA, pursuant to which the Hyde Park Multifamily Portfolio Whole Loan, the Hampton Roads Office Portfolio Whole Loan, the Brooklyn Renaissance Plaza Whole Loan and the NOV Headquarters Whole Loan are serviced, (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2019-B13 PSA, pursuant to which the Sunset North Whole Loan is serviced, (v) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the MSC 2019-H7 PSA, pursuant to which the Grand Canal Shoppes Whole Loan is expected to be serviced, (vi) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the UBS 2019-C17 PSA, pursuant to which the 600 & 620 National Avenue Whole Loan is serviced, and (vii) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the BANK 2019-BNK21 PSA, pursuant to which the Tysons Tower Whole Loan is serviced.

Pentalpha Surveillance LLC is also (i) the operating advisor and asset representations reviewer under the JPMCC 2019-COR5 PSA, pursuant to which the Hampton Roads Office Portfolio Whole Loan, the Hyde Park Multifamily Portfolio Whole Loan, the Brooklyn Renaissance Plaza Whole Loan and the NOV Headquarters Whole Loan are serviced, (ii) the operating advisor and asset representations reviewer under the UBS 2019-C17 PSA, pursuant to which the 600 and 620 National Avenue Whole Loan is serviced, (iii) the operating advisor and asset representations reviewer under the MSC 2019-H7 PSA, pursuant to which the Grand Canal Shoppers Whole Loan is serviced, and (iv) expected to be the operating advisor and asset representations reviewer under the Benchmark 2019-B14 PSA, pursuant to which the Hilton Cincinnati Netherland Plaza Whole Loan and the Innovation Park Whole Loan (until such time as the related Control Note is deposited into a securitization) are expected to be serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B, Class X-D or Class X-F certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Classes
Class X-A	$622,538,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$73,655,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the

Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 13 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Classes
Class X-A	$622,538,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$73,655,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 13th day of the related month, beginning in December 2019;

●

the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●

the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●

any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about November 26, 2019;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●

with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only; and

●

with respect to the Hampton Roads Office Portfolio Mortgage Loan (4.9%), such Mortgage Loan amortizes based on the assumed Whole Loan principal and interest payment schedule attached to this prospectus as Annex H.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	82%	82%	82%	82%	82%
November 2021	63%	63%	63%	63%	63%
November 2022	42%	42%	42%	42%	42%
November 2023	21%	21%	21%	21%	21%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.58	2.56	2.55	2.55	2.55

(1)

The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.92	4.91	4.89	4.85	4.63

(1)

The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	97%	93%	88%	63%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.38	9.35	9.32	9.27	9.06

(1)

The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.82	9.81	9.78	9.75	9.54

(1)

The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	79%	79%	79%	79%	79%
November 2026	57%	57%	57%	57%	57%
November 2027	34%	34%	34%	34%	34%
November 2028	10%	10%	10%	10%	10%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.28	7.28	7.28	7.28	7.28

(1)

The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.89	9.88	9.88	9.63

(1)

The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.94	9.88	9.71

(1)

The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.95	9.71

(1)

The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99986%	2.4284%	2.4313%	2.4325%	2.4331%	2.4333%
99.24986%	2.3261%	2.3282%	2.3291%	2.3295%	2.3297%
99.49986%	2.2242%	2.2255%	2.2261%	2.2263%	2.2264%
99.74986%	2.1226%	2.1232%	2.1234%	2.1235%	2.1236%
99.99986%	2.0215%	2.0212%	2.0212%	2.0211%	2.0211%
100.24986%	1.9207%	1.9197%	1.9193%	1.9191%	1.9190%
100.49986%	1.8203%	1.8185%	1.8178%	1.8174%	1.8173%
100.74986%	1.7203%	1.7177%	1.7167%	1.7162%	1.7160%
100.99986%	1.6206%	1.6173%	1.6159%	1.6153%	1.6151%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99962%	2.5059%	2.5050%	2.5032%	2.5001%	2.4794%
102.24962%	2.4520%	2.4510%	2.4489%	2.4455%	2.4224%
102.49962%	2.3982%	2.3971%	2.3948%	2.3911%	2.3655%
102.74962%	2.3446%	2.3434%	2.3409%	2.3368%	2.3088%
102.99962%	2.2912%	2.2898%	2.2871%	2.2826%	2.2522%
103.24962%	2.2378%	2.2364%	2.2335%	2.2286%	2.1958%
103.49962%	2.1847%	2.1831%	2.1800%	2.1748%	2.1396%
103.74962%	2.1316%	2.1300%	2.1266%	2.1211%	2.0835%
103.99962%	2.0788%	2.0770%	2.0734%	2.0675%	2.0276%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99930%	2.7996%	2.7995%	2.7995%	2.7995%	2.7992%
100.24930%	2.7690%	2.7688%	2.7687%	2.7685%	2.7677%
100.49930%	2.7385%	2.7382%	2.7380%	2.7377%	2.7362%
100.74930%	2.7080%	2.7077%	2.7074%	2.7069%	2.7048%
100.99930%	2.6777%	2.6773%	2.6768%	2.6763%	2.6735%
101.24930%	2.6474%	2.6469%	2.6464%	2.6457%	2.6423%
101.49930%	2.6173%	2.6167%	2.6160%	2.6152%	2.6112%
101.74930%	2.5872%	2.5865%	2.5858%	2.5848%	2.5801%
101.99930%	2.5572%	2.5564%	2.5556%	2.5545%	2.5492%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99935%	2.8279%	2.8276%	2.8271%	2.8263%	2.8216%
102.24935%	2.7987%	2.7984%	2.7979%	2.7970%	2.7918%
102.49935%	2.7697%	2.7693%	2.7687%	2.7677%	2.7620%
102.74935%	2.7407%	2.7403%	2.7397%	2.7386%	2.7323%
102.99935%	2.7118%	2.7114%	2.7107%	2.7095%	2.7027%
103.24935%	2.6830%	2.6826%	2.6818%	2.6805%	2.6731%
103.49935%	2.6543%	2.6538%	2.6530%	2.6516%	2.6437%
103.74935%	2.6257%	2.6251%	2.6242%	2.6228%	2.6143%
103.99935%	2.5971%	2.5965%	2.5956%	2.5940%	2.5850%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99951%	2.6781%	2.6781%	2.6781%	2.6781%	2.6781%
102.24951%	2.6403%	2.6403%	2.6403%	2.6403%	2.6403%
102.49951%	2.6026%	2.6026%	2.6026%	2.6026%	2.6026%
102.74951%	2.5650%	2.5650%	2.5650%	2.5650%	2.5650%
102.99951%	2.5275%	2.5275%	2.5275%	2.5275%	2.5275%
103.24951%	2.4901%	2.4901%	2.4901%	2.4901%	2.4901%
103.49951%	2.4528%	2.4528%	2.4528%	2.4528%	2.4528%
103.74951%	2.4156%	2.4156%	2.4156%	2.4156%	2.4156%
103.99951%	2.3785%	2.3785%	2.3785%	2.3785%	2.3785%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.22476%	4.1559%	4.1127%	4.0603%	3.9849%	3.5264%
7.23476%	4.1234%	4.0801%	4.0276%	3.9521%	3.4933%
7.24476%	4.0908%	4.0476%	3.9950%	3.9195%	3.4603%
7.25476%	4.0584%	4.0151%	3.9625%	3.8869%	3.4273%
7.26476%	4.0260%	3.9827%	3.9301%	3.8544%	3.3944%
7.27476%	3.9937%	3.9503%	3.8977%	3.8219%	3.3616%
7.28476%	3.9614%	3.9180%	3.8653%	3.7895%	3.3289%
7.29476%	3.9292%	3.8858%	3.8331%	3.7572%	3.2962%
7.30476%	3.8971%	3.8536%	3.8009%	3.7250%	3.2636%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
0.87527%	4.6012%	4.6012%	4.5573%	4.4541%	4.1497%
0.88527%	4.3529%	4.3529%	4.3087%	4.2047%	3.8980%
0.89527%	4.1088%	4.1088%	4.0642%	3.9595%	3.6506%
0.90527%	3.8686%	3.8686%	3.8237%	3.7182%	3.4071%
0.91527%	3.6323%	3.6323%	3.5871%	3.4808%	3.1676%
0.92527%	3.3997%	3.3997%	3.3542%	3.2472%	2.9318%
0.93527%	3.1708%	3.1708%	3.1250%	3.0173%	2.6997%
0.94527%	2.9455%	2.9455%	2.8994%	2.7909%	2.4713%
0.95527%	2.7236%	2.7236%	2.6772%	2.5680%	2.2463%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99919%	3.1821%	3.1816%	3.1813%	3.1813%	3.1759%
102.24919%	3.1527%	3.1522%	3.1518%	3.1518%	3.1457%
102.49919%	3.1233%	3.1228%	3.1224%	3.1224%	3.1157%
102.74919%	3.0941%	3.0935%	3.0931%	3.0931%	3.0857%
102.99919%	3.0650%	3.0643%	3.0639%	3.0639%	3.0559%
103.24919%	3.0359%	3.0351%	3.0347%	3.0347%	3.0261%
103.49919%	3.0069%	3.0061%	3.0056%	3.0056%	2.9964%
103.74919%	2.9780%	2.9771%	2.9766%	2.9766%	2.9667%
103.99919%	2.9492%	2.9483%	2.9477%	2.9477%	2.9372%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99976%	3.4851%	3.4848%	3.4844%	3.4836%	3.4798%
102.24976%	3.4553%	3.4551%	3.4546%	3.4536%	3.4494%
102.49976%	3.4256%	3.4254%	3.4248%	3.4237%	3.4191%
102.74976%	3.3960%	3.3958%	3.3952%	3.3939%	3.3888%
102.99976%	3.3665%	3.3663%	3.3656%	3.3642%	3.3587%
103.24976%	3.3371%	3.3368%	3.3361%	3.3346%	3.3286%
103.49976%	3.3078%	3.3075%	3.3067%	3.3050%	3.2987%
103.74976%	3.2785%	3.2782%	3.2774%	3.2756%	3.2688%
103.99976%	3.2493%	3.2491%	3.2481%	3.2462%	3.2390%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
100.21284%	3.9390%	3.9388%	3.9385%	3.9382%	3.9383%
100.46284%	3.9083%	3.9080%	3.9077%	3.9074%	3.9069%
100.71284%	3.8776%	3.8773%	3.8770%	3.8767%	3.8755%
100.96284%	3.8470%	3.8468%	3.8465%	3.8461%	3.8443%
101.21284%	3.8165%	3.8163%	3.8160%	3.8156%	3.8132%
101.46284%	3.7861%	3.7859%	3.7856%	3.7851%	3.7821%
101.71284%	3.7558%	3.7556%	3.7553%	3.7548%	3.7512%
101.96284%	3.7256%	3.7253%	3.7250%	3.7246%	3.7203%
102.21284%	3.6955%	3.6952%	3.6949%	3.6944%	3.6896%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ).  The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class NR-RR certificates (together, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”.  The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day) (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets.  Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following:  (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates
Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, fifty-one (51) of the Mortgaged Properties (12.5%) are a multifamily property. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of original issue discount, Yield

Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements.  However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to original issue discount timing rules.  Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID

Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above.  Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums.  Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).  The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Jefferies LLC	Drexel Hamilton, LLC
Class A-1	$ 13,928,070	$ 1,161,930	$0	$0
Class A-2	$ 30,551,300	$ 2,548,700	$0	$0
Class A-3	$165,209,616	$13,782,384	$0	$0
Class A-4	$293,729,982	$24,504,018	$0	$0
Class A-SB	$ 18,100,030	$ 1,509,970	$0	$0
Class X-A	$574,602,574	$47,935,426	$0	$0
Class X-B	$ 67,983,565	$ 5,671,435	$0	$0
Class A-S	$ 53,083,576	$ 4,428,424	$0	$0
Class B	$ 31,663,515	$ 2,641,485	$0	$0
Class C	$ 36,320,050	$ 3,029,950	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 108.9% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2019, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $4,426,675.08, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB and (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-6) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an

Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S and Class X-A Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C Certificates receive investment grade credit ratings from at least two of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	259
1986 Act	400
1996 Act	380
2
2015 Budget Act	407
3
30/360 Basis	290
4
401(c) Regulations	416
A
AB Modified Loan	301
Accelerated Mezzanine Loan Lender	253
Acceptable Insurance Default	304
Acting General Counsel’s Letter	119
Actual/360 Basis	154, 280
Actual/360 Loans	280
ADA	382
Additional Exclusions	303
Administrative Cost Rate	238
ADR	123
Advances	276
Aegis	147
Affirmative Asset Review Vote	338
Aggregate Available Funds	231
Annual Debt Service	124
Appraisal Reduction Amount	297
Appraisal Reduction Event	297
Appraised Value	124
Appraised-Out Class	302
ASR Consultation Process	316
Assessment of Compliance Report	363
Asset Representations Reviewer Asset Review Fee	296
Asset Representations Reviewer Cap	296
Asset Representations Reviewer Fee	295
Asset Representations Reviewer Fee Rate	295
Asset Representations Reviewer Termination Event	342
Asset Review	340
Asset Review Notice	338
Asset Review Quorum	338
Asset Review Report	340
Asset Review Report Summary	340
Asset Review Standard	340
Asset Review Trigger	337
Asset Review Vote Election	338
Asset Status Report	313
Assumed Final Distribution Date	246
Assumed Scheduled Payment	240
Attestation Report	364
Available Funds	231
B
Balloon Balance	124
BANK 2019-BNK21 PSA	164
Bankruptcy Code	375
Barneys Parcel	158
Base Interest Fraction	245
Beds	129
Benchmark 2019-B13 PSA	164
Benchmark 2019-B14 PSA	164
Borrower Party	253
Borrower Party Affiliate	253
Breach Notice	268
Brooklyn Renaissance Development	152
BSCMI	194
C
C(WUMP)O	16
Century Plaza Towers Companion Loans	175
Century Plaza Towers Directing Certificateholder	181
Century Plaza Towers Intercreditor Agreement	175
Century Plaza Towers Mortgage Loan	174
Century Plaza Towers Non-Standalone Pari Passu Companion Loans	174
Century Plaza Towers Noteholders	175
Century Plaza Towers Pari Passu Companion Loans	174
Century Plaza Towers Servicer	175
Century Plaza Towers Special Servicer	175
Century Plaza Towers Standalone Companion Loans	174

Century Plaza Towers Standalone Pari Passu Companion Loans	174
Century Plaza Towers Subordinate Companion Loans	174
Century Plaza Towers Triggering Event of Default	175
Century Plaza Towers Trustee	175
Century Plaza Towers Whole Loan	174
CERCLA	380
Certificate Administrator Fee Rate	295
Certificate Administrator/Trustee Fee	295
Certificate Balance	230
Certificate Owners	261
Certificateholder	254
Certificateholder Quorum	345
Certificateholder Repurchase Request..	353
Certifying Certificateholder	263
Class A Certificates	229
Class A-SB Planned Principal Balance	240
Class X Certificates	229
Clearstream	260
Clearstream Participants	262
Closing Date	123
CMA	124
CMA Lockbox	124
CMBS	51, 210, 221
Code	398
Collateral Deficiency Amount	301
Collection Account	279
Collection Period	232
COMM Conduit/Fusion	211
COMM FL	211
Communication Request	263
Companion Distribution Account	280
Companion Holder	164
Companion Loan	122
Companion Loans	122
Compensating Interest Payment	247
Constant Prepayment Rate	389
Consultation Termination Event	327
Control Eligible Certificates	322
Control Note	164
Control Termination Event	327
Controlling Class	322
Controlling Class Certificateholder	322
Controlling Holder	172
Conversion Prepayment Amount	157
Conversion Space	157
Corrected Loan	313
CPR	389
CPTS 2019-CPT Securitization	175
CPTS 2019-CPT TSA	164
CPY	389
Credit Risk Retention Rules	225
CREFC®	250
CREFC® Intellectual Property Royalty License Fee	296
CREFC® Intellectual Property Royalty License Fee Rate	297
CREFC® Investor Reporting Package	283
CREFC® Reports	250
Cross-Over Date	236
Cumulative Appraisal Reduction Amount	300, 301
Cure Event	182
Cure Payment	182
Cure/Contest Period	340
Cut-off Date	122
Cut-off Date Balance	125
D
DBNY	123, 210
Defaulted Loan	319
Defeasance Deposit	156
Defeasance Loans	156
Defeasance Lock-Out Period	156
Defeasance Option	156
Definitive Certificate	260
Delegated Directive	14
Delinquent Loan	338
Depositaries	260
Determination Date	231
Deutsche Bank	210
Diligence File	266
Directing Certificateholder	321
Directing Certificateholder Asset Status Report Approval Process	315
Disclosable Special Servicer Fees	294
Discount Rate	245
Dispute Resolution Consultation	356
Dispute Resolution Cut-off Date	356
Distribution Accounts	280
Distribution Date	231
Distribution Date Statement	250
DMARC	210
Dodd-Frank Act	104
DOJ	210
DOL	414
DSCR/DY Trigger	325
DST	160
DTC	260
DTC Participants	260
DTC Rules	261
Due Date	153, 232

E
EDGAR	412
EEA	14
Effective Gross Income	128
Eligible Asset Representations Reviewer	341
Eligible Operating Advisor	333
Enforcing Party	354
Enforcing Servicer	354
ERISA	413
ERISA Plan	416
ESA	139, 198, 214, 14
Escrow/Reserve Mitigating Circumstances	200, 217
EU Institutional Investors	105
EU Risk Retention and Due Diligence Requirements	105
EU Securitization Regulation	105
Euroclear	260
Euroclear Operator	262
Euroclear Participants	262
Excess Modification Fee Amount	291
Excess Modification Fees	289
Excess Prepayment Interest Shortfall	247
Exchange Act	193
Excluded Controlling Class Holder	257
Excluded Controlling Class Loan	253
Excluded Information	253
Excluded Loan	253
Excluded Special Servicer	345
Excluded Special Servicer Loan	345
Exemption	414
Exemption Rating Agency	414
F
FATCA	408
FDIA	118
FDIC	119
FIEL	18
Final Asset Status Report	315
Final Dispute Resolution Election Notice	356
Final Major Decision Reporting Package	326
Final Material Asset Status Report	315
Financial Promotion Order	15
FIRREA	119, 142, 198, 214
Fitch	362
FPO Persons	15
FSMA	15
G
GAAP	225
GACC	122, 210
GACC Data Tape	211
GACC Deal Team	211
GACC Mortgage Loans	211
Gain-on-Sale Entitlement Amount	233
Gain-on-Sale Remittance Amount	233
Gain-on-Sale Reserve Account	281
Garn Act	381
GLA	125
Grand Canal Note A Rate	184
Grand Canal Note B Rate	184
Grand Canal Shoppes Co-Lender Agreement	184
Grand Canal Shoppes Control Appraisal Period	188
Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price	192
Grand Canal Shoppes Directing Holder	187
Grand Canal Shoppes Loan Combination Rate	187
Grand Canal Shoppes Major Decisions	189
Grand Canal Shoppes Mortgage Loan	183
Grand Canal Shoppes Net Note A Rate	187
Grand Canal Shoppes Net Note B Rate	187
Grand Canal Shoppes Note A Relative Spread	187
Grand Canal Shoppes Note B Relative Spread	187
Grand Canal Shoppes Noteholder Purchase Notice	191
Grand Canal Shoppes Notes	183
Grand Canal Shoppes Pari Passu Companion Loans	183
Grand Canal Shoppes Recovered Costs	192
Grand Canal Shoppes Senior Notes	183
Grand Canal Shoppes Sequential Pay Event	186
Grand Canal Shoppes Subordinate Companion Loan	183
Grand Canal Shoppes Threshold Event Collateral	188
Grand Canal Shoppes Threshold Event Cure	188
Grand Canal Shoppes Whole Loan	183
GSA	132

H
Hard Lockbox	125
High Net Worth Companies	15
High Net Worth Companies, Unincorporated Associations, etc.	15
I
Indirect Participants	260
Initial Delivery Date	313
Initial Pool Balance	122
Initial Requesting Certificateholder	353
In-Place Cash Management	125
Institutional Investor	17
Insurance and Condemnation Proceeds	279
Intercreditor Agreement	164
Interest Accrual Amount	238
Interest Accrual Period	238
Interest Distribution Amount	238
Interest Reserve Account	280
Interest Shortfall	238
Interested Person	320
Investment Company Act of 1940	1
Investor Certification	253
Investor Q&A Forum	258
IPO Filing	59
J
Japanese Retention Requirement	18
JFSA	18
JPMCB	122, 193
JPMCB Data Tape	195
JPMCB Deal Team	195
JPMCB Mortgage Loans	195
JPMCB’s Qualification Criteria	196
JPMCC 2019-COR5 PSA	164
JRR RULE	18
K
KBRA	362
L
LCM	122, 201
LCM Data Tape	203
LCM Financing Affiliates	202
LCM Mortgage Loans	201
LCM Review Team	203
Liquidation Fee	292
Liquidation Fee Rate	292
Liquidation Proceeds	280
Loan Per Unit	126
LoanCore Capital Markets	201
Loss of Value Payment	269
Lower-Tier Regular Interests	398
Lower-Tier REMIC	48, 231, 398
Lower-Tier REMIC Distribution Account	280
LTV Ratio	125
M
MAI	270
Major Decision	323
Major Decision Reporting Package	323
MAS	17
Master Servicer Decision	306
Master Servicer Proposed Course of Action Notice	354
Master Servicer Remittance Date	275
Material Defect	268
MEW	140
Midland	220
MIFID II	14
MLPA	264
Modeling Assumptions	389
Modification Fees	290
Mortgage	122
Mortgage File	264
Mortgage Loans	122
Mortgage Note	122
Mortgage Pool	122
Mortgage Rate	238
Mortgaged Property	122
MSC 2019-H7 PSA	164
N
Net Mortgage Rate	237
Net Operating Income	126
NFIP	77
NOI Date	126
Non-Control Note	164
Non-Controlling Holder	170
Nonrecoverable Advance	277
Non-Serviced AB Whole Loan	164
Non-Serviced Certificate Administrator	164
Non-Serviced Companion Loan	164
Non-Serviced Directing Certificateholder	164
Non-Serviced Intercreditor Agreement	164
Non-Serviced Master Servicer	164
Non-Serviced Mortgage Loan	164
Non-Serviced Operating Advisor	164
Non-Serviced Pari Passu Companion Loan	165

Non-Serviced Pari Passu Whole Loan	165
Non-Serviced PSA	165
Non-Serviced Securitization Trust	165
Non-Serviced Special Servicer	165
Non-Serviced Trustee	165
Non-Serviced Whole Loan	165
Non-U.S. Person	408
Notice of Foreclosure/DIL	183
Notional Amount	230
NRA	126
NRSRO	252, 417
NRSRO Certification	254
NY Community Bank Loan	144
O
Occupancy	126
Occupancy Date	126
Offered Certificates	229
OID Regulations	401
OLA	119
Operating Advisor Consultation Event	327
Operating Advisor Consulting Fee	295
Operating Advisor Expenses	295
Operating Advisor Fee	295
Operating Advisor Fee Rate	295
Operating Advisor Standard	331
Operating Advisor Termination Event	334
Operating Statements	129
P
P&I Advance	275
Pads	129
PAR	198, 215
Par Purchase Price	319
Pari Passu Companion Loan	122
Pari Passu Companion Loans	122
Participants	260
Parties in Interest	413
Pass-Through Rate	236
Patriot Act	383
PCIS Persons	15
Pentalpha Surveillance	224
Percentage Interest	187, 231
Periodic Payments	232
Permitted Investments	231, 281
Permitted Special Servicer/Affiliate Fees	294
PILOT	153
PIPs	73, 141
Plans	413
PML	207
PRC	16
Preliminary Dispute Resolution Election Notice	356
Prepayment Assumption	402
Prepayment Interest Excess	246
Prepayment Interest Shortfall	246
Prepayment Premium	157
PRIIPS Regulation	14
Prime Rate	279
Principal Balance Certificates	229
Principal Distribution Amount	239
Principal Shortfall	240
Privileged Information	333
Privileged Information Exception	334
Privileged Person	252
Pro Rata and Pari Passu Basis	187
Professional Investors	16
Prohibited Prepayment	247
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	355
Proposed Course of Action Notice	355
Prospectus Directive	14
PSA	229
PSA Party Repurchase Request	354
PTCE	416
Purchase Price	269
Q
Qualified Replacement Special Servicer	346
Qualified Substitute Mortgage Loan	270
Qualifying CRE Loan Percentage	226
R
RAC No-Response Scenario	361
Rated Final Distribution Date	246
Rating Agencies	362
Rating Agency Confirmation	362
REA	63
Realized Loss	249
REC	139
Record Date	231
Registration Statement	412
Regular Certificates	229
Regular Interestholder	400
Regular Interests	398
Regulation AB	364
Regulation RR	225
Reimbursement Rate	279
Related Proceeds	278
Release Date	156
Relevant Investor	17

Relevant Persons	15
Relief Act	383
Remainderman	139
REMIC	398
REMIC Regulations	398
REO Account	281
REO Loan	241
REO Property	313
Repurchase Election Notice	182
Repurchase Option Notice	182
Repurchase Request	354
Requesting Certificateholder	356
Requesting Holders	302
Requesting Investor	263
Requesting Party	361
Requirements	383
Residual Certificates	229
Resolution Failure	354
Resolved	354
Restricted Group	414
Restricted Party	334
Retaining Party	225
Retaining Sponsor	225
Review Materials	338
Revised Rate	238
RevPAR	126
RMBS	220
Rooms	129
Rule 15Ga-1	201
Rule 17g-5	254
S
S&P	362
Scheduled Principal Distribution Amount	239
SEC	193
Securities Act	364
Securitization Accounts	281
SEL	207
Senior Certificates	229
Serviced Companion Loan	165
Serviced Mortgage Loan	165
Serviced Pari Passu Companion Loan	165
Serviced Pari Passu Mortgage Loan	165
Serviced Pari Passu Whole Loan	165
Serviced Whole Loan	165
Servicer Termination Event	347
Servicing Advances	276
Servicing Fee	288
Servicing Fee Rate	288
Servicing Standard	274
SF	127
SFA	17
SFO	16
Similar Law	413
SMMEA	417
Soft Lockbox	126
Soft Springing Lockbox	126
SoftBank	59
Special Servicing Fee	290
Special Servicing Fee Rate	291
Specially Serviced Loans	311
Springing Cash Management	126
Springing Lockbox	126
Sq. Ft.	127
Square Feet	127
Startup Day	398
Stated Principal Balance	240
Static Pool Data	82
Structured Product	16
Subject Loans	296
Subordinate Certificates	229
Subordinate Companion Loan	122, 165
Subordinate Companion Loans	122
Subsequent Asset Status Report	313
Sub-Servicing Agreement	275
Surety Limit	148
T
T-12	127
Tax Cuts and Jobs Act	400
TCE	140
Term to Maturity	127
Terms and Conditions	262
Tests	340
Title V	382
Transaction Parties	416
TRIPRA	78
Trust REMIC	48
Trust REMICs	231, 398
TTM	127
U
U.S. Person	408
UBS 2019-C17 PSA	165
UCC	370, 3
Underwriter Entities	95
Underwriting Agreement	410
Underwritten Expenses	127
Underwritten NCF Debt Yield	128
Underwritten Net Cash Flow	127
Underwritten Net Cash Flow Debt Service Coverage Ratio	127
Underwritten Net Operating Income Debt Service Coverage Ratio	127
Underwritten NOI	128

Underwritten Revenues	129
Unincorporated Associations	15
Units	129
Unscheduled Principal Distribution Amount	239
Unsolicited Information	339
Upper-Tier REMIC	48, 231, 398
Upper-Tier REMIC Distribution Account	280
UW Expenses	127
UW NCF	127
UW NCF Debt Yield	128
UW NCF DSCR	127
UW NOI	128
UW NOI Debt Yield	129
UW NOI DSCR	127
UW NOI DY	129
V
Volcker Rule	104
Voting Rights	259
VRR Interest	3, 225
W
WAC Rate	237
Weighted Average Mortgage Rate	130
Wells Fargo Bank	219
Whole Loan	122
Withheld Amounts	280
Workout Fee	291
Workout Fee Rate	291
Workout-Delayed Reimbursement Amount	279
Y
Yield Maintenance Charge	245
Yield-Priced Principal Balance Certificates	227
YM Group A	244
YM Group B	244
YM Group D	244
YM Group F	244
YM Group RR	244
YM Groups	244

ANNEX A-1

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ANNEX A-1

Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Number of Properties	Property Type(2)	Property Subtype	Year Built	Year Renovated	Units(3)
1	GACC	Century Plaza Towers	2029 & 2049 Century Park East	Los Angeles	CA	90067	Los Angeles	1	Office	CBD	1975	2015	2,401,641
2	LCM	Los Angeles Leased Fee Portfolio	Various	Los Angeles	CA	Various	Los Angeles	8	Other	Leased Fee	N/A		556,202
2.01	LCM	5901 West Century Boulevard	5901 West Century Boulevard	Los Angeles	CA	90036	Los Angeles	1	Other	Leased Fee	N/A		71,003
2.02	LCM	5959 West Century Boulevard	5959 West Century Boulevard	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		79,279
2.03	LCM	6151 West Century Boulevard	6151 West Century Boulevard	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		78,844
2.04	LCM	5933 West Century Boulevard	5933 West Century Boulevard	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		73,181
2.05	LCM	5940 West 98th Street	5940 West 98th Street	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		67,518
2.06	LCM	9801 Airport Boulevard	9801 Airport Boulevard	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		62,726
2.07	LCM	6144 West 98th Street	6144 West 98th Street	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		62,726
2.08	LCM	5960 West 98th Street	5960 West 98th Street	Los Angeles	CA	90045	Los Angeles	1	Other	Leased Fee	N/A		60,925
3	JPMCB	Innovation Park	7201, 7207, 7345, 7349, 8001, 8105, 8201, 8203, 8209, 8335, 8405, 8501 & 8505 IBM Drive	Charlotte	NC	28262	Mecklenburg	1	Office	Suburban	1979-2013	2011	1,854,729
4	LCM	12555 & 12655 Jefferson	Various	Los Angeles	CA	90066	Los Angeles	2	Office	CBD	1985	Various	193,908
4.01	LCM	12655 Jefferson	12655 West Jefferson Boulevard	Los Angeles	CA	90066	Los Angeles	1	Office	CBD	1985	2015-2016	100,756
4.02	LCM	12555 Jefferson	12555 West Jefferson Boulevard	Los Angeles	CA	90066	Los Angeles	1	Office	CBD	1985	2016-2017	93,152
5	LCM	Hyde Park Multifamily Portfolio	Various	Chicago	IL	Various	Cook	42	Multifamily	Various	Various	Various	839
5.01	LCM	5452-5466 South Ellis Avenue	5452-5466 South Ellis Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1913	2000	31
5.02	LCM	5339-5345 South Woodlawn Avenue	5339-5345 South Woodlawn Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1912	Various	25
5.03	LCM	5335-5345 South Kimbark Avenue	5335-5345 South Kimbark Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1913	2000	25
5.04	LCM	5715-5725 South Kimbark Avenue	5715-5725 South Kimbark Avenue	Chicago	IL	60637	Cook	1	Multifamily	Garden	1911	2000	19
5.05	LCM	5034-5046 South Woodlawn Avenue	5034-5046 South Woodlawn Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1920	2000	45
5.06	LCM	1509 East 57th Street	1509 East 57th Street	Chicago	IL	60637	Cook	1	Multifamily	Garden	1888	2010	22
5.07	LCM	5320-5326 South Drexel Avenue	5320-5326 South Drexel Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1923	2009	31
5.08	LCM	5237-5245 South Kenwood	5237-5245 South Kenwood	Chicago	IL	60615	Cook	1	Multifamily	Garden	1910	2000	19
5.09	LCM	5411-5421 South Ellis Avenue	5411-5421 South Ellis Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1917	2000	31
5.10	LCM	5300-5308 South Hyde Park Boulevard	5300-5308 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Garden	1912	2000	38
5.11	LCM	5234-5244 South Ingleside Avenue	5234-5244 South Ingleside Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1912	2010	23
5.12	LCM	5415 South Woodlawn Avenue	5415 South Woodlawn Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1927	Various	38
5.13	LCM	5300-5308 South Greenwood Avenue	5300-5308 South Greenwood Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1914	2000	25
5.14	LCM	5201 South Greenwood Avenue	5201 South Greenwood Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1914	2000	24
5.15	LCM	5401-5409 South Cottage Grove Avenue	5401-5409 South Cottage Grove Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1914	2010	22
5.16	LCM	5120 South Hyde Park Boulevard	5120 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1923	2000	40
5.17	LCM	5350-5358 South Maryland Avenue	5350-5358 South Maryland Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1915	2010	21
5.18	LCM	5400-5406 South Maryland Avenue	5400-5406 South Maryland Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1897	2010	18
5.19	LCM	5474-5480 South Hyde Park Boulevard	5474-5480 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Garden	1910	2000	29
5.20	LCM	5528-5532 South Everett Avenue	5528-5532 South Everett Avenue	Chicago	IL	60637	Cook	1	Multifamily	Mid-Rise	1912	2000	34
5.21	LCM	5487-5491 South Hyde Park Boulevard	5487-5491 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Garden	1905	2018	7
5.22	LCM	5400-5408 South Ingleside Avenue	5400-5408 South Ingleside Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1916	2010	19
5.23	LCM	5401-5403 South Woodlawn Avenue	5401-5403 South Woodlawn Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1899	2000	12
5.24	LCM	5301-5307 South Maryland Avenue	5301-5307 South Maryland Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1897	2009	21
5.25	LCM	5355-5361 South Cottage Grove Avenue	5355-5361 South Cottage Grove Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1910	2010	21
5.26	LCM	1515-1521 East 54th Street	1515-1521 East 54th Street	Chicago	IL	60615	Cook	1	Multifamily	Garden	1916	2000	16
5.27	LCM	5111-5113 South Kimbark Avenue	5111-5113 South Kimbark Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1910	2011	8
5.28	LCM	5507-5509 South Hyde Park Boulevard	5507-5509 South Hyde Park Boulevard	Chicago	IL	60637	Cook	1	Multifamily	Garden	1906	2017	7
5.29	LCM	5337 South Hyde Park Boulevard	5337 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1919	2000	23
5.30	LCM	5202-5210 South Cornell Avenue	5202-5210 South Cornell Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1907	2000	27
5.31	LCM	5118-5120 South Greenwood Avenue	5118-5120 South Greenwood Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1912	2011	6
5.32	LCM	5335-5337 South Woodlawn Avenue	5335-5337 South Woodlawn Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1909	2000	6
5.33	LCM	5524-5526 South Everett Avenue	5524-5526 South Everett Avenue	Chicago	IL	60637	Cook	1	Multifamily	Garden	1910	2017	7
5.34	LCM	5401-5405 South Drexel Boulevard	5401-5405 South Drexel Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Garden	1915	2010	13
5.35	LCM	5468-5470 South Hyde Park Boulevard	5468-5470 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Garden	1903	2000	6
5.36	LCM	5218-5220 South Kimbark Avenue	5218-5220 South Kimbark Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1903	2000	6
5.37	LCM	5457-5459 South Blackstone Avenue	5457-5459 South Blackstone Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1908	2000	19
5.38	LCM	5336-5338 South Hyde Park Boulevard	5336-5338 South Hyde Park Boulevard	Chicago	IL	60615	Cook	1	Multifamily	Garden	1912	2000	19
5.39	LCM	5405-5407 South Woodlawn Avenue	5405-5407 South Woodlawn Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1921	2000	18
5.40	LCM	1018 East 54th Street	1018-1022 East 54th Street	Chicago	IL	60615	Cook	1	Multifamily	Garden	1915	2000	9
5.41	LCM	5128-5132 South Cornell Avenue	5128-5132 South Cornell Avenue	Chicago	IL	60615	Cook	1	Multifamily	Garden	1905	2000	9
5.42	LCM	5110 South Harper Avenue	5110 South Harper Avenue	Chicago	IL	60615	Cook	1	Other	Parking	NAP		28
6	JPMCB	BJ’s Wholesale Club	1752 Shore Parkway	Brooklyn	NY	11214	Kings	1	Retail	Freestanding	2014		135,753
7	LCM	Hampton Roads Office Portfolio	Various	Various	VA	Various	Various	22	Office	Suburban	Various		1,322,003
7.01	LCM	510 Independence Parkway	510 Independence Parkway	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	1999		97,081
7.02	LCM	676 Independence Parkway	676 Independence Parkway	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2008		73,345
7.03	LCM	700 Independence Parkway	700 Independence Parkway	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2001		96,807
7.04	LCM	1309 Executive Boulevard	1309 Executive Boulevard	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2001		49,870
7.05	LCM	1317 Executive Boulevard	1317 Executive Boulevard	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2007		73,583
7.06	LCM	200 Golden Oak Court	200 Golden Oak Court	Virginia Beach	VA	23452	Virginia Beach City	1	Office	Suburban	1988		74,290
7.07	LCM	1301 Executive Boulevard	1301 Executive Boulevard	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2006		50,020
7.08	LCM	505 Independence Parkway	505 Independence Parkway	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2000		63,568
7.09	LCM	1313 Executive Boulevard	1313 Executive Boulevard	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2002		49,870
7.10	LCM	208 Golden Oak Court	208 Golden Oak Court	Virginia Beach	VA	23452	Virginia Beach City	1	Office	Suburban	1989		63,825
7.11	LCM	1305 Executive Boulevard	1305 Executive Boulevard	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2002		49,865
7.12	LCM	500 Independence Parkway	500 Independence Parkway	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2001		51,000
7.13	LCM	501 Independence Parkway	501 Independence Parkway	Chesapeake	VA	23320	Chesapeake City	1	Office	Suburban	2000		63,474
7.14	LCM	1 Enterprise Parkway	1 Enterprise Parkway	Hampton	VA	23666	Hampton City	1	Office	Suburban	1987		63,029
7.15	LCM	1457 Miller Store Road	1457 Miller Store Road	Virginia Beach	VA	23455	Virginia Beach City	1	Office	Suburban	1988		65,192
7.16	LCM	2809 South Lynnhaven Road	2809 South Lynnhaven Road	Virginia Beach	VA	23452	Virginia Beach City	1	Office	Suburban	1987		62,924
7.17	LCM	22 Enterprise Parkway	22 Enterprise Parkway	Hampton	VA	23666	Hampton City	1	Office	Suburban	1990		72,444
7.18	LCM	521 Butler Farm Road	521 Butler Farm Road	Hampton	VA	23666	Hampton City	1	Office	Suburban	1989		44,651
7.19	LCM	21 Enterprise Parkway	21 Enterprise Parkway	Hampton	VA	23666	Hampton City	1	Office	Suburban	1998		75,915
7.20	LCM	484 Viking Drive	484 Viking Drive	Virginia Beach	VA	23452	Virginia Beach City	1	Office	Suburban	1987		39,633
7.21	LCM	629 Phoenix Drive	629 Phoenix Drive	Virginia Beach	VA	23452	Virginia Beach City	1	Office	Suburban	1996		24,549

A-1-1

ANNEX A-1

Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Number of Properties	Property Type(2)	Property Subtype	Year Built	Year Renovated	Units(3)
7.22	LCM	5 Manhattan Square	5 Manhattan Square	Hampton	VA	23666	Hampton City	1	Office	Suburban	1999		17,068
8	LCM	Colorado Square	2 North Nevada Avenue	Colorado Springs	CO	80903	El Paso	1	Office	CBD	1976	2000, 2018	245,509
9	JPMCB	Sunset North	3120, 3150 & 3180 139th Avenue Southeast	Bellevue	WA	98005	King	1	Office	Suburban	1999, 2000	2016-2019	464,061
10	JPMCB	Jersey City Group 2	Various	Jersey City	NJ	07306	Hudson	8	Multifamily	Garden	Various	2017-2019	201
10.01	JPMCB	126, 130 & 134 Corbin Avenue	126, 130 & 134 Corbin Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1901	2017-2019	63
10.02	JPMCB	500 Baldwin Avenue	500 Baldwin Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1900	2017-2019	29
10.03	JPMCB	1062 West Side Avenue	1062 West Side Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1920	2017-2019	19
10.04	JPMCB	38 & 42 Broadway	38 & 42 Broadway	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1900	2017-2019	24
10.05	JPMCB	384 Baldwin Avenue	384 Baldwin Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1900	2017-2019	20
10.06	JPMCB	943 Pavonia Avenue	943 Pavonia Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1900	2017-2019	17
10.07	JPMCB	863 Pavonia Avenue	863 Pavonia Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1923	2017-2019	13
10.08	JPMCB	429 Hoboken Avenue	429 Hoboken Avenue	Jersey City	NJ	07306	Hudson	1	Multifamily	Garden	1900	2017-2019	16
11	LCM	Belvedere Place	1 & 2 Belvedere Place	Mill Valley	CA	94941	Marin	1	Office	Suburban	2000		102,502
12	LCM	Union Heights	7730 South Union Park Avenue	Sandy	UT	84047	Salt Lake	1	Office	Suburban	2007		142,899
13	LCM	The Residence Inn by Marriott South Beach	1231 17th Street	Miami Beach	FL	33139	Miami-Dade	1	Hotel	Extended Stay	2016		116
14	LCM	Brooklyn Renaissance Plaza	335 Adams Street	Brooklyn	NY	11201	Kings	1	Office	CBD	1998	2019	289,180
15	LCM	8571 Rivers Avenue	8571 Rivers Avenue	North Charleston	SC	29406	Charleston	1	Office	Suburban	1995	2017	173,582
16	JPMCB	Grand Canal Shoppes	3377 Las Vegas Boulevard South	Las Vegas	NV	89109	Clark	1	Retail	Specialty Retail	1999	2007	759,891
17	JPMCB	600 & 620 National Avenue	600 & 620 National Avenue	Mountain View	CA	94043	Santa Clara	1	Office	Suburban	2017		151,064
18	JPMCB	Tysons Tower	7900 Tysons One Place	McLean	VA	22102	Fairfax	1	Office	Suburban	2014		528,730
19	JPMCB	Guardian Self Storage - Boulder	4900 Broadway Street	Boulder	CO	80304	Boulder	1	Self Storage	Self Storage	1979	2017	144,175
20	JPMCB	Hilton Cincinnati Netherland Plaza	35 West Fifth Street	Cincinnati	OH	45202	Hamilton	1	Hotel	Full Service	1931	1981, 2004, 2013	561
21	LCM	Plaza at the Border	3951-3975 Camino De La Plaza	San Diego	CA	92173	San Diego	1	Retail	Anchored	2012		98,032
22	LCM	Prospect Park	2882 Prospect Park Drive	Rancho Cordova	CA	95670	Sacramento	1	Office	Suburban	1999		112,492
23	LCM	The Sutherland	4659 South Drexel Boulevard	Chicago	IL	60653	Cook	1	Multifamily	Mid-Rise	1923	2012	107
24	LCM	Richmond City Center	1100-1350 MacDonald Avenue	Richmond	CA	94801	Contra Costa	1	Retail	Anchored	1994		73,992
25	LCM	KB Dallas DaVita Portfolio	Various	Various	TX	Various	Various	4	Office	Medical	Various	Various	49,697
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville	1600 Waters Ridge Drive	Lewisville	TX	75057	Denton	1	Office	Medical	2003		20,200
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth	251 University Drive	Fort Worth	TX	76107	Tarrant	1	Office	Medical	1990	2011	13,131
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound	4941 Long Prairie Road	Flower Mound	TX	75028	Denton	1	Office	Medical	2014		8,000
25.04	LCM	KB DaVita Dallas Portfolio - Plano	4112 West Spring Creek Parkway	Plano	TX	75024	Collin	1	Office	Medical	2011		8,366
26	LCM	NOV Headquarters	7909 Parkwood Circle Drive and 9720 & 9724 Beechnut Street	Houston	TX	77036	Harris	1	Office	Suburban	1982	2009	337,019
27	LCM	Island Security Self Storage	17901 100th Avenue Southwest	Vashon	WA	98070	King	1	Self Storage	Self Storage	2004, 2007		50,073
28	LCM	HD Supply Portfolio	Various	Various	Various	Various	Various	6	Industrial	Various	Various	Various	184,380
28.01	LCM	Core & Main - Charlotte, NC	10000 Metromont Industrial Boulevard	Charlotte	NC	28269	Mecklenburg	1	Industrial	Flex	1987	2004	39,954
28.02	LCM	HD Supply - Raleigh, NC	1211 Intrepid Court	Raleigh	NC	27610	Wake	1	Industrial	Flex	2000		37,924
28.03	LCM	Stericycle - Raleigh, NC	1251 Intrepid Court	Raleigh	NC	27610	Wake	1	Industrial	Flex	2000		25,273
28.04	LCM	HD Supply - Tampa FL	3319 North US Highway 301	Tampa	FL	33619	Hillsborough	1	Industrial	Warehouse/Distribution	1975	2019	37,873
28.05	LCM	HD Supply - Pearl, MS	220 One Stop Place	Pearl	MS	39208	Rankin	1	Industrial	Flex	1990		30,156
28.06	LCM	ZimaPack HQ - Chesterfield, VA	2101 Pine Forest Drive	South Chesterfield	VA	23834	Chesterfield	1	Industrial	Flex	1981		13,200
29	LCM	5222 South Drexel	5222 South Drexel Avenue	Chicago	IL	60615	Cook	1	Multifamily	Mid-Rise	1917	2011	63
30	LCM	6723 Van Nuys Boulevard	6723 Van Nuys Boulevard	Van Nuys	CA	91405	Los Angeles	1	Retail	Freestanding	1950	2017	20,500
31	LCM	Opus Seaway	2300 Merrill Creek Parkway	Everett	WA	98203	Snohomish	1	Industrial	Flex	1996		99,222
32	LCM	Prince Creek Village Center	11920 Highway 707	Murrells Inlet	SC	29576	Horry	1	Retail	Shadow Anchored	2017		18,035

A-1-2

ANNEX A-1

Loan #	Seller(1)	Property Name	Unit of Measure	Occupancy %(4)	Occupancy Date	Appraised Value ($)(5)	Appraisal Date	Current LTV %(5)	Original Balance ($)(6)(7)	Original Balance per Unit ($)	Current Balance ($)(6)(7)	Cuurent Balance per Unit ($)	% of Initial Pool Balance	Crossed Loan	Related Borrower(8)	Interest Rate %
1	GACC	Century Plaza Towers	Square Feet	92.9%	10/01/19	2,302,000,000	09/24/19	39.1%	62,500,000	375	62,500,000	375	7.7%	No	No	3.00450
2	LCM	Los Angeles Leased Fee Portfolio	Square Feet	100.0%	11/06/19	134,900,000	07/04/19	63.0%	61,000,000	153	61,000,000	153	7.6%	No	No	3.50000
2.01	LCM	5901 West Century Boulevard	Square Feet	100.0%	11/06/19	21,700,000	07/04/19		9,831,765		9,831,765		1.2%
2.02	LCM	5959 West Century Boulevard	Square Feet	100.0%	11/06/19	19,000,000	07/04/19		8,611,765		8,611,765		1.1%
2.03	LCM	6151 West Century Boulevard	Square Feet	100.0%	11/06/19	18,000,000	07/04/19		8,109,412		8,109,412		1.0%
2.04	LCM	5933 West Century Boulevard	Square Feet	100.0%	11/06/19	16,400,000	07/04/19		7,391,765		7,391,765		0.9%
2.05	LCM	5940 West 98th Street	Square Feet	100.0%	11/06/19	15,700,000	07/04/19		7,104,706		7,104,706		0.9%
2.06	LCM	9801 Airport Boulevard	Square Feet	100.0%	11/06/19	15,000,000	07/04/19		6,817,647		6,817,647		0.8%
2.07	LCM	6144 West 98th Street	Square Feet	100.0%	11/06/19	14,900,000	07/04/19		6,745,882		6,745,882		0.8%
2.08	LCM	5960 West 98th Street	Square Feet	100.0%	11/06/19	14,200,000	07/04/19		6,387,059		6,387,059		0.8%
3	JPMCB	Innovation Park	Square Feet	96.1%	08/05/19	264,900,000	08/22/19	68.8%	55,000,000	98	55,000,000	98	6.8%	No	No	3.50500
4	LCM	12555 & 12655 Jefferson	Square Feet	97.2%	09/01/19	186,650,000	06/28/19	59.5%	54,000,000	572	54,000,000	572	6.7%	No	No	3.92500
4.01	LCM	12655 Jefferson	Square Feet	100.0%	09/01/19	94,150,000	06/28/19		27,243,243		27,243,243		3.4%
4.02	LCM	12555 Jefferson	Square Feet	94.1%	09/01/19	92,500,000	06/28/19		26,756,757		26,756,757		3.3%
5	LCM	Hyde Park Multifamily Portfolio	Units	94.5%	07/31/19	176,385,000	12/03/18	60.5%	46,750,000	127,235	46,750,000	127,235	5.8%	No	No	4.55400
5.01	LCM	5452-5466 South Ellis Avenue	Units	90.3%	07/31/19	8,275,000	12/03/18		2,199,971		2,199,971		0.3%
5.02	LCM	5339-5345 South Woodlawn Avenue	Units	84.0%	07/31/19	7,525,000	12/03/18		2,000,593		2,000,593		0.2%
5.03	LCM	5335-5345 South Kimbark Avenue	Units	88.0%	07/31/19	7,250,000	12/03/18		1,927,480		1,927,480		0.2%
5.04	LCM	5715-5725 South Kimbark Avenue	Units	100.0%	07/31/19	6,975,000	12/03/18		1,854,366		1,854,366		0.2%
5.05	LCM	5034-5046 South Woodlawn Avenue	Units	100.0%	07/31/19	6,800,000	12/03/18		1,807,845		1,807,845		0.2%
5.06	LCM	1509 East 57th Street	Units	63.6%	07/31/19	6,700,000	12/03/18		1,781,252		1,781,252		0.2%
5.07	LCM	5320-5326 South Drexel Avenue	Units	87.1%	07/31/19	6,175,000	12/03/18		1,641,691		1,641,691		0.2%
5.08	LCM	5237-5245 South Kenwood	Units	100.0%	07/31/19	6,100,000	12/03/18		1,621,727		1,621,727		0.2%
5.09	LCM	5411-5421 South Ellis Avenue	Units	90.3%	07/31/19	5,975,000	12/03/18		1,588,504		1,588,504		0.2%
5.10	LCM	5300-5308 South Hyde Park Boulevard	Units	100.0%	07/31/19	5,550,000	12/03/18		1,475,537		1,475,537		0.2%
5.11	LCM	5234-5244 South Ingleside Avenue	Units	95.7%	07/31/19	5,475,000	12/03/18		1,455,573		1,455,573		0.2%
5.12	LCM	5415 South Woodlawn Avenue	Units	97.4%	07/31/19	5,450,000	12/03/18		1,448,943		1,448,943		0.2%
5.13	LCM	5300-5308 South Greenwood Avenue	Units	92.0%	07/31/19	5,425,000	12/03/18		1,442,276		1,442,276		0.2%
5.14	LCM	5201 South Greenwood Avenue	Units	100.0%	07/31/19	4,750,000	12/03/18		1,262,825		1,262,825		0.2%
5.15	LCM	5401-5409 South Cottage Grove Avenue	Units	100.0%	07/31/19	4,725,000	12/03/18		1,256,195		1,256,195		0.2%
5.16	LCM	5120 South Hyde Park Boulevard	Units	100.0%	07/31/19	4,125,000	12/03/18		1,096,671		1,096,671		0.1%
5.17	LCM	5350-5358 South Maryland Avenue	Units	95.2%	07/31/19	4,160,000	12/03/18		1,087,359		1,087,359		0.1%
5.18	LCM	5400-5406 South Maryland Avenue	Units	88.9%	07/31/19	4,075,000	12/03/18		1,083,374		1,083,374		0.1%
5.19	LCM	5474-5480 South Hyde Park Boulevard	Units	93.1%	07/31/19	4,050,000	12/03/18		1,076,745		1,076,745		0.1%
5.20	LCM	5528-5532 South Everett Avenue	Units	100.0%	07/31/19	3,950,000	12/03/18		1,050,151		1,050,151		0.1%
5.21	LCM	5487-5491 South Hyde Park Boulevard	Units	100.0%	07/31/19	3,900,000	12/03/18		1,036,854		1,036,854		0.1%
5.22	LCM	5400-5408 South Ingleside Avenue	Units	84.2%	07/31/19	3,875,000	12/03/18		1,030,186		1,030,186		0.1%
5.23	LCM	5401-5403 South Woodlawn Avenue	Units	100.0%	07/31/19	3,750,000	12/03/18		996,963		996,963		0.1%
5.24	LCM	5301-5307 South Maryland Avenue	Units	100.0%	07/31/19	3,675,000	12/03/18		977,037		977,037		0.1%
5.25	LCM	5355-5361 South Cottage Grove Avenue	Units	95.2%	07/31/19	3,650,000	12/03/18		970,369		970,369		0.1%
5.26	LCM	1515-1521 East 54th Street	Units	93.8%	07/31/19	3,690,000	12/03/18		959,755		959,755		0.1%
5.27	LCM	5111-5113 South Kimbark Avenue	Units	87.5%	07/31/19	3,570,000	12/03/18		938,487		938,487		0.1%
5.28	LCM	5507-5509 South Hyde Park Boulevard	Units	100.0%	07/31/19	3,460,000	12/03/18		917,220		917,220		0.1%
5.29	LCM	5337 South Hyde Park Boulevard	Units	100.0%	07/31/19	3,375,000	12/03/18		897,293		897,293		0.1%
5.30	LCM	5202-5210 South Cornell Avenue	Units	100.0%	07/31/19	3,280,000	12/03/18		872,002		872,002		0.1%
5.31	LCM	5118-5120 South Greenwood Avenue	Units	100.0%	07/31/19	2,990,000	12/03/18		789,615		789,615		0.1%
5.32	LCM	5335-5337 South Woodlawn Avenue	Units	100.0%	07/31/19	2,880,000	12/03/18		755,051		755,051		0.1%
5.33	LCM	5524-5526 South Everett Avenue	Units	100.0%	07/31/19	2,820,000	12/03/18		744,398		744,398		0.1%
5.34	LCM	5401-5405 South Drexel Boulevard	Units	84.6%	07/31/19	2,525,000	12/03/18		671,284		671,284		0.1%
5.35	LCM	5468-5470 South Hyde Park Boulevard	Units	100.0%	07/31/19	2,500,000	12/03/18		664,655		664,655		0.1%
5.36	LCM	5218-5220 South Kimbark Avenue	Units	100.0%	07/31/19	2,520,000	12/03/18		661,973		661,973		0.1%
5.37	LCM	5457-5459 South Blackstone Avenue	Units	89.5%	07/31/19	2,380,000	12/03/18		584,873		584,873		0.1%
5.38	LCM	5336-5338 South Hyde Park Boulevard	Units	100.0%	07/31/19	2,050,000	12/03/18		545,021		545,021		0.1%
5.39	LCM	5405-5407 South Woodlawn Avenue	Units	100.0%	07/31/19	1,850,000	12/03/18		491,833		491,833		0.1%
5.40	LCM	1018 East 54th Street	Units	77.8%	07/31/19	1,760,000	12/03/18		462,595		462,595		0.1%
5.41	LCM	5128-5132 South Cornell Avenue	Units	100.0%	07/31/19	1,550,000	12/03/18		404,119		404,119		0.1%
5.42	LCM	5110 South Harper Avenue	Spaces	100.0%	07/31/19	825,000	12/03/18		219,338		219,338		0.0%
6	JPMCB	BJ’s Wholesale Club	Square Feet	100.0%	11/01/19	74,000,000	08/20/19	54.3%	40,150,000	296	40,150,000	296	5.0%	No	No	3.57000
7	LCM	Hampton Roads Office Portfolio	Square Feet	88.5%	Various	185,200,000	01/07/19	71.3%	40,000,000	101	39,723,151	100	4.9%	No	No	5.30000
7.01	LCM	510 Independence Parkway	Square Feet	89.4%	08/31/19	14,100,000	01/07/19		3,317,293		3,294,334		0.4%
7.02	LCM	676 Independence Parkway	Square Feet	100.0%	08/31/19	11,200,000	01/07/19		3,311,278		3,288,360		0.4%
7.03	LCM	700 Independence Parkway	Square Feet	100.0%	08/31/19	13,400,000	01/07/19		2,721,805		2,702,966		0.3%
7.04	LCM	1309 Executive Boulevard	Square Feet	100.0%	11/06/19	8,500,000	01/07/19		2,336,842		2,320,668		0.3%
7.05	LCM	1317 Executive Boulevard	Square Feet	100.0%	08/31/19	12,400,000	01/07/19		2,273,684		2,257,948		0.3%
7.06	LCM	200 Golden Oak Court	Square Feet	84.1%	08/31/19	10,900,000	01/07/19		2,183,459		2,168,346		0.3%
7.07	LCM	1301 Executive Boulevard	Square Feet	100.0%	08/31/19	8,100,000	01/07/19		2,126,316		2,111,599		0.3%
7.08	LCM	505 Independence Parkway	Square Feet	97.2%	08/31/19	8,500,000	01/07/19		2,108,271		2,093,679		0.3%
7.09	LCM	1313 Executive Boulevard	Square Feet	100.0%	11/06/19	8,500,000	01/07/19		1,912,782		1,899,543		0.2%
7.10	LCM	208 Golden Oak Court	Square Feet	94.6%	08/31/19	9,000,000	01/07/19		1,897,744		1,884,610		0.2%
7.11	LCM	1305 Executive Boulevard	Square Feet	81.2%	08/31/19	7,100,000	01/07/19		1,831,579		1,818,902		0.2%
7.12	LCM	500 Independence Parkway	Square Feet	100.0%	08/31/19	7,400,000	01/07/19		1,804,511		1,792,022		0.2%
7.13	LCM	501 Independence Parkway	Square Feet	90.1%	08/31/19	8,000,000	01/07/19		1,768,421		1,756,181		0.2%
7.14	LCM	1 Enterprise Parkway	Square Feet	65.2%	08/31/19	7,700,000	01/07/19		1,639,098		1,627,753		0.2%
7.15	LCM	1457 Miller Store Road	Square Feet	100.0%	08/31/19	6,100,000	01/07/19		1,521,805		1,511,272		0.2%
7.16	LCM	2809 South Lynnhaven Road	Square Feet	74.9%	08/31/19	9,500,000	01/07/19		1,311,278		1,302,203		0.2%
7.17	LCM	22 Enterprise Parkway	Square Feet	76.2%	08/31/19	8,900,000	01/07/19		1,245,113		1,236,495		0.2%
7.18	LCM	521 Butler Farm Road	Square Feet	100.0%	11/06/19	6,300,000	01/07/19		1,227,068		1,218,575		0.2%
7.19	LCM	21 Enterprise Parkway	Square Feet	59.0%	08/31/19	9,100,000	01/07/19		1,148,872		1,140,921		0.1%
7.20	LCM	484 Viking Drive	Square Feet	43.3%	08/31/19	5,400,000	01/07/19		1,136,842		1,128,974		0.1%
7.21	LCM	629 Phoenix Drive	Square Feet	100.0%	08/31/19	2,900,000	01/07/19		793,985		788,490		0.1%

A-1-3

ANNEX A-1

Loan #	Seller(1)	Property Name	Unit of Measure	Occupancy %(4)	Occupancy Date	Appraised Value ($)(5)	Appraisal Date	Current LTV %(5)	Original Balance ($)(6)(7)	Original Balance per Unit ($)	Current Balance ($)(6)(7)	Cuurent Balance per Unit ($)	% of Initial Pool Balance	Crossed Loan	Related Borrower(8)	Interest Rate %
7.22	LCM	5 Manhattan Square	Square Feet	100.0%	11/06/19	2,200,000	01/07/19		381,955		379,311		0.0%
8	LCM	Colorado Square	Square Feet	90.6%	06/30/19	51,600,000	05/24/19	71.8%	37,200,000	152	37,050,001	151	4.6%	No	No	4.10000
9	JPMCB	Sunset North	Square Feet	98.8%	09/30/19	227,100,000	08/21/19	66.1%	35,000,000	323	35,000,000	323	4.3%	No	No	3.25000
10	JPMCB	Jersey City Group 2	Units	95.0%	09/30/19	41,800,000	Various	78.6%	32,840,000	163,383	32,840,000	163,383	4.1%	No	No	4.62000
10.01	JPMCB	126, 130 & 134 Corbin Avenue	Units	92.1%	09/30/19	13,100,000	09/18/19		10,291,962		10,291,962		1.3%
10.02	JPMCB	500 Baldwin Avenue	Units	100.0%	09/30/19	6,100,000	09/18/19		4,792,440		4,792,440		0.6%
10.03	JPMCB	1062 West Side Avenue	Units	94.7%	09/30/19	5,800,000	09/17/19		4,556,746		4,556,746		0.6%
10.04	JPMCB	38 & 42 Broadway	Units	91.7%	09/30/19	4,700,000	09/18/19		3,692,536		3,692,536		0.5%
10.05	JPMCB	384 Baldwin Avenue	Units	95.0%	09/30/19	3,500,000	09/18/19		2,749,761		2,749,761		0.3%
10.06	JPMCB	943 Pavonia Avenue	Units	94.1%	09/30/19	3,400,000	09/17/19		2,671,196		2,671,196		0.3%
10.07	JPMCB	863 Pavonia Avenue	Units	100.0%	09/30/19	2,800,000	09/17/19		2,199,809		2,199,809		0.3%
10.08	JPMCB	429 Hoboken Avenue	Units	100.0%	09/30/19	2,400,000	09/18/19		1,885,550		1,885,550		0.2%
11	LCM	Belvedere Place	Square Feet	100.0%	08/09/19	71,000,000	07/23/19	62.0%	32,750,000	429	32,750,000	429	4.1%	No	No	3.54000
12	LCM	Union Heights	Square Feet	88.2%	06/30/19	43,900,000	07/29/19	67.4%	29,600,000	207	29,600,000	207	3.7%	No	No	3.75000
13	LCM	The Residence Inn by Marriott South Beach	Rooms	88.1%	08/31/19	48,000,000	09/01/19	52.6%	25,250,000	217,672	25,250,000	217,672	3.1%	No	No	3.57100
14	LCM	Brooklyn Renaissance Plaza	Square Feet	88.5%	01/28/19	185,000,000	12/11/18	48.3%	25,000,000	311	24,808,910	309	3.1%	No	No	4.39000
15	LCM	8571 Rivers Avenue	Square Feet	100.0%	11/06/19	40,400,000	09/10/19	60.6%	24,500,000	141	24,500,000	141	3.0%	No	No	4.05000
16	JPMCB	Grand Canal Shoppes	Square Feet	94.0%	05/31/19	1,640,000,000	04/03/19	46.3%	20,000,000	1,000	20,000,000	1,000	2.5%	No	No	3.74080
17	JPMCB	600 & 620 National Avenue	Square Feet	100.0%	11/11/19	197,000,000	08/19/19	70.0%	20,000,000	913	20,000,000	913	2.5%	No	No	3.68800
18	JPMCB	Tysons Tower	Square Feet	100.0%	08/30/19	365,000,000	08/12/19	52.1%	20,000,000	359	20,000,000	359	2.5%	No	No	3.33000
19	JPMCB	Guardian Self Storage - Boulder	Square Feet	88.0%	08/31/19	31,020,000	10/26/18	62.0%	19,230,000	133	19,230,000	133	2.4%	No	No	5.39000
20	JPMCB	Hilton Cincinnati Netherland Plaza	Rooms	74.8%	08/31/19	105,500,000	08/22/19	68.7%	17,000,000	129,234	17,000,000	129,234	2.1%	No	No	5.35000
21	LCM	Plaza at the Border	Square Feet	91.8%	06/01/19	26,000,000	05/23/19	61.9%	16,100,000	164	16,100,000	164	2.0%	No	No	4.00000
22	LCM	Prospect Park	Square Feet	88.2%	08/05/19	20,700,000	06/18/19	72.4%	15,000,000	133	14,980,479	133	1.9%	No	No	4.10000
23	LCM	The Sutherland	Units	98.1%	06/30/19	23,225,000	06/28/19	58.3%	13,550,000	126,636	13,550,000	126,636	1.7%	No	Yes	3.90000
24	LCM	Richmond City Center	Square Feet	98.0%	06/27/19	16,500,000	05/13/19	57.3%	9,500,000	128	9,453,256	128	1.2%	No	No	4.50000
25	LCM	KB Dallas DaVita Portfolio	Square Feet	100.0%	Various	15,660,000	04/22/19	58.7%	9,200,000	185	9,200,000	185	1.1%	No	No	4.62000
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville	Square Feet	100.0%	05/01/19	6,120,000	04/22/19		3,660,000		3,660,000		0.5%
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth	Square Feet	100.0%	11/06/19	3,860,000	04/22/19		2,280,000		2,280,000		0.3%
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound	Square Feet	100.0%	11/06/19	3,330,000	04/22/19		1,910,000		1,910,000		0.2%
25.04	LCM	KB DaVita Dallas Portfolio - Plano	Square Feet	100.0%	11/06/19	2,350,000	04/22/19		1,350,000		1,350,000		0.2%
26	LCM	NOV Headquarters	Square Feet	100.0%	11/06/19	57,000,000	01/30/19	68.8%	9,200,000	116	9,200,000	116	1.1%	No	No	4.63000
27	LCM	Island Security Self Storage	Square Feet	95.7%	09/01/19	13,250,000	09/24/19	68.7%	9,100,000	182	9,100,000	182	1.1%	No	No	3.90000
28	LCM	HD Supply Portfolio	Square Feet	100.0%	11/06/19	12,850,000	Various	66.9%	8,600,000	47	8,600,000	47	1.1%	No	No	4.20000
28.01	LCM	Core & Main - Charlotte, NC	Square Feet	100.0%	11/06/19	3,150,000	06/20/19		2,108,200		2,108,200		0.3%
28.02	LCM	HD Supply - Raleigh, NC	Square Feet	100.0%	11/06/19	3,100,000	06/21/19		2,074,700		2,074,700		0.3%
28.03	LCM	Stericycle - Raleigh, NC	Square Feet	100.0%	11/06/19	2,400,000	06/21/19		1,606,200		1,606,200		0.2%
28.04	LCM	HD Supply - Tampa FL	Square Feet	100.0%	11/06/19	2,300,000	06/21/19		1,539,300		1,539,300		0.2%
28.05	LCM	HD Supply - Pearl, MS	Square Feet	100.0%	11/06/19	1,100,000	06/24/19		736,200		736,200		0.1%
28.06	LCM	ZimaPack HQ - Chesterfield, VA	Square Feet	100.0%	11/06/19	800,000	07/16/19		535,400		535,400		0.1%
29	LCM	5222 South Drexel	Units	100.0%	06/30/19	12,300,000	06/28/19	67.1%	8,250,000	130,952	8,250,000	130,952	1.0%	No	Yes	3.90000
30	LCM	6723 Van Nuys Boulevard	Square Feet	100.0%	11/06/19	6,700,000	08/15/19	62.7%	4,200,000	205	4,200,000	205	0.5%	No	No	4.60000
31	LCM	Opus Seaway	Square Feet	100.0%	10/01/19	17,800,000	09/13/19	22.5%	4,000,000	40	4,000,000	40	0.5%	No	No	3.80000
32	LCM	Prince Creek Village Center	Square Feet	92.2%	07/01/19	5,000,000	07/26/19	67.9%	3,395,000	188	3,395,000	188	0.4%	No	No	4.25000

A-1-4

ANNEX A-1

Loan #	Seller(1)	Property Name	Admin. Fee %(9)	Net Mortgage Rate %	Accrual Type	Monthly Debt Service ($)(10)(11)	Annual Debt Service ($)(11)	Note Date	First Payment Date	Partial IO Last IO Payment	Partial IO Loan First P&I Payment	Rem. Term	Rem. Amort.	I/O Period
1	GACC	Century Plaza Towers	0.01208	2.99242	Actual/360	158,657.77	1,903,893.24	10/21/19	12/09/19			120	0	120
2	LCM	Los Angeles Leased Fee Portfolio	0.01544	3.48456	Actual/360	180,387.73	2,164,652.76	08/28/19	10/06/19			118	0	120
2.01	LCM	5901 West Century Boulevard
2.02	LCM	5959 West Century Boulevard
2.03	LCM	6151 West Century Boulevard
2.04	LCM	5933 West Century Boulevard
2.05	LCM	5940 West 98th Street
2.06	LCM	9801 Airport Boulevard
2.07	LCM	6144 West 98th Street
2.08	LCM	5960 West 98th Street
3	JPMCB	Innovation Park	0.01208	3.49292	Actual/360	162,877.03	1,954,524.36	10/18/19	12/01/19			120	0	120
4	LCM	12555 & 12655 Jefferson	0.01544	3.90956	Actual/360	179,078.13	2,148,937.56	09/16/19	11/06/19			119	0	120
4.01	LCM	12655 Jefferson
4.02	LCM	12555 Jefferson
5	LCM	Hyde Park Multifamily Portfolio	0.01208	4.54192	Actual/360	179,880.36	2,158,564.32	01/30/19	03/06/19			111	0	120
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club	0.01544	3.55456	Actual/360	121,105.23	1,453,262.76	09/25/19	11/01/19			119	0	120
7	LCM	Hampton Roads Office Portfolio	0.01208	5.28792	Actual/360	219,183.79	2,630,205.52	03/28/19	05/06/19			113	353	0
7.01	LCM	510 Independence Parkway
7.02	LCM	676 Independence Parkway
7.03	LCM	700 Independence Parkway
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard
7.06	LCM	200 Golden Oak Court
7.07	LCM	1301 Executive Boulevard
7.08	LCM	505 Independence Parkway
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court
7.11	LCM	1305 Executive Boulevard
7.12	LCM	500 Independence Parkway
7.13	LCM	501 Independence Parkway
7.14	LCM	1 Enterprise Parkway
7.15	LCM	1457 Miller Store Road
7.16	LCM	2809 South Lynnhaven Road
7.17	LCM	22 Enterprise Parkway
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway
7.20	LCM	484 Viking Drive
7.21	LCM	629 Phoenix Drive

A-1-5

ANNEX A-1

Loan #	Seller(1)	Property Name	Admin. Fee %(9)	Net Mortgage Rate %	Accrual Type	Monthly Debt Service ($)(10)(11)	Annual Debt Service ($)(11)	Note Date	First Payment Date	Partial IO Last IO Payment	Partial IO Loan First P&I Payment	Rem. Term	Rem. Amort.	I/O Period
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square	0.01544	4.08456	Actual/360	179,749.79	2,156,997.48	07/11/19	09/06/19			117	357	0
9	JPMCB	Sunset North	0.01208	3.23792	Actual/360	96,108.22	1,153,298.64	09/10/19	11/01/19			119	0	120
10	JPMCB	Jersey City Group 2	0.01544	4.60456	Actual/360	168,745.16	2,024,941.92	10/25/19	12/01/19	11/01/24	12/01/24	120	360	60
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place	0.01544	3.52456	Actual/360	97,954.34	1,175,452.08	08/09/19	10/06/19			118	0	120
12	LCM	Union Heights	0.01544	3.73456	Actual/360	137,082.22	1,644,986.64	08/22/19	10/06/19	09/06/24	10/06/24	118	360	60
13	LCM	The Residence Inn by Marriott South Beach	0.01544	3.55556	Actual/360	76,183.40	914,200.80	10/09/19	12/06/19			120	0	120
14	LCM	Brooklyn Renaissance Plaza	0.01208	4.37792	Actual/360	125,042.60	1,500,511.20	04/11/19	06/06/19			114	354	0
15	LCM	8571 Rivers Avenue	0.01544	4.03456	Actual/360	117,674.08	1,412,088.96	10/11/19	12/06/19			120	360	0
16	JPMCB	Grand Canal Shoppes	0.01208	3.72872	Actual/360	63,212.59	758,551.08	06/03/19	08/01/19			116	0	120
17	JPMCB	600 & 620 National Avenue	0.01208	3.67592	Actual/360	62,320.37	747,844.44	09/11/19	10/11/19			118	0	120
18	JPMCB	Tysons Tower	0.01333	3.31667	Actual/360	56,270.83	675,249.96	09/12/19	11/11/19			119	0	120
19	JPMCB	Guardian Self Storage - Boulder	0.04544	5.34456	Actual/360	87,574.40	1,050,892.80	11/29/18	01/01/19			109	0	120
20	JPMCB	Hilton Cincinnati Netherland Plaza	0.01208	5.33792	Actual/360	94,930.33	1,139,163.96	10/02/19	12/01/19			60	360	0
21	LCM	Plaza at the Border	0.01544	3.98456	Actual/360	54,412.04	652,944.48	07/26/19	09/06/19			117	0	120
22	LCM	Prospect Park	0.01544	4.08456	Actual/360	72,479.76	869,757.12	09/09/19	11/06/19			59	359	0
23	LCM	The Sutherland	0.01544	3.88456	Actual/360	44,649.13	535,789.56	08/14/19	10/06/19			118	0	120
24	LCM	Richmond City Center	0.01544	4.48456	Actual/360	48,135.10	577,621.20	06/28/19	08/06/19			116	356	0
25	LCM	KB Dallas DaVita Portfolio	0.01544	4.60456	Actual/360	47,273.31	567,279.72	05/31/19	07/06/19	06/06/24	07/06/24	115	360	60
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters	0.01208	4.61792	Actual/360	35,989.68	431,876.16	03/29/19	05/06/19			113	0	120
27	LCM	Island Security Self Storage	0.01544	3.88456	Actual/360	29,985.76	359,829.12	11/01/19	12/06/19			120	0	120
28	LCM	HD Supply Portfolio	0.01544	4.18456	Actual/360	42,055.48	504,665.76	08/12/19	10/06/19	09/06/20	10/06/20	118	360	12
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel	0.01544	3.88456	Actual/360	27,184.90	326,218.80	08/14/19	10/06/19			118	0	120
30	LCM	6723 Van Nuys Boulevard	0.01544	4.58456	Actual/360	16,323.61	195,883.32	10/07/19	12/06/19			120	0	120
31	LCM	Opus Seaway	0.01544	3.78456	Actual/360	20,674.26	248,091.12	10/07/19	12/06/19			120	300	0
32	LCM	Prince Creek Village Center	0.01544	4.23456	Actual/360	12,190.96	146,291.52	09/27/19	11/06/19			59	0	60

A-1-6

ANNEX A-1

Loan #	Seller(1)	Property Name	Seasoning	Payment Due Date	Grace Period (Late Payment)(12)	Grace Period (Default)(12)	Maturity Date	ARD Loan	Final Maturity Date	Maturity/ARD Balance ($)(6)	Maturity LTV %(5)	Prepayment Provision (Payments)(13)
1	GACC	Century Plaza Towers	0	9	10 (Once per year)	0	11/09/29	No	11/09/29	62,500,000	39.1%	Grtr1%orYM(24), DeforGrtr1%orYM(91), O(5)
2	LCM	Los Angeles Leased Fee Portfolio	2	6	0	0	09/06/29	No	09/06/29	61,000,000	63.0%	L(26),Def(90),O(4)
2.01	LCM	5901 West Century Boulevard								9,831,765
2.02	LCM	5959 West Century Boulevard								8,611,765
2.03	LCM	6151 West Century Boulevard								8,109,412
2.04	LCM	5933 West Century Boulevard								7,391,765
2.05	LCM	5940 West 98th Street								7,104,706
2.06	LCM	9801 Airport Boulevard								6,817,647
2.07	LCM	6144 West 98th Street								6,745,882
2.08	LCM	5960 West 98th Street								6,387,059
3	JPMCB	Innovation Park	0	1	0	5 (Once per year)	11/01/29	No	11/01/29	55,000,000	68.8%	L(25),Grtr1%orYM(91),O(4)
4	LCM	12555 & 12655 Jefferson	1	6	0	0	10/06/29	No	10/06/29	54,000,000	59.5%	L(25),Def(91),O(4)
4.01	LCM	12655 Jefferson								27,243,243
4.02	LCM	12555 Jefferson								26,756,757
5	LCM	Hyde Park Multifamily Portfolio	9	6	0	0	02/06/29	No	02/06/29	46,750,000	60.5%	L(33),Def(80),O(7)
5.01	LCM	5452-5466 South Ellis Avenue								2,199,971
5.02	LCM	5339-5345 South Woodlawn Avenue								2,000,593
5.03	LCM	5335-5345 South Kimbark Avenue								1,927,480
5.04	LCM	5715-5725 South Kimbark Avenue								1,854,366
5.05	LCM	5034-5046 South Woodlawn Avenue								1,807,845
5.06	LCM	1509 East 57th Street								1,781,252
5.07	LCM	5320-5326 South Drexel Avenue								1,641,691
5.08	LCM	5237-5245 South Kenwood								1,621,727
5.09	LCM	5411-5421 South Ellis Avenue								1,588,504
5.10	LCM	5300-5308 South Hyde Park Boulevard								1,475,537
5.11	LCM	5234-5244 South Ingleside Avenue								1,455,573
5.12	LCM	5415 South Woodlawn Avenue								1,448,943
5.13	LCM	5300-5308 South Greenwood Avenue								1,442,276
5.14	LCM	5201 South Greenwood Avenue								1,262,825
5.15	LCM	5401-5409 South Cottage Grove Avenue								1,256,195
5.16	LCM	5120 South Hyde Park Boulevard								1,096,671
5.17	LCM	5350-5358 South Maryland Avenue								1,087,359
5.18	LCM	5400-5406 South Maryland Avenue								1,083,374
5.19	LCM	5474-5480 South Hyde Park Boulevard								1,076,745
5.20	LCM	5528-5532 South Everett Avenue								1,050,151
5.21	LCM	5487-5491 South Hyde Park Boulevard								1,036,854
5.22	LCM	5400-5408 South Ingleside Avenue								1,030,186
5.23	LCM	5401-5403 South Woodlawn Avenue								996,963
5.24	LCM	5301-5307 South Maryland Avenue								977,037
5.25	LCM	5355-5361 South Cottage Grove Avenue								970,369
5.26	LCM	1515-1521 East 54th Street								959,755
5.27	LCM	5111-5113 South Kimbark Avenue								938,487
5.28	LCM	5507-5509 South Hyde Park Boulevard								917,220
5.29	LCM	5337 South Hyde Park Boulevard								897,293
5.30	LCM	5202-5210 South Cornell Avenue								872,002
5.31	LCM	5118-5120 South Greenwood Avenue								789,615
5.32	LCM	5335-5337 South Woodlawn Avenue								755,051
5.33	LCM	5524-5526 South Everett Avenue								744,398
5.34	LCM	5401-5405 South Drexel Boulevard								671,284
5.35	LCM	5468-5470 South Hyde Park Boulevard								664,655
5.36	LCM	5218-5220 South Kimbark Avenue								661,973
5.37	LCM	5457-5459 South Blackstone Avenue								584,873
5.38	LCM	5336-5338 South Hyde Park Boulevard								545,021
5.39	LCM	5405-5407 South Woodlawn Avenue								491,833
5.40	LCM	1018 East 54th Street								462,595
5.41	LCM	5128-5132 South Cornell Avenue								404,119
5.42	LCM	5110 South Harper Avenue								219,338
6	JPMCB	BJ’s Wholesale Club	1	1	0	0	10/01/29	No	10/01/29	40,150,000	54.3%	L(25),Grtr1%orYM(92),O(3)
7	LCM	Hampton Roads Office Portfolio	7	6	0	0	04/06/29	No	04/06/29	33,576,022	60.3%	L(31),Grtr1%orYM(86),O(3)
7.01	LCM	510 Independence Parkway								2,784,538
7.02	LCM	676 Independence Parkway								2,779,489
7.03	LCM	700 Independence Parkway								2,284,684
7.04	LCM	1309 Executive Boulevard								1,961,547
7.05	LCM	1317 Executive Boulevard								1,908,532
7.06	LCM	200 Golden Oak Court								1,832,796
7.07	LCM	1301 Executive Boulevard								1,784,831
7.08	LCM	505 Independence Parkway								1,769,684
7.09	LCM	1313 Executive Boulevard								1,605,590
7.10	LCM	208 Golden Oak Court								1,592,968
7.11	LCM	1305 Executive Boulevard								1,537,428
7.12	LCM	500 Independence Parkway								1,514,708
7.13	LCM	501 Independence Parkway								1,484,414
7.14	LCM	1 Enterprise Parkway								1,375,860
7.15	LCM	1457 Miller Store Road								1,277,404
7.16	LCM	2809 South Lynnhaven Road								1,100,688
7.17	LCM	22 Enterprise Parkway								1,045,148
7.18	LCM	521 Butler Farm Road								1,030,001
7.19	LCM	21 Enterprise Parkway								964,364
7.20	LCM	484 Viking Drive								954,266
7.21	LCM	629 Phoenix Drive								666,471

A-1-7

ANNEX A-1

Loan #	Seller(1)	Property Name	Seasoning	Payment Due Date	Grace Period (Late Payment)(12)	Grace Period (Default)(12)	Maturity Date	ARD Loan	Final Maturity Date	Maturity/ARD Balance ($)(6)	Maturity LTV %(5)	Prepayment Provision (Payments)(13)
7.22	LCM	5 Manhattan Square								320,613
8	LCM	Colorado Square	3	6	0	0	08/06/29	No	08/06/29	29,660,135	57.5%	L(27),Def(86),O(7)
9	JPMCB	Sunset North	1	1	0	0	10/01/29	No	10/01/29	35,000,000	66.1%	L(25),Def(91),O(4)
10	JPMCB	Jersey City Group 2	0	1	0	0	11/01/29	No	11/01/29	30,107,514	72.0%	L(24),Def(93),O(3)
10.01	JPMCB	126, 130 & 134 Corbin Avenue								9,435,609
10.02	JPMCB	500 Baldwin Avenue								4,393,680
10.03	JPMCB	1062 West Side Avenue								4,177,597
10.04	JPMCB	38 & 42 Broadway								3,385,295
10.05	JPMCB	384 Baldwin Avenue								2,520,964
10.06	JPMCB	943 Pavonia Avenue								2,448,936
10.07	JPMCB	863 Pavonia Avenue								2,016,772
10.08	JPMCB	429 Hoboken Avenue								1,728,661
11	LCM	Belvedere Place	2	6	0	0	09/06/29	No	09/06/29	32,750,000	62.0%	L(26),Def(90),O(4)
12	LCM	Union Heights	2	6	0	0	09/06/29	No	09/06/29	26,746,385	60.9%	L(26),Def(90),O(4)
13	LCM	The Residence Inn by Marriott South Beach	0	6	0	0	11/06/29	No	11/06/29	25,250,000	52.6%	L(24),Def(92),O(4)
14	LCM	Brooklyn Renaissance Plaza	6	6	0	0	05/06/29	No	05/06/29	20,139,605	39.2%	L(30),Def(86),O(4)
15	LCM	8571 Rivers Avenue	0	6	0	0	11/06/29	No	11/06/29	19,497,855	48.3%	L(24),Def(92),O(4)
16	JPMCB	Grand Canal Shoppes	4	1	0	2 (Once per year)	07/01/29	No	07/01/29	20,000,000	46.3%	L(28),Def(87),O(5)
17	JPMCB	600 & 620 National Avenue	2	11	5	0	09/11/29	No	09/11/29	20,000,000	70.0%	L(26),Def(89),O(5)
18	JPMCB	Tysons Tower	1	11	5	0	10/11/29	No	10/11/29	20,000,000	52.1%	L(25),Grtr1%orYM(90),O(5)
19	JPMCB	Guardian Self Storage - Boulder	11	1	0	0	12/01/28	No	12/01/28	19,230,000	62.0%	L(25),Grtr1%orYM(92),O(3)
20	JPMCB	Hilton Cincinnati Netherland Plaza	0	1	0	0	11/01/24	No	11/01/24	15,761,725	63.7%	L(24),Def(33),O(3)
21	LCM	Plaza at the Border	3	6	0	0	08/06/29	No	08/06/29	16,100,000	61.9%	L(27),Def(89),O(4)
22	LCM	Prospect Park	1	6	0	0	10/06/24	No	10/06/24	13,637,903	65.9%	L(25),Def(28),O(7)
23	LCM	The Sutherland	2	6	0	0	09/06/29	No	09/06/29	13,550,000	58.3%	L(26),Def(87),O(7)
24	LCM	Richmond City Center	4	6	0	0	07/06/29	No	07/06/29	7,682,166	46.6%	L(28),Def(88),O(4)
25	LCM	KB Dallas DaVita Portfolio	5	6	0	0	06/06/29	No	06/06/29	8,434,846	53.9%	L(29),Def(88),O(3)
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville								3,355,602
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth								2,090,375
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound								1,751,147
25.04	LCM	KB DaVita Dallas Portfolio - Plano								1,237,722
26	LCM	NOV Headquarters	7	6	0	0	04/06/29	No	04/06/29	9,200,000	68.8%	L(31),Def(86),O(3)
27	LCM	Island Security Self Storage	0	6	0	0	11/06/29	No	11/06/29	9,100,000	68.7%	L(24),Def(92),O(4)
28	LCM	HD Supply Portfolio	2	6	0	0	09/06/29	No	09/06/29	7,086,570	55.1%	L(26),Def(91),O(3)
28.01	LCM	Core & Main - Charlotte, NC								1,737,199
28.02	LCM	HD Supply - Raleigh, NC								1,709,594
28.03	LCM	Stericycle - Raleigh, NC								1,323,541
28.04	LCM	HD Supply - Tampa FL								1,268,414
28.05	LCM	HD Supply - Pearl, MS								606,643
28.06	LCM	ZimaPack HQ - Chesterfield, VA								441,180
29	LCM	5222 South Drexel	2	6	0	0	09/06/29	No	09/06/29	8,250,000	67.1%	L(26),Def(87),O(7)
30	LCM	6723 Van Nuys Boulevard	0	6	0	0	11/06/29	No	11/06/29	4,200,000	62.7%	L(24),Def(93),O(3)
31	LCM	Opus Seaway	0	6	0	0	11/06/29	No	11/06/29	2,856,921	16.1%	L(24),Def(93),O(3)
32	LCM	Prince Creek Village Center	1	6	0	0	10/06/24	No	10/06/24	3,395,000	67.9%	L(25),Def(32),O(3)

A-1-8

ANNEX A-1

			HISTORICAL FINANCIALS(14)
Loan #	Seller(1)	Property Name	2016 Revenues ($)	2016 Total Expenses ($)	2016 NOI ($)	2017 Revenues ($)	2017 Total Expenses ($)	2017 NOI ($)	2018 Revenues ($)	2018 Total Expenses ($)	2018 NOI ($)	Most Recent Revenues ($)	Most Recent Total Expenses ($)	Most Recent NOI ($)(15)	As of
1	GACC	Century Plaza Towers	113,939,597	33,156,253	80,783,345	117,379,087	34,178,955	83,200,132	125,317,446	36,292,891	89,024,555	120,890,660	37,547,742	83,342,918	09/30/19
2	LCM	Los Angeles Leased Fee Portfolio				3,636,860	0	3,636,860	3,972,571	0	3,972,571	4,160,964	0	4,160,964	06/30/19
2.01	LCM	5901 West Century Boulevard				562,927	0	562,927	613,269	0	613,269	644,732	0	644,732	06/30/19
2.02	LCM	5959 West Century Boulevard				491,358	0	491,358	535,299	0	535,299	562,762	0	562,762	06/30/19
2.03	LCM	6151 West Century Boulevard				450,000	0	450,000	500,000	0	500,000	500,000	0	500,000	06/30/19
2.04	LCM	5933 West Century Boulevard				425,000	0	425,000	450,000	0	450,000	462,500	0	462,500	06/30/19
2.05	LCM	5940 West 98th Street				461,976	0	461,976	502,500	0	502,500	536,334	0	536,334	06/30/19
2.06	LCM	9801 Airport Boulevard				380,000	0	380,000	417,000	0	417,000	435,500	0	435,500	06/30/19
2.07	LCM	6144 West 98th Street				444,388	0	444,388	496,416	0	496,416	529,492	0	529,492	06/30/19
2.08	LCM	5960 West 98th Street				421,211	0	421,211	458,087	0	458,087	489,644	0	489,644	06/30/19
3	JPMCB	Innovation Park	25,718,088	10,411,439	15,306,649	27,123,025	10,215,438	16,907,586	29,511,950	10,863,906	18,648,044	30,835,578	11,200,207	19,635,371	08/31/19
4	LCM	12555 & 12655 Jefferson				9,657,835	3,242,842	6,414,993	11,935,471	3,991,728	7,943,743	12,258,586	4,081,585	8,177,002	05/31/19
4.01	LCM	12655 Jefferson				6,089,969	1,933,903	4,156,067	6,688,863	2,219,070	4,469,793	6,749,742	2,205,898	4,543,844	05/31/19
4.02	LCM	12555 Jefferson				3,567,865	1,308,939	2,258,927	5,246,608	1,772,657	3,473,951	5,508,844	1,875,687	3,633,157	05/31/19
5	LCM	Hyde Park Multifamily Portfolio	12,987,016	5,007,798	7,979,218	13,977,386	5,498,541	8,478,846	14,382,453	5,689,497	8,692,956	14,912,073	6,022,366	8,889,707	07/31/19
5.01	LCM	5452-5466 South Ellis Avenue	610,378	218,452	391,926	677,578	238,023	439,555	693,858	240,524	453,334	719,512	256,040	463,472	07/31/19
5.02	LCM	5339-5345 South Woodlawn Avenue	490,336	184,018	306,318	553,181	194,484	358,696	608,661	211,198	397,463	624,658	221,519	403,139	07/31/19
5.03	LCM	5335-5345 South Kimbark Avenue	515,505	189,212	326,293	534,009	188,763	345,246	539,568	197,363	342,204	563,343	206,569	356,774	07/31/19
5.04	LCM	5715-5725 South Kimbark Avenue	489,764	198,222	291,542	507,114	187,859	319,255	561,520	192,013	369,507	596,390	196,880	399,510	07/31/19
5.05	LCM	5034-5046 South Woodlawn Avenue	617,805	248,580	369,225	630,255	261,098	369,157	629,808	254,720	375,088	634,301	254,163	380,138	07/31/19
5.06	LCM	1509 East 57th Street	399,449	135,841	263,608	421,056	140,419	280,637	373,253	138,713	234,541	333,522	135,373	198,149	07/31/19
5.07	LCM	5320-5326 South Drexel Avenue	411,355	154,354	257,001	465,819	171,901	293,918	502,004	183,343	318,661	500,262	194,095	306,167	07/31/19
5.08	LCM	5237-5245 South Kenwood	445,543	158,907	286,636	464,643	175,115	289,528	484,462	170,261	314,201	492,995	182,020	310,975	07/31/19
5.09	LCM	5411-5421 South Ellis Avenue	466,652	180,882	285,770	495,803	180,361	315,443	513,674	186,499	327,175	521,427	204,189	317,238	07/31/19
5.10	LCM	5300-5308 South Hyde Park Boulevard	478,494	198,770	279,723	498,301	223,829	274,473	526,606	234,712	291,894	528,982	240,421	288,561	07/31/19
5.11	LCM	5234-5244 South Ingleside Avenue	425,713	155,878	269,835	433,137	164,672	268,466	467,217	175,230	291,987	497,674	183,117	314,557	07/31/19
5.12	LCM	5415 South Woodlawn Avenue	511,529	195,866	315,663	506,422	184,454	321,969	505,922	195,355	310,567	533,263	207,934	325,329	07/31/19
5.13	LCM	5300-5308 South Greenwood Avenue	424,659	162,402	262,258	415,742	152,789	262,953	472,352	178,035	294,317	505,481	199,992	305,489	07/31/19
5.14	LCM	5201 South Greenwood Avenue	389,467	158,337	231,130	416,139	158,404	257,735	406,965	180,136	226,829	424,777	184,674	240,103	07/31/19
5.15	LCM	5401-5409 South Cottage Grove Avenue	347,481	122,892	224,589	392,854	145,649	247,205	409,363	147,338	262,025	410,303	157,662	252,641	07/31/19
5.16	LCM	5120 South Hyde Park Boulevard	397,279	161,013	236,266	399,616	200,707	198,909	428,185	204,411	223,774	472,504	218,824	253,680	07/31/19
5.17	LCM	5350-5358 South Maryland Avenue	279,456	126,716	152,740	347,580	143,333	204,247	354,277	159,555	194,721	367,211	167,676	199,535	07/31/19
5.18	LCM	5400-5406 South Maryland Avenue	269,379	111,415	157,965	295,114	128,617	166,497	283,054	114,792	168,262	280,855	119,248	161,607	07/31/19
5.19	LCM	5474-5480 South Hyde Park Boulevard	357,346	138,193	219,153	379,113	148,922	230,190	391,368	160,125	231,243	398,833	171,475	227,358	07/31/19
5.20	LCM	5528-5532 South Everett Avenue	351,888	133,477	218,411	372,371	150,746	221,625	383,781	165,852	217,930	393,985	162,100	231,885	07/31/19
5.21	LCM	5487-5491 South Hyde Park Boulevard	198,237	75,311	122,925	119,712	50,824	68,888	117,267	46,352	70,915	244,488	89,874	154,615	07/31/19
5.22	LCM	5400-5408 South Ingleside Avenue	325,332	108,726	216,606	324,281	114,515	209,766	324,053	118,213	205,839	347,859	123,947	223,911	07/31/19
5.23	LCM	5401-5403 South Woodlawn Avenue	239,631	90,760	148,871	270,579	108,024	162,554	267,599	103,031	164,568	293,192	111,632	181,560	07/31/19
5.24	LCM	5301-5307 South Maryland Avenue	304,680	102,915	201,766	316,636	136,021	180,615	339,042	127,391	211,651	338,574	141,028	197,546	07/31/19
5.25	LCM	5355-5361 South Cottage Grove Avenue	278,825	112,006	166,819	310,650	127,627	183,023	299,483	144,560	154,923	310,815	151,435	159,380	07/31/19
5.26	LCM	1515-1521 East 54th Street	235,144	97,651	137,492	252,166	122,997	129,170	296,288	122,324	173,964	319,402	130,537	188,864	07/31/19
5.27	LCM	5111-5113 South Kimbark Avenue	197,841	68,199	129,642	264,346	97,766	166,581	208,596	83,584	125,012	175,116	80,996	94,120	07/31/19
5.28	LCM	5507-5509 South Hyde Park Boulevard	48,129	12,441	35,689	133,779	52,681	81,098	218,400	84,720	133,680	220,886	80,626	140,260	07/31/19
5.29	LCM	5337 South Hyde Park Boulevard	298,424	124,459	173,965	313,021	138,164	174,857	332,749	145,462	187,286	332,515	158,127	174,388	07/31/19
5.30	LCM	5202-5210 South Cornell Avenue	277,860	116,675	161,185	305,847	135,190	170,656	321,238	131,278	189,960	346,663	149,986	196,676	07/31/19
5.31	LCM	5118-5120 South Greenwood Avenue	202,352	72,345	130,007	228,884	80,885	147,999	239,566	86,860	152,705	247,267	91,146	156,121	07/31/19
5.32	LCM	5335-5337 South Woodlawn Avenue	208,839	78,667	130,172	197,052	73,061	123,990	193,388	74,193	119,195	223,769	80,729	143,040	07/31/19
5.33	LCM	5524-5526 South Everett Avenue	68,888	26,906	41,981	187,157	66,020	121,137	182,917	70,449	112,469	204,094	72,637	131,457	07/31/19
5.34	LCM	5401-5405 South Drexel Boulevard	195,345	70,894	124,451	202,076	77,192	124,884	221,324	81,826	139,498	229,034	89,503	139,531	07/31/19
5.35	LCM	5468-5470 South Hyde Park Boulevard	158,843	63,990	94,853	199,425	79,605	119,820	181,104	80,328	100,775	172,258	82,693	89,565	07/31/19
5.36	LCM	5218-5220 South Kimbark Avenue	194,382	83,143	111,239	202,818	88,637	114,182	186,242	82,120	104,122	191,001	79,834	111,168	07/31/19
5.37	LCM	5457-5459 South Blackstone Avenue	194,393	87,419	106,974	196,918	93,000	103,918	208,927	91,497	117,430	220,215	107,244	112,971	07/31/19
5.38	LCM	5336-5338 South Hyde Park Boulevard	197,443	74,659	122,784	211,767	90,714	121,053	209,750	92,690	117,060	206,137	93,987	112,151	07/31/19
5.39	LCM	5405-5407 South Woodlawn Avenue	190,839	75,152	115,688	203,376	75,754	127,623	210,551	83,371	127,180	220,655	86,327	134,328	07/31/19
5.40	LCM	1018 East 54th Street	144,441	63,293	81,148	149,576	67,209	82,366	139,329	67,049	72,280	129,044	72,862	56,182	07/31/19
5.41	LCM	5128-5132 South Cornell Avenue	122,467	58,855	63,612	132,274	69,555	62,719	132,742	73,287	59,455	119,610	75,792	43,818	07/31/19
5.42	LCM	5110 South Harper Avenue	25,200	9,904	15,296	49,200	12,956	36,245	16,000	8,735	7,265	19,200	7,451	11,749	07/31/19
6	JPMCB	BJ’s Wholesale Club										4,021,515	191,470	3,830,045	03/31/19
7	LCM	Hampton Roads Office Portfolio	20,596,704	7,826,069	12,770,635	21,087,480	8,021,316	13,066,165	22,024,884	8,557,697	13,467,187	22,548,429	8,066,376	14,482,053	07/31/19
7.01	LCM	510 Independence Parkway	1,653,308	470,317	1,182,991	1,560,495	427,404	1,133,091	1,586,135	466,558	1,119,577	1,582,284	440,948	1,141,336	07/31/19
7.02	LCM	676 Independence Parkway	1,604,823	484,449	1,120,375	1,639,675	536,448	1,103,227	1,786,101	595,649	1,190,452	1,804,409	537,937	1,266,472	07/31/19
7.03	LCM	700 Independence Parkway	1,078,903	346,560	732,343	943,328	370,585	572,743	1,108,787	444,909	663,878	1,511,311	443,341	1,067,970	07/31/19
7.04	LCM	1309 Executive Boulevard	1,146,375	353,380	792,995	1,170,430	371,764	798,666	1,186,584	383,410	803,173	1,194,009	370,138	823,872	07/31/19
7.05	LCM	1317 Executive Boulevard	1,605,541	550,587	1,054,953	1,620,996	588,889	1,032,107	1,466,124	612,494	853,631	1,417,377	570,273	847,104	07/31/19
7.06	LCM	200 Golden Oak Court	1,125,484	501,453	624,031	1,300,078	490,691	809,386	1,351,961	521,636	830,325	1,275,946	503,185	772,761	07/31/19
7.07	LCM	1301 Executive Boulevard	1,036,480	417,502	618,978	1,015,339	402,338	613,000	1,108,777	419,587	689,190	1,115,499	406,072	709,427	07/31/19
7.08	LCM	505 Independence Parkway	1,047,772	480,142	567,630	1,100,430	484,996	615,433	1,370,119	516,051	854,069	1,386,194	494,366	891,829	07/31/19
7.09	LCM	1313 Executive Boulevard	926,231	238,796	687,435	935,774	232,405	703,369	940,845	262,226	678,619	969,307	232,859	736,448	07/31/19
7.10	LCM	208 Golden Oak Court	1,073,677	435,499	638,179	971,501	419,453	552,049	1,010,043	467,635	542,408	1,109,470	440,156	669,314	07/31/19
7.11	LCM	1305 Executive Boulevard	902,575	362,090	540,485	981,211	420,688	560,523	1,005,548	418,112	587,436	1,040,340	390,668	649,672	07/31/19
7.12	LCM	500 Independence Parkway	646,726	199,126	447,600	905,425	213,630	691,794	849,276	218,638	630,638	880,305	198,287	682,017	07/31/19
7.13	LCM	501 Independence Parkway	939,813	449,593	490,220	943,770	445,414	498,356	950,114	486,336	463,777	1,008,673	491,140	517,533	07/31/19
7.14	LCM	1 Enterprise Parkway	1,011,577	416,290	595,287	998,590	431,069	567,521	1,027,873	445,366	582,506	1,014,459	438,921	575,537	07/31/19
7.15	LCM	1457 Miller Store Road	660,077	159,026	501,051	677,603	165,407	512,196	642,571	171,150	471,421	695,514	161,426	534,088	07/31/19
7.16	LCM	2809 South Lynnhaven Road	1,083,375	420,782	662,593	1,044,441	415,783	628,659	1,080,955	440,144	640,811	1,012,853	414,914	597,940	07/31/19
7.17	LCM	22 Enterprise Parkway	816,098	426,883	389,214	749,544	441,320	308,224	888,388	474,254	414,134	920,998	449,383	471,614	07/31/19
7.18	LCM	521 Butler Farm Road	490,426	146,363	344,063	505,491	156,326	349,165	541,938	165,401	376,537	569,983	144,458	425,525	07/31/19
7.19	LCM	21 Enterprise Parkway	792,052	487,989	304,063	796,186	502,490	293,696	852,808	519,379	333,429	874,094	503,649	370,445	07/31/19
7.20	LCM	484 Viking Drive	637,614	252,172	385,442	684,812	270,724	414,088	661,008	282,155	378,853	496,784	235,873	260,912	07/31/19
7.21	LCM	629 Phoenix Drive	141,549	98,464	43,085	305,942	108,924	197,018	305,262	106,818	198,444	367,608	91,582	276,026	07/31/19

A-1-9

ANNEX A-1

			HISTORICAL FINANCIALS(14)
Loan #	Seller(1)	Property Name	2016 Revenues ($)	2016 Total Expenses ($)	2016 NOI ($)	2017 Revenues ($)	2017 Total Expenses ($)	2017 NOI ($)	2018 Revenues ($)	2018 Total Expenses ($)	2018 NOI ($)	Most Recent Revenues ($)	Most Recent Total Expenses ($)	Most Recent NOI ($)(15)	As of
7.22	LCM	5 Manhattan Square	176,227	128,605	47,622	236,421	124,567	111,853	303,668	139,788	163,880	301,012	106,800	194,212	07/31/19
8	LCM	Colorado Square							4,376,408	2,055,554	2,320,854	4,530,167	2,178,033	2,352,134	05/31/19
9	JPMCB	Sunset North				15,446,081	4,538,540	10,907,542	18,368,132	4,822,445	13,545,687	11,557,212	4,758,188	6,799,024	07/31/19
10	JPMCB	Jersey City Group 2							2,621,024	1,032,147	1,588,877	2,744,732	1,091,067	1,653,665	08/31/19
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place				2,596,799	1,575,004	1,021,795	4,153,415	1,695,234	2,458,181	4,652,115	1,764,525	2,887,590	05/31/19
12	LCM	Union Heights	2,954,132	937,624	2,016,508	3,509,911	1,058,841	2,451,070	3,852,954	1,035,864	2,817,090	4,026,449	1,008,449	3,018,000	05/31/19
13	LCM	The Residence Inn by Marriott South Beach				6,532,980	3,754,604	2,778,376	7,025,956	3,998,567	3,027,389	7,453,477	4,235,769	3,217,708	08/31/19
14	LCM	Brooklyn Renaissance Plaza	11,037,900	4,267,381	6,770,519	11,248,027	4,719,632	6,528,395	12,506,245	5,149,721	7,356,524
15	LCM	8571 Rivers Avenue
16	JPMCB	Grand Canal Shoppes	112,655,066	33,296,436	79,358,630	107,586,327	33,160,381	74,425,947	103,110,653	31,784,180	71,326,473	102,473,435	31,007,624	71,465,811	03/31/19
17	JPMCB	600 & 620 National Avenue
18	JPMCB	Tysons Tower	21,644,915	9,082,050	12,562,865	27,892,936	10,012,518	17,880,418	31,348,225	10,382,557	20,965,668	32,202,713	10,500,194	21,702,519	06/30/19
19	JPMCB	Guardian Self Storage - Boulder				2,016,344	736,470	1,279,874	2,309,405	842,509	1,466,895	2,351,740	914,280	1,437,460	08/31/19
20	JPMCB	Hilton Cincinnati Netherland Plaza	34,712,976	29,776,162	4,936,813	36,174,595	29,638,648	6,535,947	37,302,883	29,085,863	8,217,020	37,757,247	29,407,040	8,350,207	08/31/19
21	LCM	Plaza at the Border	2,094,672	447,497	1,647,175	1,925,713	467,113	1,458,601	2,227,567	470,619	1,756,948	2,370,462	465,880	1,904,582	05/31/19
22	LCM	Prospect Park	830,770	568,631	262,139	1,203,066	676,083	526,983	1,640,517	756,019	884,498	2,002,810	792,585	1,210,225	07/31/19
23	LCM	The Sutherland				1,498,908	700,582	798,325	1,693,841	715,408	978,433	1,790,897	771,909	1,018,989	05/31/19
24	LCM	Richmond City Center	1,537,495	720,889	816,606	1,618,258	573,591	1,044,667	1,814,561	661,066	1,153,495
25	LCM	KB Dallas DaVita Portfolio
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters	3,500,000	0	3,500,000	3,500,000	0	3,500,000	3,500,000	0	3,500,000	3,500,000	0	3,500,000	02/28/19
27	LCM	Island Security Self Storage	825,463	309,513	515,950	863,727	355,559	508,168	997,761	303,611	694,149	1,103,154	349,511	753,643	08/31/19
28	LCM	HD Supply Portfolio
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel				963,907	407,866	556,041	1,010,798	411,251	599,547	1,062,195	421,114	641,081	05/31/19
30	LCM	6723 Van Nuys Boulevard
31	LCM	Opus Seaway	1,303,464	308,874	994,591	1,322,602	276,761	1,045,840	1,364,255	304,003	1,060,252	1,388,418	302,814	1,085,604	08/31/19
32	LCM	Prince Creek Village Center							488,903	200,177	288,726	527,151	164,672	362,480	06/30/19

A-1-10

ANNEX A-1

Loan #	Seller(1)	Property Name	UW Economic Occupancy %	UW Revenues ($)(4)	UW Total Expenses ($)	UW NOI ($)(4)(15)(16)	UW Capital Items ($)	UW NCF ($)(4)(16)	UW NOI DSCR(17)	UW NCF DSCR(17)	UW NOI Debt Yield %	UW NCF Debt Yield %	Title Type(18)
1	GACC	Century Plaza Towers	94.8%	158,615,968	37,470,212	121,145,756	8,895,390	112,250,366	4.42	4.09	13.5%	12.5%	Fee
2	LCM	Los Angeles Leased Fee Portfolio	100.0%	5,267,904	0	5,267,904	0	5,267,904	1.75	1.75	6.2%	6.2%	Fee
2.01	LCM	5901 West Century Boulevard	100.0%	812,081	0	812,081	0	812,081					Fee
2.02	LCM	5959 West Century Boulevard	100.0%	708,834	0	708,834	0	708,834					Fee
2.03	LCM	6151 West Century Boulevard	100.0%	680,761	0	680,761	0	680,761					Fee
2.04	LCM	5933 West Century Boulevard	100.0%	601,110	0	601,110	0	601,110					Fee
2.05	LCM	5940 West 98th Street	100.0%	660,427	0	660,427	0	660,427					Fee
2.06	LCM	9801 Airport Boulevard	100.0%	558,210	0	558,210	0	558,210					Fee
2.07	LCM	6144 West 98th Street	100.0%	644,875	0	644,875	0	644,875					Fee
2.08	LCM	5960 West 98th Street	100.0%	601,606	0	601,606	0	601,606					Fee
3	JPMCB	Innovation Park	94.8%	32,323,781	11,117,049	21,206,732	2,043,807	19,162,924	3.27	2.96	11.6%	10.5%	Fee
4	LCM	12555 & 12655 Jefferson	87.5%	12,691,019	4,254,586	8,436,433	491,587	7,944,846	1.91	1.80	7.6%	7.2%	Fee
4.01	LCM	12655 Jefferson	81.0%	5,939,722	2,229,760	3,709,962	337,276	3,372,686					Fee
4.02	LCM	12555 Jefferson	94.5%	6,751,297	2,024,826	4,726,471	154,311	4,572,160					Fee
5	LCM	Hyde Park Multifamily Portfolio	89.2%	15,559,768	6,319,284	9,240,484	252,000	8,988,484	1.87	1.82	8.7%	8.4%	Fee
5.01	LCM	5452-5466 South Ellis Avenue	90.9%	735,039	271,560	463,480	9,300	454,180					Fee
5.02	LCM	5339-5345 South Woodlawn Avenue	90.3%	647,278	235,269	412,008	7,500	404,508					Fee
5.03	LCM	5335-5345 South Kimbark Avenue	89.6%	608,090	219,192	388,898	7,500	381,398					Fee
5.04	LCM	5715-5725 South Kimbark Avenue	89.4%	570,592	207,729	362,864	5,700	357,164					Fee
5.05	LCM	5034-5046 South Woodlawn Avenue	89.5%	665,860	267,175	398,684	13,500	385,184					Fee
5.06	LCM	1509 East 57th Street	90.9%	529,825	151,659	378,166	6,600	371,566					Fee
5.07	LCM	5320-5326 South Drexel Avenue	88.5%	517,168	203,935	313,233	9,300	303,933					Fee
5.08	LCM	5237-5245 South Kenwood	88.4%	506,825	192,128	314,697	5,700	308,997					Fee
5.09	LCM	5411-5421 South Ellis Avenue	88.9%	553,063	215,319	337,744	9,300	328,444					Fee
5.10	LCM	5300-5308 South Hyde Park Boulevard	87.9%	534,232	249,658	284,575	11,400	273,175					Fee
5.11	LCM	5234-5244 South Ingleside Avenue	90.6%	490,613	192,030	298,584	6,900	291,684					Fee
5.12	LCM	5415 South Woodlawn Avenue	91.0%	540,720	217,473	323,248	11,400	311,848					Fee
5.13	LCM	5300-5308 South Greenwood Avenue	90.4%	491,223	208,319	282,903	7,500	275,403					Fee
5.14	LCM	5201 South Greenwood Avenue	90.3%	444,622	190,593	254,029	7,200	246,829					Fee
5.15	LCM	5401-5409 South Cottage Grove Avenue	88.7%	401,379	164,411	236,969	6,600	230,369					Fee
5.16	LCM	5120 South Hyde Park Boulevard	89.6%	456,236	225,261	230,974	12,300	218,674					Fee
5.17	LCM	5350-5358 South Maryland Avenue	89.0%	376,521	172,187	204,334	6,300	198,034					Fee
5.18	LCM	5400-5406 South Maryland Avenue	86.8%	351,845	127,819	224,026	5,400	218,626					Fee
5.19	LCM	5474-5480 South Hyde Park Boulevard	90.9%	404,673	177,795	226,878	8,700	218,178					Fee
5.20	LCM	5528-5532 South Everett Avenue	89.9%	384,070	167,504	216,566	10,200	206,366					Fee
5.21	LCM	5487-5491 South Hyde Park Boulevard	90.8%	282,645	97,186	185,459	2,100	183,359					Fee
5.22	LCM	5400-5408 South Ingleside Avenue	87.9%	336,607	129,612	206,995	5,700	201,295					Fee
5.23	LCM	5401-5403 South Woodlawn Avenue	90.9%	328,234	119,411	208,822	3,600	205,222					Fee
5.24	LCM	5301-5307 South Maryland Avenue	85.4%	329,623	145,853	183,770	6,300	177,470					Fee
5.25	LCM	5355-5361 South Cottage Grove Avenue	87.5%	328,876	157,767	171,109	6,300	164,809					Fee
5.26	LCM	1515-1521 East 54th Street	91.0%	320,184	136,188	183,996	4,800	179,196					Fee
5.27	LCM	5111-5113 South Kimbark Avenue	90.6%	263,457	89,085	174,372	2,400	171,972					Fee
5.28	LCM	5507-5509 South Hyde Park Boulevard	89.6%	253,514	87,130	166,384	2,100	164,284					Fee
5.29	LCM	5337 South Hyde Park Boulevard	86.5%	325,066	163,596	161,470	6,900	154,570					Fee
5.30	LCM	5202-5210 South Cornell Avenue	89.9%	331,742	154,437	177,305	8,100	169,205					Fee
5.31	LCM	5118-5120 South Greenwood Avenue	90.9%	228,944	95,058	133,886	1,800	132,086					Fee
5.32	LCM	5335-5337 South Woodlawn Avenue	90.6%	214,360	84,659	129,701	1,800	127,901					Fee
5.33	LCM	5524-5526 South Everett Avenue	90.7%	214,714	77,129	137,584	2,100	135,484					Fee
5.34	LCM	5401-5405 South Drexel Boulevard	88.2%	224,601	93,168	131,433	3,900	127,533					Fee
5.35	LCM	5468-5470 South Hyde Park Boulevard	91.0%	200,282	87,295	112,987	1,800	111,187					Fee
5.36	LCM	5218-5220 South Kimbark Avenue	91.0%	208,973	84,222	124,751	1,800	122,951					Fee
5.37	LCM	5457-5459 South Blackstone Avenue	90.2%	234,105	111,404	122,700	5,700	117,000					Fee
5.38	LCM	5336-5338 South Hyde Park Boulevard	84.1%	206,095	96,900	109,195	5,700	103,495					Fee
5.39	LCM	5405-5407 South Woodlawn Avenue	88.1%	214,465	89,303	125,162	5,400	119,762					Fee
5.40	LCM	1018 East 54th Street	81.6%	148,035	75,778	72,257	2,700	69,557					Fee
5.41	LCM	5128-5132 South Cornell Avenue	88.4%	136,173	78,494	57,679	2,700	54,979					Fee
5.42	LCM	5110 South Harper Avenue	NAP	19,200	8,597	10,603	0	10,603					Fee
6	JPMCB	BJ’s Wholesale Club	95.0%	4,895,930	1,133,964	3,761,966	13,575	3,748,391	2.59	2.58	9.4%	9.3%	Fee
7	LCM	Hampton Roads Office Portfolio	86.4%	22,491,550	8,208,420	14,283,130	1,999,510	12,283,620	1.63	1.40	10.8%	9.3%	Fee
7.01	LCM	510 Independence Parkway	89.9%	1,641,235	464,172	1,177,063	149,607	1,027,456					Fee
7.02	LCM	676 Independence Parkway	95.0%	1,734,449	566,305	1,168,144	124,013	1,044,131					Fee
7.03	LCM	700 Independence Parkway	95.0%	1,552,007	460,658	1,091,349	151,036	940,313					Fee
7.04	LCM	1309 Executive Boulevard	95.0%	1,140,747	347,270	793,477	83,070	710,407					Fee
7.05	LCM	1317 Executive Boulevard	95.0%	1,703,553	579,811	1,123,742	117,489	1,006,253					Fee
7.06	LCM	200 Golden Oak Court	84.8%	1,315,851	511,023	804,828	119,187	685,641					Fee
7.07	LCM	1301 Executive Boulevard	95.0%	1,158,540	430,355	728,185	80,378	647,807					Fee
7.08	LCM	505 Independence Parkway	95.0%	1,276,818	506,992	769,826	105,340	664,487					Fee
7.09	LCM	1313 Executive Boulevard	95.0%	913,640	245,927	667,712	79,854	587,859					Fee
7.10	LCM	208 Golden Oak Court	94.0%	1,163,614	448,022	715,592	102,981	612,611					Fee
7.11	LCM	1305 Executive Boulevard	80.8%	877,947	407,712	470,235	78,642	391,593					Fee
7.12	LCM	500 Independence Parkway	95.0%	855,826	201,768	654,058	80,784	573,274					Fee
7.13	LCM	501 Independence Parkway	90.4%	1,247,637	504,547	743,090	95,336	647,755					Fee
7.14	LCM	1 Enterprise Parkway	66.3%	797,415	436,790	360,625	92,667	267,958					Fee
7.15	LCM	1457 Miller Store Road	95.0%	682,520	160,590	521,930	96,224	425,707					Fee
7.16	LCM	2809 South Lynnhaven Road	75.9%	993,473	420,842	572,631	90,710	481,921					Fee
7.17	LCM	22 Enterprise Parkway	76.3%	1,027,606	456,302	571,304	98,517	472,787					Fee
7.18	LCM	521 Butler Farm Road	95.0%	567,856	140,351	427,505	67,484	360,021					Fee
7.19	LCM	21 Enterprise Parkway	60.0%	874,882	498,244	376,638	87,547	289,091					Fee
7.20	LCM	484 Viking Drive	44.3%	358,058	224,104	133,955	35,290	98,664					Fee
7.21	LCM	629 Phoenix Drive	95.0%	363,187	92,851	270,336	37,978	232,358					Fee

A-1-11

ANNEX A-1

Loan #	Seller(1)	Property Name	UW Economic Occupancy %	UW Revenues ($)(4)	UW Total Expenses ($)	UW NOI ($)(4)(15)(16)	UW Capital Items ($)	UW NCF ($)(4)(16)	UW NOI DSCR(17)	UW NCF DSCR(17)	UW NOI Debt Yield %	UW NCF Debt Yield %	Title Type(18)
7.22	LCM	5 Manhattan Square	95.0%	244,690	103,786	140,904	25,375	115,529					Fee
8	LCM	Colorado Square	90.6%	5,860,001	2,398,116	3,461,885	154,671	3,307,214	1.60	1.53	9.3%	8.9%	Fee
9	JPMCB	Sunset North	95.0%	19,978,769	6,362,971	13,615,798	612,561	13,003,237	2.75	2.63	9.1%	8.7%	Fee
10	JPMCB	Jersey City Group 2	93.7%	2,956,771	802,072	2,154,699	50,250	2,104,449	1.06	1.04	6.6%	6.4%	Fee
10.01	JPMCB	126, 130 & 134 Corbin Avenue											Fee
10.02	JPMCB	500 Baldwin Avenue											Fee
10.03	JPMCB	1062 West Side Avenue											Fee
10.04	JPMCB	38 & 42 Broadway											Fee
10.05	JPMCB	384 Baldwin Avenue											Fee
10.06	JPMCB	943 Pavonia Avenue											Fee
10.07	JPMCB	863 Pavonia Avenue											Fee
10.08	JPMCB	429 Hoboken Avenue											Fee
11	LCM	Belvedere Place	92.0%	6,480,910	1,897,439	4,583,471	452,034	4,131,437	2.90	2.62	10.4%	9.4%	Fee
12	LCM	Union Heights	88.6%	3,951,732	1,136,066	2,815,666	223,612	2,592,054	1.71	1.58	9.5%	8.8%	Fee
13	LCM	The Residence Inn by Marriott South Beach	87.5%	7,405,620	4,305,102	3,100,518	370,281	2,730,237	3.39	2.99	12.3%	10.8%	Fee
14	LCM	Brooklyn Renaissance Plaza	88.4%	14,691,541	6,697,245	7,994,296	248,841	7,745,455	1.48	1.43	9.0%	8.7%	Leasehold
15	LCM	8571 Rivers Avenue	95.0%	3,823,548	1,169,529	2,654,020	212,647	2,441,373	1.88	1.73	10.8%	10.0%	Fee/Leasehold
16	JPMCB	Grand Canal Shoppes	100.0%	104,029,334	31,007,624	73,021,709	2,023,806	70,997,903	2.53	2.46	9.6%	9.3%	Fee/Leasehold
17	JPMCB	600 & 620 National Avenue	97.0%	12,672,245	2,708,238	9,964,007	0	9,964,007	1.93	1.93	7.2%	7.2%	Fee
18	JPMCB	Tysons Tower	90.0%	31,434,407	10,604,603	20,829,804	1,163,206	19,666,598	3.25	3.07	11.0%	10.4%	Fee
19	JPMCB	Guardian Self Storage - Boulder	90.0%	2,668,665	932,099	1,736,566	14,144	1,722,422	1.65	1.64	9.0%	9.0%	Fee
20	JPMCB	Hilton Cincinnati Netherland Plaza	74.8%	37,757,247	29,865,599	7,891,648	0	7,891,648	1.62	1.62	10.9%	10.9%	Fee
21	LCM	Plaza at the Border	89.2%	2,392,905	553,100	1,839,805	216,707	1,623,098	2.82	2.49	11.4%	10.1%	Fee
22	LCM	Prospect Park	88.5%	2,462,322	899,948	1,562,374	210,360	1,352,014	1.80	1.55	10.4%	9.0%	Fee
23	LCM	The Sutherland	92.5%	1,883,492	807,903	1,075,589	32,100	1,043,489	2.01	1.95	7.9%	7.7%	Fee
24	LCM	Richmond City Center	95.0%	1,698,574	736,712	961,863	76,212	885,651	1.67	1.53	10.2%	9.4%	Fee
25	LCM	KB Dallas DaVita Portfolio	95.0%	1,236,837	315,891	920,946	72,435	848,511	1.62	1.50	10.0%	9.2%	Fee
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville	95.0%	465,998	92,724	373,274	32,736	340,537					Fee
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth	95.0%	339,914	116,719	223,195	16,932	206,262					Fee
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound	95.0%	251,622	64,866	186,757	12,208	174,548					Fee
25.04	LCM	KB DaVita Dallas Portfolio - Plano	95.0%	179,303	41,582	137,721	10,558	127,163					Fee
26	LCM	NOV Headquarters	95.0%	5,585,060	2,379,011	3,206,049	67,404	3,138,646	1.74	1.71	8.2%	8.0%	Fee
27	LCM	Island Security Self Storage	94.5%	1,139,682	358,492	781,190	100	781,090	2.17	2.17	8.6%	8.6%	Fee
28	LCM	HD Supply Portfolio	95.0%	1,289,877	378,317	911,560	82,971	828,589	1.81	1.64	10.6%	9.6%	Fee
28.01	LCM	Core & Main - Charlotte, NC	95.0%	282,501	63,707	218,794	17,979	200,814					Fee
28.02	LCM	HD Supply - Raleigh, NC	95.0%	301,023	94,099	206,925	17,066	189,859					Fee
28.03	LCM	Stericycle - Raleigh, NC	95.0%	237,915	70,508	167,406	11,373	156,033					Fee
28.04	LCM	HD Supply - Tampa FL	95.0%	236,992	80,074	156,919	17,043	139,876					Fee
28.05	LCM	HD Supply - Pearl, MS	95.0%	140,097	48,550	91,547	13,570	77,976					Fee
28.06	LCM	ZimaPack HQ - Chesterfield, VA	95.0%	91,350	21,380	69,970	5,940	64,030					Fee
29	LCM	5222 South Drexel	92.5%	1,092,062	433,231	658,831	18,900	639,931	2.02	1.96	8.0%	7.8%	Fee
30	LCM	6723 Van Nuys Boulevard	95.0%	518,977	151,291	367,685	15,375	352,310	1.88	1.80	8.8%	8.4%	Fee
31	LCM	Opus Seaway	95.0%	1,390,909	278,097	1,112,812	124,028	988,784	4.49	3.99	27.8%	24.7%	Fee
32	LCM	Prince Creek Village Center	92.9%	545,433	154,773	390,660	21,642	369,018	2.67	2.52	11.5%	10.9%	Fee

A-1-12

ANNEX A-1

Loan #	Seller(1)	Property Name	Ground Lease Expiration	Ground Lease Extension Terms	Franchise Expiration Date(19)	PML %
1	GACC	Century Plaza Towers				18%
2	LCM	Los Angeles Leased Fee Portfolio				Various
2.01	LCM	5901 West Century Boulevard				22%
2.02	LCM	5959 West Century Boulevard				13%
2.03	LCM	6151 West Century Boulevard				13%
2.04	LCM	5933 West Century Boulevard				10%
2.05	LCM	5940 West 98th Street				17%
2.06	LCM	9801 Airport Boulevard				11%
2.07	LCM	6144 West 98th Street				17%
2.08	LCM	5960 West 98th Street				17%
3	JPMCB	Innovation Park
4	LCM	12555 & 12655 Jefferson				10%
4.01	LCM	12655 Jefferson				10%
4.02	LCM	12555 Jefferson				10%
5	LCM	Hyde Park Multifamily Portfolio
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club
7	LCM	Hampton Roads Office Portfolio
7.01	LCM	510 Independence Parkway
7.02	LCM	676 Independence Parkway
7.03	LCM	700 Independence Parkway
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard
7.06	LCM	200 Golden Oak Court
7.07	LCM	1301 Executive Boulevard
7.08	LCM	505 Independence Parkway
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court
7.11	LCM	1305 Executive Boulevard
7.12	LCM	500 Independence Parkway
7.13	LCM	501 Independence Parkway
7.14	LCM	1 Enterprise Parkway
7.15	LCM	1457 Miller Store Road
7.16	LCM	2809 South Lynnhaven Road
7.17	LCM	22 Enterprise Parkway
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway
7.20	LCM	484 Viking Drive
7.21	LCM	629 Phoenix Drive

A-1-13

ANNEX A-1

Loan #	Seller(1)	Property Name	Ground Lease Expiration	Ground Lease Extension Terms	Franchise Expiration Date(19)	PML %
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square
9	JPMCB	Sunset North				7%-9%
10	JPMCB	Jersey City Group 2
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place				8%
12	LCM	Union Heights				5%
13	LCM	The Residence Inn by Marriott South Beach			12/31/2046
14	LCM	Brooklyn Renaissance Plaza	06/19/2086	None
15	LCM	8571 Rivers Avenue	06/29/2050	5, 5-Year Options
16	JPMCB	Grand Canal Shoppes	5/14/2093 (Venetian Casino Resort); 2/28/2097 (Palazzo Hotel and Casino); 2/29/2064 (Walgreens)	One, 40 years (Walgreens); None (Venetian Hotel and Casino and Palazzo Resort and Casino)
17	JPMCB	600 & 620 National Avenue				6%
18	JPMCB	Tysons Tower
19	JPMCB	Guardian Self Storage - Boulder
20	JPMCB	Hilton Cincinnati Netherland Plaza			11/30/2029
21	LCM	Plaza at the Border				6%
22	LCM	Prospect Park				5%
23	LCM	The Sutherland
24	LCM	Richmond City Center				15%
25	LCM	KB Dallas DaVita Portfolio
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters
27	LCM	Island Security Self Storage				8%
28	LCM	HD Supply Portfolio
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel
30	LCM	6723 Van Nuys Boulevard				19%
31	LCM	Opus Seaway				8%
32	LCM	Prince Creek Village Center

A-1-14

ANNEX A-1

UPFRONT ESCROW(20)
Loan #	Seller(1)	Property Name	Upfront Capex Reserve ($)	Upfront Engin. Reserve ($)	Upfront Envir. Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Ins. Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)	Other Upfront Description ($)
1	GACC	Century Plaza Towers	0	0	0	0	0	0	0	100,769,680	Outstanding TI/LC Reserve: 71,223,945.39; Free Rent Funds: 29,545,734.88
2	LCM	Los Angeles Leased Fee Portfolio	0	0	0	0	0	0	0	0
2.01	LCM	5901 West Century Boulevard
2.02	LCM	5959 West Century Boulevard
2.03	LCM	6151 West Century Boulevard
2.04	LCM	5933 West Century Boulevard
2.05	LCM	5940 West 98th Street
2.06	LCM	9801 Airport Boulevard
2.07	LCM	6144 West 98th Street
2.08	LCM	5960 West 98th Street
3	JPMCB	Innovation Park	30,912	0	0	115,921	441,662	0	0	0
4	LCM	12555 & 12655 Jefferson	0	0	0	2,538,191	1,250,000	6,000	0	3,544,603	Earnout Reserve: 3,500,000.00; Free Rent Reserve: 44,603.12
4.01	LCM	12655 Jefferson
4.02	LCM	12555 Jefferson
5	LCM	Hyde Park Multifamily Portfolio	0	0	0	0	700,000	225,000	0	0
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club	0	0	0	0	0	0	0	0
7	LCM	Hampton Roads Office Portfolio	250,000	223,102	0	1,500,000	600,000	30,000	0	1,088,187	Outstanding TI/LC Reserve: 1,001,935.59; Free Rent Reserve: 86,251.34
7.01	LCM	510 Independence Parkway
7.02	LCM	676 Independence Parkway
7.03	LCM	700 Independence Parkway
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard
7.06	LCM	200 Golden Oak Court
7.07	LCM	1301 Executive Boulevard
7.08	LCM	505 Independence Parkway
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court
7.11	LCM	1305 Executive Boulevard
7.12	LCM	500 Independence Parkway
7.13	LCM	501 Independence Parkway
7.14	LCM	1 Enterprise Parkway
7.15	LCM	1457 Miller Store Road
7.16	LCM	2809 South Lynnhaven Road
7.17	LCM	22 Enterprise Parkway
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway
7.20	LCM	484 Viking Drive
7.21	LCM	629 Phoenix Drive

A-1-15

ANNEX A-1

			UPFRONT ESCROW(20)
Loan #	Seller(1)	Property Name	Upfront Capex Reserve ($)	Upfront Engin. Reserve ($)	Upfront Envir. Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Ins. Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)	Other Upfront Description ($)
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square	0	40,173	0	897,141	105,000	0	0	1,180,320	Vladimir Jones Reserve: 1,000,000.00; Free Rent Reserve: 180,320.14
9	JPMCB	Sunset North	12,375	0	0	38,672	153,562	166,282	0	14,787,464	Outstanding TI/LC Reserve: 14,380,753.87; Free Rent Reserve: 406,709.78
10	JPMCB	Jersey City Group 2	4,118	0	101,500	0	117,697	0	0	0
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place	0	0	0	2,830,667	500,000	0	0	316,522	Free Rent Reserve
12	LCM	Union Heights	0	0	0	1,078,730	375,000	13,000	0	0
13	LCM	The Residence Inn by Marriott South Beach	0	6,250	0	0	0	0	0	0
14	LCM	Brooklyn Renaissance Plaza	0	0	0	3,360,261	850,000	95,000	0	39,128	Free Rent Reserve
15	LCM	8571 Rivers Avenue	0	0	0	3,814,538	452,254	115,368	0	402,698	Expansion Premises Rent Reserve
16	JPMCB	Grand Canal Shoppes	0	0	0	0	0	0	0	13,527,940	Outstanding TI/LC Reserve: 12,309,694; Gap Rent Reserve: 1,218,246
17	JPMCB	600 & 620 National Avenue	75,532	0	0	0	0	0	0	12,085,120	Outstanding TI/LC Reserve
18	JPMCB	Tysons Tower	0	0	0	0	0	0	0	0
19	JPMCB	Guardian Self Storage - Boulder	1,206	0	0	0	201,755	0	0	0
20	JPMCB	Hilton Cincinnati Netherland Plaza	0	382,383	0	0	460,682	0	0	3,090,409	PIP Reserve: 1,687,534.46; Working Capital Reserve: 902,874.64; Seasonality Reserve: 500,000
21	LCM	Plaza at the Border	0	0	0	0	99,288	6,611	0	0
22	LCM	Prospect Park	0	0	0	200,000	170,000	2,000	0	85,466	QuoteWizard Reserve
23	LCM	The Sutherland	0	25,052	0	0	10,000	13,000	0	0
24	LCM	Richmond City Center	0	28,875	0	0	80,000	7,000	0	0
25	LCM	KB Dallas DaVita Portfolio	49,697	12,500	0	0	0	0	0	120,000	Management Fee Reserve
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters	0	0	0	0	0	0	0	0
27	LCM	Island Security Self Storage	0	0	0	0	13,000	0	0	0
28	LCM	HD Supply Portfolio	0	191,720	0	50,000	0	10,000	0	0
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel	0	19,550	0	0	10,000	5,500	0	0
30	LCM	6723 Van Nuys Boulevard	0	0	0	0	40,200	9,173	0	0
31	LCM	Opus Seaway	0	0	0	0	12,000	17,500	0	0
32	LCM	Prince Creek Village Center	0	0	0	28,000	40,000	1,000	0	0

A-1-16

ANNEX A-1

MONTHLY ESCROW(21)
Loan #	Seller(1)	Property Name	Monthly Capex Reserve ($)	Monthly Envir. Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Ins. Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description ($)
1	GACC	Century Plaza Towers	0	0	0	Springing	Springing	0
2	LCM	Los Angeles Leased Fee Portfolio	0	0	0	Springing	Springing	0
2.01	LCM	5901 West Century Boulevard
2.02	LCM	5959 West Century Boulevard
2.03	LCM	6151 West Century Boulevard
2.04	LCM	5933 West Century Boulevard
2.05	LCM	5940 West 98th Street
2.06	LCM	9801 Airport Boulevard
2.07	LCM	6144 West 98th Street
2.08	LCM	5960 West 98th Street
3	JPMCB	Innovation Park	30,912	0	115,921	147,221	Springing	0
4	LCM	12555 & 12655 Jefferson	4,040	0	16,159	137,610	5,900	0
4.01	LCM	12655 Jefferson
4.02	LCM	12555 Jefferson
5	LCM	Hyde Park Multifamily Portfolio	17,580	0	0	119,000	Springing	0
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club	Springing	0	0	Springing	Springing	0
7	LCM	Hampton Roads Office Portfolio	33,050	0	168,555	150,800	22,200	0
7.01	LCM	510 Independence Parkway
7.02	LCM	676 Independence Parkway
7.03	LCM	700 Independence Parkway
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard
7.06	LCM	200 Golden Oak Court
7.07	LCM	1301 Executive Boulevard
7.08	LCM	505 Independence Parkway
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court
7.11	LCM	1305 Executive Boulevard
7.12	LCM	500 Independence Parkway
7.13	LCM	501 Independence Parkway
7.14	LCM	1 Enterprise Parkway
7.15	LCM	1457 Miller Store Road
7.16	LCM	2809 South Lynnhaven Road
7.17	LCM	22 Enterprise Parkway
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway
7.20	LCM	484 Viking Drive
7.21	LCM	629 Phoenix Drive

A-1-17

ANNEX A-1

			MONTHLY ESCROW(21)
Loan #	Seller(1)	Property Name	Monthly Capex Reserve ($)	Monthly Envir. Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Ins. Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description ($)
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square	5,115	0	10,230	56,000	Springing	0
9	JPMCB	Sunset North	12,375	0	38,672	153,562	33,256	0
10	JPMCB	Jersey City Group 2	4,188	0	0	29,424	Springing	0
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place	1,742	0	0	65,000	Springing	0
12	LCM	Union Heights	2,977	0	20,244	30,920	2,600	0
13	LCM	The Residence Inn by Marriott South Beach	Springing	0	0	Springing	Springing	0
14	LCM	Brooklyn Renaissance Plaza	6,017	0	36,102	150,000	12,000	1/12 of Ground Rent	Ground Lease Reserve
15	LCM	8571 Rivers Avenue	2,893	0	0	38,818	12,819	Springing	Ground Lease Reserve
16	JPMCB	Grand Canal Shoppes	Springing	0	Springing	Springing	Springing	Springing	Ground Rent Reserve
17	JPMCB	600 & 620 National Avenue	Springing	0	0	Springing	Springing	0
18	JPMCB	Tysons Tower	Springing	0	Springing	Springing	Springing	0
19	JPMCB	Guardian Self Storage - Boulder	1,206	0	0	35,004	Springing	0
20	JPMCB	Hilton Cincinnati Netherland Plaza	4% of Gross Revenues	0	0	115,170	Springing	18,745	Condominium Reserve: 18,745; Seasonality Reserve: Springing
21	LCM	Plaza at the Border	1,225	0	6,127	24,822	2,204	0
22	LCM	Prospect Park	4,687	0	9,374	20,600	2,000	0
23	LCM	The Sutherland	2,538	0	1,159	18,900	3,700	0
24	LCM	Richmond City Center	1,234	0	4,625	17,862	2,262	0
25	LCM	KB Dallas DaVita Portfolio	Springing	0	0	Springing	Springing	0
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters	Springing	0	0	Springing	Springing	0
27	LCM	Island Security Self Storage	628	0	0	9,270	Springing	0
28	LCM	HD Supply Portfolio	Springing	0	Springing	Springing	Springing	0
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel	1,313	0	0	9,100	1,500	0
30	LCM	6723 Van Nuys Boulevard	427	0	854	7,000	6,115	0
31	LCM	Opus Seaway	0	0	0	8,530	2,200	0
32	LCM	Prince Creek Village Center	301	0	1,503	4,000	900	0

A-1-18

ANNEX A-1

			RESERVE CAPS(22)								LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	CapEx Reserve Cap ($)	Envir. Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insur. Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)	Single Tenant	Largest Tenant	Unit Size	Lease Expiration
1	GACC	Century Plaza Towers								No	Bank of America	149,508	09/30/29
2	LCM	Los Angeles Leased Fee Portfolio								No
2.01	LCM	5901 West Century Boulevard								No
2.02	LCM	5959 West Century Boulevard								No
2.03	LCM	6151 West Century Boulevard								No
2.04	LCM	5933 West Century Boulevard								No
2.05	LCM	5940 West 98th Street								No
2.06	LCM	9801 Airport Boulevard								No
2.07	LCM	6144 West 98th Street								No
2.08	LCM	5960 West 98th Street								No
3	JPMCB	Innovation Park			1,400,000					No	AXA Equitable	291,528	11/30/28
4	LCM	12555 & 12655 Jefferson			Various					No
4.01	LCM	12655 Jefferson								No	WeWork	82,889	08/31/28
4.02	LCM	12555 Jefferson								No	Providence Health System	35,562	07/31/31
5	LCM	Hyde Park Multifamily Portfolio								No
5.01	LCM	5452-5466 South Ellis Avenue								No
5.02	LCM	5339-5345 South Woodlawn Avenue								No
5.03	LCM	5335-5345 South Kimbark Avenue								No
5.04	LCM	5715-5725 South Kimbark Avenue								No
5.05	LCM	5034-5046 South Woodlawn Avenue								No
5.06	LCM	1509 East 57th Street								No
5.07	LCM	5320-5326 South Drexel Avenue								No
5.08	LCM	5237-5245 South Kenwood								No
5.09	LCM	5411-5421 South Ellis Avenue								No
5.10	LCM	5300-5308 South Hyde Park Boulevard								No
5.11	LCM	5234-5244 South Ingleside Avenue								No
5.12	LCM	5415 South Woodlawn Avenue								No
5.13	LCM	5300-5308 South Greenwood Avenue								No
5.14	LCM	5201 South Greenwood Avenue								No
5.15	LCM	5401-5409 South Cottage Grove Avenue								No
5.16	LCM	5120 South Hyde Park Boulevard								No
5.17	LCM	5350-5358 South Maryland Avenue								No
5.18	LCM	5400-5406 South Maryland Avenue								No
5.19	LCM	5474-5480 South Hyde Park Boulevard								No
5.20	LCM	5528-5532 South Everett Avenue								No
5.21	LCM	5487-5491 South Hyde Park Boulevard								No
5.22	LCM	5400-5408 South Ingleside Avenue								No
5.23	LCM	5401-5403 South Woodlawn Avenue								No
5.24	LCM	5301-5307 South Maryland Avenue								No
5.25	LCM	5355-5361 South Cottage Grove Avenue								No
5.26	LCM	1515-1521 East 54th Street								No
5.27	LCM	5111-5113 South Kimbark Avenue								No
5.28	LCM	5507-5509 South Hyde Park Boulevard								No
5.29	LCM	5337 South Hyde Park Boulevard								No
5.30	LCM	5202-5210 South Cornell Avenue								No
5.31	LCM	5118-5120 South Greenwood Avenue								No
5.32	LCM	5335-5337 South Woodlawn Avenue								No
5.33	LCM	5524-5526 South Everett Avenue								No
5.34	LCM	5401-5405 South Drexel Boulevard								No
5.35	LCM	5468-5470 South Hyde Park Boulevard								No
5.36	LCM	5218-5220 South Kimbark Avenue								No
5.37	LCM	5457-5459 South Blackstone Avenue								No
5.38	LCM	5336-5338 South Hyde Park Boulevard								No
5.39	LCM	5405-5407 South Woodlawn Avenue								No
5.40	LCM	1018 East 54th Street								No
5.41	LCM	5128-5132 South Cornell Avenue								No
5.42	LCM	5110 South Harper Avenue								No
6	JPMCB	BJ’s Wholesale Club								Yes	BJ’s Wholesale Club	135,753	09/19/34
7	LCM	Hampton Roads Office Portfolio	4,000,000							Various
7.01	LCM	510 Independence Parkway								No	United States Coast Guard Community Services Command	27,498	01/31/27
7.02	LCM	676 Independence Parkway								No	Strayer University, Inc.	25,622	03/31/21
7.03	LCM	700 Independence Parkway								No	General Dynamics Info	46,745	01/31/22
7.04	LCM	1309 Executive Boulevard								Yes	Cegedim Dendrite	49,870	12/31/20
7.05	LCM	1317 Executive Boulevard								No	Burns & McDonnell Engineering Company, Inc.	25,625	05/31/30
7.06	LCM	200 Golden Oak Court								No	Tidewater Mortgage Services, Inc.	24,289	08/31/22
7.07	LCM	1301 Executive Boulevard								No	Cox Communications Hampton Roads, LLC	26,136	05/31/20
7.08	LCM	505 Independence Parkway								No	Cdyne	26,902	10/31/20
7.09	LCM	1313 Executive Boulevard								Yes	Sutherland Global Services Inc.	49,870	09/30/24
7.10	LCM	208 Golden Oak Court								No	Wells Fargo Advisors, LLC	20,003	06/30/21
7.11	LCM	1305 Executive Boulevard								No	Schenker, Inc.	31,709	01/31/21
7.12	LCM	500 Independence Parkway								No	Children’s Hospital of The King’s Daughters, Inc.	38,213	05/31/26
7.13	LCM	501 Independence Parkway								No	Antech Systems	9,832	05/31/21
7.14	LCM	1 Enterprise Parkway								No	Science Systems and Applications Inc.	30,755	05/31/21
7.15	LCM	1457 Miller Store Road								No	Ultralife Corporation	32,522	04/30/21
7.16	LCM	2809 South Lynnhaven Road								No	Innovative Systems & Solutions, Inc.	10,840	07/31/20
7.17	LCM	22 Enterprise Parkway								No	Intergraph Corporation	13,000	10/31/20
7.18	LCM	521 Butler Farm Road								Yes	Ferguson Enterprises, Inc.	44,651	03/31/21
7.19	LCM	21 Enterprise Parkway								No	United States of America (Air National Guard)	9,950	04/30/23
7.20	LCM	484 Viking Drive								No	Brock & Scott, PLLC	5,572	12/31/21
7.21	LCM	629 Phoenix Drive								No	Precision Measurements, Inc.	6,904	01/31/22

A-1-19

ANNEX A-1

			RESERVE CAPS(22)								LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	CapEx Reserve Cap ($)	Envir. Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insur. Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)	Single Tenant	Largest Tenant	Unit Size	Lease Expiration
7.22	LCM	5 Manhattan Square								Yes	Jacobs Technology, Inc.	17,068	02/29/24
8	LCM	Colorado Square	175,000							No	Colorado Interstate Gas	141,531	06/30/33
9	JPMCB	Sunset North	445,499		928,122					No	Intellectual Ventures	152,633	05/31/25
10	JPMCB	Jersey City Group 2	50,250							No
10.01	JPMCB	126, 130 & 134 Corbin Avenue								No
10.02	JPMCB	500 Baldwin Avenue								No
10.03	JPMCB	1062 West Side Avenue								No
10.04	JPMCB	38 & 42 Broadway								No
10.05	JPMCB	384 Baldwin Avenue								No
10.06	JPMCB	943 Pavonia Avenue								No
10.07	JPMCB	863 Pavonia Avenue								No
10.08	JPMCB	429 Hoboken Avenue								No
11	LCM	Belvedere Place	104,544							No	WeWork	46,116	12/31/30
12	LCM	Union Heights								No	Green River Capital LLC and Red Bell Real Estate, LLC	33,280	08/31/24
13	LCM	The Residence Inn by Marriott South Beach								No
14	LCM	Brooklyn Renaissance Plaza	216,612		1,299,672					No	USA GSA - Secret Service	89,030	10/31/23
15	LCM	8571 Rivers Avenue								Yes	T-Mobile PCS Holdings LLC	173,582	07/31/30
16	JPMCB	Grand Canal Shoppes	386,928		2,321,544					No	The Venetian Casino Resort	81,105	05/31/29
17	JPMCB	600 & 620 National Avenue	75,532							Yes	Google	151,064	05/31/29
18	JPMCB	Tysons Tower	1,000,000		1,321,825					No	Intelsat Global Service Corporation	212,572	07/31/29
19	JPMCB	Guardian Self Storage - Boulder	28,944							No
20	JPMCB	Hilton Cincinnati Netherland Plaza							Seasonality Reserve: 1,000,000	No
21	LCM	Plaza at the Border			294,100					No	Ross Dress for Less	27,500	01/31/23
22	LCM	Prospect Park								No	Moss Adams	21,852	08/31/28
23	LCM	The Sutherland								No
24	LCM	Richmond City Center	45,000							No	Kroger	30,000	09/30/23
25	LCM	KB Dallas DaVita Portfolio								Various
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville								No	Renal Center of Lewisville, LLC	12,582	03/31/34
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth								Yes	Texas Renal Ventures, L.L.L.P.	13,131	03/31/34
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound								Yes	Renal Center of Flower Mound, LLC	8,000	03/31/34
25.04	LCM	KB DaVita Dallas Portfolio - Plano								Yes	Renal Center of Plano, LLC	8,366	03/31/34
26	LCM	NOV Headquarters								Yes	National Oilwell Varco, Inc.	337,019	11/30/37
27	LCM	Island Security Self Storage								No
28	LCM	HD Supply Portfolio	138,285		553,140					Yes
28.01	LCM	Core & Main - Charlotte, NC								Yes	Core & Main LP	39,954	04/30/24
28.02	LCM	HD Supply - Raleigh, NC								Yes	HD Supply Construction Supply, Ltd.	37,924	04/30/24
28.03	LCM	Stericycle - Raleigh, NC								Yes	Stericycle, Inc.	25,273	04/30/24
28.04	LCM	HD Supply - Tampa FL								Yes	HD Supply Construction Supply, Ltd.	37,873	04/30/24
28.05	LCM	HD Supply - Pearl, MS								Yes	Hajoca Corporation	30,156	04/30/21
28.06	LCM	ZimaPack HQ - Chesterfield, VA								Yes	ZimaPack, LLC	13,200	07/31/25
29	LCM	5222 South Drexel								No
30	LCM	6723 Van Nuys Boulevard								Yes	Van Nuys Fitness LLC	20,500	12/31/31
31	LCM	Opus Seaway								No	Cadence Aerospace	48,757	12/31/23
32	LCM	Prince Creek Village Center								No	Tidelands Health	5,087	12/14/24

A-1-20

ANNEX A-1

			2nd LARGEST TENANT(4)(23)(24)(25)			3rd LARGEST TENANT(4)(23)(24)(25)			4th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	2nd Largest Tenant	Unit Size	Lease Expiration	3rd Largest Tenant	Unit Size	Lease Expiration	4th Largest Tenant	Unit Size	Lease Expiration
1	GACC	Century Plaza Towers	Manatt Phelps	116,366	04/30/35	JPMorgan	97,726	08/31/21	Kirkland & Ellis	85,664	12/31/34
2	LCM	Los Angeles Leased Fee Portfolio
2.01	LCM	5901 West Century Boulevard
2.02	LCM	5959 West Century Boulevard
2.03	LCM	6151 West Century Boulevard
2.04	LCM	5933 West Century Boulevard
2.05	LCM	5940 West 98th Street
2.06	LCM	9801 Airport Boulevard
2.07	LCM	6144 West 98th Street
2.08	LCM	5960 West 98th Street
3	JPMCB	Innovation Park	Allstate Insurance Company	257,393	12/31/27	Classic Graphics	238,744	01/31/26	Alight Solutions LLC	216,377	11/30/25
4	LCM	12555 & 12655 Jefferson
4.01	LCM	12655 Jefferson	AegisMedia Americas, Inc. / Dentsu	17,867	11/30/23
4.02	LCM	12555 Jefferson	Cardinia Real Estate	15,955	09/30/24	Starkey Laboratories	11,595	08/31/20	KTGY Group	8,407	01/14/20
5	LCM	Hyde Park Multifamily Portfolio
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club
7	LCM	Hampton Roads Office Portfolio
7.01	LCM	510 Independence Parkway	Antech Systems, Inc.	23,581	05/31/23	Dollar Tree Management, Inc.	23,424	MTM	Verizon Wireless	12,258	10/31/21
7.02	LCM	676 Independence Parkway	Woolpert, Inc.	11,259	03/31/21	City of Chesapeake	7,739	10/31/22	McDonough Bolyard Peck	7,289	01/31/21
7.03	LCM	700 Independence Parkway	Emprise Corporation	23,501	10/31/23	Consumer Portfolio Services	21,705	08/31/25	Distinct Sales & Marketing	3,125	07/31/22
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard	RRMM Architects, P.C.	24,688	06/30/24	Gannet Satellite Information Network, Inc.	7,580	11/30/24	Adtalem Global Education Inc.	6,263	08/31/23
7.06	LCM	200 Golden Oak Court	Novonics Corp	10,950	12/31/23	Ironclad Technology Services LLC	9,850	05/31/22	Orion ICS, LLC	7,179	03/31/23
7.07	LCM	1301 Executive Boulevard	CACI, Inc.	23,884	01/31/21
7.08	LCM	505 Independence Parkway	Honeywell Technology Solutions, Inc.	5,964	01/21/22	ReavesColey PLLC	5,718	06/30/21	Wooten Law	4,608	06/30/23
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court	Merrill Lynch, Pierce, Fenner & Smith Incorporated	14,693	09/30/22	Sentara Healthcare	7,942	12/31/21	J.G. Wentworth Home Lending, LLC	3,981	03/31/23
7.11	LCM	1305 Executive Boulevard	Precision Spinal Care, Inc.	2,298	03/31/27	LinQuest Corporation	2,116	04/30/20	Howroyd-Wright Employment Agency, Inc.	2,101	08/31/23
7.12	LCM	500 Independence Parkway	Chesapeake Ear, Nose & Throat	12,787	12/31/20
7.13	LCM	501 Independence Parkway	C&F Mortgage	7,332	10/31/21	Apogee Solutions	4,425	01/31/20	Home Bancshares, Inc.	4,247	01/31/24
7.14	LCM	1 Enterprise Parkway	Battelle Memorial Institute	4,270	07/31/24	Amedisys Home Health of Virginia, LLC	3,146	04/30/23	Triple Canopy, Inc.	1,980	08/31/21
7.15	LCM	1457 Miller Store Road	Continental Tide Defense Systems, Inc.	16,350	04/30/21	Rexel USA, Inc.	8,262	08/31/20	U.S. Remodelers, Inc.	8,058	10/31/21
7.16	LCM	2809 South Lynnhaven Road	AGVIQ, LLC	10,625	05/31/24	Pond & Company	6,086	12/31/22	Mclean Mortgage Corporation	4,323	11/30/20
7.17	LCM	22 Enterprise Parkway	Mathew Thompson, III, Consulting Engineers, Inc.	9,356	10/31/22	Homeland Security Solutions, Inc.	8,156	11/30/20	York Services Holding Corp.	5,861	09/30/24
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway	Intelligent Software Solutions USA, LLC	8,823	09/30/20	Science and Technology Corporation	6,577	11/30/21	Analytical Mechanics Associates, Inc.	6,219	08/31/24
7.20	LCM	484 Viking Drive	Morgan-Marrow Company	2,902	03/31/22	Karda Systems, LLC	2,324	10/31/21	KH Family Enterprises, Inc.	2,293	09/30/20
7.21	LCM	629 Phoenix Drive	Eliza Hope Foundation	5,766	08/31/23	Center for Autism and Related Disorders, LLC	4,070	01/31/23	Caliber Home Loans, Inc.	4,026	01/31/22

A-1-21

ANNEX A-1

			2nd LARGEST TENANT(4)(23)(24)(25)			3rd LARGEST TENANT(4)(23)(24)(25)			4th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	2nd Largest Tenant	Unit Size	Lease Expiration	3rd Largest Tenant	Unit Size	Lease Expiration	4th Largest Tenant	Unit Size	Lease Expiration
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square	Vladimir Jones	11,364	08/31/27	HighJump Software	11,000	06/30/26	Welkin Sciences, LLC	9,196	07/31/22
9	JPMCB	Sunset North	ArenaNet	96,839	05/31/29	WeWork	78,303	12/31/31	Farmers	61,327	05/31/29
10	JPMCB	Jersey City Group 2
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place	Redwood Trust, Inc.	21,370	05/31/28	Merrill Lynch	18,450	06/30/22	UBS	7,107	03/31/27
12	LCM	Union Heights	Zions Bank, N.A.	28,546	03/31/21	Performance Matters LLC	16,160	11/30/21	Coldwell Banker Residential	13,987	10/31/23
13	LCM	The Residence Inn by Marriott South Beach
14	LCM	Brooklyn Renaissance Plaza	NYC Department of Education	64,340	10/31/33	United Federation of Teachers	44,945	06/30/29	NYC Department of Citywide Administration	21,625	04/30/21
15	LCM	8571 Rivers Avenue
16	JPMCB	Grand Canal Shoppes	Tao Nightclub	49,441	01/31/25	Madame ‘Tussaud Las Vegas	28,235	07/31/24	Regis Galerie	28,099	05/31/25
17	JPMCB	600 & 620 National Avenue
18	JPMCB	Tysons Tower	Deloitte, LLP	94,378	08/31/27	Splunk Inc	57,521	05/31/22	Morgan Franklin	28,553	02/28/27
19	JPMCB	Guardian Self Storage - Boulder
20	JPMCB	Hilton Cincinnati Netherland Plaza
21	LCM	Plaza at the Border	TJ Maxx	24,500	10/31/22	Fashion Q	10,036	11/30/22	Ulta	10,035	11/30/22
22	LCM	Prospect Park	Vitek Real Estate	19,716	11/30/24	Kleinfelder, Inc.	17,791	02/28/23	Bank of America	15,018	01/31/21
23	LCM	The Sutherland
24	LCM	Richmond City Center	Walgreens	14,000	10/31/22	HyperCrew	6,595	01/31/22	Auto Zone	5,850	12/01/22
25	LCM	KB Dallas DaVita Portfolio
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville	North Texas Kidney Disease Associates, P.A.	7,618	02/28/34
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters
27	LCM	Island Security Self Storage
28	LCM	HD Supply Portfolio
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel
30	LCM	6723 Van Nuys Boulevard
31	LCM	Opus Seaway	Givon USA	26,524	02/29/24	Safran Electrical	23,941	08/31/21
32	LCM	Prince Creek Village Center	Nail Care Spa	2,100	07/17/22	Professional Rehab Services	1,471	10/01/21	Bagel Factory	1,435	11/15/22

A-1-22

ANNEX A-1

5th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Lease Expiration	Loan Purpose	Principal / Carveout Guarantor(26)	Lockbox (Y/N)	Lockbox Type(27)	Cash Management(27)
1	GACC	Century Plaza Towers	Greenberg Glusker	83,199	02/28/35	Refinance	SPF JVP LLC; Luminance Acquisition Venture LLC	Yes	Hard	Springing
2	LCM	Los Angeles Leased Fee Portfolio				Refinance	Paul Alanis, Cofinance, Inc.	Yes	Hard	Springing
2.01	LCM	5901 West Century Boulevard
2.02	LCM	5959 West Century Boulevard
2.03	LCM	6151 West Century Boulevard
2.04	LCM	5933 West Century Boulevard
2.05	LCM	5940 West 98th Street
2.06	LCM	9801 Airport Boulevard
2.07	LCM	6144 West 98th Street
2.08	LCM	5960 West 98th Street
3	JPMCB	Innovation Park	Wells Fargo Bank	196,613	03/31/25	Acquisition	Aleph Investment Properties (US), LLLP, Aleph Investment Properties, LLLP	Yes	Hard	Springing
4	LCM	12555 & 12655 Jefferson				Refinance	Simon Mani, Daniel Mani	Yes	Soft	Springing
4.01	LCM	12655 Jefferson
4.02	LCM	12555 Jefferson	Campus Explorer	6,017	04/30/21
5	LCM	Hyde Park Multifamily Portfolio				Refinance	Lyrical-Antheus Realty Partners II, L.P.	Yes	Springing	Springing
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club				Acquisition	LHL Holdings, L.P.	Yes	Hard	Springing
7	LCM	Hampton Roads Office Portfolio				Acquisition	Lawrence Heller	Yes	Hard	In Place
7.01	LCM	510 Independence Parkway
7.02	LCM	676 Independence Parkway	Centrotrade	5,874	01/31/23
7.03	LCM	700 Independence Parkway
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard	The Whiting-Turner Contracting Company	5,081	12/31/25
7.06	LCM	200 Golden Oak Court	UPS Supply Chain Solutions, Inc.	2,457	03/31/20
7.07	LCM	1301 Executive Boulevard
7.08	LCM	505 Independence Parkway	Allstate Insurance Company	3,545	01/31/23
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court	People’s Home Equity, Inc.	2,722	09/30/23
7.11	LCM	1305 Executive Boulevard	Allstate Insurance Company	1,611	12/31/20
7.12	LCM	500 Independence Parkway
7.13	LCM	501 Independence Parkway	Fulton Bank, National Association	4,239	03/31/23
7.14	LCM	1 Enterprise Parkway	Innovative Vision Technologies, Inc.	696	04/30/20
7.15	LCM	1457 Miller Store Road
7.16	LCM	2809 South Lynnhaven Road	Liberty Title & Escrow Company, LLC	2,991	07/31/21
7.17	LCM	22 Enterprise Parkway	Whitney, Bradley & Brown, Inc.	3,604	05/31/20
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway	Northrop Grumman Systems	5,717	11/30/21
7.20	LCM	484 Viking Drive	PSI Services LLC	1,142	12/31/23
7.21	LCM	629 Phoenix Drive	Hubba Real Estate Services, Inc.	3,783	09/30/23

A-1-23

ANNEX A-1

5th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Lease Expiration	Loan Purpose	Principal / Carveout Guarantor(26)	Lockbox (Y/N)	Lockbox Type(27)	Cash Management(27)
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square	Exigo	7,441	09/30/22	Refinance	Unico Investment Group LLC	Yes	Hard	Springing
9	JPMCB	Sunset North	GM Cruise	32,331	11/30/26	Acquisition	Kennedy-Wilson Holdings, Inc.	Yes	Hard	Springing
10	JPMCB	Jersey City Group 2				Refinance	Joseph Ehrman, Barry Schreiber	Yes	Springing	Springing
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place	RW Baird	4,195	10/31/24	Acquisition	Mark R. Hamilton, Anthony O. Zanze, Kurt E. Houtkooper, David P. Messing	Yes	Hard	Springing
12	LCM	Union Heights	Veritas Funding LLC	13,016	05/31/23	Refinance	Ronald A. Raddon	Yes	Hard	Springing
13	LCM	The Residence Inn by Marriott South Beach				Refinance	Richard Finvarb, Ronald Finvarb	Yes	Hard	Springing
14	LCM	Brooklyn Renaissance Plaza	Motorola Solutions Inc.	9,975	01/31/22	Refinance	Joshua L. Muss	Yes	Hard	In Place
15	LCM	8571 Rivers Avenue				Refinance	G. Steele Dewey IV, Steven J. Townley, Randolph W. Green, John Kneisel	Yes	Hard	Springing
16	JPMCB	Grand Canal Shoppes	Grand Lux Café	19,100	12/31/29	Refinance	BPR Nimbus LLC	Yes	Hard	Springing
17	JPMCB	600 & 620 National Avenue				Acquisition	Brett Michael Lipman, Farshid Steve Shokouhi	Yes	Hard	Springing
18	JPMCB	Tysons Tower	Reed Smith LLP	28,553	07/31/29	Recapitalization	NAP	Yes	Hard	Springing
19	JPMCB	Guardian Self Storage - Boulder				Refinance	Steven H. Cohen	Yes	Springing	Springing
20	JPMCB	Hilton Cincinnati Netherland Plaza				Refinance	Greg A. Power	Yes	Hard	In Place
21	LCM	Plaza at the Border	Big 5 Sporting Goods	9,811	01/31/26	Acquisition	Wayne Cheng	Yes	Soft	Springing
22	LCM	Prospect Park	QuoteWizard	14,208	05/31/24	Acquisition	Rohit Kumar	Yes	Hard	Springing
23	LCM	The Sutherland				Refinance	LARP III-Blue Holdings, LLC	Yes	Soft	Springing
24	LCM	Richmond City Center	T-Mobile Mobile One	3,500	04/30/21	Refinance	Newton Tran	Yes	Hard	Springing
25	LCM	KB Dallas DaVita Portfolio				Acquisition	Jeff Pori	Yes	Hard	Springing
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters				Acquisition	Franklin B. Mandel	Yes	Hard	Springing
27	LCM	Island Security Self Storage				Refinance	Armand William Tiberio, Spencer Hulme Hurst, Christopher J. Gurdjian, Jeffrey Miller	Yes	Hard	Springing
28	LCM	HD Supply Portfolio				Refinance	Craig J. Bernstein	Yes	Hard	Springing
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel				Refinance	LARP III-Blue Holdings, LLC	Yes	Soft	Springing
30	LCM	6723 Van Nuys Boulevard				Acquisition	Thomas Bell	Yes	Hard	In Place
31	LCM	Opus Seaway				Refinance	Jeffrey Lavelle	Yes	Hard	Springing
32	LCM	Prince Creek Village Center	Wellness for Life	1,400	06/09/22	Acquisition	MHCommercial Real Estate Fund, LLC	Yes	Soft	Springing

A-1-24

ANNEX A-1

			Pari Passu Debt					Additional Debt
Loan #	Seller(1)	Property Name	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)(28)	Pari Passu Piece In-Trust Cut-Off Balance	Pari Passu Piece Non-Trust Cut-Off Balance	Total Cut-off Date Pari Passu Debt	Additional Debt Permitted (Y/N)	Additional Debt Exist (Y/N)(29)	Additional Debt Type(s)	Additional Debt Cut-off Date Balance	Additional Debt Interest Rate
1	GACC	Century Plaza Towers	Yes	No	62,500,000	837,500,000	900,000,000	Yes	Yes	Subordinate Debt (300,000,000) / Permitted Mezzanine	300,000,000	3.00450
2	LCM	Los Angeles Leased Fee Portfolio	Yes	Yes	61,000,000	24,000,000	85,000,000	No	No	NAP	NAP	NAP
2.01	LCM	5901 West Century Boulevard
2.02	LCM	5959 West Century Boulevard
2.03	LCM	6151 West Century Boulevard
2.04	LCM	5933 West Century Boulevard
2.05	LCM	5940 West 98th Street
2.06	LCM	9801 Airport Boulevard
2.07	LCM	6144 West 98th Street
2.08	LCM	5960 West 98th Street
3	JPMCB	Innovation Park	Yes	No	55,000,000	127,250,000	182,250,000	Yes	No	Permitted Mezz	NAP	NAP
4	LCM	12555 & 12655 Jefferson	Yes	Yes	54,000,000	57,000,000	111,000,000	No	No	NAP	NAP	NAP
4.01	LCM	12655 Jefferson
4.02	LCM	12555 Jefferson
5	LCM	Hyde Park Multifamily Portfolio	Yes	No	46,750,000	60,000,000	106,750,000	No	Yes	Mezzanine Loan	15,250,000	7.49000
5.01	LCM	5452-5466 South Ellis Avenue
5.02	LCM	5339-5345 South Woodlawn Avenue
5.03	LCM	5335-5345 South Kimbark Avenue
5.04	LCM	5715-5725 South Kimbark Avenue
5.05	LCM	5034-5046 South Woodlawn Avenue
5.06	LCM	1509 East 57th Street
5.07	LCM	5320-5326 South Drexel Avenue
5.08	LCM	5237-5245 South Kenwood
5.09	LCM	5411-5421 South Ellis Avenue
5.10	LCM	5300-5308 South Hyde Park Boulevard
5.11	LCM	5234-5244 South Ingleside Avenue
5.12	LCM	5415 South Woodlawn Avenue
5.13	LCM	5300-5308 South Greenwood Avenue
5.14	LCM	5201 South Greenwood Avenue
5.15	LCM	5401-5409 South Cottage Grove Avenue
5.16	LCM	5120 South Hyde Park Boulevard
5.17	LCM	5350-5358 South Maryland Avenue
5.18	LCM	5400-5406 South Maryland Avenue
5.19	LCM	5474-5480 South Hyde Park Boulevard
5.20	LCM	5528-5532 South Everett Avenue
5.21	LCM	5487-5491 South Hyde Park Boulevard
5.22	LCM	5400-5408 South Ingleside Avenue
5.23	LCM	5401-5403 South Woodlawn Avenue
5.24	LCM	5301-5307 South Maryland Avenue
5.25	LCM	5355-5361 South Cottage Grove Avenue
5.26	LCM	1515-1521 East 54th Street
5.27	LCM	5111-5113 South Kimbark Avenue
5.28	LCM	5507-5509 South Hyde Park Boulevard
5.29	LCM	5337 South Hyde Park Boulevard
5.30	LCM	5202-5210 South Cornell Avenue
5.31	LCM	5118-5120 South Greenwood Avenue
5.32	LCM	5335-5337 South Woodlawn Avenue
5.33	LCM	5524-5526 South Everett Avenue
5.34	LCM	5401-5405 South Drexel Boulevard
5.35	LCM	5468-5470 South Hyde Park Boulevard
5.36	LCM	5218-5220 South Kimbark Avenue
5.37	LCM	5457-5459 South Blackstone Avenue
5.38	LCM	5336-5338 South Hyde Park Boulevard
5.39	LCM	5405-5407 South Woodlawn Avenue
5.40	LCM	1018 East 54th Street
5.41	LCM	5128-5132 South Cornell Avenue
5.42	LCM	5110 South Harper Avenue
6	JPMCB	BJ’s Wholesale Club	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
7	LCM	Hampton Roads Office Portfolio	Yes	No	39,723,151	92,356,327	132,079,478	No	Yes	Mezzanine Loan	19,861,576	7.97750
7.01	LCM	510 Independence Parkway
7.02	LCM	676 Independence Parkway
7.03	LCM	700 Independence Parkway
7.04	LCM	1309 Executive Boulevard
7.05	LCM	1317 Executive Boulevard
7.06	LCM	200 Golden Oak Court
7.07	LCM	1301 Executive Boulevard
7.08	LCM	505 Independence Parkway
7.09	LCM	1313 Executive Boulevard
7.10	LCM	208 Golden Oak Court
7.11	LCM	1305 Executive Boulevard
7.12	LCM	500 Independence Parkway
7.13	LCM	501 Independence Parkway
7.14	LCM	1 Enterprise Parkway
7.15	LCM	1457 Miller Store Road
7.16	LCM	2809 South Lynnhaven Road
7.17	LCM	22 Enterprise Parkway
7.18	LCM	521 Butler Farm Road
7.19	LCM	21 Enterprise Parkway
7.20	LCM	484 Viking Drive
7.21	LCM	629 Phoenix Drive

A-1-25

ANNEX A-1

			Pari Passu Debt					Additional Debt
Loan #	Seller(1)	Property Name	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)(28)	Pari Passu Piece In-Trust Cut-Off Balance	Pari Passu Piece Non-Trust Cut-Off Balance	Total Cut-off Date Pari Passu Debt	Additional Debt Permitted (Y/N)	Additional Debt Exist (Y/N)(29)	Additional Debt Type(s)	Additional Debt Cut-off Date Balance	Additional Debt Interest Rate
7.22	LCM	5 Manhattan Square
8	LCM	Colorado Square	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
9	JPMCB	Sunset North	Yes	No	35,000,000	115,000,000	150,000,000	No	No	NAP	NAP	NAP
10	JPMCB	Jersey City Group 2	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
10.01	JPMCB	126, 130 & 134 Corbin Avenue
10.02	JPMCB	500 Baldwin Avenue
10.03	JPMCB	1062 West Side Avenue
10.04	JPMCB	38 & 42 Broadway
10.05	JPMCB	384 Baldwin Avenue
10.06	JPMCB	943 Pavonia Avenue
10.07	JPMCB	863 Pavonia Avenue
10.08	JPMCB	429 Hoboken Avenue
11	LCM	Belvedere Place	Yes	Yes	32,750,000	11,250,000	44,000,000	No	No	NAP	NAP	NAP
12	LCM	Union Heights	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
13	LCM	The Residence Inn by Marriott South Beach	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
14	LCM	Brooklyn Renaissance Plaza	Yes	No	24,808,910	64,503,166	89,312,076	No	No	NAP	NAP	NAP
15	LCM	8571 Rivers Avenue	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
16	JPMCB	Grand Canal Shoppes	Yes	No	20,000,000	740,000,000	760,000,000	No	Yes	Subordinate Debt	215,000,000	6.25000
17	JPMCB	600 & 620 National Avenue	Yes	No	20,000,000	117,900,000	137,900,000	No	No	NAP	NAP	NAP
18	JPMCB	Tysons Tower	Yes	No	20,000,000	170,000,000	190,000,000	No	No	NAP	NAP	NAP
19	JPMCB	Guardian Self Storage - Boulder	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20	JPMCB	Hilton Cincinnati Netherland Plaza	Yes	No	17,000,000	55,500,000	72,500,000	No	No	NAP	NAP	NAP
21	LCM	Plaza at the Border	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
22	LCM	Prospect Park	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
23	LCM	The Sutherland	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
24	LCM	Richmond City Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25	LCM	KB Dallas DaVita Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound
25.04	LCM	KB DaVita Dallas Portfolio - Plano
26	LCM	NOV Headquarters	Yes	No	9,200,000	30,000,000	39,200,000	No	No	NAP	NAP	NAP
27	LCM	Island Security Self Storage	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28	LCM	HD Supply Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28.01	LCM	Core & Main - Charlotte, NC
28.02	LCM	HD Supply - Raleigh, NC
28.03	LCM	Stericycle - Raleigh, NC
28.04	LCM	HD Supply - Tampa FL
28.05	LCM	HD Supply - Pearl, MS
28.06	LCM	ZimaPack HQ - Chesterfield, VA
29	LCM	5222 South Drexel	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	LCM	6723 Van Nuys Boulevard	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
31	LCM	Opus Seaway	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32	LCM	Prince Creek Village Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP

A-1-26

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
Loan #	Seller(1)	Property Name	Total Debt Cut-off Balance	Total Debt UW NCF DSCR	Total Debt Current LTV %	Total Debt UW NOI Debt Yield %	2016 Occupancy %	2016 ADR ($)	2016 RevPAR ($)	2017 Occupancy %	2017 ADR ($)	2017 RevPAR ($)	2018 Occupancy %	2018 ADR ($)	2018 RevPAR ($)	Most Recent Occupancy %	Most Recent ADR ($)	Most Recent RevPAR ($)	UW Occupancy %	UW ADR ($)	UW RevPAR ($)	Loan #
1	GACC	Century Plaza Towers	1,200,000,000	3.07	52.1%	10.1%																1
2	LCM	Los Angeles Leased Fee Portfolio	85,000,000	1.75	63.0%	6.2%																2
2.01	LCM	5901 West Century Boulevard		1.75	63.0%	6.2%																2.01
2.02	LCM	5959 West Century Boulevard		1.75	63.0%	6.2%																2.02
2.03	LCM	6151 West Century Boulevard		1.75	63.0%	6.2%																2.03
2.04	LCM	5933 West Century Boulevard		1.75	63.0%	6.2%																2.04
2.05	LCM	5940 West 98th Street		1.75	63.0%	6.2%																2.05
2.06	LCM	9801 Airport Boulevard		1.75	63.0%	6.2%																2.06
2.07	LCM	6144 West 98th Street		1.75	63.0%	6.2%																2.07
2.08	LCM	5960 West 98th Street		1.75	63.0%	6.2%																2.08
3	JPMCB	Innovation Park	182,250,000	2.96	68.8%	11.6%																3
4	LCM	12555 & 12655 Jefferson	111,000,000	1.80	59.5%	7.6%																4
4.01	LCM	12655 Jefferson		1.80	59.5%	7.6%																4.01
4.02	LCM	12555 Jefferson		1.80	59.5%	7.6%																4.02
5	LCM	Hyde Park Multifamily Portfolio	122,000,000	1.48	69.2%	7.6%																5
5.01	LCM	5452-5466 South Ellis Avenue		1.48	69.2%	7.6%																5.01
5.02	LCM	5339-5345 South Woodlawn Avenue		1.48	69.2%	7.6%																5.02
5.03	LCM	5335-5345 South Kimbark Avenue		1.48	69.2%	7.6%																5.03
5.04	LCM	5715-5725 South Kimbark Avenue		1.48	69.2%	7.6%																5.04
5.05	LCM	5034-5046 South Woodlawn Avenue		1.48	69.2%	7.6%																5.05
5.06	LCM	1509 East 57th Street		1.48	69.2%	7.6%																5.06
5.07	LCM	5320-5326 South Drexel Avenue		1.48	69.2%	7.6%																5.07
5.08	LCM	5237-5245 South Kenwood		1.48	69.2%	7.6%																5.08
5.09	LCM	5411-5421 South Ellis Avenue		1.48	69.2%	7.6%																5.09
5.10	LCM	5300-5308 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.10
5.11	LCM	5234-5244 South Ingleside Avenue		1.48	69.2%	7.6%																5.11
5.12	LCM	5415 South Woodlawn Avenue		1.48	69.2%	7.6%																5.12
5.13	LCM	5300-5308 South Greenwood Avenue		1.48	69.2%	7.6%																5.13
5.14	LCM	5201 South Greenwood Avenue		1.48	69.2%	7.6%																5.14
5.15	LCM	5401-5409 South Cottage Grove Avenue		1.48	69.2%	7.6%																5.15
5.16	LCM	5120 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.16
5.17	LCM	5350-5358 South Maryland Avenue		1.48	69.2%	7.6%																5.17
5.18	LCM	5400-5406 South Maryland Avenue		1.48	69.2%	7.6%																5.18
5.19	LCM	5474-5480 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.19
5.20	LCM	5528-5532 South Everett Avenue		1.48	69.2%	7.6%																5.20
5.21	LCM	5487-5491 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.21
5.22	LCM	5400-5408 South Ingleside Avenue		1.48	69.2%	7.6%																5.22
5.23	LCM	5401-5403 South Woodlawn Avenue		1.48	69.2%	7.6%																5.23
5.24	LCM	5301-5307 South Maryland Avenue		1.48	69.2%	7.6%																5.24
5.25	LCM	5355-5361 South Cottage Grove Avenue		1.48	69.2%	7.6%																5.25
5.26	LCM	1515-1521 East 54th Street		1.48	69.2%	7.6%																5.26
5.27	LCM	5111-5113 South Kimbark Avenue		1.48	69.2%	7.6%																5.27
5.28	LCM	5507-5509 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.28
5.29	LCM	5337 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.29
5.30	LCM	5202-5210 South Cornell Avenue		1.48	69.2%	7.6%																5.30
5.31	LCM	5118-5120 South Greenwood Avenue		1.48	69.2%	7.6%																5.31
5.32	LCM	5335-5337 South Woodlawn Avenue		1.48	69.2%	7.6%																5.32
5.33	LCM	5524-5526 South Everett Avenue		1.48	69.2%	7.6%																5.33
5.34	LCM	5401-5405 South Drexel Boulevard		1.48	69.2%	7.6%																5.34
5.35	LCM	5468-5470 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.35
5.36	LCM	5218-5220 South Kimbark Avenue		1.48	69.2%	7.6%																5.36
5.37	LCM	5457-5459 South Blackstone Avenue		1.48	69.2%	7.6%																5.37
5.38	LCM	5336-5338 South Hyde Park Boulevard		1.48	69.2%	7.6%																5.38
5.39	LCM	5405-5407 South Woodlawn Avenue		1.48	69.2%	7.6%																5.39
5.40	LCM	1018 East 54th Street		1.48	69.2%	7.6%																5.40
5.41	LCM	5128-5132 South Cornell Avenue		1.48	69.2%	7.6%																5.41
5.42	LCM	5110 South Harper Avenue		1.48	69.2%	7.6%																5.42
6	JPMCB	BJ’s Wholesale Club	NAP	NAP	NAP	NAP																6
7	LCM	Hampton Roads Office Portfolio	151,941,054	1.16	82.0%	9.4%																7
7.01	LCM	510 Independence Parkway		1.16	82.0%	9.4%																7.01
7.02	LCM	676 Independence Parkway		1.16	82.0%	9.4%																7.02
7.03	LCM	700 Independence Parkway		1.16	82.0%	9.4%																7.03
7.04	LCM	1309 Executive Boulevard		1.16	82.0%	9.4%																7.04
7.05	LCM	1317 Executive Boulevard		1.16	82.0%	9.4%																7.05
7.06	LCM	200 Golden Oak Court		1.16	82.0%	9.4%																7.06
7.07	LCM	1301 Executive Boulevard		1.16	82.0%	9.4%																7.07
7.08	LCM	505 Independence Parkway		1.16	82.0%	9.4%																7.08
7.09	LCM	1313 Executive Boulevard		1.16	82.0%	9.4%																7.09
7.10	LCM	208 Golden Oak Court		1.16	82.0%	9.4%																7.10
7.11	LCM	1305 Executive Boulevard		1.16	82.0%	9.4%																7.11
7.12	LCM	500 Independence Parkway		1.16	82.0%	9.4%																7.12
7.13	LCM	501 Independence Parkway		1.16	82.0%	9.4%																7.13
7.14	LCM	1 Enterprise Parkway		1.16	82.0%	9.4%																7.14
7.15	LCM	1457 Miller Store Road		1.16	82.0%	9.4%																7.15
7.16	LCM	2809 South Lynnhaven Road		1.16	82.0%	9.4%																7.16
7.17	LCM	22 Enterprise Parkway		1.16	82.0%	9.4%																7.17
7.18	LCM	521 Butler Farm Road		1.16	82.0%	9.4%																7.18
7.19	LCM	21 Enterprise Parkway		1.16	82.0%	9.4%																7.19
7.20	LCM	484 Viking Drive		1.16	82.0%	9.4%																7.20
7.21	LCM	629 Phoenix Drive		1.16	82.0%	9.4%																7.21

A-1-27

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
Loan #	Seller(1)	Property Name	Total Debt Cut-off Balance	Total Debt UW NCF DSCR	Total Debt Current LTV %	Total Debt UW NOI Debt Yield %	2016 Occupancy %	2016 ADR ($)	2016 RevPAR ($)	2017 Occupancy %	2017 ADR ($)	2017 RevPAR ($)	2018 Occupancy %	2018 ADR ($)	2018 RevPAR ($)	Most Recent Occupancy %	Most Recent ADR ($)	Most Recent RevPAR ($)	UW Occupancy %	UW ADR ($)	UW RevPAR ($)	Loan #
7.22	LCM	5 Manhattan Square		1.16	82.0%	9.4%																7.22
8	LCM	Colorado Square	NAP	NAP	NAP	NAP																8
9	JPMCB	Sunset North	150,000,000	2.63	66.1%	9.1%																9
10	JPMCB	Jersey City Group 2	NAP	NAP	NAP	NAP																10
10.01	JPMCB	126, 130 & 134 Corbin Avenue		NAP	NAP	NAP																10.01
10.02	JPMCB	500 Baldwin Avenue		NAP	NAP	NAP																10.02
10.03	JPMCB	1062 West Side Avenue		NAP	NAP	NAP																10.03
10.04	JPMCB	38 & 42 Broadway		NAP	NAP	NAP																10.04
10.05	JPMCB	384 Baldwin Avenue		NAP	NAP	NAP																10.05
10.06	JPMCB	943 Pavonia Avenue		NAP	NAP	NAP																10.06
10.07	JPMCB	863 Pavonia Avenue		NAP	NAP	NAP																10.07
10.08	JPMCB	429 Hoboken Avenue		NAP	NAP	NAP																10.08
11	LCM	Belvedere Place	44,000,000	2.62	62.0%	10.4%																11
12	LCM	Union Heights	NAP	NAP	NAP	NAP																12
13	LCM	The Residence Inn by Marriott South Beach	NAP	NAP	NAP	NAP				89.3%	165.68	148.01	88.8%	176.90	157.10	88.1%	186.06	163.93	87.5%	186.06	162.80	13
14	LCM	Brooklyn Renaissance Plaza	89,312,076	1.43	48.3%	9.0%																14
15	LCM	8571 Rivers Avenue	NAP	NAP	NAP	NAP																15
16	JPMCB	Grand Canal Shoppes	975,000,000	1.67	59.5%	7.5%																16
17	JPMCB	600 & 620 National Avenue	137,900,000	1.93	70.0%	7.2%																17
18	JPMCB	Tysons Tower	190,000,000	3.07	52.1%	11.0%																18
19	JPMCB	Guardian Self Storage - Boulder	NAP	NAP	NAP	NAP																19
20	JPMCB	Hilton Cincinnati Netherland Plaza	72,500,000	1.62	68.7%	10.9%	75.2%	149.52	112.47	72.6%	156.96	113.98	75.1%	155.36	116.66	74.8%	154.12	115.28	74.8%	154.12	115.28	20
21	LCM	Plaza at the Border	NAP	NAP	NAP	NAP																21
22	LCM	Prospect Park	NAP	NAP	NAP	NAP																22
23	LCM	The Sutherland	NAP	NAP	NAP	NAP																23
24	LCM	Richmond City Center	NAP	NAP	NAP	NAP																24
25	LCM	KB Dallas DaVita Portfolio	NAP	NAP	NAP	NAP																25
25.01	LCM	KB DaVita Dallas Portfolio - Lewisville		NAP	NAP	NAP																25.01
25.02	LCM	KB DaVita Dallas Portfolio - Fort Worth		NAP	NAP	NAP																25.02
25.03	LCM	KB DaVita Dallas Portfolio - Flower Mound		NAP	NAP	NAP																25.03
25.04	LCM	KB DaVita Dallas Portfolio - Plano		NAP	NAP	NAP																25.04
26	LCM	NOV Headquarters	39,200,000	1.71	68.8%	8.2%																26
27	LCM	Island Security Self Storage	NAP	NAP	NAP	NAP																27
28	LCM	HD Supply Portfolio	NAP	NAP	NAP	NAP																28
28.01	LCM	Core & Main - Charlotte, NC		NAP	NAP	NAP																28.01
28.02	LCM	HD Supply - Raleigh, NC		NAP	NAP	NAP																28.02
28.03	LCM	Stericycle - Raleigh, NC		NAP	NAP	NAP																28.03
28.04	LCM	HD Supply - Tampa FL		NAP	NAP	NAP																28.04
28.05	LCM	HD Supply - Pearl, MS		NAP	NAP	NAP																28.05
28.06	LCM	ZimaPack HQ - Chesterfield, VA		NAP	NAP	NAP																28.06
29	LCM	5222 South Drexel	NAP	NAP	NAP	NAP																29
30	LCM	6723 Van Nuys Boulevard	NAP	NAP	NAP	NAP																30
31	LCM	Opus Seaway	NAP	NAP	NAP	NAP																31
32	LCM	Prince Creek Village Center	NAP	NAP	NAP	NAP																32

A-1-28

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “LCM” denotes LoanCore Capital Markets LLC, as Mortgage Loan Seller; and “GACC” denotes German American Capital Corporation or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, Century Plaza Towers, the mortgage loan was co-originated by Deutsche Bank AG acting through its New York Branch (which subsequently transferred its notes to DBR Investments Co. Limited), Wells Fargo Bank, National Association, and Morgan Stanley Bank, N.A.

With respect to Loan No. 16, Grand Canal Shoppes, the mortgage loan was co-originated by JPMCB, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A. and Goldman Sachs Bank USA.

With respect to Loan No. 17, 600 & 620 National Avenue, the mortgage loan was co-originated by JPMCB and Wells Fargo Bank, N.A.

With respect to Loan No. 18, Tysons Tower, the mortgage loan was co-originated by JPMCB and Wells Fargo Bank, N.A.

(2)	With respect to Loan No. 5, Hyde Park Multifamily Portfolio, the mortgaged properties are comprised of one income producing parking lot and 41 mid-rise and garden apartment buildings. The apartment buildings are comprised of 835 residential units (totaling 743,704 square feet) and four commercial retail units (totaling 11,062 square feet).

With respect to Loan No. 23, The Sutherland, the mortgage property is comprised of 107 residential units (totaling 75,549 square feet) and five commercial retail units (totaling 18,538 square feet).

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 10, Jersey City Group 2, four commercial tenants collectively occupy five ground floor commercial units totaling 3,325 square feet, and the related commercial leases are not reflected by Units.

With respect to Loan No. 16, Grand Canal Shoppes, Units excludes the 84,743 square foot space currently leased to Barneys New York. This space is included in the collateral, but the mortgage loan documents permit a free release with respect to such space. As such, no value or rental income has been attributed to this space.

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 1, Century Plaza Towers, the Largest Tenant, Bank of America, has signed a lease for an additional 26,664 square feet on the 13th floor of the South Tower and is expected to begin paying rent and take occupancy in January 2020. The 2nd Largest Tenant, Manatt Phelps has signed a lease for five suites in the South Tower on the 4th, 14th, 15th, 16th and 17th floors totaling 116,366 square feet and is expected to begin paying rent and take occupancy in stages starting in March 2020, with full occupancy of the space expected by May 2020. The 4th Largest Tenant, Kirkland & Ellis, has not yet taken occupancy and is expected to occupy three suites in the South Tower on the 37th, 38th, and 39th floors totaling 85,664 square feet starting in January 2020. The 5th largest tenant, Greenberg Glusker, has signed a lease for three suites in the South Tower on the 26th, 27th and 31st floors totaling 83,199 square feet and is expected to begin paying rent and take occupancy in March 2020.

With respect to Loan No. 4, 12555 & 12655 Jefferson, Occupancy % includes AegisMedia Americas, Inc. / Dentsu, which leases 17,867 square feet (17.7% of net rentable area) through November 30, 2023 but is currently dark.

With respect to Loan No. 5, Hyde Park Multifamily Portfolio, Occupancy % excludes the 5110 South Harper Avenue mortgaged property. The 5237-5245 South Kenwood mortgaged property includes three commercial units (totaling 3,871 square feet) and the 5401-5409 South Cottage Grove Avenue mortgaged property includes one commercial unit (totaling 7,191 square feet), each of which is 100.0% occupied. In addition, due to recent renovations the 5487-5491 South Hyde Park Boulevard mortgaged property and the 5507-5509 South Hyde Park Boulevard mortgaged property experienced 0.0% Most Recent and Second Most Recent occupancy,

A-1-29

respectively, and the 5507-5509 South Hyde Park Boulevard mortgaged property and 5524-5526 South Everett Avenue mortgaged property experienced low historical occupancy due to renovations in 2017.

With respect to Loan No. 9, Sunset North, the 3rd Largest Tenant, WeWork, has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is expected to complete buildout of its space and begin taking occupancy in November 2019. We cannot assure you that WeWork will take occupancy as expected.

With respect to Loan No. 11, Belvedere Place, the Largest Tenant, WeWork has executed an expansion lease for an additional 25,278 square feet (24.7% of NRA) but has not yet taken occupancy or commenced paying rent.

With respect to Loan No. 15, 8571 Rivers Avenue, the Largest Tenant, T-Mobile PCS Holdings LLC, has executed a lease for an additional 44,350 square feet (approximately 25.5% of NRA) but has not yet taken occupancy or commenced paying rent.

With respect to Loan No. 17, 600 & 620 National Avenue, the Largest Tenant, Google, has executed its lease and commenced paying rent but has not taken occupancy.

With respect to Loan No. 20, Hilton Cincinnati Netherland Plaza, approximately 35.6% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property and the remainder of the UW Revenues ($) is attributable to the hospitality component of the mortgaged property.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 3, Innovation Park, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “Hypothetical As-Is” appraised value of $264,900,000 as of August 22, 2019, which assumes that approximately $2.2 million of outstanding tenant improvement and leasing costs were reserved at loan origination. At loan origination, all outstanding tenant improvement and leasing costs were reserved accordingly. Based on the As-Is appraised value of $262,900,000 as of August 22, 2019, the Current LTV % and Maturity LTV % are both equal to 69.3%.

With respect to Loan No. 17, 600 & 620 National Avenue, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “Market Value As Stabilized” appraised value of $197,000,000 as of August 19, 2019, which assumes that the sole tenant at the mortgaged property, Google, has taken possession of its space and commenced paying fully unabated rent and all outstanding tenant improvements and leasing commissions have been reserved. At loan origination, all outstanding tenant improvements and leasing commissions were reserved accordingly. Based on the “as-is” appraised value of $185,000,000 as of August 19, 2019, the Current LTV % and Maturity LTV % are both equal to 74.5%.

With respect to Loan No. 20, Hilton Cincinnati Netherland Plaza, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “Hypothetical As-Is” appraised value of $105,500,000, which assumes that approximately $1.5 million of PIP work has been completed. At loan origination, the borrower reserved $1,687,534, representing approximately 110.0% of the estimated cost of the remaining PIP work. Based on the “As-Is” appraised value of $104,000,000 as of August 22, 2019, the Current LTV % and Maturity LTV % are 69.7% and 64.6%, respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(7)	With respect to Loan Nos. 1, 2, 3, 4, 5, 7, 9, 11, 14, 16, 17, 18, 20 and 26, Century Plaza Towers, Los Angeles Leased Fee Portfolio, Innovation Park, 12555 & 12655 Jefferson, Hyde Park Multifamily Portfolio, Hampton Roads Office Portfolio, Sunset North, Belvedere Place, Brooklyn Renaissance Plaza, Grand Canal Shoppes, 600 & 620 National Avenue, Tysons Tower, Hilton Cincinnati Netherland Plaza and NOV Headquarters, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

With respect to Loan No. 10, Jersey City Group 2, the mortgage loan documents do not permit partial release of the individual mortgaged properties.

A-1-30

(8)	Each number identifies a group of related borrowers.

With respect to Loan Nos. 12, 21, and 26, Union Heights, Plaza at the Border, and NOV Headquarters, in each case, the borrowers own all or a portion, as applicable, of the mortgaged property as tenants-in-common.

(9)	For each mortgage loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(11)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 7, Hampton Roads Office Portfolio, Monthly Debt Service ($) is calculated based on the average of the first 12 principal and interest payments following the Cut-off Date and the Annual Debt Service ($) is calculated based on the on the sum of the first 12 principal and interest payments following the cut-off based on the assumed principal and interest payment schedule set forth in Annex H to the prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR, Total Cut-off Date Pari Passu Debt reflect this payment schedule and a fixed interest rate of 5.30000%.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan Nos. 1, 3, 10 and 19, Century Plaza Towers, Innovation Park, Jersey City Group 2, and Guardian Self Storage - Boulder, in each case, the late payment of 5% excludes the balloon payment of principal due on the Maturity Date. In addition, with respect to Loan No. 1, Century Plaza Towers, the lender is required to waive one late payment charge each calendar year if the borrower makes such delinquent payment in full within ten days after such payment was due.

(13)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1 Century Plaza Towers, the related Whole Loan may be prepaid in whole, or as described below, in part, at any time after the origination date, together with, if prior to July 9, 2029, payment of a prepayment premium equal to the greater of 1.00% and a yield maintenance premium. Defeasance of the full $1,200,000,000 Century Plaza Towers Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) October 21, 2022.

With respect to Loan No. 1, Century Plaza Towers, if no event of default is continuing, the borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Century Plaza Towers Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Towers Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% or the yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the borrower, the borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies

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with any REMIC requirements. If the borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the borrower may return the development rights to the borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the borrower. If the borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the borrower as described above, then the borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

With respect to Loan No. 2, Los Angeles Leased Fee Portfolio, which is part of a larger Whole Loan, the lockout period is required to be at least 26 payments beginning with and including the first payment date of October 6, 2019. Defeasance of the full $85,000,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) September 6, 2022. The assumed lockout period of 26 months is based on the expected closing date of the JPMDB 2019-COR6 securitization in November 2019. The actual lockout period may be longer.

With respect to Loan No. 4, 12555 & 12655 Jefferson, which is part of a larger Whole Loan, the lockout period is required to be at least 25 payments beginning with and including the first payment date of November 6, 2019. Defeasance of the full $111,000,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) April 6, 2023. The assumed lockout period of 25 months is based on the expected closing date of the JPMDB 2019-COR6 securitization in November 2019. The actual lockout period may be longer.

With respect to Loan No. 7, Hampton Roads Office Portfolio, which is part of a larger Whole Loan, the lockout period is required to be at least 31 payments beginning with and including the first payment date of May 6, 2019. Prepayment of the full $133,000,000 whole loan along with the yield maintenance premium is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) October 6, 2022. The assumed lockout period of 31 months is based on the expected closing date of the JPMDB 2019-COR6 securitization in November 2019. The actual lockout period may be longer.

With respect to Loan No. 9, Sunset North, the lockout period will be at least 25 payment dates beginning with and including the first payment date of November 1, 2019. Defeasance of the full $150.0 million Sunset North Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.

With respect to Loan No. 11, Belvedere Place, which is part of a larger Whole Loan, the lockout period is required to be at least 26 payments beginning with and including the first payment date of October 6, 2019. Defeasance of the full $44,000,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) September 6, 2022. The assumed lockout period of 26 months is based on the expected closing date of the JPMDB 2019-COR6 securitization in November 2019. The actual lockout period may be longer.

With respect to Loan No. 16, Grand Canal Shoppes, the lockout period will be at least 28 payment dates beginning with and including the first payment date of August 1, 2019. Defeasance of the full $975.0 million Grand Canal Shoppes Whole Loan is permitted after the date that is the earlier to occur of (i) June 3, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 28 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.

With respect to Loan No. 17, 600 & 620 National Avenue, the lockout period will be at least 26 payment dates beginning with and including the first payment date of October 11, 2019. Defeasance of the full $137.9 million 600 & 620 National Avenue Whole Loan is permitted after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 11, 2022. For the purposes of this prospectus, the assumed lockout period of 26 months is based on the JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.

With respect to Loan No. 18, Tysons Tower, the lockout period will be at least 25 payment dates beginning with and including the first Payment Due Date of November 11, 2019. The borrower is permitted to prepay the full

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$190.0 million Tysons Tower Whole Loan with the payment of yield maintenance premium after the date that is the earlier to occur of (i) November 11, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.

With respect to Loan No. 26, NOV Headquarters, which is part of a larger Whole Loan, the lockout period is required to be at least 31 payments beginning with and including the first payment date of May 6, 2019. Defeasance of the full $39,200,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) October 6, 2022. The assumed lockout period of 31 months is based on the expected closing date of the JPMDB 2019-COR6 securitization in November 2019. The actual lockout period may be longer.

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 2, Los Angeles Leased Fee Portfolio, the ground leases commenced at various dates in 2016, and some historical financials may not be available.

With respect to Loan Nos. 4 and 8, 12555 & 12655 Jefferson and Colorado Square, the related properties were recently renovated and some historical financials may not be available.

With respect to Loan Nos. 6, 9, 10, 11, 19, 25, and 30, BJ’s Wholesale Club, Sunset North, Jersey City Group 2, Belvedere Place, Guardian Self Storage - Boulder, KB Dallas DaVita Portfolio, and 6723 Van Nuys Boulevard, the related mortgaged properties were recently acquired, and some historical financials may not be available.

With respect to Loan No. 10, Jersey City Group 2, only the aggregate portfolio-level financials were available instead of individual property-level financials. The mortgaged properties are crossed.

With respect to Loan Nos. 13 and 32, The Residence Inn by Marriott South Beach and Prince Creek Village Center, the related properties are newly constructed and some historical financials may not be available.

With respect to Loan No. 15, 8571 Rivers Avenue, the T-Mobile lease commenced in March 2018. As such, historical financials are not available.

With respect to Loan No. 17, 600 & 620 National Avenue, the related property is undergoing a tenant build-out and some historical financials may not be available.

(15)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 1, Century Plaza Towers, the UW NOI is over 10% higher than 2018 NOI. The increase from TTM NOI to UW NOI is primarily due to (i) new leases that have been executed since September 2019, accounting for 20.6% of NRA and 24.6% of UW Gross Potential Revenue, (ii) $2,354,778 in straight line rent taken through the earlier of the loan term or the lease term for 14 tenants, and (iii) $3,269,254 of rent steps taken through October 2020.

With respect to Loan No. 2, Los Angeles Leased Fee Portfolio, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is attributable to approximately $950,940 of underwritten average ground rent over loan term.

With respect to Loan No. 8, Colorado Square, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the mortgaged property’s renovation that was completed in 2018 and the subsequent lease up from 78.1% occupancy in 2018 to 90.6% current occupancy as well as approximately $232,371 of average rent over the loan term for Colorado Interstate Gas.

With respect to Loan No. 9, Sunset North, the increase by 10% or more from Most Recent NOI ($) to UW NOI ($) is primarily attributable to recent leasing at the mortgaged property.

With respect to Loan No. 10, Jersey City Group 2, the increase by 10% or more from Most Recent NOI ($) to UW NOI ($) is primarily attributable to management changes at the mortgaged property.

With respect to Loan No. 11, Belvedere Place, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to newly signed leases with WeWork, which collectively account for approximately $3.2 million in underwritten rent. In addition, UW NOI ($) includes approximately $38,859 and $15,287 of average rent over the loan term for Merrill Lynch and UBS, respectively.

With respect to Loan No. 19, Guardian Self Storage - Boulder, the increase by 10% or more from Most Recent NOI ($) to UW NOI ($) is primarily attributable to recent leasing at the mortgaged property.

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With respect to Loan No. 22, Prospect Park, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to newly signed leases with QuoteWizard and Ion Media of Sacramento, which collectively account for approximately $393,940 in underwritten rent.

(16)	With respect to all hotel properties the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 14, Brooklyn Renaissance Plaza, the mortgaged property is subject to a payment-in-lieu-of-tax (“PILOT”) program which is in year 21 of 25. Due to the short-term nature of the abatement, taxes were underwritten based on the full real estate taxes.

With respect to Loan No. 6, BJ’s Wholesale Club, the mortgaged property currently benefits from a 25-year tax abatement from the Industrial & Commercial Abatement Program provided by the New York City Department of Finance (the “ICAP”). The ICAP for the Mortgaged Property commenced in the tax year 2014/2015 and is scheduled to expire in the tax year 2039/2040. However, the Mortgage Loan was underwritten based on the full tax amount. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

(17)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 7, Hampton Roads Office Portfolio, the UW NOI DSCR and UW NCF DSCR is calculated based on the sum of the first 12 principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex H to the prospectus.

(18)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 12, Union Heights, a portion of the mortgaged property is subject to a condominium regime governing a total of six condominium units. The borrower owns one condominium unit which represents an approximately 11.1% interest under the condominium regime, and, therefore, does not control the condominium association. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics— Condominium and Other Shared Interests” in the prospectus for additional information.

With respect to Loan No. 14, Brooklyn Renaissance Plaza, the mortgaged property consists of the borrower’s leasehold interest in one unit in a condominium with a total of five units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the prospectus for additional information.

With respect to Loan No. 20, Hilton Cincinnati Netherland Plaza, the mortgaged property is one of three condominium units that collectively constitute a condominium regime. The borrower does not control the condominium board of directors. However, the borrower sponsor is one of three members of the board of directors, and the other two directors are appointed by the remaining unit owners, each an affiliate of the borrower. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 25, KB Dallas DaVita Portfolio, the Fort Worth mortgaged property is subject to a condominium regime governing two condominium units, both of which are owned by the sponsor. In addition, the Plano mortgaged property is subject to a condominium regime governing a total of seven units. The borrower owns one condominium unit which represents an approximately 11.1% interest under the condominium regime, and, therefore, does not control the condominium association. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics— Condominium and Other Shared Interests” in the prospectus for additional information.

(19)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the prospectus for information related to mortgage loans secured by hotel properties.

With respect to Loan No. 13, The Residence Inn by Marriott South Beach, the related franchise agreement has two, 10-year renewal options that are exercisable at the sole discretion of the borrower, which, if exercised, would extend the term of the franchise agreement to December 31, 2066.

(20)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

(21)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves

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with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 3, Innovation Park, the borrower is required to make monthly deposits into the Monthly TI/LC Reserve ($) the amount of (a) through November 1, 2022, $115,921, and (b) thereafter, $193,201; provided, however, the requirement to make the monthly deposits into the Monthly TI/LC Reserve ($) is waived on each Payment Due Date prior to October 1, 2022 if the amount on deposit is equal to or greater than $1,400,000. The aggregate amount of the applicable amount of funds on deposit may not exceed a cap of $5,000,000 on any payment date.

With respect to Loan No. 4, 12555 & 12655 Jefferson, the borrower is required to deposit $16,159 into the Monthly TI/LC Reserve ($) commencing November 6, 2019 and on each Payment Due Date thereafter provided, however, that in the event that at any time the balance in the Rollover Reserve Subaccount exceeds $1,000,000, if less than 94% of the rentable square footage of the Properties are tenanted pursuant to executed Leases and with tenants that are in occupancy and open for business or $400,000, if 94% or more of the rentable square footage of the Property is tenanted pursuant to executed Leases and with tenants that are in occupancy and open for business, Borrowers’ obligation to make payments to Lender shall cease until the first Payment Date following the date on which the amount in the Rollover Reserve Subaccount falls below the foregoing thresholds.

With respect to Loan No. 13, The Residence Inn by Marriott South Beach, the requirement for the borrower to make monthly deposits into the Monthly Capital/FF&E Reserve ($) is waived so long as so long as (i) the Marriott Management Agreement is in full force and effect and (ii) funds are being transferred into the Manager FF&E Reserve pursuant to the Marriott Management Agreement.

With respect to Loan No. 15, 8571 Rivers Avenue, the borrower’s ownership interest is an estate for years through June 29, 2025 at which time the borrower’s fee estate will revert to a ground lease interest. The borrower has an option to purchase the fee interest at fair market value on June 30, 2025 or any time during the ground lease term. Commencing on July 6, 2025, the borrower is required to deposit an amount equal to 1/12th of the estimated ground rent over the next 12 months into the Monthly Other Reserve ($) on each Payment Due Date thereafter until the date on which the borrower acquires the interest pursuant to the terms of the mortgage loan documents.

With respect to Loan No. 20, Hilton Cincinnati Netherland Plaza, the borrower is required to make monthly deposits into the Monthly Capex Reserve ($), beginning on May 1, 2020, an amount equal to the greater of (i) 4% of the gross income from the operation of the Mortgage Property for the preceding month and (ii) the amount of the deposit, if any, then required by the franchisor on account of FF&E under the franchise agreement.

With respect to Loan No. 22, Prospect Park, the borrower is required to deposit $4,687.17 into the Monthly Capex Reserve ($) commencing November 6, 2019 to October 6, 2021, then $2,353.58 on November 6, 2021 and each Payment Due Date thereafter.

With respect to Loan No. 25, KB Dallas DaVita Portfolio, the borrower is required to deposit $828 into the Monthly Capex Reserve ($) commencing July 6, 2024 and on each Payment Due Date thereafter.

With respect to Loan No. 26, NOV Headquarters, the requirement for the borrower to make monthly deposits of $5,617 into the Monthly Capex Reserve ($) is waived so long as (i) no event of default under the mortgage loan documents has occurred and is continuing, (ii) the NOV lease and the NOV lease guaranty remain in full force and effect, (iii) no default beyond any applicable notice and cure period has occurred and is continuing under the NOV lease, and (iv) NOV lease tenant remains fully responsible to make capital improvements to the mortgaged property under the NOV lease.

With respect to Loan No. 28, HD Supply Portfolio, the requirement that the borrower make monthly deposits of $7,683 into the Monthly TI/LC Reserve ($) and $2,305 into the Monthly CapEx Reserve ($) is waived if the HD Supply Leases and the Stericycle Lease have been renewed or extended on or before December 31, 2023 and the ZimaPack Lease has been renewed or extended on or before January 31, 2025, provided the funds in the Capital Expense Reserve Subaccount and/or the Rollover Reserve Subaccount are greater than the Capital Expense Reserve Threshold Amount ($138,285) and/or the Rollover Reserve Threshold Amount ($553,140), as applicable.

(22)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

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With respect to Loan No. 4, 12555 & 12655 Jefferson, the TI/LC Reserve Caps ($) is equal to (i) $1,000,000 if the mortgaged property is less than 94.0% leased or (ii) $400,000 if the mortgaged property is greater than or equal to 94.0% leased.

With respect to Loan No. 20, Hilton Cincinnati Netherland Plaza, on each Payment Due Date, the borrower is required to deposit all excess cash flow into the Monthly Other Reserve ($), subject to a monthly cap of $250,000, to create a seasonality reserve (the “Monthly Seasonality Deposit”). However, the foregoing requirement will be waived if (a) as of the applicable Payment Due Date, amounts then on deposit in the seasonality reserve account are greater than $1,000,000 and (b) the amount then on deposit in the seasonality reserve account is more than $750,000 but less than $1,000,000, then the amount to be deposited by Borrower for such Monthly Seasonality Deposit will be the difference between $1,000,000 and the amount then on deposit in the seasonality reserve account.

(23)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 4, 12555 & 12655 Jefferson, the 2nd Largest Tenant at the 12655 Jefferson mortgaged property, AegisMedia Americas, Inc. / Dentsu, leases 17,867 square feet (9.2% of net rentable area) through November 30, 2023 but is currently dark.

(24)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 1, Century Plaza Towers, the largest tenant, Bank of America, has various lease expiration dates: (i) 106,890 square feet with a lease expiration date of September 30, 2029, (ii) 17,833 square feet with a lease expiration date of September 30, 2024 and (iii) 24,785 square feet related to the Merrill Lynch space, with a lease expiration date of June 30, 2022.

With respect to Loan No. 7, Hampton Roads Office Portfolio, the Largest Tenant at the 200 Golden Oak Court mortgaged property, Tidewater Mortgage Services, Inc., leases 21,636 square feet of space that expires on August 31, 2022 and 2,653 square feet of space that expires on March 31, 2020. The Largest Tenant at the 505 Independence Parkway mortgaged property, Cdyne, leases 22,126 square feet of space that expires on October 31, 2020 and 4,776 square feet of space that expires on June 30, 2021. The Largest Tenant at the 1305 Executive Boulevard mortgaged property, Schenker, Inc., leases 26,283 square feet of space that expires on January 31, 2021 and 5,426 square feet of space that expires on June 30, 2022. The Largest Tenant at the 501 Independence Parkway mortgaged property, Antech Systems, leases 5,028 square feet of space that expires on May 31, 2021 and 4,804 square feet of space that expires on May 31, 2022. In addition, the 2nd Largest Tenant at the 501 Independence Parkway mortgaged property, C&F Mortgage, leases 5,491 square feet of space that expires on October 31, 2021 and 1,841 square feet of space that expires on January 31, 2022.

With respect to Loan No. 12, Union Heights, the 2nd Largest Tenant at the mortgaged property, Zions Bank, N.A., leases 16,667 square feet of space that expires on May 31, 2023 and 11,879 square feet of space that expires on March 31, 2021.

(25)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 1, Century Plaza Towers, the Largest Tenant at the Mortgaged Property, Bank of America, has the right to terminate its lease as of September 30, 2026 upon written notice on or before September 30, 2025 and the payment of a termination fee in the amount of $1,908,666, the 4th Largest Tenant Kirkland & Ellis, has the one-time right to terminate its lease as of January 1, 2032 upon written notice on or before 1 January 1, 2031 and payment of a termination fee, and the 5th Largest Tenant, Greenberg Glusker, has the one-time right to terminate its lease as of March 1, 2032 upon written notice on or before March 1, 2031 and the payment of a termination fee. The 3rd Largest Tenant, JPMorgan Chase Bank, is an affiliate of the borrower sponsor and borrower.

With respect to Loan No. 3, Innovation Park, (a) the Largest Tenant, AXA Equitable, has the right to terminate its lease with respect to 144,647 square feet (out of total 291,528 square feet) on December 31, 2024, with 12 months’ prior written notice and the payment of a termination fee equal to the unamortized amounts of brokerage commissions, rent abatements and landlord work costs related to such space; (b) the 2nd Largest Tenant, Allstate Insurance Company, has the right to terminate its lease on November 30, 2022, with nine

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months’ prior written notice and the payment of a termination fee equal to the unamortized amounts of brokerage commissions, rent abatements and landlord work costs related to such space; (c) the 3rd Largest Tenant, Classic Graphics, has the right to terminate its lease with respect to 58,969 square feet (out of total 238,744 square feet) on December 31, 2020, with nine months’ prior written notice and the payment of a termination fee equal to the unamortized amounts of brokerage commissions, landlord work costs related to tenant spaces and the cost of dividing the existing space from any additional space leased to Classic Graphics; and (d) the 4th Largest Tenant, Alight Solutions LLC, has the right to terminate its lease on November 20, 2022 with 12 months’ prior notice and the payment of a termination fee equal to three months base rent and unamortized brokerage commissions, rent abatements and landlord work costs related to such space.

With respect to Loan No. 7, Hampton Roads Office Portfolio, the Largest Tenant at the 500 Independence Parkway mortgaged property, Children’s Hospital of The King’s Daughters, Inc., has the right to terminate its lease at any time after May 31, 2023 by providing at least 12 months’ notice and payment of a termination fee. In addition, the Largest Tenant at the 1 Enterprise Parkway mortgaged property, Science Systems and Applications Inc., has the right to terminate its lease at any time by providing at least six months’ notice and payment of a termination fee.

With respect to Loan No. 8, Colorado Square, the Largest Tenant, Colorado Interstate Gas has a one-time termination option effective in June 2030, with 12-months prior notice and payment of a termination fee in the amount equal to the sum of any unamortized tenant improvements and leasing commissions and three months of base rent.

With respect to Loan No. 9, Sunset North, the 4th Largest Tenant, Farmers, includes (i) 60,166 square feet leased to Farmers New World with the right to terminate its lease on or after June 30, 2026 with no less than 12 months’ prior written notice and payment of a termination fee equal to (A) all rent through and including October 2026 and (B) the unamortized cost of all free or abated rent, tenant improvement allowances, reasonable attorneys’ fees, and leasing commissions actually paid or provided by the borrower, and (ii) 1,161 square feet leased to Farmers Credit Union with the right to terminate its lease on or after August 31, 2026 with no less than 12 months’ prior written notice and the payment of a termination fee equal to (A) all rent through and including December 2026 and (B) the unamortized cost of all free or abated rent, tenant improvement allowances, reasonable attorneys’ fees, and leasing commissions actually paid or provided by the borrower.

With respect to Loan No. 18, Tysons Tower, (i) the 4th Largest Tenant, Morgan Franklin, has a one-time right to terminate its lease effective February 28, 2024, with 12 months’ prior notice, subject to a termination fee equal to the then-unamortized amount of tenant improvements and leasing commissions, as of the effective date of termination, (ii) the 5th Largest Tenant, Reed Smith LLP, has a one-time right to terminate its lease effective August 1, 2027, with 15 months’ prior notice, subject to a termination fee equal to (A) three months of base rent plus (B) the then-unamortized amount of tenant improvements and leasing commissions, as of the effective date of termination.

With respect to Loan No. 21, Plaza at the Border, the Largest Tenant, Ross Dress for Less has the right to terminate its lease if (i) TJ Maxx is no longer in occupancy or (ii) lack of presence of one national or regional retailer totaling 7,500 square feet. The 2nd Largest Tenant, TJ Maxx, has the right to terminate its lease if Ross Dress for Less is no longer in occupancy. The 3rd and 4th Largest Tenants, Fashion Q and Ulta, respectively, have the right to terminate their lease if Ross Dress for Less and TJ Maxx are no longer in occupancy. The 5th Largest Tenant, Big 5 Sporting Goods, has the right to terminate its lease if the shopping center’s occupancy falls below 50%.

With respect to Loan No. 22, Prospect Park, the Largest Tenant, Moss Adams, has a one-time right to terminate its lease in September 2023 by providing at least nine months’ notice and payment of a termination fee. The 2nd Largest Tenant, Vitek Real Estate, has a one-time right to terminate its lease in November 2021 by providing at least nine months’ notice and payment of a termination fee. The 3rd Largest Tenant, Kleinfelder, Inc., has a right to terminate its lease in March 2021 by providing at least nine months’ notice and payment of a termination fee.

With respect to Loan No. 24, Richmond City Center, the 2nd Largest Tenant, Walgreens, has the right to terminate its lease as of the last day of the following months of the lease term: 240, 300, 360 and 420 by providing 12 months’ notice. In addition, Walgreens has the right to terminate its lease in the event the grocery store in the shopping center ceases operations and no other business reasonably acceptable to tenant commences operations in the space for a period of 12 consecutive months.

With respect to Loan No. 32, Prince Creek Village Center, the Largest Tenant, Tidelands Health has the right to terminate its lease in the event Publix ceases operations and no other business commences operations in the space for a period of 12 consecutive months.

A-1-37

(26)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.
With respect to Loan No. 1, Century Plaza Towers, there is no non-recourse carveout guarantor or separate environmental indemnitor.

With respect to Loan No. 3, Innovation Park, the borrower at its election may maintain a policy of environmental insurance. In such event, the lender agrees that, with respect to all matters covered by such policy, such policy will be the lender’s primary source of recovery for any liability relating to hazardous materials at the mortgaged property and the environmental indemnity provided in connection with the mortgage loan will be the lender’s secondary source of recovery. Please see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” for additional information.

With respect to Loan No. 18, Tysons Tower, the mortgage loan has no separate carveout guarantor, and the borrower is the only indemnitor under the related environmental indemnity agreement.

(27)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

(28)	With respect to Loan No. 3, Innovation Park, the related Whole Loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related lead servicing companion loan is securitized, it is anticipated that the related whole loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(29)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 1, Century Plaza Towers, Borrower will have a one-time right to cause its owners to incur a mezzanine loan, provided, among other conditions: (i) the aggregate loan-to-value ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or less than 52.1% (or if a partial prepayment of the Century Plaza Towers Whole Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, 51.5%), (ii) the aggregate debt service coverage ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 3.12x (or if a partial prepayment of the Century Plaza Towers Whole Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, 3.18x), (iii) the aggregate debt yield of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 9.5% (or if a partial prepayment of the Century Plaza Towers Whole Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, 9.7%), (iv) the mezzanine loan is coterminous with the Century Plaza Towers Whole Loan and (v) entry into a customary intercreditor agreement acceptable to the lender and each rating agency rating securities backed by a portion of the Century Plaza Towers Whole Loan.

With respect to Loan No. 18, Tysons Tower, the Mortgage Loan documents permit the pledge by The Macerich Company, Macerich Partnership, L.P., Alaska Permanent Fund Corporation and/or their affiliates of their indirect ownership interest in the related borrower to a qualified real estate investor (with total assets in name or under management in excess of $1 billion and, except with respect to pension advisory firm or similar fiduciary, capital/ statutory surplus, shareholder equity or net worth in excess of $250 million) (a “QREI”) as part of a credit facility upon certain conditions. Please see “Description of the Mortgage Pool–Other Indebtedness” in the prospectus for additional information.

A-1-38

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

$3,395,000	-	$9,999,999	9	$65,398,256	8.1%	4.28717%	114	1.93x	10.5%	62.0%	57.8%
$10,000,000	-	$19,999,999	5	80,860,479	10.0	4.61616%	93	1.84x	10.0%	64.7%	62.4%
$20,000,000	-	$24,999,999	5	109,308,910	13.5	3.87262%	117	2.08x	9.5%	55.4%	50.5%
$25,000,000	-	$49,999,999	9	319,113,153	39.5	4.07770%	117	1.99x	9.5%	65.0%	60.7%
$50,000,000	-	$62,500,000	4	232,500,000	28.8	3.46669%	119	2.68x	9.8%	57.1%	57.1%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

3.00450%	-	3.99999%	16	$490,150,000	60.7%	3.53174%	119	2.56x	9.8%	58.3%	57.8%
4.00000%	-	4.49999%	7	129,434,390	16.0	4.14426%	109	1.70x	10.1%	63.6%	53.9%
4.50000%	-	4.99999%	6	111,643,256	13.8	4.58227%	115	1.53x	8.3%	66.2%	62.9%
5.00000%	-	5.39000%	3	75,953,151	9.4	5.33398%	100	1.51x	10.4%	68.4%	61.5%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Original Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

60			3	$35,375,479	4.4%	4.71509%	59	1.68x	10.7%	70.2%	65.0%
120			29	771,805,319	95.6	3.90954%	117	2.20x	9.7%	60.7%	57.9%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Remaining Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

59	-	84	3	$35,375,479	4.4%	4.71509%	59	1.68x	10.7%	70.2%	65.0%
85	-	119	21	554,415,319	68.7	4.01454%	116	1.96x	8.9%	61.8%	58.9%
120	-	120	8	217,390,000	26.9	3.64175%	120	2.82x	11.5%	58.0%	55.5%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

 A-2-1

ANNEX A-2

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

	Interest Only		20	$555,425,000	68.8%	3.71279%	117	2.48x	9.6%	58.7%	58.7%
	300		1	4,000,000	0.5	3.80000%	120	3.99x	27.8%	22.5%	16.1%
	360		11	247,755,797	30.7	4.46742%	109	1.47x	9.6%	67.2%	57.8%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Interest Only			20	$555,425,000	68.8%	3.71279%	117	2.48x	9.6%	58.7%	58.7%
300	-	359	6	130,015,797	16.1	4.54182%	109	1.55x	10.5%	64.7%	53.8%
360	-	360	6	121,740,000	15.1	4.36602%	111	1.47x	9.3%	68.5%	60.8%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Amortization Types
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Interest Only			20	$555,425,000	68.8%	3.71279%	117	2.48x	9.6%	58.7%	58.7%
Balloon			8	171,515,797	21.2	4.55167%	105	1.58x	10.6%	64.5%	54.0%
IO-Balloon			4	80,240,000	9.9	4.25405%	118	1.36x	8.5%	70.9%	64.0%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

12	-	24	1	$8,600,000	1.1%	4.20000%	118	1.64x	10.6%	66.9%	55.1%
60	-	60	3	71,640,000	8.9	4.26054%	119	1.32x	8.2%	71.4%	65.1%

Total / Wtd. Avg:			4	$80,240,000	9.9%	4.25405%	118	1.36x	8.5%	70.9%	64.0%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

1.04x	-	1.49x	3	$97,372,061	12.1%	4.83881%	116	1.29x	8.9%	67.9%	58.9%
1.50x	-	1.74x	10	178,813,736	22.2	4.37276%	106	1.60x	9.8%	66.4%	58.3%
1.75x	-	1.99x	7	207,750,000	25.7	3.92996%	117	1.82x	7.5%	62.1%	62.1%
2.00x	-	2.24x	1	9,100,000	1.1	3.90000%	120	2.17x	8.6%	68.7%	68.7%
2.25x	-	4.09x	11	314,145,000	38.9	3.43532%	118	3.03x	11.4%	55.3%	55.2%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

 A-2-2

ANNEX A-2

Cut-off Date LTV Ratios(2)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

22.5%	-	39.9%	2	$66,500,000	8.2%	3.05235%	120	4.08x	14.4%	38.1%	37.7%
40.0%	-	49.9%	2	44,808,910	5.6	4.10024%	115	1.89x	9.3%	47.4%	42.4%
50.0%	-	59.9%	7	171,603,256	21.3	3.78747%	119	2.29x	9.4%	56.1%	55.3%
60.0%	-	69.9%	16	379,675,000	47.0	3.94604%	114	2.11x	9.4%	64.6%	62.8%
70.0%	-	78.6%	5	144,593,631	17.9	4.49078%	111	1.44x	8.9%	73.0%	64.2%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

LTV Ratio at Maturity/ARD(1)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

16.1%	-	39.9%	3	$91,308,910	11.3%	3.41579%	118	3.36x	12.9%	40.9%	38.1%
40.0%	-	49.9%	3	53,953,256	6.7	4.01423%	118	1.97x	10.3%	54.7%	47.3%
50.0%	-	54.9%	4	94,600,000	11.7	3.62164%	119	2.69x	10.6%	53.8%	53.3%
55.0%	-	59.9%	4	113,200,001	14.0	4.00018%	118	1.72x	8.4%	63.9%	58.4%
60.0%	-	72.0%	18	454,118,630	56.3	4.09651%	112	1.98x	9.1%	66.8%	64.6%

Total / Wtd. Avg:			32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Type of Mortgaged Properties
						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type			Properties	Balance	Balance	Occupancy	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Office
Suburban			31	$280,753,630	34.8%	95.9%	2.22x	10.2%	66.2%	62.6%
CBD			5	178,358,911	22.1	93.1%	2.49x	10.2%	53.3%	49.1%
Medical			4	9,200,000	1.1	100.0%	1.50x	10.0%	58.7%	53.9%
Subtotal:			40	$468,312,541	58.0%	94.9%	2.31x	10.2%	61.2%	57.3%

Multifamily
Garden			40	$67,106,565	8.3%	94.3%	1.44x	7.7%	69.4%	66.1%
Mid-Rise			11	34,064,097	4.2	97.2%	1.91x	8.2%	61.2%	61.2%
Subtotal:			51	$101,170,662	12.5%	95.2%	1.60x	7.9%	66.6%	64.5%

Retail
Freestanding			2	$44,350,000	5.5%	100.0%	2.51x	9.3%	55.1%	55.1%
Anchored			2	25,553,256	3.2	94.1%	2.13x	11.0%	60.2%	56.2%
Specialty Retail			1	20,000,000	2.5	94.0%	2.46x	9.6%	46.3%	46.3%
Shadow Anchored			1	3,395,000	0.4	92.2%	2.52x	11.5%	67.9%	67.9%
Subtotal:			6	$93,298,256	11.6%	96.8%	2.40x	9.9%	55.1%	54.0%

Other
Leased Fee			8	$61,000,000	7.6%	100.0%	1.75x	6.2%	63.0%	63.0%
Parking			1	219,338	0.0	100.0%	1.82x	8.7%	60.5%	60.5%
Subtotal:			9	$61,219,338	7.6%	100.0%	1.75x	6.2%	63.0%	63.0%

Hotel
Extended Stay			1	$25,250,000	3.1%	88.1%	2.99x	12.3%	52.6%	52.6%
Full Service			1	17,000,000	2.1	74.8%	1.62x	10.9%	68.7%	63.7%
Subtotal:			2	$42,250,000	5.2%	82.7%	2.44x	11.7%	59.1%	57.1%

Self Storage
Self Storage			2	$28,330,000	3.5%	90.5%	1.81x	8.9%	64.2%	64.2%
Subtotal:			2	$28,330,000	3.5%	90.5%	1.81x	8.9%	64.2%	64.2%

Industrial
Flex			6	$11,060,700	1.4%	100.0%	2.49x	16.8%	50.8%	41.0%
Warehouse/Distribution			1	1,539,300	0.2	100.0%	1.64x	10.6%	66.9%	55.1%
Subtotal:			7	$12,600,000	1.6%	100.0%	2.39x	16.1%	52.8%	42.7%

Total / Wtd. Avg:			117	$807,180,797	100.0%	94.8%	2.18x	9.7%	61.2%	58.2%

 A-2-3

ANNEX A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

California	17	274,983,735	34.1%	96.6%	2.43x	9.4%	57.5%	56.8%
Illinois	44	68,550,000	8.5	95.4%	1.86x	8.5%	60.9%	60.9%
New York	2	64,958,910	8.0	95.6%	2.14x	9.2%	52.0%	48.5%
North Carolina	4	60,789,100	7.5	96.5%	2.83x	11.5%	68.6%	67.5%
Virginia	24	60,258,551	7.5	93.9%	1.96x	10.9%	64.9%	57.5%
Colorado	2	56,280,001	7.0	89.7%	1.57x	9.2%	68.5%	59.0%
Washington	3	48,100,000	6.0	98.3%	2.66x	10.6%	63.0%	62.4%
New Jersey	8	32,840,000	4.1	95.0%	1.04x	6.6%	78.6%	72.0%
Utah	1	29,600,000	3.7	88.2%	1.58x	9.5%	67.4%	60.9%
South Carolina	2	27,895,000	3.5	99.1%	1.83x	10.9%	61.5%	50.7%
Florida	2	26,789,300	3.3	88.8%	2.91x	12.2%	53.4%	52.7%
Nevada	1	20,000,000	2.5	94.0%	2.46x	9.6%	46.3%	46.3%
Texas	5	18,400,000	2.3	100.0%	1.61x	9.1%	63.8%	61.4%
Ohio	1	17,000,000	2.1	74.8%	1.62x	10.9%	68.7%	63.7%
Mississippi	1	736,200	0.1	100.0%	1.64x	10.6%	66.9%	55.1%

Total / Wtd. Avg:	117	$807,180,797	100.0%	94.8%	2.18x	9.7%	61.2%	58.2%

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Defeasance	26	$570,577,646	70.7%	3.99512%	114	1.91x	9.0%	62.9%	59.5%
Yield Maintenance	5	174,103,151	21.6	4.11763%	117	2.38x	10.6%	63.4%	60.8%
Defeasance or Yield Maintenance	1	62,500,000	7.7	3.00450%	120	4.09x	13.5%	39.1%	39.1%

Total / Wtd. Avg:	32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Refinance	19	$507,482,167	62.9%	3.98604%	115	2.07x	9.4%	59.2%	55.7%
Acquisition	12	279,698,630	34.7	3.91406%	114	2.31x	10.1%	65.4%	63.3%
Recapitalization	1	20,000,000	2.5	3.33000%	119	3.07x	11.0%	52.1%	52.1%

Total / Wtd. Avg:	32	$807,180,797	100.0%	3.94484%	115	2.18x	9.7%	61.2%	58.2%

(1) In the case of Loan Nos. 1, 2, 3, 4, 5, 7, 9, 11, 14, 16, 17, 18, 20 and 26, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 5, 7 and 16, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations exclude the related Subordinate Companion Loan(s) and/or mezzanine loan(s).
(2) In the case of Loan No. 7, the UW NCF DSCR is calculated using the sum of the mortgage loan principal and interest payments after the Cut-off Date based on the assumed principal payment schedule provided in Annex H to the Prospectus.
(3) In the case of Loan Nos. 3, 17 and 20 the Cut-off Date LTV Ratio and the LTV Ratio Maturity are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

 A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

A-3-2

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

A-3-3

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

A-3-4

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

A-3-5

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$62,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$62,500,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	7.7%	Net Rentable Area (SF):	2,401,641
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrower:	One Hundred Towers L.L.C.	Year Built / Renovated:	1975 / 2015
Sponsors(2):	SPF JVP LLC; Luminance	Occupancy:	92.9%
	Acquisition Venture LLC	Occupancy Date:	10/1/2019
Interest Rate:	3.00450%	Number of Tenants:	122
Note Date:	10/21/2019	2016 NOI:	$80,783,345
Maturity Date:	11/9/2029	2017 NOI:	$83,200,132
Interest-only Period:	120 months	2018 NOI:	$89,024,555
Original Term:	120 months	TTM NOI (as of 9/2019)(5):	$83,342,918
Original Amortization:	None	UW Economic Occupancy:	94.8%
Amortization Type:	Interest Only	UW Revenues:	$158,615,968
Call Protection(3):	Grtr1%orYM(24),Defor	UW Expenses:	$37,470,212
	Grtr1%orYM(91),O(5)	UW NOI(5):	$121,145,756
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$112,250,366
Additional Debt(1)(4):	Yes	Appraised Value / Per SF:	$2,302,000,000 / $959
Additional Debt Balance(1)(4):	$837,500,000 / $300,000,000	Appraisal Date:	9/24/2019
Additional Debt Type(1)(4):	Pari Passu / Subordinate Debt

Escrows and Reserves(6)				Financial Information(1)(1)
	Initial	Monthly	Initial Cap		Senior	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$375	$500
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$375	$500
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	39.1%	52.1%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	39.1%	52.1%
Other:	$100,769,680	$0	N/A	UW NCF DSCR:	4.09x	3.07x
				UW NOI Debt Yield:	13.5%	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$1,200,000,000	100.0%	Payoff Existing Debt	$823,449,563	68.6%
			Upfront Reserves	100,769,680	8.4
			Closing Costs	2,834,724	0.2
			Return of Equity	272,946,032	22.7
Total Sources	$1,200,000,000	100.0%	Total Uses	$1,200,000,000	100.0%

(1)	The Century Plaza Towers Loan (as defined below) consists of the non-controlling Notes A-1-C3 and A-1-C8, which is part of the Century Plaza Towers Whole Loan (as defined below) evidenced by 29 senior pari passu notes and three subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.2 billion.
(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Century Plaza Towers Whole Loan.
(3)	Defeasance of the full $1.2 billion Century Plaza Towers Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 21, 2022. Prepayment in whole, but not in part, of the Century Plaza Towers Whole Loan is permitted with the payment of yield maintenance prior to July 9, 2029 at any time.
(4)	See “Current Mezzanine or Subordinate Indebtedness” and “Future Mezzanine or Subordinate Indebtedness Permitted” below.
(5)	The increase in UW NOI from TTM NOI is primarily attributable to (i) new leases that have been executed since September 2019, accounting for 20.6% of net rentable area and 24.6% of Underwritten Gross Potential Revenue, (ii) $2,354,778 in straight line rent taken through the earlier of the loan term or the lease term for 14 tenants and (iii) $3,269,254 of rent steps taken through October 2020.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-6

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

The Loan. The Century Plaza Towers mortgage loan (the “Century Plaza Towers Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $1.2 billion (the “Century Plaza Towers Whole Loan”), secured by the borrower’s fee interest in a 2,401,641 square foot, Class A, office property located in the Century City submarket of Los Angeles, California (the “Century Plaza Towers Property”). The Century Plaza Towers Whole Loan is comprised of (i) a senior loan, comprised of 29 pari passu notes with an aggregate principal balance as of the Cut-off Date of $900.0 million (the “Century Plaza Towers Senior Notes”), two of which (Notes A-1-C3 and A-1-C8 with an outstanding principal balance as of the Cut-off Date of $62.5 million) are being contributed to the JPMDB 2019-COR6 Trust and constitute the Century Plaza Towers Loan, and the remainder of which are expected to be contributed to one or more future securitization trusts and (ii) a subordinate loan, comprised of three notes, with an outstanding principal balance as of the Cut-off Date of $300.0 million (the “Century Plaza Towers Subordinate Companion Loan”), each as described below. The relationship between the holders of the Century Plaza Towers Senior Notes and Century Plaza Towers Subordinate Companion Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Century Plaza Towers Whole Loan”. The Century Plaza Towers Whole Loan was co-originated by Deutsche Bank AG acting through its New York Branch (which subsequently transferred its notes to DBR Investments Co. Limited (“DBRI”)), Wells Fargo Bank, National Association (“WFBNA”), and Morgan Stanley Bank, N.A (“MSBNA”). The Century Plaza Towers Whole Loan has a 10-year term and is interest only for the length of the loan term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-C3, A-1-C8	$62,500,000	$62,500,000	JPMDB 2019-COR6	No
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-2-C1, A-2-C3, A-2-C4 A-3-S1,A-3-S2, A-3-S3, A-3-C1, A-3-C3	525,000,000	525,000,000	CPTS 2019-CPT	No
A-1-C1, A-1-C2, A-1-C4,A-1-C5, A-1-C6, A-1-C7	187,500,000	187,500,000	DBRI	No
A-2-C2, A-2-C5, A-2-C6, A-2-C7	62,500,000	62,500,000	MSBNA	No
A-3-C2, A-3-C4,A-3-C5	62,500,000	62,500,000	WFBNA	No
Senior Notes	$900,000,000	$900,000,000
B-1, B-2, B-3	$300,000,000	$300,000,000	CPTS 2019-CPT	Yes
Total	$1,200,000,000	$1,200,000,000

The Borrower. The borrowing entity for the Century Plaza Towers Whole Loan is One Hundred Towers L.L.C., a special purpose entity, structured to be bankruptcy remote with two independent directors in its organizational structure.

The Loan Sponsors. The loan sponsor is a joint venture between (i) the Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A. (“SPF”) and (ii) a joint venture between an institutional account managed by both Hines and Hines Investment Management Holdings Limited Partnership (the “Hines JV”) (together with SPF, the “Borrower Sponsor”). As of June 30, 2019, SPF had a net asset value of $32.7 billion and a gross asset value of $42.7 billion. Hines JV is a privately owned global real estate investment, development and management firm, founded in 1957, with a presence in 219 cities in 23 countries and $124.3 billion of assets under management—including $63.8 billion for which Hines provides fiduciary investment management services and $60.5 billion for which Hines provides third party property-level services. There is no nonrecourse carveout guarantor or separate environmental indemnitor for the Century Plaza Towers Whole Loan.

The Property. The Century Plaza Towers Property consists of two Class A, 44-story, office towers and contains 2,401,641 square feet of office space and a lower level retail concourse. In addition, the Century Plaza Towers Property has an underground garage containing a total of 6,566 parking spaces (of which 5,907 spaces are part of the collateral for the Century Plaza Towers Whole Loan). The Century Plaza Towers Property was originally developed in 1975 for Aluminum Company of America (“Alcoa”) and was designed by Minoru Yamasaki.

The Century Plaza Towers Property includes 26,000 square feet column-free flexible floor plates. The Century Plaza Towers Property underwent an $80.0 million renovation in 2008 and has had approximately $48.0 million of capital expenditures invested since 2014, including a multi-year program currently underway to fully renovate all restrooms, multi-tenant corridors and elevator lobbies; nearly $28.0 million has been invested since 2015. Together with the property located at 2000 Avenue of the Stars (which is also owned by the Borrower Sponsor), the Century Plaza Towers Property is part of Century Park, a 14-acre campus that includes a four-acre central park, restaurants, cafes and other amenity retail.

A-3-7

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

The Century Plaza Towers Property is 92.9% leased as of October 1, 2019 to 122 tenants across approximately 1.2 million square feet of office space in the North Tower, approximately 1.2 million square feet of office space in the South Tower and approximately 39,500 square feet of ground floor retail space. The largest tenants include Bank of America (6.2% of net rentable area; 6.5% of gross potential rent; $56.98 gross rent per square foot; rated A2/A+/A- by Moody’s, Fitch and S&P), Manatt Phelps (4.8% of net rentable area; 5.5% of gross potential rent; $62.26 gross rent per square foot; #105 in a 2019 magazine ranking of large law firms based on gross revenue), JPMorgan (4.1% of net rentable area; 4.2% of gross potential rent; $57.00 gross rent per square foot; rated A2/AA-/A- by Moody’s, Fitch and S&P), Kirkland & Ellis (3.6% of net rentable area; 4.5% of gross potential rent; $68.79 gross rent per square foot; #1 in a 2019 magazine ranking of large law firms based on gross revenue) and Greenberg Glusker (3.5% of net rentable area; 4.2% of gross potential rent; $66.00 gross rent per square foot).

The largest tenant, Bank of America (149,508 square feet; 6.2% of net rentable area; 6.5% of underwritten base rent), is an investment and retail banking institution and financial services company based in Charlotte, North Carolina. It is the second largest banking institution in the United States by total assets. The institution’s corporate and investment banking division operates under the name Bank of America Merrill Lynch. Bank of America occupies four suites in the South Tower on the 1st, 2nd, 11th and 12th floors totaling 98,059 square feet. Bank of America has signed a lease for an additional 26,664 square feet on the 13th floor of the South Tower and is expected to begin paying rent and take occupancy in January 2020. Merrill Lynch occupies one suite in the North Tower totaling 24,785 square feet. The firm pays approximately $54 to $61 of gross rent per square foot across the North and South Towers. Bank of America has been at the Century Plaza Towers Property since 1994. With respect to the additional space in the South Tower, we cannot assure you that Bank of America will begin paying rent or take occupancy as expected or at all. Bank of America has the right to terminate its lease as of September 30, 2026 upon written notice prior to September 30, 2025 and payment of a termination fee.

The second largest tenant, Manatt Phelps (116,366 square feet; 4.8% of net rentable area; 5.5% of underwritten base rent), is a Los Angeles-based law firm that has practices focused on banking, entertainment, media, technology, retail and consumer products, and real estate and energy. Founded in 1965, Manatt Phelps employs over 450 attorneys across Los Angeles, New York, Palo Alto, San Francisco, Orange County, Chicago, Washington, D.C. and Boston. The firm is ranked #105 in a 2019 magazine ranking of large law firms based on gross revenue. Manatt Phelps has signed a lease for five suites in the South Tower on the 4th, 14th, 15th, 16th and 17th floors totaling 116,366 square feet and is expected to begin paying rent and take occupancy in stages starting in March 2020, with full occupancy of the space expected by May 2020. Manatt Phelps’s contractual rent under its lease is $62 gross rent per square foot. We cannot assure you that Manatt Phelps will begin paying rent or take occupancy as expected or at all.

The third largest tenant, JPMorgan (97,726 square feet; 4.1% of net rentable area; 4.2% of underwritten base rent), was founded in 1871. JPMorgan (NYSE: JPM) is a commercial, investment and retail banking institution founded by J.P. Morgan. Headquartered in New York, New York, JPMorgan is the largest bank in the United States. JPMorgan is affiliated with the borrower. JPMorgan occupies four suites in the North Tower on the 37th, 38th, 39th and 41st floors totaling 97,726 square feet and pays $57 gross rent per square foot. JPMorgan has been at the Century Plaza Towers Property since 2011.

The Century Plaza Towers Property is located in the Century City submarket of West Los Angeles, California. Situated between Beverly Hills to the east, Westwood, Brentwood and Santa Monica to the west, and the residential neighborhoods of Bel Air, Holmby Hills and Hollywood Hills to the north, Century City is located near the Westside’s amenities and housing communities. The Century Plaza Towers Property has access to the Santa Monica (I-10) and San Diego (I-405) Freeways and several additional major east-west thoroughfares including Santa Monica Boulevard and Olympic Boulevard.

Prior to the economic downturn in 2007-2008, vacancy rates in the Century City submarket declined to single digits, and reached a historical low direct vacancy rate of 7.1% in 2006. As the economic downturn affected the area, vacancy rates began to increase to 14.4% in 2010. As of year-end 2017, direct vacancy in the Century City submarket declined slightly to 8.2%, representing a 3.6% decrease since 2015. As of the second quarter in 2019, the direct vacancy rate was 6.1%, 80 basis points lower than year-end 2018 (6.9%).

The appraisal identified seven directly competitive office sales comparables in the Los Angeles market. Comparable buildings were built between 1925 and 2017 and range in size from 201,922 square feet to 1,006,645 square feet. The weighted average occupancy of the sales comparables was 82.8% and the weighted average sales price per square foot was approximately $830.23. Through the first half of 2019, asking rates increased slightly by 1.1% to $52.72 per square foot.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
87.0%	84.6%	83.5%	92.9%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of October 1, 2019. This is inclusive of tenants that have signed a lease but are not in physical occupancy yet.

A-3-8

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Bank of America(3)(4)	A2 / A+ / A-	149,508	6.2%	$56.98	6.5%	Various(3)
Manatt Phelps(5)	NR / NR / NR	116,366	4.8	$62.26	5.5	4/30/2035
JPMorgan(6)	A2 / AA- / A-	97,726	4.1	$57.00	4.2	8/31/2021
Kirkland & Ellis(7)	NR / NR / NR	85,664	3.6	$68.79	4.5	12/31/2034
Greenberg Glusker(8)	NR / NR / NR	83,199	3.5	$66.00	4.2	2/28/2035
Venable LLP	NR / NR / NR	81,817	3.4	$57.70	3.6	12/31/2025
Westfield(9)	NR / NR / A	81,124	3.4	$52.30	3.2	4/30/2028
Seyfarth Shaw	NR / NR / NR	80,160	3.3	$78.51	4.8	8/31/2021
Proskauer Rose(10)	NR / NR / NR	70,195	2.9	$57.26	3.1	10/31/2030
Mitchell Silberberg Knupp(11)	NR / NR / NR	69,396	2.9	$56.40	3.0	6/30/2034
Ten Largest Tenants		915,155	38.1%	$61.09	42.6%
Remaining Tenants		1,315,465	54.8	$57.21	57.4%
Vacant		171,021	7.1
Total		2,401,641	100.0%
(1)	Based on the October 1, 2019 rent roll.
(2)	Certain ratings are those of the parent company, whether or not the parent company guarantees the lease.
(3)	The square feet of Bank of America includes 124,723 square feet occupied by Bank or America on floors 1 through 14 and 24,785 square feet occupied by Merrill Lynch on floors 25 through 33. In addition, the square feet for Bank of America includes 26,664 square feet, as to which Bank of America is expected to begin paying rent and take occupancy in January 2020. We cannot assure you that Bank of America will begin paying rent or take occupancy of such space as expected or at all.
(4)	Bank of America has various lease expiration dates: (i) 106,890 square feet with a lease expiration date of September 30, 2029, (ii) 17,833 square feet with a lease expiration date of September 30, 2024 and (iii) 24,785 square feet related to the Merrill Lynch space, with a lease expiration date of June 30, 2022. Bank of America has the right to terminate its lease as of September 30, 2026 upon written notice prior to September 30, 2025 and payment of a termination fee.
(5)	Manatt Phelps is expected to begin paying rent and take occupancy in stages in March 2020, with full occupancy of the space expected in May 2020. We cannot assure you that Manatt Phelps will begin paying rent or take occupancy of such space as expected or at all.
(6)	JPMorgan is an affiliate of the borrower.
(7)	Kirkland & Ellis is expected to begin paying rent and take occupancy in January 2020. We cannot assure you that Kirkland & Ellis will begin paying rent or take occupancy of such space as expected or at all. Kirkland & Ellis has the one time right to terminate its lease as of January 1, 2032 upon notice on or before January 1, 2031 and the payment of a termination fee.
(8)	Greenberg Glusker is expected to take occupancy and begin paying rent in March 2020. We cannot assure you that Greenberg Glusker will begin paying rent or take occupancy of such space as expected or at all. Greenberg Glusker has the one-time right to terminate its lease as of March 1, 2032 upon written notice on or before March 1, 2031 and the payment of a termination fee.
(9)	Westfield has a one-time right to terminate its lease on April 30, 2025, with 15 months’ prior notice and the payment of a termination fee of approximately $3.5 million.
(10)	Proskauer Rose has a one-time right to terminate its lease on October 31, 2025, upon written notice on or before October 31, 2024 and the payment of a termination fee.
(11)	Mitchell Silberberg Knupp has a one-time right to terminate its lease on June 30, 2029, upon written notice on or before June 30, 2028 and the payment of a termination fee.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	171,021	7.1%	NAP	NAP	171,021	7.1%	NAP	NAP
MTM & 2019	2	1,405	0.1	$45,653	0.0%	172,426	7.2%	$45,653	0.0%
2020	26	96,896	4.0	$4,857,092	3.7	269,322	11.2%	$4,902,745	3.7%
2021	30	276,557	11.5	$17,553,318	13.4	545,879	22.7%	$22,456,063	17.1%
2022	15	122,719	5.1	$7,206,505	5.5	668,598	27.8%	$29,662,568	22.6%
2023	14	89,979	3.7	$5,073,213	3.9	758,577	31.6%	$34,735,781	26.5%
2024	18	224,254	9.3	$13,455,101	10.3	982,831	40.9%	$48,190,882	36.7%
2025	19	258,081	10.7	$14,826,378	11.3	1,240,912	51.7%	$63,017,260	48.0%
2026	5	76,664	3.2	$4,565,856	3.5	1,317,576	54.9%	$67,583,116	51.5%
2027	5	79,651	3.3	$4,654,199	3.5	1,397,227	58.2%	$72,237,315	55.1%
2028	4	98,484	4.1	$5,249,665	4.0	1,495,711	62.3%	$77,486,980	59.1%
2029	18	257,405	10.7	$14,489,056	11.0	1,753,116	73.0%	$91,976,035	70.1%
2030 and Beyond(3)	27	648,525	27.0	$39,193,695	29.9	2,401,641	100.0%	$131,169,730	100.0%
Total	183	2,401,641	100.0%	$131,169,730	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2030 and Beyond is inclusive of 22,261 square feet of amenity space.

A-3-9

Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$93,728,374	$96,736,098	$101,042,428	$97,138,295	$131,169,730	$54.62	78.4%
Vacant Income	0	0	0	0	14,339,776	5.97	8.6
Gross Potential Rent	$93,728,374	$96,736,098	$101,042,428	$97,138,295	$145,509,506	$60.59	87.0%
Total Reimbursements	2,366,196	3,084,229	4,320,460	4,341,561	3,618,229	1.51	2.2
Parking	15,328,900	14,885,609	14,507,607	14,942,509	14,942,509	6.22	8.9
Other Income(3)	2,516,128	2,673,150	5,446,950	4,468,294	3,261,468	1.36	1.9
Net Rental Income	$113,939,597	$117,379,087	$125,317,446	$120,890,660	$167,331,712	$69.67	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(8,715,744)	(3.63)	(5.2)
Effective Gross Income	$113,939,597	$117,379,087	$125,317,446	$120,890,660	$158,615,968	$66.04	94.8%

Total Expenses	$33,156,253	$34,178,955	$36,292,891	$37,547,742	$37,470,212	$15.60	23.6%

Net Operating Income(4)	$80,783,345	$83,200,132	$89,024,555	$83,342,918	$121,145,756	$50.44	76.4%

Total TI/LC, Capex/RR	0	0	0	0	8,895,390	3.70	5.6
Net Cash Flow	$80,783,345	$83,200,132	$89,024,555	$83,342,918	$112,250,366	$46.74	70.8%
(1)	TTM column represents the trailing 12-month period ending on September 30, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Other Income includes after-hours HVAC income, fitness center income, tenant services income, storage income, telecom & roof income, filming & events income, retail percentage rent income and a termination fee.
(4)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to (i) new leases that have been executed since September 2019, accounting for 20.6% of net rentable area and 24.6% of Underwritten Gross Potential Revenue, (ii) $2,354,778 in straight line rent taken through the earlier of the loan term or the lease term for 14 tenants and (iii) $3,269,254 of rent steps taken through October 2020.

Property Management. The Century Plaza Towers Property is managed by CBRE, Inc.

Escrows and Reserves. At origination, the borrower deposited (i) approximately $71,223,945 into a TI/LC reserve for outstanding landlord work and tenant allowances and (ii) $29,545,735 into a free rent reserve.

Tax Escrows – During a Trigger Period (as defined below), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes.

Insurance Escrows – Insurance escrows are waived so long as (i) no event of default has occurred and is continuing and (ii) the Century Plaza Towers Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each payment date, the borrowers will be required to fund an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Lockbox / Cash Management. The Century Plaza Towers Whole Loan is structured with a hard lockbox and will have springing cash management during a Trigger Period. At origination, a clearing account controlled by the lender (the “Clearing Account”) was established by the borrower, into which all rents, revenues and receipts from the Century Plaza Towers Property are required to be deposited directly by the tenant (with respect to rents). If no Trigger Period (as defined below) exists, the funds in the Clearing Account are required to be swept on each business day into the borrower’s operating account and, if a Trigger Period exists, such funds are required to be swept on each business day into a cash management account controlled by the lender (the “CMA”) at a financial institution selected by the lender.

During a Trigger Period, all amounts on deposit in the CMA are required to be applied to the payment of all monthly amounts due under the Century Plaza Towers Whole Loan documents (including, without limitation, monthly deposits for reserves for taxes and insurance (unless an acceptable blanket policy is in place with regard to insurance), debt service and all other required reserves) and all property costs and expenses set forth in the lender-approved budget. Any funds remaining thereafter are required to be transferred to a cash collateral account, as additional collateral for the Century Plaza Towers Whole Loan. Under certain circumstances and for limited purposes described in the Century Plaza Towers Whole Loan documents, the borrower may request disbursements of such excess cash flow.

A “Trigger Period” will be continuing during any period when there exists (i) an uncured event of default under the Century Plaza Towers Whole Loan or under a mezzanine loan (if one is incurred as described further below) or (ii) a Low Debt Yield Trigger (as defined below).

A “Low Debt Yield Trigger” will occur if the aggregate debt yield on the Century Plaza Towers Whole Loan and any mezzanine loan is less than 5.0% at the end of two consecutive calendar quarters. A Low Debt Yield Trigger will cease to exist if such combined debt yield exceeds 5.0% at the end of any two consecutive calendar quarters. The debt yield may be tested by the lender quarterly.

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Annex A-3	JPMDB 2019-COR6

Century Plaza Towers

Current Mezzanine or Subordinate Indebtedness. The Century Plaza Towers Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $300.0 million, accrues interest at a fixed rate of 3.00450% per annum, has a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Century Plaza Towers Whole Loan”.

Future Mezzanine or Subordinate Indebtedness Permitted. The borrower will have a one-time right to cause its owners to incur a mezzanine loan, provided, among other conditions: (i) the aggregate loan-to-value ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or less than 52.1% (or if a partial prepayment of the Century Plaza Towers Whole Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer (as defined below), 51.5%), (ii) the aggregate debt service coverage ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 3.12x (or if a partial prepayment of the Century Plaza Towers Whole Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, 3.18x), (iii) the aggregate debt yield of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 9.5% (or if a partial prepayment of the Century Plaza Towers Whole Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, 9.7%), (iv) the mezzanine loan is coterminous with the Century Plaza Towers Whole Loan and (v) entry into a customary intercreditor agreement acceptable to the lender and each rating agency rating securities backed by a portion of the Century Plaza Towers Whole Loan.

Partial Release. None.

Transfer of Development Credits. With respect to the Century Plaza Towers Whole Loan, if no event of default is continuing, the borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Century Plaza Towers Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Towers Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% or the yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the borrower, the borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements. If the borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the borrower may return the development rights to the borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the borrower. If the borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the borrower as described above, then the borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$61,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$61,000,000	Property Type - Subtype:	Other – Leased Fee
% of Pool by IPB:	7.6%	Net Rentable Area (SF):	556,202
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrower:	KOAR Airport Associates, LLC	Year Built / Renovated:	N/A / N/A
Sponsor:	Paul Alanis, Cofinance, Inc.	Occupancy:	100.0%
Interest Rate:	3.50000%	Occupancy Date:	11/6/2019
Note Date:	8/28/2019	Number of Tenants:	N/A
Maturity Date:	9/6/2029	2016 NOI(3):	N/A
Interest-only Period:	120 months	2017 NOI:	$3,636,860
Original Term:	120 months	2018 NOI:	$3,972,571
Original Amortization:	None	TTM NOI (as of 6/2019)(4):	$4,160,964
Amortization Type:	Interest Only	UW Economic Occupancy:	100.0%
Call Protection(2):	L(26),Def(90),O(4)	UW Revenues:	$5,267,904
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$0
Additional Debt(1):	Yes	UW NOI(4):	$5,267,904
Additional Debt Balance(1):	$24,000,000	UW NCF:	$5,267,904
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$134,900,000 / $243
		Appraisal Date:	7/4/2019

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$153
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$153
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.0%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	63.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.75x
Other:	$0	$0	N/A	UW NOI Debt Yield:	6.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$85,000,000	100.0%	Payoff Existing Debt	$47,446,775	55.8%
		%	Closing Costs	1,121,154	1.3
			Return of Equity	36,432,070	42.9
Total Sources	$85,000,000	100.0%	Total Uses	$85,000,000	100.0%
(1)	The Los Angeles Leased Fee Portfolio Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $85.0 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the $85.0 million Los Angeles Leased Fee Portfolio Whole Loan (as defined below).
(2)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of October 6, 2019. Defeasance of the full Los Angeles Leased Fee Portfolio Whole Loan is permitted after the date that is the earlier to occur of the payment date that is (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 6, 2022. The assumed lockout period of 26 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.
(3)	2016 NOI is not available as the Los Angeles Leased Fee Portfolio (as defined below) ground leases commenced at various dates in 2016.
(4)	The increase from TTM NOI to UW NOI is attributable to approximately $950,940 of underwritten average ground rent over loan term.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

The Loan. The Los Angeles Leased Fee Portfolio loan, with a principal balance of $61.0 million as of the Cut-off Date (the “Los Angeles Leased Fee Portfolio Loan”), is secured by a first priority fee simple mortgage encumbering the land beneath four hotel properties, three parking structures and one office property, all of which land is encumbered by eight separate, cross-collateralized and cross-defaulted, absolute triple net (“NNN”) ground leases totaling 556,202 square feet of land located adjacent to the Los Angeles International Airport (“LAX”) in Los Angeles, California (collectively, the “Los Angeles Leased Fee Portfolio Properties” or the “Los Angeles Leased Fee Portfolio”). The Los Angeles Leased Fee Portfolio Loan is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of $85.0 million (the “Los Angeles Leased Fee Portfolio Whole Loan”) and is comprised of two pari passu notes, each as described in the “Whole Loan Summary” chart below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $61.0 million, is being contributed to the JPMDB 2019-COR6 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $24.0 million, is held by LCM or an affiliate and expected to be contributed to one or more future securitizations or may otherwise be transferred at any time. The relationship between the holders of the Los Angeles Leased Fee Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. The Los Angeles Leased Fee Portfolio Loan has a 10-year term and will be interest only for the entire term. The most recent prior financing of the Los Angeles Leased Fee Portfolio Properties was not included in a securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$61,000,000	$61,000,000	JPMDB 2019-COR6	Yes
A-2	24,000,000	24,000,000	LCM	No
Total	$85,000,000	$85,000,000

The Borrower. The borrowing entity is KOAR Airport Associates, LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Los Angeles Leased Fee Portfolio Loan.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Paul Alanis and Cofinance, Inc., on a joint and several basis. Mr. Alanis is a principal of KOAR International, LLC (“KOAR”), a Los Angeles-based real estate development company. KOAR has advised investors who have acquired over $1 billion of assets in the Greater Los Angeles area. Cofinance, Inc. is a subsidiary of Cofinance Group SA (“Cofinance”), a Luxembourg-based real estate company. Through its subsidiaries, Cofinance owns, operates, develops and manages commercial real estate with approximately $750 million of asset under management across the United States (New York City, Los Angeles and the greater Northeast), France and Canada.

The Properties. The Los Angeles Leased Fee Portfolio consists of eight, ground leased land parcels totaling 556,202 square feet of land located adjacent to LAX in Los Angeles, California. Each of the eight land parcels is owned by the borrower and is improved with an asset subject to a 99-year, absolute NNN ground lease that commenced in 2016 and expires in December 2114 (96 years remaining) with no extension options. The eight ground leases are structured with contractual annual rent increases, fair market value resets, right of first negotiation in the event of a sale and no early termination options. The leasehold improvements, which are not collateral for the Los Angeles Leased Fee Portfolio Loan, total approximately 2.2 million square feet of net rentable area and include four hotels (one of which is currently being converted from an office building to a hotel), three parking structures and an office building. The following table presents certain information relating to the Los Angeles Leased Fee Portfolio Properties.

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

Portfolio Summary
Property Name	Total Land SF	% of Total	Ground Lease Expiration	Leasehold Owner	Leased Fee UW NOI(1)	% of Total	Appraised Value	% of Total
5901 West Century Boulevard	71,003	12.8%	12/31/2114	ROX TRG Airport Blvd, LLC(2)	$812,081	15.4%	$21,700,000	16.1%
5959 West Century Boulevard	79,279	14.3	12/31/2114	5959 LLC	708,834	13.5	19,000,000	14.1
6151 West Century Boulevard	78,844	14.2	12/31/2114	SVI Airport LLC	680,761	12.9	18,000,000	13.3
5933 West Century Boulevard	73,181	13.2	12/31/2114	SVI LAX LLC	601,110	11.4	16,400,000	12.2
5940 West 98th Street	67,518	12.1	12/31/2114	LR Century Parking I LLC et al.	660,427	12.5	15,700,000	11.6
9801 Airport Boulevard	62,726	11.3	12/31/2114	BA LAX LLC	558,210	10.6	15,000,000	11.1
6144 West 98th Street	62,726	11.3	12/31/2114	LR Century Parking VI	644,875	12.2	14,900,000	11.0
5960 West 98th Street	60,925	11.0	12/31/2114	LR Century Parking I LLC	601,606	11.4	14,200,000	10.5
Total	556,202	100.0%			$5,267,904	100.0%	$134,900,000	100.0%
(1)	Based on the average ground rent over loan term.
(2)	Represents the prior leasehold owner at the time of origination. The prior owner sold the leasehold improvements in October 2019 for approximately $45.0 million to a third party.

The following table presents certain information relating to the improvements which underlie the Los Angeles Leased Fee Portfolio Properties.

Look Through Portfolio Summary(1)
Property Name	Property Type	Leasehold Property Name / Operator	Year Built / Renovated	SF / Rooms / Spaces	Look Through NOI	Hypothetical Stabilized Fee Simple Appraised Value(2)
5901 West Century Boulevard	Office	Airport Center Building III	1968 / 2017	306,243	$4,106,826	$68,400,000
5959 West Century Boulevard	Hotel	Hyatt House / Hyatt Place(3)	1966 / 2020(3)	401	N/A(3)	135,300,000
6151 West Century Boulevard	Hotel	Homewood Suites / Curio Collection by Hilton	1963 / 2017	290	6,068,455	93,400,000
5933 West Century Boulevard	Hotel	Residence Inn	1982 / 2015	231	5,245,797	80,700,000
5940 West 98th Street	Parking	L&R Century Parking	1968 / N/A	1,300	1,670,488	25,700,000
9801 Airport Boulevard	Hotel	Embassy Suites	1989 / N/A	222	3,519,458	54,100,000
6144 West 98th Street	Parking	L&R Century Parking	1970 / N/A	1,400	1,718,505	26,400,000
5960 West 98th Street	Parking	L&R Century Parking	1982 / N/A	1,300	1,652,575	25,400,000
Total					$23,982,104	$509,400,000
(1)	Source: Appraisals.

(2)	The Hypothetical Stabilized Fee Simple Appraised Value assumes the properties are unencumbered by the ground leases.

(3)	The 5959 West Century Boulevard improvements are currently under construction. The improvements are being converted from an office building to a dual branded Hyatt Place/Hyatt House hotel. The Hyatt Place/Hyatt House hotel will be a 14-story tower with 401 rooms. The Hyatt Place will offer 272 guestrooms and the Hyatt House will offer 129 guestrooms. According to the appraisal, the total project cost is approximately $120.0 million and is expected to be completed by the first quarter of 2020.

Ground Rent Summary
Property Name	2020 Rent	2021 Rent	2022 Rent	2023 Rent	2024 Rent	2025 Rent	2026 Rent	2027 Rent	2028 Rent	2029 Rent
5901 West Century Boulevard	$713,951	$735,370	$757,431	$780,154	$803,558	$827,665	$852,495	$878,070	$904,412	$931,544
5959 West Century Boulevard	623,180	641,875	661,132	680,966	701,395	722,436	744,110	766,433	789,426	813,109
6151 West Century Boulevard	600,000	618,000	636,540	655,636	675,305	695,564	716,431	737,924	760,062	782,864
5933 West Century Boulevard	500,000	525,000	550,000	575,000	600,000	625,000	643,750	663,063	682,954	703,443
5940 West 98th Street(1)	587,662	603,544	619,903	636,753	654,108	671,983	690,395	709,360	728,893	749,012
9801 Airport Boulevard	491,000	505,730	520,902	536,529	552,625	569,204	586,280	603,868	621,984	640,644
6144 West 98th Street(2)	577,224	591,990	607,199	622,864	638,999	655,618	672,735	690,367	708,527	727,232
5960 West 98th Street(3)	535,948	550,279	565,040	580,243	595,903	612,033	628,646	645,758	663,383	681,537
Total	$4,628,964	$4,771,787	$4,918,146	$5,068,144	$5,221,892	$5,379,502	$5,534,841	$5,694,842	$5,859,640	$6,029,384
(1)	Ground rent includes approximately $58,251 of percentage rent paid by the leasehold improvements as of the trailing 12-month period ending June 30, 2019.
(2)	Ground rent includes approximately $85,030 of percentage rent paid by the leasehold improvements as of the trailing 12-month period ending June 30, 2019.
(3)	Ground rent includes approximately $58,251 of percentage rent paid by the leasehold improvements as of the trailing 12-month period ending June 30, 2019.

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

The 5901 West Century Boulevard property improvements consist of a 306,243 square foot, 15-story office building. The prior leasehold owner acquired the improvements in May 2017 for $12.5 million and performed an approximately $8.0 million renovation converting the spaces to a creative office design. In October 2019 the prior leasehold owner sold the leasehold improvements for approximately $45.0 million to a third party.

The 5959 West Century Boulevard property improvements are currently under construction as the improvements are being converted from an office building to a dual branded Hyatt Place/Hyatt House hotel. The Hyatt Place/Hyatt House hotel will be a 14-story tower with 401 rooms. The Hyatt Place will offer 272 guestrooms and the Hyatt House will offer 129 guestrooms. According to the appraisal, the total project cost is approximately $120.0 million and is expected to be completed by the first quarter of 2020.

The 6151 West Century Boulevard property improvements consists of a dual brand Homewood Suites and Curio Collection by Hilton hotel, in a 12-story tower with 290 rooms. The Homewood Suites hotel offers 122, all-suite rooms, and the Curio Collection by Hilton hotel offers 168 guestrooms. The improvements were constructed in 1963 and converted to a hotel in 2017. The hotel’s amenities include meeting rooms totaling 4,532 square feet, an outdoor swimming pool, fitness room, restaurant, free breakfast (Homewood Suites) and airport shuttle. Although the improvements offer only a limited number of parking spaces onsite, there is a seven-story parking garage immediately to the north adjacent to the hotel for guest parking.

The 5933 West Century Boulevard property improvements consists of a Residence Inn LAX, an upscale, extended stay hotel with 231 guestrooms. The improvements were converted from an office building in an approximately $37.5 million conversion project which was completed in 2015. The hotel offers studio, one-bedroom, and two-bedroom guestrooms in a 12-story tower with three, ground floor retail spaces. The hotel amenities include four meeting rooms totaling 1,822 square feet, an outdoor swimming pool and deck area, fitness room, free breakfast and airport shuttle. The improvements do not offer any parking spaces; however, the hotel owner has the right to lease up to 300 spaces at market rates from the adjacent seven-story parking garage immediately to the north.

The 5940 West 98th Street property improvements consists of a one-building, 340,420 square foot concrete parking structure built in 1968. The improvements include seven levels of parking including six covered levels and one exposed rooftop level. The facility includes 1,300 parking spaces. Access to the parking garage is available via concrete curb cuts at 98th Street. Access is also available from Century Boulevard to the south via asphalt concrete driveways. The parking garage is operated by L&R Group of Companies, one of the largest parking property owners in the Los Angeles area.

The 6144 West 98th Street property improvements consists of a one-building, 350,598 square foot concrete parking structure built in 1970. The improvements include seven levels of parking including six covered levels and one exposed rooftop level. The facility includes 1,400 parking spaces. Access to the parking garage is available via concrete curb cuts at 98th Street, with secondary access available from Century Boulevard to the south via driveways. The parking garage is operated by L&R Group of Companies.

The 9801 Airport Boulevard property improvements consists of an Embassy Suites, an extended stay hotel with 222 guestrooms. The hotel was built in 1989 and was built as a hotel. The hotel offers one-bedroom suites in an eight-story tower. The hotel amenities include meeting rooms totaling 4,532 square feet, an indoor swimming pool, fitness room, free breakfast and airport shuttle. Although the improvements offer only a limited number of parking spaces onsite, there is a seven-story parking garage parking garage immediately to the west.

The 5960 West 98th Street property improvements consists of a one-building, 338,386 square foot concrete parking structure built in 1982. The improvements include seven levels of parking including six covered levels and one exposed rooftop level. The facility includes 1,300 parking spaces. Access to the parking garage is available via concrete curb cuts at 98th Street. Access is also available from Century Boulevard to the south via asphalt concrete driveways. The parking garage is operated by L&R Group of Companies.

The Los Angeles Leased Fee Portfolio Properties are located adjacent to LAX. According to the appraisal, LAX is the busiest airport on the West Coast and is a bustling domestic stop and an important international hub. The airport has a large impact on tourism and travel in the greater Los Angeles area as many international tourists use LAX as a gateway to the United States. Passenger travel at LAX has grown significantly and surpassed pre-recession passenger counts. According to the appraisal, total passenger counts recently reached a record level of nearly 84.5 million passengers. LAX is anticipated to undergo one of the largest public works project in California history in order to compete as a “world-class” airport.

Major developments have broken ground at LAX, including a $14 billion modernization program, including a $5.5 billion landside access modernization program to improve access to the airport, relieve congestion within the Central Terminal Area and surrounding streets, and connect with the future automated people mover station. A consolidated rent-a-car facility, roadway improvements, and an intermodal transportation facility – west will provide better transportation to the airport, remove shuttle trips to/from the terminal area, and provide more efficient access to rental cars. The people mover is under construction and scheduled for completion in 2023. There are also plans to extend the Green Line into the new Torrance transit center. The 4.6-mile extension of the light rail line, which currently ends at the northern border of Redondo Beach, would allow riders to connect to LAX via the future automated 96th Street Station.

A-3-17

Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,491,433	$3,803,433	$3,959,433	$4,115,433	$7.40	78.1%
Straight Line Rent(3)	0	0	0	950,940	1.71	18.1
Vacant Income	0	0	0	0	0.00	0.0
Gross Potential Rent	$3,491,433	$3,803,433	$3,959,433	$5,066,373	$9.11	96.2%
Percentage Rent	145,427	169,138	201,531	201,531	0.36	3.8
Total Reimbursements	0	0	0	0	0.00	0.0
Total Other Income	0	0	0	0	0.00	0.0
Net Rental Income	$3,636,860	$3,972,571	$4,160,964	$5,267,904	$9.47	100.0%
(Vacancy/Credit Loss)	0	0	0	0	0.00	0.0
Effective Gross Income	$3,636,860	$3,972,571	$4,160,964	$5,267,904	$9.47	100.0%

Total Expenses	$0	$0	$0	$0	$0.00	0.0%

Net Operating Income(4)	$3,636,860	$3,972,571	$4,160,964	$5,267,904	$9.47	100.0%

Total TI/LC, CapEx/RR	0	0	0	0	0.00	0.0

Net Cash Flow	$3,636,860	$3,972,571	$4,160,964	$5,267,904	$9.47	100.0%
(1)	TTM column represents the trailing 12-month period ending June 30, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Based on the average ground rent over loan term.
(4)	The increase from TTM Net Operating Income to Underwritten Net Operating Income is attributable to approximately $950,940 of underwritten average ground rent over loan term.

Property Management. The Los Angeles Leased Fee Portfolio Properties are self-managed.

Escrows and Reserves.

Tax Escrows – On a monthly basis, and only during the continuance of a Lease Sweep Period (as defined below), the borrower is required to escrow 1/12 of the projected annual estimated tax payments.

Insurance Escrows – On a monthly basis, and only during the continuance of a Lease Sweep Period, the borrower is required to escrow 1/12 of the projected annual estimated insurance premiums.

Lockbox / Cash Management. The Los Angeles Leased Fee Portfolio Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be deposited directly by the tenants into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept daily into the borrower’s operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, all funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will disbursed on each payment date in accordance with the Los Angeles Leased Fee Portfolio Whole Loan documents and any excess will be retained by the lender as additional collateral for the Los Angeles Leased Fee Portfolio Whole Loan.

A “Cash Management Period” will commence (i) upon an event of default, (ii) if the debt service coverage ratio is less than 1.15x (until such time that the debt service coverage ratio is greater than or equal to 1.15x for two consecutive quarters) or (iii) upon a Lease Sweep Period (as defined below).

A “Lease Sweep Period” will commence (i) on the date that is 12 months prior to the end of the term (including any renewal terms) of any Lease Sweep Lease (as defined below), (ii) on the date that is required under a Lease Sweep Lease by which the applicable Lease Sweep Tenant (defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not so been exercised), (iii) if any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (iv) if any Lease Sweep Tenant (other than with respect to the 5959 West Century Boulevard property through August 27, 2020) goes dark or gives notice that it intends to discontinue its business at its premises; provided, however, a Lease Sweep Period will not commence pursuant to clause (iv) if, and to the extent that, such Lease Sweep Tenant (other than with respect to the 5959 West Century Boulevard property through August 27, 2020) has gone dark or gives notice that it intends to discontinue its business at its premises to renovate, reposition or restore its premises, provided, in each instance, the same is permitted under the applicable Lease Sweep Lease, (v) upon the occurrence and continuance of a monetary or material non-monetary default under any Lease Sweep Lease or (vi) upon the occurrence of a Lease Sweep Tenant insolvency proceeding.

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Annex A-3	JPMDB 2019-COR6

Los Angeles Leased Fee Portfolio

A “Lease Sweep Lease” means each of the leases between the borrower and the related ground tenant at each of the Los Angeles Leased Fee Portfolio Properties.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

Additional Debt. None.

Release Provisions. None.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

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Annex A-3	JPMDB 2019-COR6

Innovation Park

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Annex A-3	JPMDB 2019-COR6

Innovation Park

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Annex A-3	JPMDB 2019-COR6

Innovation Park

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$55,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$55,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	6.8%	Net Rentable Area (SF)(3):	1,854,729
Loan Purpose:	Acquisition	Location:	Charlotte, NC
Borrower:	BRI 1881 Innovation Park, LLC	Year Built / Renovated:	1979-2013 / 2011
Sponsors:	Aleph Investment Properties,	Occupancy(2):	96.1%
	LLLP, Aleph Investment Properties	Occupancy Date:	8/5/2019
	(US), LLLP	Number of Tenants:	16
Interest Rate:	3.50500%	2016 NOI(3):	$15,306,649
Note Date:	10/18/2019	2017 NOI(3):	$16,907,586
Maturity Date:	11/1/2029	2018 NOI(3):	$18,648,044
Interest-only Period:	120 months	TTM NOI (as of 8/2019)(3):	$19,635,371
Original Term:	120 months	UW Economic Occupancy:	94.8%
Original Amortization:	None	UW Revenues:	$32,323,781
Amortization Type:	Interest Only	UW Expenses:	$11,117,049
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW NOI:	$21,206,732
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$19,162,924
Additional Debt(1):	Yes	Appraised Value / Per SF(4):	$264,900,000 / $143
Additional Debt Balance(1):	$127,250,000	Appraisal Date:	8/22/2019
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$98
Taxes:	$441,662	$147,221	N/A	Maturity Date Loan / SF:	$98
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	68.8%
Replacement Reserves:	$30,912	$30,912	N/A	Maturity Date LTV(4):	68.8%
TI/LC:	$115,921	$115,921	$1,400,000	UW NCF DSCR:	2.96x
				UW NOI Debt Yield:	11.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$182,250,000	64.2%	Purchase Price	$270,000,000	95.1%
Sponsor Equity	101,642,381	35.8	Closing Costs	13,303,886	4.7
			Upfront Reserves	588,495	0.2
Total Sources	$283,892,381	100.0%	Total Uses	$283,892,381	100.0%
(1)

The Innovation Park Loan (as defined below) is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $182.25 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $182.25 million Innovation Park Whole Loan (as defined below).

(2)

Occupancy is inclusive of (i) 38,553 square feet associated with amenity space and (ii) 118,829 square feet associated with vacancy for non-rentable space at the Innovation Park Property (as defined below) with no attributable underwritten base rent.

(3)

The increase from 2016 NOI through TTM NOI is primarily attributable to a 146,881 square foot expansion by AXA Equitable consisting of (i) 38,200 square feet leased to AXA Equitable in October 2017 and (ii) 108,681 additional square feet leased to AXA Equitable in September 2018, in total representing 7.9% of total net rentable area and 13.9% of total underwritten base rent at the Innovation Park Property.

(4)	Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “Hypothetical As-Is” appraised value of $264.9 million. As of the date of origination, there were no outstanding tenant improvement and leasing commission obligations remaining. Based on the As-Is appraised value of $262.9 million as of August 22, 2019, the Cut-off Date LTV and Maturity Date LTV are equal to 69.3% and 69.3%, respectively.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

The Loan. The Innovation Park loan has an outstanding principal balance as of the Cut-off Date of $55.0 million (the “Innovation Park Loan”), is part of a whole loan evidenced by three pari passu promissory notes, each as described below, with an aggregate original balance of $182.25 million (the “Innovation Park Whole Loan”), and is secured by a first mortgage lien on the borrower’s fee interest in a 1,854,729 square foot, Class A office complex (the “Innovation Park Property”) located in Charlotte, North Carolina. The non-controlling Note A-3, with an outstanding principal balance as of the Cut-off Date of $55.0 million, will be included in the JPMDB 2019-COR6 Trust. The non-controlling Note A-1 and the controlling Note A-2 have been or are expected to be contributed to other securitization trusts, outlined in the chart below. The relationship between the holders of the Innovation Park Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. The Innovation Park Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2019-B14	No
A-2	$67,250,000	$67,250,000	JPMCB	Yes
A-3	$55,000,000	$55,000,000	JPMDB 2019-COR6	No
Total	$182,250,000	$182,250,000

The Borrower. The borrower is BRI 1881 Innovation Park, LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

The Loan Sponsors. The loan sponsors and non-recourse guarantors are Aleph Investment Properties (US), LLLP and Aleph Investment Properties, LLLP. The borrower is a joint-venture between Accesso Partners, LLC (“Accesso Partners”) and Partners Group AG (SIX: PGHN) (“Partners Group”). Accesso Partners is a real estate investment and property development group that currently owns a portfolio of over $3.0 billion in assets totaling over 15.0 million square feet of office space across 44 properties, 21 major cities and eight states. Headquartered in Hallandale Beach, Florida, Accesso Partners offers a full range of services including acquisition, asset management, property management construction and accounting with additional offices in Houston, Dallas, Minneapolis, Atlanta and Chicago. Partners Group is a global private markets investment manager, serving over 900 institutional investors worldwide. Since inception, Partners Group has over $91 billion in assets under management and employs over 1,300 professionals across 20 offices worldwide. Partners Group has invested over $100 billion in private equity, private real estate, private debt and private infrastructure on behalf of its clients. Partners Group is one of the largest private markets investment managers in the world.

The Property. The Innovation Park Property is a 1,854,729 square foot office complex located in Charlotte, North Carolina, consisting of 11 interconnected office buildings, a free standing industrial flex building, a free standing 1,200 seat chapel, a central utility plant and two parking structures. The Innovation Park Property is situated on an approximately 202-acre site which includes an approximately 89.2 acre vacant parcel of undeveloped excess land, which does not serve as collateral for the Innovation Park Whole Loan. The Innovation Park Property includes two parking structures containing 7,601 surface and garage parking spaces, resulting in a parking ratio of approximately 4.12 spaces per 1,000 square feet. Of the 7,601 parking spaces, 2,366 spaces serve as collateral for the Innovation Park Whole Loan. The buildings were completed between 1979 and 2013, while the parking structures were constructed in 2005 and 2012. The Innovation Park Property was originally constructed as IBM’s research and development campus and was repositioned as the Innovation Park Property in 2011 after IBM vacated a majority of the Innovation Park Property. After acquiring the Innovation Park Property in 2010, the prior owner made significant upgrades including a number of on-campus amenities such as two fitness centers with locker rooms, a cafeteria, two conference centers and extensive landscaping and tenant lounge areas. The prior owner reportedly invested over $54.4 million in tenant improvements since 2010 and approximately $19.7 million in total capital expenditures since 2016.

As of August 5, 2019, the Innovation Park Property was 96.1% leased to 16 tenants representing several industries including financial services, insurance, technology and design. In addition, approximately 42.4% of the net rentable area at the Innovation Park Property is leased to investment grade tenants. The largest tenant at the Innovation Park Property, AXA Equitable (NYSE: EQH) (Moody’s/S&P/Fitch: A2/A/A-) (“AXA”), accounts for approximately 15.7% of net rentable area and approximately 25.3% of underwritten base rent. Founded in 1859, AXA is a financial services company that offers a variety of variable annuity products, term, variable and universal life insurance products, employee benefit products and investment products principally to individuals, small and medium-sized businesses and professional and trade associations. As of the second quarter of 2019, AXA reported approximately $6.9 billion in net income, and as of the year end 2018, AXA had $618.6 billion in assets under management. The space leased by AXA at the Innovation Park Property serves as its life-insurance operations and service center where approximately 600 AXA employees work. AXA has been a tenant at the Innovation Park Property since 2013 and has a lease expiration date of November 30, 2028 with one five-year extension option remaining. AXA originally leased 144,647 square feet, subsequently expanded by 38,200 square feet in 2017 and expanded by an additional 108,681 square feet in 2018. AXA has the right to terminate its lease with respect to 144,647 square feet (approximately 50% of their leased space) in December 2024 with 12 months’ prior written notice and the payment of a termination fee.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

The second largest tenant at the Innovation Park Property, Allstate Insurance Company (“Allstate”) (NYSE: ALL) (Moody’s/S&P/Fitch: A3/A-/BBB+), accounts for approximately 13.9% of net rentable area and approximately 22.4% of underwritten base rent. Founded in 1931 and serving approximately 16 million households in the United States, Allstate offers a variety of insurance product options including auto, homeowners, renters, condominium and stand-alone scheduled personal property through different distribution channels including Allstate exclusive agencies, independent agencies, online and call centers. As of year-end 2018, Allstate had nearly $39.8 billion in revenues and $112.2 billion in assets. The Innovation Park Property serves as Allstate’s current operations center. Allstate has been at the Innovation Park Property since 2014 and has a lease expiration of December 31, 2027 with two, five-year extension options. Allstate originally leased 217,062 square feet at the Innovation Park Property and expanded by 40,311 square feet in July 2019. Allstate has the right to terminate its lease in November 2022 with nine months’ prior written notice and the payment of a termination fee.

The third largest tenant at the Innovation Park Property, Classic Graphics, accounts for approximately 12.9% of net rentable area and approximately 4.5% of underwritten base rent. Classic Graphics specializes in custom large format signage, trade show displays and other visual communications solutions. Class Graphics is a subsidiary of the IMAGINE group (“IMAGINE”), which consists of a family of five companies focused on delivering visual communications solutions to brands across the retail, entertainment, gaming, quick service restaurant and consumer packaged goods industries. Classic Graphic has been a tenant since 2011 and has a lease expiration date of January 31, 2026 with one, five-year extension option remaining. Classic Graphics originally leased 179,775 square feet and subsequently expanded by 58,969 square feet in 2013. Classic Graphics has the right to terminate its lease with respect to 58,969 square feet in December 31 2020, with nine months’ prior written notice and the payment of a termination fee.

The loan sponsors expect to convert approximately 242,992 square feet of industrial space in building 001, currently leased through 2023, and building 002, currently vacant, to office space with the goal of putting the space to more efficient use at higher rental rates. The loan sponsor has budgeted approximately $130 per square foot, or $31.6 million, in capital expenses and tenant improvements associated with the conversion. In addition, the loan sponsors have indicated that they expect the outlying parcels which are not included in the collateral to be converted to retail, residential and office use.

The Innovation Park Property is located in Charlotte, North Carolina, approximately nine miles north of Charlotte’s central business district. According to the appraisal, the city of Charlotte is the nation’s third largest banking center and home to the headquarters of six Fortune 500 companies including Bank of America, Lowe’s Home Improvement Warehouse, Duke Energy, Nucor and Sonic Automotive. According to the Bureau of Labor Statistics, as of April 2019, the labor pool in the Charlotte metro area grew 3.0% year-over-year and the number of new jobs increased 2.5%. In addition to strong job growth, Charlotte has experienced strong infrastructure development including the 2018 completion of the $1.2 billion LYNX Blue line rail extension, Charlotte’s 18.9 mile long light rail service. The Innovation Park Property is located within University City, the second largest employment center in Charlotte. University City is comprised of over 11 million square feet of office space, 4.8 million of which is LEED certified, and consists of approximately 73,000 employees, 23 Fortune 500 companies and three headquarter locations. The area benefits from its proximity to the University of North Carolina at Charlotte which has an enrollment of over 25,000 students as well as Carolina’s Medical Center – University. Additional demand drivers within University City include University Research Park, University Executive Park Atrium Health University City, Belgate Shopping Center, Concord Mills Mall and Charlotte Motor Speedway, one of NASCAR’s racing venues.

According to the appraisal, as of the second quarter of 2019, the Charlotte office market consisted of approximately 110 million square feet of office space with an overall vacancy rate of 7.9% and average asking rents of $26.07 per square foot. The University City submarket totaled approximately 8.6 million square feet with an average vacancy of 10.4% and average asking rents of $23.91 per square foot. The overall Charlotte office market achieved 2.5 million square feet in leasing activity through mid-year 2019 and projects positive net absorption through year end 2019.

The appraisal identified seven office rent comparables for the Innovation Park Property. Comparable buildings were built between 1972 and 2017 and range in size from 56,871 to 199,571 square feet. Direct asking rents at the comparable properties ranged between $22.00 and $29.50 per square foot with a weighted average office rent of approximately $25.30 per square foot. The Innovation Park Property’s in-place weighted average office rent is $19.30 per square foot, below the appraisal’s concluded office market rent of $25.00 per square foot.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

The appraisal identified 11 industrial rent comparables for the Innovation Park Property with rents ranging from $4.50 to $7.35 per square foot with a weighted average of $5.54 per square foot. The Innovation Park Property’s in-place weighted average industrial rent is $5.07 per square foot, in-line with the appraisal’s concluded industrial rent of $5.50 per square foot.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)(3)
96.1%	95.4%	95.9%	96.1%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of August 5, 2019.
(3)

Occupancy is inclusive of (i) 38,553 square feet associated with amenity space and (ii) 118,829 square feet associated with vacancy for non-rentable space at the Innovation Park Property with no attributable underwritten base rent.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)(4)	% of Total Base Rent(3)	Lease Expiration
AXA Equitable(5)	A2 / A / A-	291,528	15.7%	$23.93	25.3%	11/30/2028
Allstate Insurance Company(6)	A3 / A- / BBB+	257,393	13.9%	$24.04	22.4%	12/31/2027
Classic Graphics(7)	NR / NR / NR	238,744	12.9%	$5.23	4.5%	1/31/2026
Alight Solutions LLC(8)	NR / NR / NR	216,377	11.7%	$16.06	12.6%	11/30/2025
Wells Fargo Bank	A2 / A- / A+	196,613	10.6%	$22.76	16.2%	3/31/2025
TVS	NR / NR / NR	183,324	9.9%	$5.16	3.4%	4/30/2023
TTI Worldwide	NR / NR / NR	75,335	4.1%	$23.14	6.3%	12/31/2026
BB&T	A2 / A- / A+	40,666	2.2%	$12.66	1.9%	5/31/2024
Elevation Church	NR / NR / NR	36,890	2.0%	$14.20	1.9%	3/31/2025
Framatone	NR / NR / NR	31,858	1.7%	$22.32	2.6%	10/31/2023
Top 10 Total / Wtd. Avg.		1,568,728	84.6%	$17.09	97.2%
Remaining Tenants		57,016	3.1%	$13.59	2.8%
Building & Amenity(9)		157,382	8.5%
Total Occupied Space		1,783,126	96.1%
Vacant		71,603	3.9%
Total / Wtd. Avg.		1,854,729	100.0%	$15.47	100.0%
(1)	Based on the underwritten rent roll dated August 5, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Base Rent PSF is inclusive of (a) contractual rent steps through June 2020 and (b) straight line rent for investment grade tenants over the Innovation Park Loan term.

(4) Base Rent PSF is inclusive of (i) 38,553 square feet associated with amenity space and (ii) 118,829 square feet associated with vacancy for non-rentable space at the Innovation Park Property with no attributable underwritten base rent.

(5)	AXA Equitable has the right to terminate its lease with respect to 144,647 square feet on December 31, 2024, with 12 months’ prior written notice and a termination fee equal to the unamortized amounts of brokerage commissions, rent abatements and landlord work costs related to such space.
(6)	Allstate Insurance Company has the right to terminate its lease on November 30, 2022, with nine months’ prior written notice and the payment of a termination fee equal to the unamortized amounts of brokerage commissions, rent abatements and landlord work costs related to such space.
(7)	Classic Graphics has the right to terminate its lease with respect to 58,969 square feet on December 31, 2020, with nine months’ prior written notice and the payment of a termination fee equal to the unamortized amounts of brokerage commissions, landlord work costs related to tenant spaces and the cost of dividing the existing space from any additional space leased to Classic Graphics.
(8)	Alight Solutions LLC has the right to terminate its lease on November 30, 2022 with 12 months’ prior notice and the payment of a termination fee equal to three months base rent and unamortized brokerage commissions, rent abatements and landlord work costs related to such space.
(9)	Building & Amenity is inclusive of (i) 38,553 square feet associated with amenity space and (ii) 118,829 square feet associated with vacancy for non-rentable space at the Innovation Park Property with no attributable underwritten base rent.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	71,603	3.9%	NAP	NAP	71,603	3.9%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	71,603	3.9%	$0	0.0%
2020	0	0	0.0%	0	0.0%	71,603	3.9%	$0	0.0%
2021	0	0	0.0%	0	0.0%	71,603	3.9%	$0	0.0%
2022	1	22,775	1.2%	241,643	0.9%	94,378	5.1%	$241,643	0.9%
2023	4	223,538	12.1%	1,735,498	6.3%	317,916	17.1%	$1,977,141	7.2%
2024	2	61,909	3.3%	875,549	3.2%	379,825	20.5%	$2,852,689	10.3%
2025	3	449,880	24.3%	8,473,891	30.7%	829,705	44.7%	$11,326,581	41.1%
2026	2	314,079	16.9%	2,991,809	10.8%	1,143,784	61.7%	$14,318,389	51.9%
2027	1	257,393	13.9%	6,187,005	22.4%	1,401,177	75.5%	$20,505,394	74.4%
2028(4)	3	301,483	16.3%	7,028,908	25.5%	1,702,660	91.8%	$27,534,302	99.8%
2029 & Beyond(5)	8	152,069	8.2%	42,484	0.2%	1,854,729	100.0%	$27,576,787	100.0%
Total	24	1,854,729	100.0%	$27,576,787	100.0%
(1)	Based on the underwritten rent roll dated August 5, 2019.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)

Base Rent Expiring is inclusive of (i) contractual rent steps through June 2020 and (ii) straight line rent for investment grade tenants over the Innovation Park Loan term accounting for approximately $2.0 million in underwritten base rent.

(4)	2028 is inclusive of 7,731 square feet leased to Bon Appetit Management Company that serves as amenity space for tenants at the Innovation Park Property.
(5)

2029 & Beyond is inclusive of (i) 30,822 square feet associated with amenity space and (ii) 118,829 square feet associated with vacancy for non-rentable space at the Innovation Park Property with no attributable underwritten base rent.

Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$21,832,902	$23,050,139	$24,785,667	$25,837,745	$27,576,787	$14.87	81.3%
Vacant Income	0	0	0	0	1,500,862	0.81	4.4
Gross Potential Rent	$21,832,902	$23,050,139	$24,785,667	$25,837,745	$29,077,649	$15.68	85.7%
Total Reimbursements	3,715,621	3,914,912	4,512,707	4,848,580	4,847,972	2.61	14.3
Net Rental Income	$25,548,523	$26,965,051	$29,298,373	$30,686,325	$33,925,621	$18.29	100.0%
(Vacancy / Credit Loss)	0	0	0	0	(1,751,094)	(0.94)	(5.2)
Other Income	169,565	157,973	213,576	149,254	149,254	0.08	0.4
Effective Gross Income	$25,718,088	$27,123,025	$29,511,950	$30,835,578	$32,323,781	$17.43	95.3%
Total Expenses	10,411,439	$10,215,438	$10,863,906	$11,200,207	$11,117,049	$5.99	34.4
Net Operating Income(4)	$15,306,649	$16,907,586	$18,648,044	$19,635,371	$21,206,732	$11.43	65.6%
Total TI/LC, CapEx	0	0	0	0	2,043,807	1.10	6.3
Net Cash Flow	$15,306,649	$16,907,586	$18,648,044	$19,635,371	$19,162,924	$10.33	59.3%
(1)	TTM column represents the trailing 12-month period ending August 31, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)

Base Rent is inclusive of (i) contractual rent steps through June 2020 and (ii) straight line rent for investment grade tenants over the Innovation Park Loan term accounting for approximately $2.0 million in underwritten base rent.

(4)

The increase from 2016 NOI through TTM NOI was attributable to a 146,881 square foot expansion by AXA Equitable inclusive of (i) 38,200 square feet leased to AXA Equitable in October 2017 and (ii) 108,681 additional square feet leased to AXA Equitable in September 2018 representing 7.9% of total net rentable area and 13.9% of underwritten total rent at the Innovation Park Property.

Property Management. The Innovation Park Property is managed by Accesso Services LLC, a Florida limited liability company and an affiliate of the loan sponsors.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

Escrows and Reserves. At loan origination, the borrowers deposited approximately $441,662 into a tax reserve account, $30,912 into a replacement reserve account and $115,921 into a rollover reserve account.

Tax Escrows – On a monthly basis, the borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes (initially estimated to be $147,221).

Insurance Escrows – Insurance escrows are waived so long as (i) no event of default has occurred and is continuing and (ii) the Innovation Park Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each payment date, the borrowers will be required to fund an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Escrows – On a monthly basis, the borrowers are required to deposit approximately $30,912 for replacement reserves (or approximately $0.20 per square foot annually). The replacement reserve is not subject to a cap.

TI/LC Reserves – On a monthly basis through the payment date occurring in November 2022, the borrowers are required to deposit $115,921 for tenant improvements and leasing commission (or approximately $0.75 per square foot annually). On each monthly payment date thereafter, the borrower is required to pay $193,201. Monthly payments made prior to October 2022 are waived if the applicable amount of funds on deposit in the TI/LC Reserve account is equal to or greater than $1,400,000. The aggregate amount of the applicable amount of funds on deposit may not exceed a cap of $5,000,000 on any payment date.

Lockbox / Cash Management. The Innovation Park Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send tenant direction letters instructing the tenants to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrowers. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the Innovation Park Whole Loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Innovation Park Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the Innovation Park Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of a borrower or property manager, (iii) the date on which the debt service coverage ratio (as calculated in the Innovation Park Whole Loan documents and based on the trailing six-month period immediately preceding the date of determination) is less than 1.75x, or (iv) the event of default under any new mezzanine loans permitted under the Innovation Park Whole Loan documents as described below and more fully set forth in the Innovation Park Whole Loan documents.

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (b) with respect to clause (ii) above, (1) only with respect to a bankruptcy action of a property manager, the borrowers replaces the property manager with a qualified manager under a replacement management agreement within 60 days of such bankruptcy action or, if such bankruptcy action is involuntary and not consented to or colluded in by the property manager or any of its affiliates, such bankruptcy action is discharged, stayed or dismissed within 60 days of such filing without any adverse consequences to the Innovation Park Whole Loan or the Innovation Park Property, determined in the lender’s sole discretion, and (2) only with respect to a bankruptcy action of the borrower that is involuntary and not consented to or colluded in by the borrower, if such bankruptcy action is involuntary and not consented to or colluded in by the property manager or any of its affiliates, such bankruptcy action is discharged, stayed or dismissed within 60 days of such filing without any adverse consequences to the Innovation Park Whole Loan or the Innovation Park Property, determined in the lender’s sole discretion, (c) with respect to clause (iii) above, the debt service coverage ratio (as calculated in the Innovation park Whole Loan documents and based on the trailing six-month period immediately preceding the date of determination) is at least 1.75x for two consecutive quarters, or (d) with respect to clause (iv) above, such event of default relating to any New Mezzanine Loan (as defined below) has been cured in accordance with the terms of the related New Mezzanine Loan documents. Each cure is also subject to the following conditions: (1) no other event of default may have occurred and be continuing; (2) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the Innovation Park Whole Loan; (3) a Cash Sweep Event Cure following a DSCR trigger event may occur an unlimited number of times during the term of the Innovation Park Whole Loan and (4) the borrower pays the lender’s reasonable expenses in connection with such cure. Notwithstanding the foregoing, except as provide in clause (b)(2) above, in no event will the borrower have the right to cure a Cash Sweep Event occurring from a bankruptcy of the borrower.

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Annex A-3	JPMDB 2019-COR6

Innovation Park

Future Mezzanine or Subordinate Indebtedness Permitted. So long as no new transfer and assumption mezzanine loan is then currently outstanding, in connection with a bona fide sale of the Innovation Park Property to a third party or funding tenant improvement and leasing commission obligations under any new lease approved by the lender and any new mezzanine lender in order to convert the existing industrial space at the Innovation Park Property to office use (individually and collectively, a “New Mezzanine Loan”), the direct or indirect equity holders of the borrower are permitted to incur a New Mezzanine Loan from an institutional lender secured by a pledge of their direct or indirect equity interests in the borrower so long as, among other things: (a) no event of default has occurred and is continuing, (b) the lender and such institutional lender have entered into a customary subordination and intercreditor agreement reasonably acceptable to the lender, (c) immediately after giving effect to the closing of such mezzanine loan, the loan-to-value ratio (as calculated in the Innovation Park Whole Loan documents) may not exceed 68.8%, (d) immediately after giving effect to the closing of such mezzanine loan, the debt service coverage ratio (as calculated in the Innovation Park Whole Loan documents) is not less than 2.46x, (e) the maturity date of the mezzanine loan is not earlier than the maturity date of the Innovation Park Whole Loan and (f) rating agency confirmation is obtained.

Partial Release. None.

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12555 & 12655 Jefferson

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12555 & 12655 Jefferson

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12555 & 12655 Jefferson

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Annex A-3	JPMDB 2019-COR6

12555 & 12655 Jefferson

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$54,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$54,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	6.7%	Net Rentable Area (SF):	193,908
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrowers:	Mani 12555 Jefferson (DE), LLC,	Year Built / Renovated:	1985 / Various
	Mani Jefferson Landing (DE), LLC	Occupancy(3):	88.0%
Sponsors:	Simon Mani, Daniel Mani	Occupancy Date:	9/1/2019
Interest Rate:	3.92500%	Number of Tenants(3):	8
Note Date:	9/16/2019	2016 NOI(4):	N/A
Maturity Date:	10/6/2029	2017 NOI:	$6,414,993
Interest-only Period:	120 months	2018 NOI:	$7,943,743
Original Term:	120 months	TTM NOI (as of 5/2019):	$8,177,002
Original Amortization:	None	UW Economic Occupancy:	87.5%
Amortization Type:	Interest Only	UW Revenues:	$12,691,019
Call Protection(2):	L(25),Def(91),O(4)	UW Expenses:	$4,254,586
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$8,436,433
Additional Debt(1):	Yes	UW NCF:	$7,944,846
Additional Debt Balance(1):	$57,000,000	Appraised Value / Per SF:	$186,650,000 / $963
Additional Debt Type(1):	Pari Passu	Appraisal Date:	6/28/2019

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$572
Taxes:	$1,250,000	$137,610	N/A	Maturity Date Loan / SF:	$572
Insurance:	$6,000	$5,900	N/A	Cut-off Date LTV:	59.5%
Replacement Reserves:	$0	$4,040	N/A	Maturity Date LTV:	59.5%
TI/LC:	$2,538,191	$16,159	Various	UW NCF DSCR:	1.80x
Other	$3,544,603	$0	N/A	UW NOI Debt Yield:	7.6%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan(1)		$111,000,000	96.1%	Payoff Existing Debt	$107,473,387	93.1%
Sponsor Equity		4,482,179	3.9	Upfront Reserves	7,338,794	6.4
				Closing Costs	669,997	0.6
Total Sources	$115,482,179	100.0%		Total Uses	$115,482,179	100.0%

(1)	The 12555 & 12655 Jefferson Loan (as defined below) is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $111.0 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the $111.0 million 12555 & 12655 Jefferson Whole Loan (as defined below).
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of November 6, 2019. Defeasance of the full 12555 & 12655 Jefferson Whole Loan is permitted after the date that is the earlier to occur of the payment date that is (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) April 6, 2023. The assumed lockout period of 25 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.
(3)	Occupancy and number of tenants excludes AegisMedia Americas, Inc. / Dentsu, which currently leases 17,867 square feet (9.2% of net rentable area) through November 30, 2023 but is currently dark. Including this tenant, the 12555 & 12655 Jefferson Properties (as defined below) are 97.2% leased.
(4)	2016 NOI is not available as the 12555 & 12655 Jefferson Properties (as defined below) were significantly renovated during this time.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2019-COR6

12555 & 12655 Jefferson

The Loan. The 12555 & 12655 Jefferson loan, with a principal balance of $54.0 million as of the Cut-off Date (the “12555 & 12655 Jefferson Loan”), is secured by a first mortgage lien on the borrowers’ fee simple interest in two adjacent office properties comprised of 193,908 square feet of net rentable area (the “12555 & 12655 Jefferson Properties”) located in Los Angeles, California. The 12555 & 12655 Jefferson Loan is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of $111.0 million (the “12555 & 12655 Jefferson Whole Loan”) and is comprised of three pari passu notes, each as described in the “Whole Loan Summary” chart below. The controlling Note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of $54.0 million, is being contributed to the JPMDB 2019-COR6 Trust. The non-controlling Notes A-2 and A-3, with an aggregate outstanding principal balance as of the Cut-off Date of $57.0 million, are held by LCM or an affiliate and expected to be contributed to one or more future securitizations or may otherwise be transferred at any time. The relationship between the holders of the 12555 & 12655 Jefferson Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. The 12555 & 12655 Jefferson Loan has a 10-year term and will be interest only for the entire term. The most recent prior financing of the 12555 & 12655 Jefferson Properties was not included in a securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$54,000,000	$54,000,000	JPMDB 2019-COR6	Yes
A-2	30,000,000	30,000,000	LCM	No
A-3	27,000,000	27,000,000	LCM	No
Total	$111,000,000	$111,000,000

The Borrowers. The borrowing entities are Mani 12555 Jefferson (DE), LLC and Mani Jefferson Landing (DE), LLC, each a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 12555 & 12655 Jefferson Whole Loan.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Simon Mani and Daniel Mani, on a joint and several basis. Simon Mani and Daniel Mani founded Mani Brothers Real Estate Investment Group, a privately-held real estate investment firm that owns, renovates, operates, manages and leases 1.3 million square feet of commercial property.

The loan sponsors acquired the 12655 Jefferson property (“The Landing”) in November 2017 for approximately $80.0 million. In addition to the purchase price of $80.0 million, the loan sponsors were responsible for the payment of approximately $1.2 million in rent abatements and approximately $800,000 in leasing commissions, increasing the effective purchase price to approximately $82.0 million. The prior owner, Hudson Pacific Properties (“HPP”), acquired The Landing physically vacant in 2014, but 100.0% leased to Edutrek International (“Edutrek”) under an existing lease that was to expire in July 2015 who vacated the building in 2009. After the Edutrek lease expired in July 2015, HPP commenced an approximately $10.0 million renovation including capital repairs, core and shell work and leasing costs to bring occupancy at The Landing to 100.0%.

The loan sponsors acquired the 12555 Jefferson property (“Twelve555”) in March 2015 for approximately $48.5 million in an off-market transaction. At the time of acquisition, Twelve555 was 60.4% leased. Since acquiring Twelve555, the loan sponsors commenced an approximately $8.0 million renovation to the common areas, lobby and the façade. Additionally, a new space on the first floor was created by enclosing a portion of the building on the ground level which added 4,127 rentable square feet. After completing the renovation, the loan sponsors secured a new 15-year lease with Providence Health System (“Providence”) (rated Aa3/AA-/AA- by Moody’s/Fitch/S&P) for the entire third floor, significantly increasing the value of Twelve555. The loan sponsors report a total cost basis in the 12555 & 12655 Jefferson Properties of approximately $138.5 million.

Portfolio Summary
Property Name	Year Built / Renovated	Total SF	% of Total	Occupancy(1)(2)	UW NOI	Allocated Whole Loan Original Balance	Appraised Value
The Landing	1985 / 2015-2016	100,756	52.0%	82.3%	$3,709,962	$56,000,000	$94,150,000
Twelve555	1985 / 2016-2017	93,152	48.0%	94.1%	4,726,471	55,000,000	92,500,000
Total / Wtd. Avg.		193,908	100.0%	88.0%	$8,436,433	$111,000,000	$186,650,000

(1)	Based on the underwritten rent rolls dated as of September 1, 2019.

(2)	Occupancy excludes AegisMedia Americas, Inc. / Dentsu, which currently leases 17,867 square feet (9.2% of net rentable area) through November 30, 2023 but is currently dark. Including this tenant, the 12555 & 12655 Jefferson Properties are 97.2% leased.

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Annex A-3	JPMDB 2019-COR6

12555 & 12655 Jefferson

The Properties. The 12555 & 12655 Jefferson Properties are comprised of two, adjacent, Class A office properties comprised of 193,908 square feet of net rentable area located on the north side of Jefferson Boulevard, between Centinela Avenue to the north and Lincoln Boulevard to the south, in the Playa Vista community within West Los Angeles.

The Landing is a six-story, multi-tenant, Class A office building situated on a 1.11-acre site. The Landing was built in 1985 and was most recently renovated between 2015 and 2016. The Landing also includes a parking garage totaling 268 spaces (approximately 2.7 spaces per 1000 square feet). As of the September 1, 2019 underwritten rent roll, The Landing was 100.0% leased by two tenants; however, AegisMedia Americas, Inc. / Dentsu, which currently leases 17,867 square feet (9.2% of net rentable area) through November 30, 2023, is currently dark and has been excluded from the underwriting. Excluding AegisMedia Americas, Inc. / Dentsu, The Landing is 82.3% occupied at an underwritten base rent equal to $57.72 per square foot on a modified gross basis.

Twelve555 is three-story, multi-tenant, Class A office building situated on a 1.876-acre site. Twelve555 was built in 1985 and was most recently renovated between 2016-2017. Twelve555 also includes a parking garage totaling 307 spaces (approximately 3.3 spaces per 1,000 square feet). As of the September 1, 2019 underwritten rent roll, Twelve555 was 94.1% leased to seven tenants at a weighted average underwritten base rent equal to $47.55 per square foot on a triple net basis.

As of the September 1, 2019 underwritten rent rolls, the 12555 & 12655 Jefferson Properties were 88.0% occupied by eight tenants at a weighted average underwritten base rent equal to $52.49 per square foot excluding AegisMedia Americas, Inc. / Dentsu, which currently leases 17,867 square feet (9.2% of net rentable area) through November 30, 2023 but is currently dark.

The largest tenant at the 12555 & 12655 Jefferson Properties is WeWork (82,889 square feet; 42.7% of net rentable area; 53.4% of underwritten base rent). WeWork provides furnished and fully-serviced shared workspaces, primarily to small and midmarket enterprises. WeWork has been a tenant since 2016 and has a lease expiration of August 2028 with one, five-year renewal option remaining and no termination options. WeWork’s lease is guaranteed by WeWork Companies Inc. WeWork currently pays UW base rent equal to $57.72 per square foot.

The second largest tenant at the 12555 & 12655 Jefferson Properties is Providence (35,562 square feet; 18.3% of net rentable area; 23.2% of underwritten base rent; rated Aa3/AA-/AA- by Moody’s/Fitch/S&P). Providence is the third largest not-for-profit health system in the United States. Providence’s system includes more than 82,000 employees with services including acute care, physician clinics, long-term and assisted living, palliative and hospice care, home health, supportive housing and education. Providence has been a tenant since 2016 and has a lease expiration of July 2031 with two, five-year renewal options remaining and no termination options. Providence currently pays base rent equal to $49.83 per square foot. UW base rent of $58.41 is based on average rent over the loan term.

The third largest tenant at the 12555 & 12655 Jefferson Properties is Cardinia Real Estate (“Cardinia”) (15,955 square feet; 8.2% of net rentable area; 7.0% of underwritten base rent). Cardinia is a subsidiary of Ominicom Group, a global network of leading marketing communications companies which offers a range of marketing solutions including brand advertising, customer relationship management, media planning and buying services, public relations and numerous specialty communications services. Cardinia has been a tenant since 2018 and has a lease expiration of September 2024 with two renewal options (one, five-year and one, four-year) remaining and no termination options. Cardinia currently pays base rent equal to $37.95 per square foot. Cardinia’s base rent steps to $39.08 per square foot on 10/1/2020.

The 12555 & 12655 Jefferson Properties are located in the Marina Del Rey/Venice office submarket, within the overall Los Angeles office market. According to a market report, as of the third quarter of 2019, the overall Los Angeles office market contained approximately 443.2 million square feet across 18,715 buildings with an overall market vacancy of 9.8% and average asking rents of approximately $37.96 per square foot. As of the third quarter of 2019, the Marina Del Rey/Venice office submarket contained approximately 10.3 million square feet across 453 buildings with an overall market vacancy of 11.5% and average asking rents of approximately $59.65 per square foot.

The appraisals for 12555 & 12655 Jefferson Properties included 14 rent comparables. Of the 14 comparables, one was triple net (“NNN”) with the remaining 13 full service gross (“FSG”). The one NNN rent comparable was equal to $40.80 per square foot while the 13 FSG rent comparables ranged from $51.60 to $72.00 per square foot with a weighted average of approximately $62.97 per square foot.

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Annex A-3	JPMDB 2019-COR6

12555 & 12655 Jefferson

Historical and Current Occupancy(1)
2016(2)	2017	2018	Current(3)(4)
N/A	90.6%	93.7%	88.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	2016 Occupancy is not available as the 12555 & 12655 Jefferson Properties were significantly renovated during this time.
(3)	Current Occupancy is as of the rent rolls dated September 1, 2019.
(4)	Current Occupancy excludes AegisMedia Americas, Inc. / Dentsu, which currently leases 17,867 square feet (9.2% of net rentable area) through November 30, 2023 but is currently dark. Including this tenant, the 12555 & 12655 Jefferson Properties are 97.2% leased.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
WeWork(4)	NR / CCC / B-	82,889	42.7%	$57.72	53.4%	8/31/2028
Providence Health System(4)	Aa3 / AA- / AA-	35,562	18.3%	$58.41	23.2%	7/31/2031
Cardinia Real Estate(4)	Baa1 / NR / BBB+	15,955	8.2%	$39.08	7.0%	9/30/2024
Starkey Laboratories(4)(5)	NR / NR / NR	11,595	6.0%	$36.81	4.8%	8/31/2020
KTGY Group(4)	NR / NR / NR	8,407	4.3%	$36.86	3.5%	1/14/2020
Campus Explorer(4)	NR / NR / NR	6,017	3.1%	$45.19	3.0%	4/30/2021
Randy Taylor Consulting(4)	NR / NR / NR	5,834	3.0%	$43.88	2.9%	6/30/2023
Social Code(4)	NR / NR / NR	4,292	2.2%	$47.21	2.3%	7/31/2022
Total Occupied Space		170,551	88.0%	$52.49	100.0%
Vacant		23,357	12.0%
Total		193,908	100.0%
(1)	Based on the underwritten rent rolls dated as of September 1, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes approximately $178,693 in contractual rent steps through October 2020 for certain tenants and approximately $305,105 of average rent over the loan term for Providence Health System.

(4)	WeWork has one, five-year renewal option remaining, Providence Health System has two, five-year renewal options remaining, Cardinia Real Estate has one, four-year renewal option remaining and one five-year renewal option remaining, Starkey Laboratories has one, five-year renewal option remaining, KTGY Group has one, five-year renewal option remaining, Campus Explorer has one, three-year renewal option remaining, Randy Taylor Consulting has one, three-year renewal option remaining and Social Code has one, five-year renewal option remaining.

(5)	Starkey Laboratories subleases all of its space to Good Leaf, Inc. through August 31, 2020 at a base rent equal to $37.20 per square foot.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	23,357	12.0%	NAP	NAP	23,357	12.0%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	23,357	12.0%	$0	0.0%
2020	2	20,002	10.3%	736,690	8.2%	43,359	22.4%	$736,690	8.2%
2021	1	6,017	3.1%	271,934	3.0%	49,376	25.5%	$1,008,624	11.3%
2022	1	4,292	2.2%	202,607	2.3%	53,668	27.7%	$1,211,231	13.5%
2023	1	5,834	3.0%	255,984	2.9%	59,502	30.7%	$1,467,215	16.4%
2024	1	15,955	8.2%	623,578	7.0%	75,457	38.9%	$2,090,794	23.4%
2025	0	0	0.0%	0	0.0%	75,457	38.9%	$2,090,794	23.4%
2026	0	0	0.0%	0	0.0%	75,457	38.9%	$2,090,794	23.4%
2027	0	0	0.0%	0	0.0%	75,457	38.9%	$2,090,794	23.4%
2028	1	82,889	42.7%	4,784,353	53.4%	158,346	81.7%	$6,875,147	76.8%
2029	0	0	0.0%	0	0.0%	158,346	81.7%	$6,875,147	76.8%
2030 & Beyond	1	35,562	18.3%	2,077,101	23.2%	193,908	100.0%	$8,952,248	100.0%
Total	8	193,908	100.0%	$8,952,248	100.0%

(1)	Based on the underwritten rent rolls dated September 1, 2019.

(2)	Base Rent Expiring includes approximately $178,693 in contractual rent steps through October 2020 for certain tenants and approximately $305,105 of average rent over the loan term for Providence Health System.

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Annex A-3	JPMDB 2019-COR6

12555 & 12655 Jefferson

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$6,720,770	$8,568,895	$8,685,684	$8,468,449	$43.67	59.7%
Straight Line Rent(3)	0	0	0	305,105	1.57	2.2
Contractual Rent Steps(4)	0	0	0	178,693	0.92	1.3
Vacant Income	0	0	0	1,482,532	7.65	10.5
Gross Potential Rent	$6,720,770	$8,568,895	$8,685,684	$10,434,780	$53.81	73.6%
Total Reimbursements	1,342,889	1,504,938	1,587,427	1,753,297	9.04	12.4
Total Other Income(5)	1,594,176	1,861,639	1,985,475	1,985,475	10.24	14.0
Net Rental Income	$9,657,835	$11,935,471	$12,258,586	$14,173,551	$73.09	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,482,532)	(7.65)	(10.5)
Effective Gross Income	$9,657,835	$11,935,471	$12,258,586	$12,691,019	$65.45	89.5%

Total Expenses	$3,242,842	$3,991,728	$4,081,585	$4,254,586	$21.94	33.5%

Net Operating Income	$6,414,993	$7,943,743	$8,177,002	$8,436,433	$43.51	66.5%

Total TI/LC, CapEx/RR	0	0	0	491,587	2.54	3.9

Net Cash Flow	$6,414,993	$7,943,743	$8,177,002	$7,944,846	$40.97	62.6%

(1)	TTM column represents the trailing 12-month period ending May 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the average rent over the loan term for investment grade tenant Providence Health System.

(4)	Based on the contractual rent steps through October 2020 for certain tenants.

(5)	Total Other Income includes parking income ($1,966,366) and miscellaneous other income ($19,109).

Property Management. The 12555 & 12655 Jefferson Properties are managed by Mani Brothers, LLC, an affiliate of the borrowers.

Escrows and Reserves. At origination, the borrowers deposited into escrow $3,500,000 for an Earnout Reserve (as defined below), $2,538,191 for outstanding tenant improvements and leasing commissions, $1,250,000 for real estate taxes, $44,603 for outstanding free rent and $6,000 for insurance premiums.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $137,610.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated insurance premiums, which currently equates to $5,900.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow approximately $4,040 for replacement reserves.

TI/LC Reserves – On a monthly basis, the borrowers are required to escrow $16,159 for tenant improvements and leasing commissions, subject to a cap of (i) $1,000,000 if the 12555 & 12655 Jefferson Properties are less than 94.0% leased or (ii) $400,000 if 12555 & 12655 Jefferson Properties are greater than or equal to 94.0% leased.

Earnout Reserve – Provided no default or event of default has occurred and is continuing, the lender will release the $3,500,000 in the Earnout Reserve to the borrowers upon the 12555 & 12655 Jefferson Properties achieving a debt yield equal to or greater than 7.5%.

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Annex A-3	JPMDB 2019-COR6

12555 & 12655 Jefferson

Lockbox / Cash Management. The 12555 & 12655 Jefferson Whole Loan is structured with a soft lockbox and springing cash management. All rents are required to be deposited into a lockbox account within one business day of receipt by the borrower or property manager. All funds in the lockbox account are required to be swept daily into the borrowers’ operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the 12555 & 12655 Jefferson Whole Loan documents and any excess will be retained by the lender as additional collateral for the 12555 & 12655 Jefferson Whole Loan.

A “Cash Management Period” will commence (i) upon an event of default, (ii) if the debt yield is less than 5.4% (a “Cash Management Debt Yield Trigger”) (until such time that the debt yield is greater than or equal to 5.4% for two consecutive quarters) or (iii) upon a Lease Sweep Period (as defined below).

Notwithstanding the foregoing, the borrowers may avoid the commencement or continuance of Cash Management Period by depositing with lender cash or a letter of credit (“LOC”) which (i) with respect to a Cash Management Debt Yield Trigger, the amount of such cash or LOC when added to the net operating income of the 12555 & 12655 Jefferson Properties would result in a debt yield that is equal to or greater than 5.4% or (ii) with respect to a Cash Management Period triggered by a Lease Sweep Period, cash or an LOC in an amount equal to $1,300,000.

A “Lease Sweep Period” will commence (i) with respect to the WeWork or Providence leases (but not any other lease that is a Lease Sweep Lease (as defined below)), upon the earlier to occur of (x) on the date that is 12 months prior to the end of the lease term (including any renewal terms), or (y) on the date by which the applicable Lease Sweep Tenant (defined below) is required to give notice of its exercise of a renewal option under the Leases Sweep Lease (and such renewal has not so been exercised), (ii) if any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (iii) if any Lease Sweep Tenant goes dark or gives notice that it intends to discontinue its business at its premises, (iv) upon the occurrence and continuance of a monetary or material non-monetary default under any Lease Sweep Lease or (vi) upon the occurrence of a Lease Sweep Tenant insolvency proceeding.

Notwithstanding the foregoing, the borrowers may avoid the commencement or continuance of a Lease Sweep Period, provided that the borrowers deposit with lender cash or a LOC in an amount equal to $2,200,000.

A “Lease Sweep Lease” means the WeWork lease, the Providence lease and any other lease which covers 25,000 or more square feet.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease, or under one or more leases (leased by such tenant and/or its affiliates) which when taken together would constitute a Lease Sweep Lease.

Additional Debt. None.

Release Provisions. None.

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

Mortgage Loan Information		Properties Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$46,750,000	Title:	Fee
Cut-off Date Principal Balance(1):	$46,750,000	Properties Type – Subtype:	Multifamily – Various
% of Pool by IPB:	5.8%	Net Rentable Area (Units)(3):	839
Loan Purpose:	Refinance	Location:	Chicago, IL
Borrowers(2):	Various	Year Built/Renovated:	Various / Various
Sponsor:	Lyrical-Antheus Realty Partners	Occupancy(3):	94.5%
	II, L.P.	Occupancy Date:	7/31/2019
Interest Rate:	4.55400%	Number of Tenants:	N/A
Note Date:	1/30/2019	2016 NOI:	$7,979,218
Maturity Date:	2/6/2029	2017 NOI:	$8,478,846
Interest-only Period:	120 months	2018 NOI:	$8,692,956
Original Term:	120 months	TTM NOI (as of 7/2019):	$8,889,707
Original Amortization:	None	UW Economic Occupancy:	89.2%
Amortization Type:	Interest Only	UW Revenues:	$15,559,768
Call Protection:	L(33),Def(80),O(7)	UW Expenses:	$6,319,284
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$9,240,484
Additional Debt(1):	Yes	UW NCF:	$8,988,484
Additional Debt Balance(1):	$60,000,000 / $15,250,000	Appraised Value / Per Unit:	$176,385,000 / $210,232
Additional Debt Type(1):	Pari Passu / Mezzanine Loan	Appraisal Date:	12/3/2018

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$700,000	$119,000	N/A	Cut-off Date Loan / Unit:	$127,235	$145,411
Insurance:	$225,000	Springing	N/A	Maturity Date Loan / Unit:	$127,235	$145,411
Replacement Reserves:	$0	$17,580	N/A	Cut-off Date LTV:	60.5%	69.2%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	60.5%	69.2%
Other:	$0	$0	N/A	UW NCF DSCR:	1.82x	1.48x
				UW NOI Debt Yield:	8.7%	7.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$106,750,000	87.5%	Payoff Existing Debt	$115,181,393	94.4%
Mezzanine Loan	15,250,000	12.5	Closing Costs	3,504,348	2.9
			Upfront Reserves	925,000	0.8
			Return of Equity	2,389,259	2.0
Total Sources	$122,000,000	100.0%	Total Uses	$122,000,000	100.0%

(1)	The Hyde Park Multifamily Portfolio Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $106.8 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the approximately $106.8 million Hyde Park Multifamily Portfolio Whole Loan (as defined below).

(2)	The borrowers are 1515-1521 E. 54th Street, LLC, 5034-5046 S. Woodlawn, LLC, 5111 S. Kimbark, LLC, 5118-5120 S. Greenwood, LLC, 5120 S. Hyde Park, LLC, 5128-5132 S. Cornell, LLC, 5202-5210 S. Cornell, LLC, 5218-5220 S. Kimbark, LLC, 5234-5244 S. Ingleside, LLC, 5237-5245 S. Kenwood, LLC, 5300-5308 S. Hyde Park, LLC, 5301-5307 S. Maryland, LLC, 5320-5326.5 S. Drexel, LLC, 5335-5337 S. Woodlawn, LLC, 5336-5338 S. Hyde Park, LLC, 5337 S. Hyde Park, LLC, 5350-5358 S. Maryland, LLC, 5400-5408 S. Ingleside, LLC, 5401-5403 S. Woodlawn, LLC, 5405-5407 S. Woodlawn, LLC, 5415 S. Woodlawn, LLC, 5452-5466 S. Ellis, LLC, 5457-5459 S. Blackstone, LLC, 5474-5480 S. Hyde Park, LLC, 5487-5491 S. Hyde Park, LLC, 5528-5532 S. Everett, LLC, 5715-5725 S. Kimbark, LLC, Greenwood 5201, LLC, 5524-5526 S. Everett, LLC, 5400-5406 S. Maryland, LLC, 5300-5308 S. Greenwood, LLC, 5335-5345 S. Kimbark, LLC, 5339-5345 S. Woodlawn, LLC, 5355-5361 S. Cottage Grove, LLC, 5401-5409 S. Cottage Grove, LLC, 5401-5405 S. Drexel, LLC, 5411-5421 S. Ellis, LLC, 5468-70 S. Hyde Park, LLC, 1509-1517 E. 57th Street, LLC, 5507-5509 S. Hyde Park, LLC, 1018 E. 54th Street Owner, LLC and 5110 S. Harper, LLC.

(3)	The Hyde Park Multifamily Portfolio Properties (as defined below) include 835 residential units that average approximately 891 square feet that are 94.5% occupied and four commercial retail units that average approximately 2,766 square feet and are 100.0% occupied as of the underwritten July 31, 2019 rent rolls.

(4)	For a full description of Escrows and Reserves, please refer to the “Escrows and Reserves” below.

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

The Loan. The Hyde Park Multifamily Portfolio loan, with an original principal balance of approximately $46.8 million (the “Hyde Park Multifamily Portfolio Loan”), is secured by a first mortgage lien on the borrowers’ fee simple interests in 41 multifamily properties (with a total of 835 residential units and four commercial units) and one surface parking lot (with 28 parking spaces) (collectively, the “Hyde Park Multifamily Portfolio Properties” or the “Hyde Park Multifamily Portfolio”) located in the Hyde Park neighborhood of Chicago, Illinois. The Hyde Park Multifamily Portfolio Loan is part of a whole loan that has an aggregate original principal balance as of the Cut-off Date of approximately $106.8 million (the “Hyde Park Multifamily Portfolio Whole Loan”) and is comprised of two pari passu notes, each as described in the “Whole Loan Summary” chart below. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of approximately $46.8 million, is being contributed to the JPMDB 2019-COR6 Trust. The controlling Note A-1, with an original principal balance as of the Cut-off Date of $60.0 million, was contributed to the JPMCC 2019-COR5 Trust. The relationship between the holders of the Hyde Park Multifamily Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. The Hyde Park Multifamily Portfolio Whole Loan has a 10-year term and will be interest only for the entire term. The previously existing debt was not included in a securitization.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	JPMCC 2019-COR5	Yes
A-2	46,750,000	46,750,000	JPMDB 2019-COR6	No
Total	$106,750,000	$106,750,000

The Borrowers. The borrowing entities are 1515-1521 E. 54th Street, LLC, 5034-5046 S. Woodlawn, LLC, 5111 S. Kimbark, LLC, 5118-5120 S. Greenwood, LLC, 5120 S. Hyde Park, LLC, 5128-5132 S. Cornell, LLC, 5202-5210 S. Cornell, LLC, 5218-5220 S. Kimbark, LLC, 5234-5244 S. Ingleside, LLC, 5237-5245 S. Kenwood, LLC, 5300-5308 S. Hyde Park, LLC, 5301-5307 S. Maryland, LLC, 5320-5326.5 S. Drexel, LLC, 5335-5337 S. Woodlawn, LLC, 5336-5338 S. Hyde Park, LLC, 5337 S. Hyde Park, LLC, 5350-5358 S. Maryland, LLC, 5400-5408 S. Ingleside, LLC, 5401-5403 S. Woodlawn, LLC, 5405-5407 S. Woodlawn, LLC, 5415 S. Woodlawn, LLC, 5452-5466 S. Ellis, LLC, 5457-5459 S. Blackstone, LLC, 5474-5480 S. Hyde Park, LLC, 5487-5491 S. Hyde Park, LLC, 5528-5532 S. Everett, LLC, 5715-5725 S. Kimbark, LLC, Greenwood 5201, LLC, 5524-5526 S. Everett, LLC, 5400-5406 S. Maryland, LLC, 5300-5308 S. Greenwood, LLC, 5335-5345 S. Kimbark, LLC, 5339-5345 S. Woodlawn, LLC, 5355-5361 S. Cottage Grove, LLC, 5401-5409 S. Cottage Grove, LLC, 5401-5405 S. Drexel, LLC, 5411-5421 S. Ellis, LLC, 5468-70 S. Hyde Park, LLC, 1509-1517 E. 57th Street, LLC, 5507-5509 S. Hyde Park, LLC, 1018 E. 54th Street Owner, LLC and 5110 S. Harper, LLC, each a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Hyde Park Multifamily Portfolio Whole Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Lyrical-Antheus Realty Partners II, L.P., an affiliate of Antheus Capital. Antheus Capital is a private real estate company focused on the acquisition, development and redevelopment of apartment properties in select submarkets located throughout the United States. Antheus Capital was founded in 2002 by Eli Ungar and David Gefsky. Antheus Capital’s current portfolio consists of approximately 7,800 units and approximately 365,000 square feet of commercial space. Antheus Capital is one of the largest multifamily owners in the Hyde Park neighborhood in Chicago, Illinois.

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

Portfolio Summary
Property	Year Built / Renovated	# of Units	% of Total	Occupancy(1)	UW NOI	Allocated Whole Loan Amount	Appraised Value
5452-5466 South Ellis Avenue	1913 / 2000	31	3.7%	90.3%	$463,480	$5,023,463	$8,275,000
5339-5345 South Woodlawn Avenue	1912 / Various	25	3.0%	84.0%	412,008	4,568,200	7,525,000
5335-5345 South Kimbark Avenue	1913 / 2000	25	3.0%	88.0%	388,898	4,401,250	7,250,000
5715-5725 South Kimbark Avenue	1911 / 2000	19	2.3%	100.0%	362,864	4,234,300	6,975,000
5034-5046 South Woodlawn Avenue	1920 / 2000	45	5.4%	100.0%	398,684	4,128,075	6,800,000
1509 East 57th Street	1888 / 2010	22	2.6%	63.6%	378,166	4,067,350	6,700,000
5320-5326 South Drexel Avenue	1923 / 2009	31	3.7%	87.1%	313,233	3,748,675	6,175,000
5237-5245 South Kenwood(2)	1910 / 2000	19	2.3%	100.0%	314,697	3,703,088	6,100,000
5411-5421 South Ellis Avenue	1917 / 2000	31	3.7%	90.3%	337,744	3,627,225	5,975,000
5300-5308 South Hyde Park Boulevard	1912 / 2000	38	4.5%	100.0%	284,575	3,369,275	5,550,000
5234-5244 South Ingleside Avenue	1912 / 2010	23	2.7%	95.7%	298,584	3,323,688	5,475,000
5415 South Woodlawn Avenue	1927 / Various	38	4.5%	97.4%	323,248	3,308,550	5,450,000
5300-5308 South Greenwood Avenue	1914 / 2000	25	3.0%	92.0%	282,903	3,293,325	5,425,000
5201 South Greenwood Avenue	1914 / 2000	24	2.9%	100.0%	254,029	2,883,563	4,750,000
5401-5409 South Cottage Grove Avenue(2)	1914 / 2010	22	2.6%	100.0%	236,969	2,868,425	4,725,000
5120 South Hyde Park Boulevard	1923 / 2000	40	4.8%	100.0%	230,974	2,504,163	4,125,000
5350-5358 South Maryland Avenue	1915 / 2010	21	2.5%	95.2%	204,334	2,482,900	4,160,000
5400-5406 South Maryland Avenue	1897 / 2010	18	2.1%	88.9%	224,026	2,473,800	4,075,000
5474-5480 South Hyde Park Boulevard	1910 / 2000	29	3.5%	93.1%	226,878	2,458,663	4,050,000
5528-5532 South Everett Avenue	1912 / 2000	34	4.1%	100.0%	216,566	2,397,938	3,950,000
5487-5491 South Hyde Park Boulevard	1905 / 2018	7	0.8%	100.0%	185,459	2,367,575	3,900,000
5400-5408 South Ingleside Avenue	1916 / 2010	19	2.3%	84.2%	206,995	2,352,350	3,875,000
5401-5403 South Woodlawn Avenue	1899 / 2000	12	1.4%	100.0%	208,822	2,276,488	3,750,000
5301-5307 South Maryland Avenue	1897 / 2009	21	2.5%	100.0%	183,770	2,230,988	3,675,000
5355-5361 South Cottage Grove Avenue	1910 / 2010	21	2.5%	95.2%	171,109	2,215,763	3,650,000
1515-1521 East 54th Street	1916 / 2000	16	1.9%	93.8%	183,996	2,191,525	3,690,000
5111-5113 South Kimbark Avenue	1910 / 2011	8	1.0%	87.5%	174,372	2,142,963	3,570,000
5507-5509 South Hyde Park Boulevard	1906 / 2017	7	0.8%	100.0%	166,384	2,094,400	3,460,000
5337 South Hyde Park Boulevard	1919 / 2000	23	2.7%	100.0%	161,470	2,048,900	3,375,000
5202-5210 South Cornell Avenue	1907 / 2000	27	3.2%	100.0%	177,305	1,991,150	3,280,000
5118-5120 South Greenwood Avenue	1912 / 2011	6	0.7%	100.0%	133,886	1,803,025	2,990,000
5335-5337 South Woodlawn Avenue	1909 / 2000	6	0.7%	100.0%	129,701	1,724,100	2,880,000
5524-5526 South Everett Avenue	1910 / 2017	7	0.8%	100.0%	137,584	1,699,775	2,820,000
5401-5405 South Drexel Boulevard	1915 / 2010	13	1.5%	84.6%	131,433	1,532,825	2,525,000
5468-5470 South Hyde Park Boulevard	1903 / 2000	6	0.7%	100.0%	112,987	1,517,688	2,500,000
5218-5220 South Kimbark Avenue	1903 / 2000	6	0.7%	100.0%	124,751	1,511,563	2,520,000
5457-5459 South Blackstone Avenue	1908 / 2000	19	2.3%	89.5%	122,700	1,335,513	2,380,000
5336-5338 South Hyde Park Boulevard	1912 / 2000	19	2.3%	100.0%	109,195	1,244,513	2,050,000
5405-5407 South Woodlawn Avenue	1921 / 2000	18	2.1%	100.0%	125,162	1,123,063	1,850,000
1018 East 54th Street	1915 / 2000	9	1.1%	77.8%	72,257	1,056,300	1,760,000
5128-5132 South Cornell Avenue	1905 / 2000	9	1.1%	100.0%	57,679	922,775	1,550,000
5110 South Harper Avenue(3)	NAP	0	NAP	100.0%	10,603	500,842	825,000
Total / Wtd. Avg.		839	100.0%	94.5%	$9,240,484	$106,750,000	$176,385,000
(1)	Based on the underwritten rent rolls dated July 31, 2019.

(2)	Properties contain four commercial retail units that average 2,766 square feet.

(3)	Represents the 28-space, income producing parking lot.

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

The Properties. The Hyde Park Multifamily Portfolio Properties are comprised of 41 mid-rise and garden apartment buildings and one income producing parking lot. The Hyde Park Multifamily Portfolio Properties are all located within a 1.5-mile radius and are comprised of 835 residential units totaling 743,704 square feet and four commercial retail units totaling 11,062 square feet. As of the July 31, 2019 rent rolls, the Hyde Park Multifamily Portfolio was 94.5% occupied with no single Hyde Park Multifamily Portfolio property accounting for more than approximately 5.0% of underwritten net operating income. The 835 residential units average approximately 891 square feet and are 94.5% occupied and the four commercial units average approximately 2,766 square feet and are 100.0% occupied as of the July 31, 2019 rent rolls.

The Hyde Park Multifamily Portfolio Properties include 81 studio units, 229 one-bedroom units, 271 two-bedroom units, 173 three-bedroom units, 64 four-bedroom units, 14 five-bedroom units, three six-bedroom units, four commercial retail units and one income producing parking lot.

The Hyde Park Multifamily Portfolio Properties are concentrated in the south-side Chicago neighborhood of Hyde Park. Hyde Park is located approximately six miles south of the Chicago central business district and is home to several institutional demand drivers including the University of Chicago, University of Chicago Medical Center and the Museum of Science and Industry. As of 2017, the University of Chicago had a total enrollment of 16,016 students, of whom 5,971 were undergraduate and 10,045 were post-graduate.

According to a market report, the Hyde Park Multifamily Portfolio falls within the Bronzeville/Hyde Park/South Shore submarket within the Chicago-Naperville-Elgin, Illinois-Indiana-Wisconsin metropolitan statistical area. Effective rent in the Bronzeville/Hyde Park/South Shore submarket increased slightly from $1,340 per unit per month in the second quarter of 2019 to $1,358 per unit per month in the third quarter of 2019. The submarket's occupancy rate was equal to 94.9% in the third quarter of 2019, while the submarket's occupancy rate has averaged 94.6% since the second quarter of 1996.

Historical and Current Occupancy(1)
2014	2015	2016	2017	2018	Current(2)
90.5%	90.7%	90.9%	90.0%	90.1%	94.5%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of July 31, 2019.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy(2)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Average Monthly Market Rent	Average Monthly Market Rent PSF
Studio	81	9.7%	81	100.0%	368	$893	$2.43	$862	$2.34
1 Bedroom	229	27.4	220	96.1%	655	$1,200	$1.85	$1,190	$1.82
2 Bedroom	271	32.5	262	96.7%	886	$1,527	$1.72	$1,501	$1.69
3 Bedroom	173	20.7	153	88.4%	1,098	$2,115	$1.91	$2,049	$1.87
4 Bedroom	64	7.7	56	87.5%	1,537	$2,902	$1.84	$2,777	$1.81
5 Bedroom	14	1.7	14	100.0%	1,992	$3,260	$1.64	$3,165	$1.59
6 Bedroom	3	0.4	3	100.0%	2,570	$3,865	$1.50	$3,830	$1.49
Total / Wtd. Avg.	835	100.0%	789	94.5%	891	$1,622	$1.83	$1,584	$1.80
(1)	Based on the underwritten rent rolls dated July 31, 2019.

(2)	Occupancy is weighted based on the total occupied square footage.

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$14,908,773	$15,253,403	$15,896,270	$16,265,022	$15,356,640	$18,304	104.2%
Vacant Income	0	0	0	0	1,140,072	1,359	7.7
Gross Potential Rent	$14,908,773	$15,253,403	$15,896,270	$16,265,022	$16,496,712	$19,662	112.0%
(Vacancy/Credit Loss)	(2,559,747)	(1,931,119)	(2,085,427)	(2,007,973)	(1,764,457)	(2,103)	(12.0)--
Net Rental Income	$12,349,025	$13,322,284	$13,810,843	$14,257,049	$14,732,255	$17,559	100.0%
Commercial Income(3)	5,145	9,674	9,269	14,899	197,251	235	1.3%
(Vacancy/Credit Loss)	0	0	0	0	(9,863)	(12)	(0.1)--
Other Income	632,845	645,428	562,341	640,125	640,125	763	4.3%
Effective Gross Income	$12,987,016	$13,977,386	$14,382,453	$14,912,073	$15,559,768	$18,546	105.6%
Total Expenses	$5,007,798	$5,498,541	$5,689,497	$6,022,366	$6,319,284	$7,532	40.6%
Net Operating Income	$7,979,218	$8,478,846	$8,692,956	$8,889,707	$9,240,484	$11,014	59.4%
Replacement Reserves	0	0	0	0	252,000	300	1.6
Net Cash Flow	$7,979,218	$8,478,846	$8,692,956	$8,889,707	$8,988,484	$10,713	57.8%
(1)	TTM column represents the trailing 12-month period ending July 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Historical Commercial Income represents commercial reimbursements. Historical commercial base rental income is included in Rents in Place.

Property Management. The Hyde Park Multifamily Portfolio is managed by MAC Property Management, L.L.C., an affiliate of the borrowers.

Escrows and Reserves. At origination, the borrowers deposited into escrow $700,000 for real estate taxes and $225,000 for insurance premiums.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $119,000.

Insurance Escrows – On a monthly basis, if an acceptable blanket policy is no longer in place, the borrowers are required to escrow 1/12 of the annual estimated insurance premiums, which currently equates to $18,400.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $17,580 for replacement reserves.

Lockbox / Cash Management. The Hyde Park Multifamily Portfolio Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Management Period (as defined below), all rents are required to be deposited into a lockbox account within one business day of receipt by the borrowers or the property manager. Upon the occurrence and during the continuance of a Cash Management Period, all funds in the lockbox account are required to be swept daily into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the Hyde Park Multifamily Portfolio Whole Loan documents and any excess will be retained by the lender as additional collateral for the Hyde Park Multifamily Portfolio Whole Loan.

A “Cash Management Period” will commence (i) upon an event of default (including an event of default under the mezzanine loan) or (ii) if, based on the Hyde Park Multifamily Portfolio Whole Loan and the related mezzanine loan, the debt service coverage ratio is less than 1.10x (until such time that the debt service coverage ratio is greater than or equal to 1.10x for two consecutive quarters).

Current Mezzanine or Subordinate Indebtedness. A mezzanine loan was funded concurrently and is coterminous with the Hyde Park Multifamily Portfolio Whole Loan. The mezzanine loan has an original principal balance of approximately $15.3 million, accrues interest at a rate of 7.49000% per annum and is interest-only for the entire loan term. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI DY are 69.2%, 1.48x and 7.6%, respectively. The mezzanine loan is currently held by LCM or an affiliate.

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Annex A-3	JPMDB 2019-COR6

Hyde Park Multifamily Portfolio

Partial Release. Commencing on the payment date that is after the earlier to occur of (i) two years from the securitization closing date of the last pari passu note to be securitized and (ii) August 2022, the borrowers may obtain the release of any of the Hyde Park Multifamily Portfolio Properties in connection with a sale of the related mortgaged property to an unaffiliated third-party, provided that, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the Hyde Park Multifamily Portfolio Whole Loan in an amount equal to the greater of (a) 115.0% of the allocated loan amount of the Hyde Park Multifamily Portfolio property being released and (b) 100.0% of net sales proceeds, (iii) the debt yield (as calculated in accordance with the Hyde Park Multifamily Portfolio Whole Loan documents) for the remaining Hyde Park Multifamily Portfolio Properties following the release is not less than the greater of (1) the debt yield immediately preceding such release and (2) 7.0%, (iv) the release complies with the customary REMIC requirements, and (v) all defeasance conditions set forth in the Hyde Park Multifamily Portfolio Whole Loan documents are satisfied.

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BJ’s Wholesale Club

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Annex A-3	JPMDB 2019-COR6

BJ’s Wholesale Club

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Annex A-3	JPMDB 2019-COR6

BJ’s Wholesale Club

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$40,150,000	Title:	Fee
Cut-off Date Principal Balance:	$40,150,000	Property Type - Subtype:	Retail – Freestanding
% of Pool by IPB:	5.0%	Net Rentable Area (SF):	135,753
Loan Purpose:	Acquisition	Location:	Brooklyn, NY
Borrower:	LHL Shore Parkway, LLC	Year Built / Renovated:	2014 / N/A
Sponsor:	LHL Holdings, L.P.	Occupancy(1):	100.0%
Interest Rate:	3.57000%	Occupancy Date:	11/1/2019
Note Date:	9/25/2019	Number of Tenants:	1
Maturity Date:	10/1/2029	2016 NOI(2):	N/A
Interest-only Period:	120 months	2017 NOI(2):	N/A
Original Term:	120 months	2018 NOI(2):	N/A
Original Amortization:	None	TTM NOI (as of 3/2019):	$3,830,045
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$4,895,930
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,133,964
Additional Debt:	N/A	UW NOI:	$3,761,966
Additional Debt Balance:	N/A	UW NCF:	$3,748,391
Additional Debt Type:	N/A	Appraised Value / Per SF:	$74,000,000 / $545
		Appraised Dark Value / Per SF(3):	$48,000,000 / $354
		Appraisal Date:	8/20/2019

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$296
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$296
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	54.3%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	54.3%
Other:	$0	$0	N/A	UW NCF DSCR:	2.58x
				UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$40,150,000	54.4%	Purchase Price	$73,000,000	98.8%
Sponsor Equity	33,715,717	45.6	Closing Costs	865,717	1.2
Total Sources	$73,865,717	100.0%	Total Uses	$73,865,717	100.0%
(1)	BJ’s Wholesale Club (“BJ’s”) has occupied the BJ’s Wholesale Club Property (as defined below) since it was constructed in 2014.

(2)	Historical financial information was not provided when the loan sponsor acquired the BJ’s Wholesale Club Property.

(3)	The appraisal provided a “Hypothetical Go Dark” value of $48.0 million, as of August 20, 2019, which assumes that BJ’s vacates its space, which is thereafter leased at market rent. Based on the “Hypothetical Go Dark” value, the Cut-off Date LTV and Maturity Date LTV are both equal to 83.6%.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The BJ’s Wholesale Club mortgage loan has an outstanding principal balance as of the Cut-off Date of $40.15 million (the “BJ’s Wholesale Club Loan”) and is secured by a first mortgage lien on the borrower’s fee interest in a 135,753 square foot freestanding retail property fully (the “BJ’s Wholesale Club Property”) occupied by BJ’s with an adjacent parking garage and two-acre esplanade located in Brooklyn, New York. The BJ’s Wholesale Club Loan has a 10-year term and is interest-only for the entire term.

The Borrower. The borrowing entity for the BJ’s Wholesale Club Loan is LHL Shore Parkway, LLC, a Delaware limited liability company and special purpose entity with at least one independent director.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is LHL Holdings, L.P., an affiliate of Algin Management Company (“Algin”). Founded in 1957, Algin is a family owned New York City real estate company. Algin owns and manages over 30 multifamily apartment buildings throughout New York City, including over 3,500 apartment units and approximately 100,000 square feet of retail and commercial space.

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BJ’s Wholesale Club

The Property. The BJ’s Wholesale Club Property includes a 135,753 square foot freestanding retail building, parking garage and public esplanade located on an approximately 10.7 acre site in Brooklyn, New York. The three-level parking garage offers 442 parking spaces, resulting in a parking ratio of approximately 3.26 spaces per 1,000 square feet of net rentable area. The two-acre public esplanade provides waterfrontage along Gravesend Bay and offers shoppers and residents a walking and jogging path, benches and a grass field which BJ’s is responsible for maintaining. The BJ’s Wholesale Club Property includes a Dunkin’ Donuts and a liquor store operated by BJ’s.

The previous owner, Thor Equities, began construction of the BJ’s Wholesale Club Property in 2012. Since completion in 2014, the BJ’s Wholesale Club Property has been 100.0% occupied by BJ’s (NYSE: BJ, S&P: B+), the nation’s third largest membership warehouse club. As of the fiscal year ended February 2019, BJ’s operates 216 clubs across 16 states, serving approximately 5.5 million members. BJ’s primarily offers two core types of memberships including a standard and higher tier membership with annual fees of $55 and $110, respectively. As of year-end 2018, the higher tier membership accounted for approximately 23.0% of memberships and approximately 39.0% of spending. As of the fiscal year ended February 2, 2019, BJ’s reported approximately $13.0 billion in total revenues. According to the loan sponsor, the BJ’s Wholesale Club Property generated approximately $110.0 million in sales in 2018 compared to the BJ’s national average of approximately $58.9 million. BJ’s lease requires triple net (“NNN”) rent of $31.10 per square foot and expires in September 2034 with six, five-year extension options and no termination options (the “BJ’s Lease”).

The BJ’s Wholesale Club Property is located within a primarily residential area that benefits from close proximity to a variety of attractions including Adventurer’s Amusement Park, Bensonhurst Park, Calvert Vaux Park, Marine Basin Marina and Coney Island. The BJ’s Wholesale Club Property is located adjacent to Caesar’s Bay Shopping Center, which features national retailers including Best Buy, Kohl’s, Pearle Vision, Modell’s Sporting Goods and The Vitamin Shoppe, with Target expected to open in 2020 according to the appraisal. Caesar’s Bay Shopping Center also offers retail and dining options including Five Guys, Olive Garden, Starbucks, TD Bank, T-Mobile, Verizon Wireless and Wendy’s. There are two additional BJ’s locations within Brooklyn, located approximately 5.7 miles and 7.7 miles to the northeast of the BJ’s Wholesale Club Property, which serve different markets on the east side of the borough.

Collateral Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	Lease Expiration(3)	% of Total Base Rent	Most Recent Sales PSF(4)	Occupancy Cost(4)
BJ’s Wholesale Club	NR / B+ / NR	135,753	100.0%	$31.10	9/19/2034	100.0%	NAV	NAV
(1)	Based on the underwritten rent roll.

(2)	Base Rent PSF includes contractual rent steps through September 2019. BJ’s has a 6.0% rent step in 2024.

(3)	BJ’s has six successive, five-year extension options and no termination options.

(4)	BJ’s does not report sales.

The BJ’s Wholesale Club Property is located along the South Brooklyn waterfront in Brooklyn, New York on Shore Parkway, a service road for the Belt Parkway, which is a major thoroughfare within the city of New York with a traffic count of approximately 150,000 vehicles per day. The BJ’s Wholesale Club Property is also accessible via the Van Wyck Expressway (Interstate 678) which runs along the eastern boundary of Brooklyn and connects with Interstate 95, Interstate 278 and the Long Island Expressway (Interstate 495). The BJ’s Wholesale Club Property is located approximately 11.0 miles to the southwest of John F. Kennedy International Airport. Subway access is available via the New York City subway, which is located approximately four blocks away from the BJ’s Wholesale Club Property.

According to the appraisal, the BJ’s Wholesale Club Property is located in the South Brooklyn retail submarket within Kings County, New York, which contains approximately 42.7 million square feet of retail space. From the second quarter of 2014 to the second quarter of 2019, the submarket vacancy has decreased from 5.4% to 3.2%, and average asking rents have increased from $36.20 to $46.52 over the same time period. According to the appraisal, Brooklyn’s estimated 2018 population was 2,691,705, a 7.5% increase from 2010 and the highest increase among the five boroughs of New York City. According to the appraisal, over the next five years, Brooklyn’s population is expected to increase by 4.0%. The 2019 total population within the BJ’s Wholesale Club Property’s zip code and Kings County, New York is 93,817 and 2,674,116, respectively. The 2019 median household income within the BJ’s Wholesale Club Property’s zip code and Kings County, New York is $56,528 and $58,062, respectively.

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BJ’s Wholesale Club

The appraisal identified five comparable leases ranging in size from 17,000 square feet to 111,248 square feet. Base rent for the comparable NNN leases range from $25.54 per square foot to $45.35 per square foot. The base rent at the BJ’s Wholesale Club Property is $31.10 per square foot, in-line with the appraisal’s concluded market rent of $30.00 per square foot. The comparable leases are detailed in the table below:

Appraisal Comparable Leases
Property	Location	Year Built / Renovated	Tenant	Lease Area	Lease Term (Years)	Base Rent PSF	Reimbursements
BJ’s Wholesale Club(1)	Brooklyn, NY	2014 / N/A	BJ’s	135,753	20	$31.10	NNN
4804-4822 New Utrecht Avenue	Brooklyn, NY	1920 / 2019	Amazing Savings	17,000	10	$41.18	NNN
2501-2503 Grand Concourse	Bronx, NY	1930 / 2002	Marshalls	32,600	10	$30.80	NNN
242-06 61st Avenue	Queens, NY	1964 / NA	Lowe’s	94,176	15	$39.00	NNN
66 Boerum Place	Brooklyn, NY	1905 / NA	Planet Fitness	20,950	15	$45.35	NNN
1 Dekalb Avenue	Brooklyn, NY	2016 / NA	Century 21	111,248	15	$25.54	NNN
(1)	Based on the underwritten rent roll.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of November 1, 2019.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	NAP	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029 and Beyond	1	135,753	100.0%	$4,222,591	100.0%	135,753	100.0%	$4,222,591	100.0%
Total	1	135,753	100.0%	$4,222,591	100.0%

(1)	Based on the underwritten rent roll.

(2)	Base Rent Expiring is inclusive of $201,076 in contractual rent steps underwritten through September 2019.

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Annex A-3	JPMDB 2019-COR6

BJ’s Wholesale Club

Cash Flow Analysis(1)
	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$4,021,515	$4,222,591	$31.10	81.9%
Vacant Income	0	0	0.00	0.0%
Gross Potential Rent	$4,021,515	$4,222,591	$31.10	81.9%
Total Reimbursements	0	931,019	6.86	18.1%
Net Rental Income	$4,021,515	$5,153,610	$37.96	100.0%
(Vacancy/Credit Loss)	0	(257,681)	(1.90)	(5.0)%
Effective Gross Income	$4,021,515	$4,895,930	$36.06	95.0%
Total Expenses(5)	191,470	1,133,964	8.35	23.2%
Net Operating Income	$3,830,045	$3,761,966	$27.71	76.8%
Total TI/LC, Capex/RR	0	13,575	0.10	0.3%
Net Cash Flow	$3,830,045	$3,748,391	$27.61	76.6%
(1)	Historical financial information was not provided when the sponsor acquired the BJ’s Wholesale Club Property.

(2)	TTM represents the trailing 12-month period ending on March 31, 2019.

(3)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place is inclusive of $201,076 in contractual rent steps underwritten through September 2019.

(5)	The BJ’s Wholesale Club Property currently benefits from a 25 year ICAP (as defined below) tax abatement and BJ’s reimburses for real estate taxes. Underwritten Total Expenses reflect the average of the appraisal’s projected real estate taxes over the loan term of approximately $931,019.

Property Management. The BJ’s Wholesale Club Property is managed by Algin Management Co., LLC, an affiliate of the loan sponsor.

Escrows and Reserves.

Tax Escrows – On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve. The requirement for monthly deposits in to the tax reserve is waived so long as (i) no event of default has occurred and is continuing under the BJ’s Wholesale Club Loan documents, (ii) the BJ’s Lease is in effect, (iii) the BJ’s Wholesale Club Property consists of one or more entire tax parcels occupied by BJ’s, (iv) BJ’s pays taxes directly to the taxing authority and (v) BJ’s provides the lender with satisfactory evidence that real estate taxes have been paid for the applicable period.

Insurance Escrows – On a monthly basis, the borrower is required to deposit into an insurance reserve an amount equal to 1/12 of the estimated insurance premiums. So long as either (i) the borrower maintains a blanket insurance policy acceptable to the lender, or (ii) the BJ’s Lease requires BJ’s to provide insurance coverage for the BJ’s Wholesale Club Property which satisfies the requirements of the mortgage loan agreement, and there is no event of default continuing under the BJ’s Wholesale Club Loan documents, the requirement for monthly deposits into the insurance reserve is waived.

Replacement Reserves – On a monthly basis upon the occurrence and continuance of a Cash Sweep Event (as defined below), the borrower is required to deposit $2,250 into a replacement reserve.

A “Cash Sweep Event” means the occurrence of (i) an event of default under the BJ’s Wholesale Club Loan documents, (ii) any bankruptcy action of the borrower or manager, (iii) the date that the debt service coverage ratio (as calculated in the BJ’s Wholesale Club Loan documents) based on the trailing 12-month period falls below 1.50x (a “DSCR Trigger Event”), (iv) a BJ’s Trigger Event (as defined below) or (v) BJ’s is downgraded to B- or less by S&P or the equivalent by two or more rating agencies (a “Downgrade Trigger Event”).

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Annex A-3	JPMDB 2019-COR6

BJ’s Wholesale Club

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default under the BJ’s Wholesale Club Loan documents, (b) clause (ii) above, with respect to (1) a bankruptcy action of the borrower, if the bankruptcy action is involuntary and not consented to or colluded in by the borrower, guarantor or any of their affiliates and such bankruptcy action is discharged, stayed or dismissed within 90 days of filing or (2) a bankruptcy action of the manager, if the borrower replaces the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the BJ’s Wholesale Club Loan documents, (c) a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.50x or greater for two consecutive calendar quarters based upon the trailing 12 month period , (d) a BJ’s Trigger Event, the occurrence of a BJ’s Trigger Event Cure (as defined below) or (e) a Downgrade Trigger Event, the credit rating of BJ’s is increased to at least B+ by S&P or the equivalent by at least the number of rating agencies that downgraded the credit rating of BJ’s. Each cure is also subject to the following conditions: (1) no other event of default under the BJ’s Wholesale Club Loan documents may have occurred and be continuing; (2) a Cash Sweep Event Cure caused by an event of default or bankruptcy action of the borrower or manager may occur no more than a total of two times in the aggregate during the term of the BJ’s Wholesale Club Loan; (3) a Cash Sweep Event caused by a DSCR Trigger Event, a BJ’s Trigger Event or a Downgrade Trigger Event may be cured an unlimited number of times during the term of the BJ’s Wholesale Club Loan and (4) the borrower pays the lender’s reasonable expenses in connection with such cure.

A “BJ’s Trigger Event” means (i) BJ’s terminates its lease, goes dark, vacates or abandons its premises at the BJ’s Wholesale Club Property, or gives notice of its intention to do so, (ii) BJ’s subleases 40.0% or more of its space presently occupied pursuant to the BJ’s Lease (excluding the space occupied by Dunkin’ Donuts and the space presently used for the sale of liquor) or (iii) a BJ’s bankruptcy.

A “BJ’s Trigger Event Cure” means (a) the borrower enters into one or more leases with one or more replacement tenants subject to the approval of the lender, and the lender has received satisfactory evidence that such tenants are in physical occupancy of their spaces in accordance with the related terms and conditions set forth in the BJ’s Wholesale Club Loan documents, or (b) solely with respect to clause (ii) above, the amount on deposit in the excess cash flow reserve equals $7.0 million, and all tenants under subleases with BJ’s (excluding Dunkin’ Donuts and the space presently used for the sale of liquor) are in occupancy of their respective subleased spaces.

Lockbox / Cash Management. The BJ’s Wholesale Club Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters to all tenants instructing the tenants to deposit all rents and payments into a lender-controlled lockbox account. To the extent no Cash Sweep Event has occurred and is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the BJ’s Wholesale Club Loan documents. To the extent a Cash Sweep Event has occurred and is continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the BJ’s Wholesale Club Loan. The lender has been granted a first priority security interest in the cash management account.

Tax Abatement. The BJ’s Wholesale Club Property currently benefits from a 25-year tax abatement from the Industrial & Commercial Abatement Program (the “ICAP”) provided by the New York City Department of Finance. The ICAP for the BJ’s Wholesale Club Property commenced in the tax year 2014/2015 and is scheduled to expire in the tax year 2039/2040. However, the BJ’s Wholesale Club Loan was underwritten based on the full tax amount. Please see “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information.

Environmental History. The environmental site assessment report (the “ESA”) obtained at origination indicated that the prior investigations at the BJ’s Wholesale Club Property identified areas of concern which were remediated through installation of the appropriate engineering controls (the “Controls”), including, without limitation, monitoring for groundwater and methane and hydrogen sulfide. Subsequently, a Site Management Plan (“SMP”) was implemented to include certain restrictions and requirements, including, without limitation, a requirement for an annual written statement (the “Annual Statement”) to be submitted to the New York State Department of Environmental Conservation (“NYSDEC”) and/or New York City Office of Environmental Remediation (“NYC OER”), certifying to the continued effectiveness of the Controls and stating that nothing has occurred that impairs the ability of the Controls to protect public health and environment or that constitutes a failure to comply with the SMP. The ESA noted that the BJ’s Wholesale Club Property has received conditional regulatory closure and was required to continue the methane monitoring. Based on the foregoing, the ESA indicated that the conditions at the BJ’s Wholesale Club Property are considered a controlled recognized environmental condition, and recommended continued implementation of the SMP and annual submission of the Annual Statement to the NYSDEC and/or the NYC OER. Please see “Description of the Mortgage Pool – Environmental Considerations” for additional information.

Additional Debt. None.

Partial Release. None.

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Annex A-3	JPMDB 2019-COR6

Hampton Roads Office Portfolio

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Annex A-3	JPMDB 2019-COR6

Hampton Roads Office Portfolio

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Annex A-3	JPMDB 2019-COR6

Hampton Roads Office Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$39,723,151	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.9%	Net Rentable Area (SF):	1,322,003
Loan Purpose:	Acquisition	Location:	Various, VA
Borrowers(2):	Various	Year Built / Renovated:	Various / N/A
Sponsor:	Lawrence Heller	Occupancy:	88.5%
Interest Rate:	5.30000%	Occupancy Date:	Various
Note Date:	3/28/2019	Number of Tenants:	138
Maturity Date:	4/6/2029	2016 NOI:	$12,770,635
Interest-only Period:	None	2017 NOI:	$13,066,165
Original Term:	120 months	2018 NOI:	$13,467,187
Original Amortization(3):	360 months	TTM NOI (as of 7/2019):	$14,482,053
Amortization Type(3):	Balloon	UW Economic Occupancy:	86.4%
Call Protection(4):	L(31),Grtr1%orYM(86),O(3)	UW Revenues:	$22,491,550
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$8,208,420
Additional Debt(1)(3):	Yes	UW NOI:	$14,283,130
Additional Debt Balance(1)(3):	$92,356,327 / $19,861,576	UW NCF:	$12,283,620
Additional Debt Type(1)(3):	Pari Passu / Mezzanine Loan	Appraised Value / Per SF:	$185,200,000 / $140
		Appraisal Date:	1/7/2019

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$600,000	$150,800	N/A	Cut-off Date Loan / SF:	$100	$115
Insurance:	$30,000	$22,200	N/A	Maturity Date Loan / SF:	$84	$97
Replacement Reserves:	$250,000	$33,050	$4,000,000	Cut-off Date LTV:	71.3%	82.0%
TI/LC:	$1,500,000	$168,555	N/A	Maturity Date LTV:	60.3%	69.3%
Other	$1,311,289	$0	N/A	UW NCF DSCR:	1.40x	1.16x
				UW NOI Debt Yield:	10.8%	9.4%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan(1)		$133,000,000	69.7%	Purchase Price	$183,000,000	95.9%
Mezzanine Loan		20,000,000	10.5	Closing Costs	4,206,061	2.2%
Sponsor Equity		37,897,350	19.9	Upfront Reserves	3,691,289	1.9%
Total Sources	$190,897,350	100.0%		Total Uses	$190,897,350	100.0%

(1)	The Hampton Roads Office Portfolio Loan (as defined below) is part of a whole loan evidenced by six pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $132.1 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the approximately $132.1 million Hampton Roads Office Portfolio Whole Loan (as defined below).
(2)	The borrowers are Hampton Roads I Owner, LLC, Hampton Roads II Owner, LLC, Hampton Roads III Owner, LLC, Hampton Roads IV Owner, LLC, Hampton Roads V Owner, LLC, Hampton Roads VI Owner, LLC, Hampton Roads VII Owner, LLC, Hampton Roads VIII Owner, LLC, Hampton Roads IX Owner, LLC, Hampton Roads TRS Holding A, LLC, Hampton Roads TRS Holding B, LLC and Hampton Roads TRS Holding C, LLC.
(3)	The Hampton Roads Office Portfolio Whole Loan amortizes pursuant to a fixed amortization schedule as set forth in Annex H. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex H to the Prospectus.
(4)	The lockout period will be at least 31 payment dates beginning with and including the first payment date of May 6, 2019. The borrowers may prepay the Hampton Roads Office Portfolio Whole Loan along with a yield maintenance premium after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 6, 2022. The assumed lockout period of 31 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer. Partial releases are permitted. See “Partial Releases” below.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2019-COR6

Hampton Roads Office Portfolio

The Loan. The Hampton Roads Office Portfolio loan, with a principal balance of approximately $39.7 million as of the Cut-off Date (the “Hampton Roads Office Portfolio Loan”), is secured by a first mortgage lien on the borrowers’ fee simple interest in 22 office properties comprised of 1,322,003 square feet of net rentable area (the “Hampton Roads Office Portfolio Properties” or the “Hampton Roads Office Portfolio”) located in Chesapeake, Hampton and Virginia Beach, Virginia. The Hampton Roads Office Portfolio Loan is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of approximately $132.1 million (the “Hampton Roads Office Portfolio Whole Loan”) and is comprised of six pari passu notes, each as described in the “Whole Loan Summary” chart below. The non-controlling Notes A-3 and A-4, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $39.7 million, are being contributed to the JPMDB 2019-COR6 Trust. The controlling Notes A-1 and A-5, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $49.7 million, were contributed to the JPMCC 2019-COR5 Trust. The non-controlling Notes A-2 and A-6, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $42.7 million, are held by LCM or an affiliate and expected to be contributed to one or more future securitizations or may otherwise be transferred at any time. The relationship between the holders of the Hampton Roads Office Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. The Hampton Roads Office Portfolio Loan has a 10-year term and amortizes pursuant to a fixed amortization schedule as set forth in Annex H to the Prospectus. The most recent prior financing of the Hampton Roads Office Portfolio Properties was not included in a securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-5	$50,000,000	$49,653,939	JPMCC 2019-COR5	Yes
A-3, A-4	40,000,000	39,723,151	JPMDB 2019-COR6	No
A-2	33,000,000	32,771,600	LCM	No
A-6	10,000,000	9,930,788	LCM	No
Total	$133,000,000	$132,079,478

The Borrowers. The borrowing entities are Hampton Roads I Owner, LLC, Hampton Roads II Owner, LLC, Hampton Roads III Owner, LLC, Hampton Roads IV Owner, LLC, Hampton Roads V Owner, LLC, Hampton Roads VI Owner, LLC, Hampton Roads VII Owner, LLC, Hampton Roads VIII Owner, LLC, Hampton Roads IX Owner, LLC, Hampton Roads TRS Holding A, LLC, Hampton Roads TRS Holding B, LLC and Hampton Roads TRS Holding C, LLC, each a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Hampton Roads Portfolio Whole Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Lawrence Heller. Mr. Heller is the managing member of Acme Equities LLC, a private holding company that invests in the real estate, oil and gas, power, hotel and high yield markets. Mr. Heller has over 30 years of experience in the development and execution of deals involving real estate acquisitions, distressed oil and gas assets, real estate workouts, and high yield debt trading and has actively managed a portfolio of family real estate holdings comprised of over 175 properties throughout the United States. In addition, Mr. Heller has invested over $5.0 billion of capital over the past decade.

The Properties. The Hampton Roads Office Portfolio Properties are comprised of 22 office properties totaling 1,322,003 square feet situated throughout Virginia in Chesapeake (11 properties, 54.3% of net rentable area; 65.7% of underwritten net operating income), Virginia Beach (six properties, 25.0% of net rentable area; 21.1% of underwritten net operating income) and Hampton (five properties, 20.7% of net rentable area; 13.1% of underwritten net operating income). The Hampton Roads Office Portfolio Properties are leased by a granular and diverse roster of publicly-traded and national and international firms, regional companies, and local businesses. The tenant base represents a broad range of industries including law, financial services, healthcare, military, logistics, technology, consumer goods, communications, insurance, and real estate and offers limited exposure, as no single tenant occupies more than 3.8% of net rentable area. Additionally, the Hampton Roads Office Portfolio has exhibited an average 10-year historical occupancy since 2009 equal to 88.8%. As of the August 31, 2019 underwritten rent rolls, the Hampton Roads Office Portfolio Properties were 88.5% leased to 138 tenants over 154 leases at a weighted average underwritten base rent equal to $15.49 per square foot.

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Annex A-3	JPMDB 2019-COR6

Hampton Roads Office Portfolio

Portfolio Summary
Property Name	City	Year Built	Total SF	% of Total	Occupancy(1)	UW NOI	Allocated Whole Loan Original Balance	Appraised Value
510 Independence Parkway	Chesapeake	1999	97,081	7.3%	89.4%	$1,177,063	$11,030,000	$14,100,000
676 Independence Parkway	Chesapeake	2008	73,345	5.5%	100.0%	1,168,144	11,010,000	11,200,000
700 Independence Parkway	Chesapeake	2001	96,807	7.3%	100.0%	1,091,349	9,050,000	13,400,000
1309 Executive Boulevard	Chesapeake	2001	49,870	3.8%	100.0%	793,477	7,770,000	8,500,000
1317 Executive Boulevard	Chesapeake	2007	73,583	5.6%	100.0%	1,123,742	7,560,000	12,400,000
200 Golden Oak Court	Virginia Beach	1988	74,290	5.6%	84.1%	804,828	7,260,000	10,900,000
1301 Executive Boulevard	Chesapeake	2006	50,020	3.8%	100.0%	728,185	7,070,000	8,100,000
505 Independence Parkway	Chesapeake	2000	63,568	4.8%	97.2%	769,826	7,010,000	8,500,000
1313 Executive Boulevard	Chesapeake	2002	49,870	3.8%	100.0%	667,712	6,360,000	8,500,000
208 Golden Oak Court	Virginia Beach	1989	63,825	4.8%	94.6%	715,592	6,310,000	9,000,000
1305 Executive Boulevard	Chesapeake	2002	49,865	3.8%	81.2%	470,235	6,090,000	7,100,000
500 Independence Parkway	Chesapeake	2001	51,000	3.9%	100.0%	654,058	6,000,000	7,400,000
501 Independence Parkway	Chesapeake	2000	63,474	4.8%	90.1%	743,090	5,880,000	8,000,000
1 Enterprise Parkway	Hampton	1987	63,029	4.8%	65.2%	360,625	5,450,000	7,700,000
1457 Miller Store Road	Virginia Beach	1988	65,192	4.9%	100.0%	521,930	5,060,000	6,100,000
2809 South Lynnhaven Road	Virginia Beach	1987	62,924	4.8%	74.9%	572,631	4,360,000	9,500,000
22 Enterprise Parkway	Hampton	1990	72,444	5.5%	76.2%	571,304	4,140,000	8,900,000
521 Butler Farm Road	Hampton	1989	44,651	3.4%	100.0%	427,505	4,080,000	6,300,000
21 Enterprise Parkway	Hampton	1998	75,915	5.7%	59.0%	376,638	3,820,000	9,100,000
484 Viking Drive	Virginia Beach	1987	39,633	3.0%	43.3%	133,955	3,780,000	5,400,000
629 Phoenix Drive	Virginia Beach	1996	24,549	1.9%	100.0%	270,336	2,640,000	2,900,000
5 Manhattan Square	Hampton	1999	17,068	1.3%	100.0%	140,904	1,270,000	2,200,000
Total / Wtd. Avg.			1,322,003	100.0%	88.5%	$14,283,130	$133,000,000	$185,200,000
(1)	Based on the underwritten rent rolls dated as of August 31, 2019.

The largest tenant at the Hampton Roads Office Portfolio is Cegedim Dendrite (“Cegedim”) (49,870 square feet; 3.8% of net rentable area; 4.7% of underwritten base rent). Founded in 1969, Cegedim is a global technology and services company that supplies services, technological tools, specialized software, data flow management services and databases. Cegedim’s offerings are targeted notably at healthcare professionals, healthcare industries, life science companies, and health insurance companies. Cegedim is the world’s leading provider of pharmaceutical-specific customer relationship management solutions with a 35.0% global market share. Cegedim employs more than 4,500 people in more than 10 countries. Cegedim fully occupies the 1309 Executive Boulevard property located in Chesapeake, Virginia, where it originally took occupancy in 2001 and is on a lease initially expiring in December 2020. Cegedim currently pays base rent equal to $17.05 per square foot, has no termination options and has two, five-year renewal options remaining.

The second largest tenant at the Hampton Roads Office Portfolio is Sutherland Global Services Inc. (“Sutherland”) (49,870 square feet; 3.8% of net rentable area; 3.9% of underwritten base rent). Found in 1986, Sutherland is a business process outsourcing and technology-enabled services company, that provides an integrated set of back-office and customer facing front-office services that support the entire customer lifecycle. Sutherland offers digital, customer engagement, and business process transformation services. Sutherland serves clients in banking and financial services, healthcare, technology, media and communications, retail, insurance, travel and hospitality, government industries in the United States and internationally. Sutherland fully occupies the 1313 Executive Boulevard property located in Chesapeake, Virginia, where it originally took occupancy in 2012 and is on a lease initially expiring in September 2024. Sutherland currently pays base rent equal to $14.10 per square foot, has no termination options and one, five-year renewal option remaining.

The third largest tenant at the Hampton Roads Office Portfolio is General Dynamics Info (“General Dynamics”) (46,745 square feet; 3.5% of net rentable area; 3.1% of underwritten base rent; rated A2/NR/A+ by Moody’s/Fitch/S&P). General Dynamics is an American aerospace and defense multinational corporation. General Dynamics is the world’s fifth-largest defense contractor based on 2012 revenues and ranked No. 99 in the 2018 Fortune 500 list of the largest United States corporations by total revenue. General Dynamics has over 105,000 employees and reported over $36.0 billion of revenue in 2018. General Dynamics occupies 46,745 square feet at the 700 Independence Parkway property located in Chesapeake, Virginia, where it originally took occupancy in 2017 and is on a lease initially expiring in January 2022. General Dynamics currently pays base rent equal to $12.02 per square foot, has no termination options and one, five-year renewal option remaining.

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Annex A-3	JPMDB 2019-COR6

Hampton Roads Office Portfolio

The Hampton Roads Office Portfolio Properties are located across four individual submarkets within the Hampton Roads office market in Southeastern Virginia: Battlefield in Chesapeake (six properties; 33.7% of net rentable area; 39.2% of underwritten net operating income), Lynnhaven in Virginia Beach (six properties; 25.0% of net rentable area; 21.1% of underwritten net operating income), Greenbrier in Chesapeake (five properties; 20.7% of net rentable area; 26.5% of underwritten net operating income) and Hampton Roads Center in Hampton (five properties; 20.7% of net rentable area; 13.1% of underwritten net operating income). The majority of the Hampton Roads Office Portfolio Properties within each submarket are in close proximity to one another and are located within individual business parks.

According to a market report, as of the third quarter of 2019, the overall Hampton Roads office market contained approximately 53.1 million square feet across 3,541 buildings with an overall market vacancy of 8.5% and average asking rents of approximately $17.86 per square foot. The Battlefield office submarket contained approximately 1.3 million square feet across 46 buildings with an overall market vacancy of 3.6% and average asking rents of approximately $17.91 per square foot. The Lynnhaven office submarket contained approximately 1.9 million square feet across 73 buildings with an overall market vacancy of 11.6% and average asking rents of approximately $18.68 per square foot. The Greenbrier office submarket contained approximately 3.3 million square feet across 140 buildings with an overall market vacancy of 4.4% and average asking rents of approximately $18.54 per square foot. The Hampton Roads Center office submarket contained approximately 1.2 million square feet across 26 buildings with an overall market vacancy of 21.7% and average asking rents of approximately $13.98 per square foot. Based on the square footage of the Hampton Roads Office Portfolio Properties, the weighted average vacancy and average asking rents as of the third quarter of 2019 were equal to 9.5% and $17.42 per square foot, respectively.

Historical and Current Occupancy(1)
2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	Current(2)
87.7%	89.2%	86.9%	88.5%	89.2%	89.2%	87.9%	87.3%	92.0%	90.5%	88.5%

(1)  Historical Occupancies are as of December 31 of each respective year.

(2)  Current Occupancy is as of the rent rolls dated August 31, 2019.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Cegedim Dendrite(4)	NR / NR / NR	49,870	3.8%	$17.05	4.7%	12/31/2020
Sutherland Global Services Inc.(4)	NR / NR / NR	49,870	3.8%	$14.10	3.9%	9/30/2024
General Dynamics Info(4)	A2 / NR / A+	46,745	3.5%	$12.02	3.1%	1/31/2022
Ferguson Enterprises, Inc.	NR / NR / NR	44,651	3.4%	$10.24	2.5%	3/31/2021
Children’s Hospital of The King’s Daughters, Inc.(4)(5)	NR / NR / NR	38,213	2.9%	$12.94	2.7%	5/31/2026
Antech Systems(6)	NR / NR / NR	33,413	2.5%	$19.36	3.6%	Various(6)
Ultralife Corporation	NR / NR / NR	32,522	2.5%	$9.26	1.7%	4/30/2021
Schenker, Inc.(4)(7)	NR / NR / NR	31,709	2.4%	$12.30	2.1%	Various(7)
Science Systems and Applications Inc.(8)	NR / NR / NR	30,755	2.3%	$11.54	2.0%	5/31/2021
United States Coast Guard Community Services	Aaa / AAA / AA+	27,498	2.1%	$15.23	2.3%	1/31/2027
Top 10 Total / Wtd. Avg.		385,246	29.1%	$13.44	28.6%
Other Tenants		785,175	59.4%	$16.49	71.4%
Total Occupied Space		1,170,421	88.5%	$15.49	100.0%
Vacant		151,582	11.5%
Total		1,322,003	100.0%
(1)	Based on the underwritten rent rolls dated as of August 31, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes approximately $507,663 in contractual rent steps through November 2020 for certain tenants.

(4)	Cegedim Dendrite has two, five-year renewal options remaining, Sutherland Global Services Inc. has one, five-year renewal options remaining, General Dynamics Info has one, five-year renewal option remaining, Children’s Hospital of The King’s Daughters, Inc. has one, five-year renewal option remaining and Schenker, Inc. has two, five-year renewal options remaining.

(5)	Children’s Hospital of The King’s Daughters, Inc. has the right to terminate its lease at any time after May 31, 2023 by providing at least 12 months’ notice.

(6)	Antech Systems leases 5,028 square feet through May 2021, 4,804 square feet through May 2022 and 23,581 square feet through May 2023.

(7)	Schenker, Inc. leases 26,283 square feet through January 2021 and 5,426 square feet through June 2022.

(8)	Science Systems and Applications Inc. has the right to terminate its lease at any time by providing at least six months’ notice and payment of a termination fee.

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Hampton Roads Office Portfolio

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	151,582	11.5%	NAP	NAP	151,582	11.5%	NAP	NAP
2019 & MTM	5	28,348	2.1%	$386,179	2.1%	179,930	13.6%	$386,179	2.1%
2020	36	226,347	17.1%	3,391,156	18.7%	406,277	30.7%	$3,777,334	20.8%
2021	37	340,900	25.8%	4,894,521	27.0%	747,177	56.5%	$8,671,855	47.8%
2022	26	170,041	12.9%	2,779,998	15.3%	917,218	69.4%	$11,451,853	63.2%
2023	20	130,864	9.9%	2,389,039	13.2%	1,048,082	79.3%	$13,840,892	76.3%
2024	15	139,422	10.5%	2,305,645	12.7%	1,187,504	89.8%	$16,146,537	89.1%
2025	4	32,090	2.4%	501,226	2.8%	1,219,594	92.3%	$16,647,764	91.8%
2026	1	38,213	2.9%	494,604	2.7%	1,257,807	95.1%	$17,142,368	94.6%
2027	2	29,796	2.3%	450,062	2.5%	1,287,603	97.4%	$17,592,430	97.0%
2028	0	0	0.0%	0	0.0%	1,287,603	97.4%	$17,592,430	97.0%
2029	0	0	0.0%	0	0.0%	1,287,603	97.4%	$17,592,430	97.0%
2030 & Beyond	8	34,400	2.6%	537,263	3.0%	1,322,003	100.0%	$18,129,693	100.0%
Total	154	1,322,003	100.0%	$18,129,693	100.0%
(1)	Based on the underwritten rent rolls dated August 31, 2019.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

(3)	Base Rent Expiring includes approximately $507,663 in contractual rent steps through November 2020 for certain tenants.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$14,197,324	$15,261,475	$16,317,558	$16,921,722	$17,622,030	$13.33	67.7%
Contractual Rent Steps(3)	0	0	0	0	507,663	0.38	2.0
Vacant Income	0	0	0	0	2,936,081	2.22	11.3
Gross Potential Rent	$14,197,324	$15,261,475	$16,317,558	$16,921,722	$21,065,775	$15.93	80.9%
Total Reimbursements	6,233,629	5,649,360	5,536,333	5,450,439	4,763,361	3.60	18.3
Total Other Income	165,751	176,645	170,993	176,268	194,268	0.15	0.7
Net Rental Income	$20,596,704	$21,087,480	$22,024,884	$22,548,429	$26,023,404	$19.68	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,531,853)	(2.67)	(13.6)
Effective Gross Income	$20,596,704	$21,087,480	$22,024,884	$22,548,429	$22,491,550	$17.01	86.4%
Total Expenses	$7,826,069	$8,021,316	$8,557,697	$8,066,376	$8,208,420	$6.21	36.5%
Net Operating Income	$12,770,635	$13,066,165	$13,467,187	$14,482,053	$14,283,130	$10.80	63.5%
Total TI/LC, CapEx/RR	0	0	0	0	1,999,510	1.51	8.9
Net Cash Flow	$12,770,635	$13,066,165	$13,467,187	$14,482,053	$12,283,620	$9.29	54.6%

(1)	TTM column represents the trailing 12-month period ending July 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the contractual rent steps through November 2020 for certain tenants.

Property Management. The Hampton Roads Office Portfolio Properties are managed by LingComm, LLC, a third-party management company.

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Hampton Roads Office Portfolio

Escrows and Reserves. At origination, the borrowers deposited into escrow $1,500,000 for anticipated tenant improvements and leasing commissions, approximately $1,001,936 for outstanding tenant improvements and leasing commissions, $600,000 for real estate taxes, $250,000 for replacement reserves, $223,102 for required repairs, approximately $86,251 for outstanding free rent and $30,000 for insurance premiums.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $150,800.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated insurance premiums, which currently equates to $22,200.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $33,050 for replacement reserves, subject to a cap of $4,000,000.

TI/LC Reserves – On a monthly basis, the borrowers are required to escrow $168,555 for tenant improvements and leasing commissions.

Lockbox / Cash Management. The Hampton Roads Office Portfolio Whole Loan is structured with a hard lockbox and in place cash management. All rents are required to be deposited directly by the tenants into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to the payment of debt service and the funding of required reserves. Provided no Cash Trap Period (as defined below) is continuing, all funds remaining in the cash management account after payment of the aforementioned items will be transferred into the borrowers’ operating account. During a Cash Trap Period, all excess cash in the cash management account will be retained by the lender as additional collateral for the Hampton Roads Office Portfolio Whole Loan.

A “Cash Trap Period” will commence (i) upon an event of default (including an event of default under the mezzanine loan), (ii) from and after October 6, 2019, if the debt service coverage ratio is less than 1.10x (including the mezzanine loan) (until such time that the debt service coverage ratio is greater than or equal to 1.10x for two consecutive quarters) or (iii) upon 60 days after the death or incapacity of the loan sponsor.

Current Mezzanine or Subordinate Indebtedness. A mezzanine loan was funded concurrently and is coterminous with the Hampton Roads Office Portfolio Whole Loan. The mezzanine loan has an original principal balance of $20.0 million, accrues interest at a rate of 7.97750% per annum, and amortizes pursuant to a fixed amortization schedule. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI DY are 82.0%, 1.16x and 9.4%, respectively. The mezzanine loan is currently held by LCM or an affiliate.

Release Parcels. The Hampton Roads Office Portfolio Whole Loan provides for the release of two unimproved outparcel tracts consisting of approximately 0.814 acres and 0.998 acres, respectively, provided that, among other things, (i) the borrowers deposit $200,000 per release into the replacement reserve account and (ii) the release is in compliance with the REMIC conditions.

Partial Release. Commencing on the date that is the earlier to occur of (x) two years after the securitization closing date of the last pari passu note to be securitized and (y) October 6, 2022, the borrowers may obtain the release of any of the Hampton Roads Office Portfolio Properties, provided that, among other conditions, (i) the borrowers prepay a portion of the Hampton Roads Office Portfolio Whole Loan equal to the greater of (a) 115.0% of the allocated loan amount of the Hampton Roads Office Portfolio Property being released and (b) 100.0% of net sales proceeds multiplied by the fraction obtained by dividing the then outstanding principal balance of the Hampton Roads Office Portfolio Whole Loan by the sum of the outstanding principal balances of the Hampton Roads Office Portfolio Whole Loan and the related mezzanine loan, in each case, together with the applicable yield maintenance premium, (ii) the debt yield (as calculated in accordance with the Hampton Roads Office Portfolio Whole Loan documents) for the remaining Hampton Roads Office Portfolio Properties following the release is not less than the greater of (a) the debt yield immediately preceding such release and (b) 8.3%, and (iii) the release complies with customary REMIC requirements.

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Colorado Square

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Colorado Square

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Colorado Square

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Colorado Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$37,200,000	Title:	Fee
Cut-off Date Principal Balance:	$37,050,001	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	4.6%	Net Rentable Area (SF):	245,509
Loan Purpose:	Refinance	Location:	Colorado Springs, CO
Borrower:	Unico Colorado Square LLC	Year Built / Renovated:	1976 / 2000, 2018
Sponsor:	Unico Investment Group LLC	Occupancy:	90.6%
Interest Rate:	4.10000%	Occupancy Date:	6/30/2019
Note Date:	7/11/2019	Number of Tenants:	14
Maturity Date:	8/6/2029	2016 NOI(1):	N/A
Interest-only Period:	None	2017 NOI(1):	N/A
Original Term:	120 months	2018 NOI:	$2,320,854
Original Amortization:	360 months	TTM NOI (as of 5/2019)(2):	$2,352,134
Amortization Type:	Balloon	UW Economic Occupancy:	90.6%
Call Protection:	L(27),Def(86),O(7)	UW Revenues:	$5,860,001
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$2,398,116
Additional Debt:	N/A	UW NOI(2):	$3,461,885
Additional Debt Balance:	N/A	UW NCF:	$3,307,214
Additional Debt Type:	N/A	Appraised Value / Per SF:	$51,600,000 / $210
		Appraisal Date:	5/24/2019

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$151
Taxes:	$105,000	$56,000	N/A	Maturity Date Loan / SF:	$121
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	71.8%
Replacement Reserves:	$0	$5,115	$175,000	Maturity Date LTV:	57.5%
TI/LC:	$897,141	$10,230	N/A	UW NCF DSCR:	1.53x
Other	$1,220,493	$0	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$37,200,000	100.0%	Payoff Existing Debt	$25,394,462	68.3%
			Upfront Reserves	2,222,634	6.0%
			Closing Costs	473,140	1.3%
			Return of Equity	9,109,763	24.5%
Total Sources	$37,200,000	100.0%	Total Uses	$37,200,000	100.0%
(1)	2016 NOI and 2017 NOI are not available as the loan sponsor acquired the Colorado Square Property (as defined below) in July 2017 and commenced a renovation which was completed in 2018.

(2)	The increase from TTM NOI to UW NOI is primarily attributable to (i) the Colorado Square Property’s renovation that was completed in 2018 and the subsequent lease up from 78.1% occupancy in 2018 to 90.6% current occupancy and (ii) approximately $232,371 of average rent over the loan term for Colorado Interstate Gas.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Colorado Square mortgage loan has an outstanding principal balance as of the Cut-off Date of approximately $37.1 million (the “Colorado Square Loan”) and is secured by a first priority mortgage lien on the borrower’s fee interest in a Class A office building totaling 245,509 square feet of net rentable area (the “Colorado Square Property”) located in the central business district of Colorado Springs, Colorado. The Colorado Square Loan has a 10-year term and amortizes on a 30-year schedule. The most recent prior financing of the Colorado Square Property was not included in a securitization.

The Borrower. The borrowing entity is Unico Colorado Square LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Colorado Square Loan.

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Annex A-3	JPMDB 2019-COR6

Colorado Square

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Unico Investment Group LLC (“Unico”). Unico is a private real estate firm offering investment, development, management and sustainability services in emerging markets across the United States. Founded in 1953 and headquartered in Seattle, Washington, the company employs nearly 300 real estate professionals nationwide. The company currently is invested in or actively managing a portfolio in excess of $4.3 billion of office, multifamily and mixed-use properties. Unico acquired the Colorado Square Property in July 2017 for approximately $34.6 million and has a current basis of $39.7 million.

The Property. The Colorado Square Property is a 14-story, Class A office building totaling 245,509 square feet originally constructed in 1976, renovated in 2000 and most recently renovated and updated in 2018. Recent renovations include the lobby, lobby lounge, common area hallways, common area bathrooms, basement storage and a newly constructed basement fitness center including showers and lockers as an amenity to tenants. As of the June 30, 2019 underwritten rent rolls, the Colorado Square Property was 90.6% leased to 14 tenants at a weighted average underwritten base rent equal to $17.79 per square foot.

The largest tenant at the Colorado Square Property is Colorado Interstate Gas (“CIG”) (141,531 square feet; 57.6% of net rentable area; 68.9% of underwritten base rent; rated Baa2/BBB/BBB by Moody’s/Fitch/S&P). CIG is a subsidiary of Kinder Morgan, one of the largest energy infrastructure companies in North America. Kinder Morgan owns an interest in or operates approximately 84,000 miles of pipelines and 157 terminals and has approximately 11,000 employees. The company’s pipelines transport natural gas, refined petroleum products, crude oil, carbon dioxide and more. CIG was an original tenant at the Colorado Square Property since it was constructed in 1976. CIG has a lease expiration of June 2033 with no renewal options and a one-time termination option effective in June 2030, with 12-months prior notice and payment of a termination fee in the amount equal to the sum of any unamortized tenant improvements and leasing commissions and three months of base rent. CIG currently pays base rent equal to $18.31 per square foot. UW base rent of $18.31 is based on average rent over the loan term.

The second largest tenant at the Colorado Square Property is Vladimir Jones (11,364 square feet; 4.6% of net rentable area; 5.4% of underwritten base rent). Vladimir Jones is Colorado’s original independent, integrated advertising agency, with offices in Denver and Colorado Springs. Vladimir Jones recently took occupancy in 2019 and has a lease expiration of August 2027 with one, five-year renewal options remaining and no termination options. Vladimir Jones currently pays base rent equal to $18.00 per square foot.

The third largest tenant at the Colorado Square Property is HighJump Software (“HighJump”) (11,000 square feet; 4.5% of net rentable area; 4.9% of underwritten base rent). HighJump is a provider of supply chain management software including warehouse management systems, eCommerce, direct store delivery software, transportation management systems, ERP data collection, inventory management and electronic data interchange. HighJump has been a tenant since February 2019 and has a lease expiration of June 2026 with one, five-year renewal option remaining and no termination options. HighJump currently pays base rent equal to $16.75 per square foot.

The Colorado Square Property is located in the central business district office submarket, within the overall Colorado Springs office market. According to a market report, as of the third quarter of 2019, the overall Colorado Springs office market contained approximately 29.0 million square feet across 1,741 buildings with an overall market vacancy of 9.0% and average asking rents of $16.71 per square foot. As of the third quarter of 2019, the central business district office submarket contained approximately 3.5 million square feet across 114 buildings with an overall market vacancy of 7.7% and average asking rents of $18.39 per square foot. The appraisal for the Colorado Square Property included five triple net rent comparables. The rent comparables ranged from $15.50 to $19.00 per square foot with a weighted average of approximately $16.25 per square foot.

Historical and Current Occupancy(1)(2)
2016(3)	2017	2018	Current(4)
N/A	72.3%	78.1%	90.6%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The increase from Historical Occupancies to Current Occupancy is primarily due to the Colorado Square Property’s 2018 renovation and subsequent lease up.

(3)	2016 Occupancy is not available as the loan sponsor acquired the Colorado Square Property in July 2017 and 2016 occupancy was not provided.
(4)	Current Occupancy is as of the rent roll dated June 30, 2019.

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Annex A-3	JPMDB 2019-COR6

Colorado Square

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent(2)	Lease Expiration Date
Colorado Interstate Gas(3)	Baa2 / BBB / BBB	141,531	57.6%	$18.31	68.9%	6/30/2033
Vladimir Jones(4)(5)	NR / NR / NR	11,364	4.6%	$18.00	5.4%	8/31/2027
HighJump Software(4)	NR / NR / NR	11,000	4.5%	$16.75	4.9%	6/30/2026
Welkin Sciences, LLC(4)	NR / NR / NR	9,196	3.7%	$15.11	3.7%	7/31/2022
Exigo(4)	NR / NR / NR	7,441	3.0%	$16.50	3.3%	9/30/2022
IAI(4)(5)	NR / NR / NR	7,249	3.0%	$17.50	3.4%	6/30/2026
Rod Emert Associates(4)	NR / NR / NR	5,338	2.2%	$15.75	2.2%	1/31/2026
EST, Inc(5)	NR / NR / NR	4,557	1.9%	$18.75	2.3%	10/31/2026
Kimley-Horn and Associates(4)	NR / NR / NR	4,008	1.6%	$15.50	1.7%	7/31/2022
Petra Financial Advisors(4)	NR / NR / NR	3,765	1.5%	$16.00	1.6%	4/30/2026
Top 10 Total / Wtd. Avg.		205,449	83.7%	$17.82	97.4%
Other Tenants(6)		16,982	6.9%	$16.86	2.6%
Total Occupied Space		222,431	90.6%	$17.79	100.0%
Vacant		23,078	9.4%
Total		245,509	100.0%
(1)	Based on the underwritten rent rolls dated as of June 30, 2019.

(2)	Base Rent includes approximately $27,777 in contractual rent steps through September 2020 for certain tenants and approximately $232,371 of average rent over the loan term for Colorado Interstate Gas.

(3)	Colorado Interstate Gas has a one-time termination option effective in June 2030, with 12-months prior notice and payment of a termination fee in the amount equal to the sum of any unamortized tenant improvements and leasing commissions and three months of base rent.

(4)	Vladimir Jones has one, five-year renewal option remaining, HighJump Software has one, five-year renewal option remaining, Welkin Sciences, LLC has two, five-year renewal options remaining, Exigo has one, five-year renewal option remaining, IAI has one, five-year renewal option remaining, Rod Emert Associates has one, five-year renewal option remaining, Kimley-Horn and Associates has two, three-year renewal options remaining and Petra Financial Advisors has one, five-year renewal option remaining.

(5)	Vladimir Jones has a free rent period through February 2020 for $102,276, IAI has a free rent period through March 2020 for approximately $12,386 and EST, Inc has a free rent period through May 2021 for approximately $65,658 for an aggregate of approximately $180,320 in free rent. At origination, the borrower deposited approximately $180,320 into a free rent reserve.

(6)	Other Tenants includes an 11,108 square foot fitness center which has no attributable rent and has been excluded from the Other Tenants Base Rent PSF calculation.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	23,078	9.4%	NAP	NAP	23,078	9.4%	NAP	NAP
2019 & MTM	1	1,413	0.6%	$24,021	0.6%	24,491	10.0%	$24,021	0.6%
2020	1	1,246	0.5%	19,936	0.5%	25,737	10.5%	$43,957	1.2%
2021	0	0	0.0%	0	0.0%	25,737	10.5%	$43,957	1.2%
2022	4	21,445	8.7%	337,909	9.0%	47,182	19.2%	$381,866	10.2%
2023	1	2,415	1.0%	41,055	1.1%	49,597	20.2%	$422,921	11.2%
2024	0	0	0.0%	0	0.0%	49,597	20.2%	$422,921	11.2%
2025	0	0	0.0%	0	0.0%	49,597	20.2%	$422,921	11.2%
2026	5	31,909	13.0%	540,865	14.4%	81,506	33.2%	$963,786	25.6%
2027	1	11,364	4.6%	204,552	5.4%	92,870	37.8%	$1,168,338	31.1%
2028	0	0	0.0%	0	0.0%	92,870	37.8%	$1,168,338	31.1%
2029	0	0	0.0%	0	0.0%	92,870	37.8%	$1,168,338	31.1%
2030 & Beyond(3)	1	152,639	62.2%	2,591,692	68.9%	245,509	100.0%	$3,760,030	100.0%
Total	14	245,509	100.0%	$3,760,030	100.0%

(1)	Based on the underwritten rent roll dated June 30, 2019.

(2)	Base Rent Expiring includes approximately $27,777 in contractual rent steps through September 2020 for certain tenants and approximately $232,371 of average rent over the loan term for Colorado Interstate Gas.

(3)	2030 & Beyond includes an 11,108 square foot fitness center which is not considered an expiring lease.

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Annex A-3	JPMDB 2019-COR6

Colorado Square

Operating History and Underwritten Net Cash Flow
	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,808,324	$2,823,778	$3,499,882	$14.26	54.1%
Straight Line Rent(3)	0	0	232,371	0.95	3.6
Contractual Rent Steps(4)	0	0	27,777	0.11	0.4
Vacant Income	0	0	610,652	2.49	9.4
Gross Potential Rent	$2,808,324	$2,823,778	$4,370,682	$17.80	67.5%
Total Reimbursements	1,565,621	1,703,229	2,096,811	8.54	32.4
Total Other Income	2,463	3,160	3,160	0.01	0.0
Net Rental Income	$4,376,408	$4,530,167	$6,470,652	$26.36	100.0%
(Vacancy/Credit Loss)	0	0	(610,652)	(2.49)	(9.4)
Effective Gross Income	$4,376,408	$4,530,167	$5,860,001	$23.87	90.6%

Total Expenses	$2,055,554	$2,178,033	$2,398,116	$9.77	40.9%

Net Operating Income(5)	$2,320,854	$2,352,134	$3,461,885	$14.10	59.1%

Total TI/LC, CapEx/RR	0	0	154,671	0.63	2.6

Net Cash Flow	$2,320,854	$2,352,134	$3,307,214	$13.47	56.4%

(1)	TTM column represents the trailing 12-month period ending May 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the average rent over the loan term for Colorado Interstate Gas.

(4)	Based on the contractual rent steps through September 2020 for certain tenants.

(5)	The increase from TTM NOI to Underwritten NOI is primarily attributable to (i) the Colorado Square Property’s renovation that was completed in 2018 and the subsequent lease up from 78.1% occupancy in 2018 to 90.6% current occupancy and (ii) approximately $232,371 of average rent over the loan term for Colorado Interstate Gas.

Property Management. The Colorado Square Property is managed by Unico Properties LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrowers deposited into escrow $1,000,000 for a Vladimir Jones Holdback Reserve (as defined below), $897,141 for outstanding tenant improvements and leasing commissions, approximately $180,320 for outstanding free rent, $105,000 for real estate taxes and $40,173 for required repairs.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $56,000.

Insurance Escrows – On a monthly basis, if an acceptable blanket policy is no longer in place, the borrower is required to escrow 1/12 of the annual estimated insurance premiums.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $5,115 for replacement reserves subject to a cap of $175,000.

TI/LC Reserves – On a monthly basis, the borrower is required to escrow $10,230 for tenant improvements and leasing commissions.

Vladimir Jones Holdback Reserve – Provided no default or event of default has occurred and is continuing, the lender will release the $1,000,000 in the Vladimir Jones Holdback Reserve to the borrower upon Vladimir Jones paying full unabated rent.

Lockbox / Cash Management. The Colorado Square Loan is structured with a hard lockbox and springing cash management. All rents are required to be deposited directly by the tenants into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept daily into the borrower’s operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, all funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will disbursed on each payment date in accordance with the Colorado Square Loan documents and any excess will be retained by the lender as additional collateral for the Colorado Square Loan.

A “Cash Management Period” will commence (i) upon an event of default, (ii) if the debt service coverage ratio is less than 1.15x (until such time that the debt service coverage ratio is greater than or equal to 1.15x for two consecutive quarters) or (iii) upon a Lease Sweep Period (as defined below).

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Annex A-3	JPMDB 2019-COR6

Colorado Square

A “Lease Sweep Period” will commence (i) on the date that is 12 months prior to the end of the term (including any renewal terms) of any Lease Sweep Lease (as defined below), (ii) on the date that is 12 months prior to the Colorado Square Loan maturity date, unless borrower delivers evidence to the lender that CIG has waived its termination option pursuant to the CIG lease, (iii) on the date that is required under a Lease Sweep Lease by which the applicable Lease Sweep Tenant (defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not so been exercised), (iv) if any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (v) if any Lease Sweep Tenant goes dark or gives notice that it intends to discontinue its business at its premises, (vi) upon the occurrence and continuance of a default under any Lease Sweep Lease or (vii) upon the occurrence of an insolvency proceeding for any Lease Sweep Tenant.

A “Lease Sweep Lease” means any lease which covers 35,000 or more square foot.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease, or under one or more leases (leased by such tenant and/or its affiliates) which when taken together would constitute a Lease Sweep Lease.

Additional Debt. None.

Partial Release. None.

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Annex A-3	JPMDB 2019-COR6

Sunset North

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Annex A-3	JPMDB 2019-COR6

Sunset North

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Annex A-3	JPMDB 2019-COR6

Sunset North

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Annex A-3	JPMDB 2019-COR6

Sunset North

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.3%	Net Rentable Area (SF):	464,061
Loan Purpose:	Acquisition	Location:	Bellevue, WA
Borrower:	Sunset North Owner, LLC	Year Built / Renovated:	1999, 2000 / 2016-2019
Loan Sponsor:	Kennedy-Wilson Holdings, Inc.	Occupancy(3):	98.8%
Interest Rate:	3.25000%	Occupancy Date:	9/30/2019
Note Date:	9/10/2019	Number of Tenants:	9
Maturity Date:	10/1/2029	2016 NOI(4):	N/A
Interest-only Period:	120 months	2017 NOI(5):	$10,907,542
Original Term:	120 months	2018 NOI(5)(6):	$13,545,687
Original Amortization:	None	TTM NOI (as of 7/2019)(6)(7):	$6,799,024
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection(2):	L(25),Def(91),O(4)	UW Revenues:	$19,978,769
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$6,362,971
Additional Debt(1):	Yes	UW NOI(3)(7)(9):	$13,615,798
Additional Debt Balance(1):	$115,000,000	UW NCF:	$13,003,237
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$227,100,000 / $489
		Appraisal Date:	8/21/2019

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$323
Taxes:	$153,562	$153,562	N/A	Maturity Date Loan / SF:	$323
Insurance:	$166,282	$33,256	N/A	Cut-off Date LTV:	66.1%
Replacement Reserves:	$12,375	$12,375	$445,499	Maturity Date LTV:	66.1%
TI/LC:	$38,672	$38,672	$928,122	UW NCF DSCR:	2.63x
Outstanding TI/LC:	$14,380,754	N/A	N/A	UW NOI Debt Yield:	9.1%
Free Rent:	$406,710	N/A	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$150,000,000	64.9%	Purchase Price	$212,017,031	91.8%
Sponsor Equity	80,998,765	35.1	Upfront Reserves	15,158,355	6.6
			Closing Costs	3,823,379	1.7
Total Sources	$230,998,765	100.0%	Total Uses	$230,998,765	100.0%
(1)	The Sunset North Loan (as defined below) consists of the non-controlling Note A-3 and is part of the Sunset North Whole Loan (as defined below) evidenced by four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $150.0 million.

(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of November 1, 2019. Defeasance of the full $150,000,000 Sunset North Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.

(3)	Occupancy and UW NOI are inclusive of WeWork, which has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the Sponsor, WeWork is expected to take occupancy in November 2019.

(4)	2016 NOI is not available as the previous owner acquired the Sunset North Property in March 2016 and was not provided comprehensive first quarter operating history.

(5)	The increase in 2018 NOI from 2017 NOI is primarily attributable to a $6.3 million fee associated with Boeing having terminated its lease in April 2018.

(6)	The decrease in TTM NOI from 2018 NOI is primarily attributable to Boeing’s departure in April 2018, for which a $6.3 million termination fee was paid in the first half of 2018. Following Boeing’s departure, the sponsor has executed several new leases executed in late 2018 and early 2019, for which tenants had not yet begun paying rent in the trailing 12 month period ending July 31, 2019.

(7)	The increase in Underwritten NOI from TTM NOI respectively, is primarily attributable to new leases taking effect following The Boeing Company’s (“Boeing”) departure from the Sunset North Property (as defined below) in April 2018, including (i) WeWork for 78,303 square foot (16.9% of net rentable area), (ii) GM Cruise for 32,331 square foot (7.0% of net rentable area), (iii) ArenaNet for a 32,432 square foot expansion space (7.0% of net rentable area), (iv) Farmers New World Life Insurance for 60,166 square foot (13.0% of net rentable area) and (v) Farmers Credit Union executing a 1,161 square foot lease (0.3% of net rentable area). WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019. We cannot assure you that WeWork will take occupancy as expected, or at all.
(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2019-COR6

Sunset North

The Loan. The Sunset North mortgage loan, with an outstanding principal balance as of the Cut-off Date of $35.0 million (the “Sunset North Loan”), is part of a whole loan with an outstanding principal balance as of the Cut-off Date of $150.0 million (the “Sunset North Whole Loan”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a 464,061 square foot Class A office campus consisting of three buildings located in Bellevue, Washington (the “Sunset North Property”). The non-controlling Note A-3, with an outstanding principal balance as of the Cut-off Date of $35.0 million, is being contributed to the JPMDB 2019-COR6 Trust. The controlling Note A-1 and the non-controlling Note A-2 were contributed to the Benchmark 2019-B13 transaction and the Benchmark 2019-B14 transaction, respectively. The non-controlling Note A-4 is expected to be contributed to other securitization trusts. The relationship between the holders of the Sunset North Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. The Sunset North Whole Loan has a 10-year interest-only term and accrues interest at a rate of 3.25000% per annum. The Sunset North Whole Loan proceeds along with borrower sponsor equity were used to acquire the Sunset North Property, fund upfront reserves and pay closing costs.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2019-B13	Yes
A-2	20,000,000	20,000,000	Benchmark 2019-B14	No
A-3	35,000,000	35,000,000	JPMDB 2019-COR6	No
A-4	20,000,000	20,000,000	JPMCB	No
Total	$150,000,000	$150,000,000

The Borrower. The borrower is Sunset North Owner, LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Kennedy-Wilson Holdings, Inc., an affiliate of Kennedy Wilson. Kennedy Wilson (NYSE: KW) is a global real estate investment company focused on multifamily and office properties located in the western United States, United Kingdom and Ireland. Headquartered in Beverly Hills, California, Kennedy Wilson has approximately 350 employees and 16 global offices located throughout the United States, Europe and Japan. As of year-end 2018, Kennedy Wilson had an ownership interest in approximately 53 million square foot of property globally, including 28,613 multifamily rental units and 18.9 million square foot of commercial property. As of year-end 2018, Kennedy Wilson held a portfolio of approximately $11.3 billion in assets, which generated approximately $1.0 billion in total revenue. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sunset North Whole Loan.

The Property. The Sunset North Property is a 464,061 square foot, Class A office campus consisting of three buildings located in Bellevue, Washington. Each building is LEED Silver Certified and consists of five stories of above-grade office space and two levels of structured parking with a total of 1,595 parking spaces, resulting in a parking ratio of approximately 3.4 spaces per 1,000 square foot of net rentable area.

The Sunset North buildings were built in 1999 and 2000 and were acquired in 2016 by M-M Properties for approximately $155.2 million ($334.42 per square foot). Since 2016, M-M Properties spent approximately $22.4 million ($48.27 per square foot) in capital improvements including renovations to the lobbies, common areas and building exteriors, resulting in a cost basis of approximately $177.6 million ($382.69 per square foot). In April 2018, Boeing vacated its space at the Sunset North Property at its lease expiration, at which time it had occupied approximately 208,846 square foot (45.0% of net rentable area). Since Boeing’s departure in April 2018, the Sunset North Property has experienced strong leasing momentum. Following Boeing’s departure, new leases accounting for 204,493 square feet were executed to backfill Boeing’s space, including (i) WeWork for 78,303 square feet (16.9% of net rentable area), (ii) GM Cruise for 32,331 square feet (7.0% of net rentable area), (iii) ArenaNet for a 32,432 square foot expansion space (7.0% of net rentable area), (iv) Farmers New World Life Insurance for 60,166 square feet (13.0% of net rentable area) and (v) Farmers Credit Union for 1,161 square foot lease (0.3% of net rentable area). WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the Sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019.

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Annex A-3	JPMDB 2019-COR6

Sunset North

As of September 30, 2019, the Sunset North Property was 98.8% leased to nine distinct tenants operating in a variety of industries including financial services, insurance, automotive, technology and real estate. The Sunset North Property tenants have a weighted average remaining lease term of approximately 8.0 years. The largest tenant at the Sunset North Property, Intellectual Ventures (152,633 square feet; 32.9% of net rentable area; 32.1% of underwritten base rent), is a global invention and investment business. Established in 2000, Intellectual Ventures operates four primary investment funds: Invention Investment Fund, which provides companies access to inventions through licensing, strategic partnerships and patent sales; Invention Science Fund, which invests in emerging technology fields for energy, communications and security industries, Global Good Fund, which is funded by Bill Gates and invests in global health and development technologies; and Deep Science Fund, which investigates applications for inventions and ideas in advanced chemistry, physical sciences and biomedical devices. Intellectual Ventures has more than 30 strategic partnerships and a portfolio or more than 35,000 intellectual property assets. Intellectual Ventures executed its lease at the Sunset North Property in 2010 and currently occupies all five floors in one of the three buildings through May 2025 with two, five year extension options and no termination options.

The second largest tenant, ArenaNet (96,839 square feet; 20.9% of net rentable area; 20.3% of underwritten base rent), is a subsidiary of NCSOFT, is a game developer and publisher which has sold over 9.5 million copies of its multiplayer online role playing games. Founded in 2000, ArenaNet is headquartered at the Sunset North Property. NCSOFT was established in 1997 and headquartered in Seoul, South Korea, NCSOFT is a gaming publisher with services in the Americas, Europe, Australia and New Zealand. In 2010, ArenaNet executed its initial lease for 64,407 square feet at the Sunset North Property and in June 2019 following Boeing’s departure, expanded its space by 32,432 square feet. ArenaNet’s lease expires in May 2029 with two, five year extension options and no termination options.

The third largest tenant, WeWork (78,303 square feet; 16.9% of net rentable area; 19.8% of underwritten base rent), offers co-working office space including private offices, office suites, custom suites and shared work spaces for entrepreneurs, startups, small businesses and large corporations. Founded in 2010, WeWork has a network of more than 500 workspaces in over 22 countries. Amenities in workspaces include soundproofed phone booths, optimized workstations, bookable conference rooms, complimentary refreshments, onsite staff, multi-function printers, Wi-Fi access, mail and package handling, office supplies and bike storage. Members also receive access to business and lifestyle benefits from WeWork partners including Slack, Amazon Web Services, Avis, Lyft, Equinox, Ticketmaster and Dell. WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is in the process of completing the buildout of its space and is expected to take occupancy in November 2019. We cannot assure you that WeWork will take occupancy as expected or at all or commence paying rent under its lease. In connection with its lease, WeWork provided a surety bond in the amount of $7.5 million (the “Surety Limit”) payable to the landlord and its successors upon an event of default by the tenant under the lease. Provided that WeWork is not in default under its lease, the Surety Limit may be annually reduced commencing on the day immediately following the third anniversary of the lease commencement date until the day immediately following the eighth anniversary of the lease commencement date to no less than $2.0 million. WeWork’s lease is guaranteed by WeWork Companies Inc.

The Sunset North Property is located in Bellevue, King County, at the interchange of Interstate 90 and Interstate 405 and approximately 10 miles east of the Seattle central business district, offering its tenants access to local demand drivers including the Marketplace at Factoria Shopping Center, Newport Corporate Center and Bellevue Community College. According to the appraisal, Bellevue is the metropolitan hub for high tech companies operating in software development, internet and network services, multi and digital media and biotech, including Puget Sound Energy, PACCAR, Western Wireless, T-Mobile USA and Esterline Technologies. The Sunset North Property is part of the Seattle-Tacoma-Bellevue metropolitan statistical area, in which the top four employers are Boeing, Microsoft, Amazon and the University of Washington. According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Sunset North Property is 12,182, 103,277 and 226,943, respectively. Additionally, according to the appraisal, over the same period, the average household income within a one-, three- and five-mile radius was $130,736, $163,977 and $176,633, respectively.

The Sunset North Property is located within the Eastside I-90 Corridor Class A submarket of the Puget Sound office market. As of the second quarter of 2019, the Puget Sound Class A office market consisted of approximately 73.5 million square foot of office space with a total vacancy rate of 9.2% and direct asking rents of approximately $39.92 per square foot. The Eastside I-90 Corridor Class A submarket totaled approximately 5.3 million square foot with a total vacancy of 6.6% and direct market asking rents of $38.10 per square foot. From 2013 to the second quarter, in the Eastside I-90 Corridor submarket, total vacancy has decreased by approximately 54.5% and average asking rents have increased by approximately 27.4%.

The appraisal identified 18 competitive office rent comparables located across eight properties in Bellevue, Washington. The comparable properties were built between 1983 and 2008 and range in size between 81,522 square foot to 601,081 square foot. NNN rents range from $24.45 to $33.00 per square foot, with a weighted average of approximately $26.86 per square foot. The appraisal’s concluded office market rent for the Sunset North Property is $30.00 per square foot, which is approximately 10.2% higher than the Sunset North Property’s in-place weighted average office rent of $27.22 per square foot.

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Sunset North

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
98.7%	99.5%	71.9%	98.8%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of September 30, 2019.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration
Intellectual Ventures	NR / NR / NR	152,633	32.9%	$27.00	32.1%	5/31/2025
ArenaNet	NR / NR / NR	96,839	20.9%	$27.00	20.3	5/31/2029
WeWork(3)	NR / CCC / B-	78,303	16.9%	$32.50	19.8	12/31/2031
Farmers(4)	A+ / A1 / AA-	61,327	13.2%	$28.00	13.4	5/31/2029
GM Cruise	BBB / Baa3 / BBB	32,331	7.0%	$30.00	7.5	11/30/2026
Lydig Construction	NR / NR / NR	22,662	4.9%	$25.25	4.5	4/30/2021
Akvelon(5)	NR / NR / NR	6,954	1.5%	$27.00	1.5	7/31/2023
NC Interactive(6)	NR / NR / NR	4,269	0.9%	$28.50	0.9	5/31/2021
Sister’s Deli (Sik & Hee)	NR / NR / NR	1,725	0.4%	$0.00	0.0	6/30/2039
Management Office	NR / NR / NR	1,274	0.3%	$0.00	0.0	6/30/2039
Subtotal / Wtd. Avg.		458,317	98.8%	$28.04	100.0%
Vacant		5,744	1.2%	NAP
Total / Wtd. Avg.		464,061	100.0%
(1)	Based on the underwritten rent roll dated September 30, 2019 inclusive of rent steps through September 2020.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease. In the case of Farmers, Farmers New World is an indirect subsidiary of Zurich Insurance Company Limited.
(3)	WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019.
(4)	Farmers includes (i) 60,166 square foot leased to Farmers New World which has the right to terminate its lease on or after June 30, 2026 with no less than 12 months’ prior written notice and payment of a termination fee equal to a) all rent through and including October 2026 and b) the unamortized cost of all free or abated rent, tenant improvement allowances, reasonable attorneys’ fees and leasing commissions actually paid or provided by the broker and (ii) 1,161 square foot leased to Farmers Credit Union which has the right to terminate its lease on or after August 31, 2026 with no less than 12 months’ prior written notice and the payment of a termination fee equal to a) all rent through and including December 2026 and b) the unamortized cost of all free or abated rent, tenant improvement allowances, reasonable attorneys’ fees and leasing commissions actually paid or provided by the broker.
(5)	Akvelon has the right to terminate its lease as of May 31, 2021, with nine months’ prior notice and the payment of an approximately $285,900 termination fee.
(6)	NC Interactive has the right to terminate its lease with no less than 13 months’ prior written notice and the payment of an approximately $165,723 termination fee.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	5,744	1.2%	NAP	NAP	5,744	1.2%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	5,744	1.2%	$0	0.0%
2020	0	0	0.0	0	0.0	5,744	1.2%	$0	0.0%
2021	2	26,931	5.8	693,882	5.4	32,675	7.0%	$693,882	5.4%
2022	0	0	0.0	0	0.0	32,675	7.0%	$693,882	5.4%
2023	1	6,954	1.5	187,758	1.5	39,629	8.5%	$881,640	6.9%
2024	0	0	0.0	0	0.0	39,629	8.5%	$881,640	6.9%
2025	1	152,633	32.9	4,121,091	32.1	192,262	41.4%	$5,002,731	38.9%
2026	1	32,331	7.0	969,930	7.5	224,593	48.4%	$5,972,661	46.5%
2027	0	0	0.0	0	0.0	224,593	48.4%	$5,972,661	46.5%
2028	0	0	0.0	0	0.0	224,593	48.4%	$5,972,661	46.5%
2029	3	158,166	34.1	4,332,038	33.7	382,759	82.5%	$10,304,699	80.2%
2030 & Beyond(2)	3	81,302	17.5	2,544,848	19.8	464,061	100.0%	$12,849,546	100.0%
Total	11	464,061	100.0%	$12,849,546	100.0%

(1)	Based on the underwritten rent roll dated September 30, 2019 inclusive of rent steps through September 2020.
(2)	2030 & Beyond is inclusive of (i) 1,725 square foot associated with a deli with no attributable underwritten base rent and (ii) 1,274 square foot associated with a management office with no attributable underwritten base rent.

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Sunset North

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$10,098,734	$7,579,746	$7,065,128	$12,849,546	$27.69	61.1%
Vacant Income	0	0	0	171,120	0.37	0.8
Gross Potential Rent	$10,098,734	$7,579,746	$7,065,128	$13,020,666	$28.06	61.9%
Other Reimbursements	4,700,218	3,816,450	3,819,019	6,707,106	14.45	31.9
Parking Income	420,000	378,600	364,800	1,122,765	2.42	5.3
Termination Fees(4)	0	6,333,197	0	0	0.00	0.0
Other Income	227,129	260,139	308,265	179,746	0.39	0.9
Net Rental Income	$15,446,081	$18,368,132	$11,557,212	$21,030,283	$45.32	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,051,514)	(2.27)	(5.3)
Effective Gross Income	$15,446,081	$18,368,132	$11,557,212	$19,978,769	$43.05	95.0%

Total Expenses	$4,538,540	$4,822,445	$4,758,188	$6,362,971	$13.71	31.8%

Net Operating Income(5)(6)(7)	$10,907,542	$13,545,687	$6,799,024	$13,615,798	$29.34	68.2%

TI/LC	0	0	0	464,061	1.00	2.3
Capital Expenditures	0	0	0	148,500	0.32	0.7

Net Cash Flow	$10,907,542	$13,545,687	$6,799,024	$13,003,237	$28.02	65.1%

(1)	TTM column represents the trailing 12-month period ending on July 31, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Base Rent is based on the underwritten rent roll dated September 30, 2019 inclusive of rent steps through September 2020.
(4)	2018 Termination Fees are associated with the Boeing’s departure in April 2018.
(5)	The increase in 2018 Net Operating Income from 2017 Net Operating Income is primarily attributable to a $6.3 million fee associated with Boeing having terminated its lease in April 2018.
(6)	The decrease in TTM Net Operating Income from 2018 Net Operating Income is primarily attributable to Boeing’s departure in April 2018, for which a $6.3 million termination fee was paid in the first half of 2018. Following Boeing’s departure, the sponsor has executed several new leases executed in late 2018 and early 2019, for which tenants had not yet begun paying rent in the trailing 12 month period ending July 31, 2019.
(7)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to new leases taking effect following Boeing’s departure from the Sunset North Property in April 2018, including (i) WeWork for 78,303 square foot (16.9% of net rentable area), (ii) GM Cruise for 32,331 square foot (7.0% of net rentable area), (iii) ArenaNet for a 32,432 square foot expansion space (7.0% of net rentable area), (iv) Farmers New World for 60,166 square foot (13.0% of net rentable area) and (v) Farmers Credit union executing a 1,161 square foot lease (0.3% of net rentable area). WeWork has executed its lease, taken possession of its space and begun paying rent but has not yet taken occupancy. According to the sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019.

Property Management. The Sunset North Property is managed by MMP Washington Commercial Services, LLC, a Delaware limited liability company and an affiliate of the borrower.

Lockbox / Cash Management. The Sunset North Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. All funds on deposit in the cash management account following the occurrence and during the continuance of a Cash Sweep Event following payment of taxes and insurance, debt service, required reserves and operating expenses are required to be deposited into the excess cash flow reserve, and in each case to be held and disbursed in accordance with the terms of the Sunset North Whole Loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the borrower, (iii) any bankruptcy action of the property manager unless, with respect to a property manager that is not affiliated to the borrower, the borrower replaces the property manager within 40 days with a qualified manager under a replacement management agreement within 40 days of such bankruptcy action, (iv) a DSCR Trigger Event (as defined below) or (v) a Tenant Trigger Event (as defined below).

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Sunset North

A Cash Sweep Event may be cured if, with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the lender has accepted a cure by the borrower of the related event of default, (b) clause (iii) above, the borrower has replaced the property manager with a qualified manager under a replacement management agreement in accordance with the Sunset North Whole Loan documents, (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place, or (d) clause (iv) above, either (x) Farmers New World Life Insurance Company or ArenaNet renews their lease or (y) the premises leased to either Farmers New World Life Insurance Company or ArenaNet is re-let to one or more tenants reasonably acceptable to the lender. A Cash Sweep Event may be cured no more than a total of five times in the aggregate during the term of the Loan (but a Cash Sweep Event caused by a DSCR Trigger Event or a Tenant Trigger Event may be cured an unlimited number of times).

A “DSCR Cure Event” means the debt service coverage ratio of the Sunset North Whole Loan (as calculated in accordance with the Sunset North Whole Loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.50x for two consecutive quarters.

A “DSCR Trigger Event” means the debt service coverage ratio of the Sunset North Whole Loan (as calculated in accordance with the Sunset North Whole Loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.50x.

A “Tenant Trigger Event” means that both Farmers New World Life Insurance Company and ArenaNet, LLC do not renew their respective leases prior to 12 months prior to the expiration dates of their respective leases.

Escrows and Reserves. At loan origination, the borrower deposited (i) approximately $14,380,754 into outstanding TI/LC reserve in connection with five leases, (ii) approximately $406,710 into a free rent reserve in connection with two leases, (iii) approximately $166,282 into an insurance reserve, (iv) approximately $153,562 into a real estate tax reserve, (v) approximately $38,672 into a rollover reserve and (vii) $12,375 into a replacement reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes, which currently equates to approximately $153,562 per month (approximately $0.33 per square foot).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, which currently equates to approximately $33,256 per month (approximately $0.07 per square foot). In the event the borrower obtains and maintains a blanket insurance policy acceptable to the lender and no event of default has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

TI/LC Reserve. The borrower is required to deposit into the TI/LC reserve, on a monthly basis, approximately $38,672 (approximately $1.00 per square foot annually), subject to a cap of $928,122 (approximately $2.00 per square foot).

Replacement Reserve. The borrower is required to deposit into the replacement reserve, on a monthly basis, $12,375 (approximately $0.32 per square foot annually), subject to a cap of approximately $445,499 (approximately $0.96 per square foot).

Additional Debt. None.

Partial Release. None.

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Jersey City Group 2

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Jersey City Group 2

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Jersey City Group 2

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$32,840,000	Title:	Fee
Cut-off Date Principal Balance:	$32,840,000	Property Type – Subtype:	Multifamily – Garden
% of Pool by IPB:	4.1%	Net Rentable Area (Units)(1):	201
Loan Purpose:	Refinance	Location:	Jersey City, NJ
Borrower:	SBR Group 2 LLC	Year Built / Renovated(2):	Various / Various
Sponsors:	Joseph Ehrman, Barry Schreiber	Occupancy(3):	95.0%
Interest Rate:	4.62000%	Occupancy Date:	9/30/2019
Note Date:	10/25/2019	Number of Tenants(4):	4
Maturity Date:	11/1/2029	2016 NOI(5):	N/A
Interest-only Period:	60 months	2017 NOI(5):	N/A
Original Term:	120 months	2018 NOI:	$1,588,877
Original Amortization:	360 months	TTM NOI (as of 8/2019)(6):	$1,653,665
Amortization Type:	IO-Balloon	UW Economic Occupancy:	93.7%
Call Protection:	L(24),Def(93),O(3)	UW Revenues:	$2,956,771
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$802,072
Additional Debt:	N/A	UW NOI(6):	$2,154,699
Additional Debt Balance:	N/A	UW NCF:	$2,104,449
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$41,800,000 / $207,960
		Appraisal Date:	Various

Escrows and Reserves(7)				Financial Information
	Initial	Monthly	Initial Cap
Taxes:	$117,697	$29,424	N/A	Cut-off Date Loan / Unit:	$163,383
Insurance:	$0	Springing	N/A	Maturity Date Loan / Unit:	$149,789
Replacement Reserves:	$4,118	$4,188	$50,250	Cut-off Date LTV:	78.6%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	72.0%
Other:	$101,500	$0	N/A	UW NCF DSCR(8):	1.04x
				UW NOI Debt Yield:	6.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,840,000	100.0%	Payoff Existing Debt	$28,010,053	85.3%
			Closing Costs	590,988	1.8
			Upfront Reserves	223,315	0.7
			Return of Equity	4,015,644	12.2
Total Sources	$32,840,000	100.0%	Total Uses	$32,840,000	100.0%
(1)	Net Rentable Area (Units) is reflective of 201 residential units and excludes five commercial units, totaling 3,325 square feet, associated with the 1062 West Side Avenue property.

(2)	See “Portfolio Summary” table below for additional information.

(3)	Occupancy based solely on residential units is 95.0% as of September 30, 2019. Occupancy of the commercial square footage is 100.0%.

(4)	Number of Tenants is reflective of four commercial tenants who currently occupy five commercial units, totaling 3,325 square feet, at the 1062 West Side Avenue property.

(5)	2016 NOI and 2017 NOI are not available as the Jersey City Group 2 Portfolio properties were acquired in 2017.

(6)	The increase in Underwritten NOI from TTM NOI is primarily attributable to (i) rent growth and (ii) renovations and management changes which led to decreased repairs and maintenance and utility costs.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(8)	The current UW NCF DSCR is 1.37x based on an interest-only debt service payment. The Jersey City Group 2 Loan (as defined below) has an initial 60 month interest only period. The UW NCF DSCR of 1.04x is based on an amortizing debt service payment starting in month 61.

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Jersey City Group 2

The Loan. The Jersey City Group 2 mortgage loan has an outstanding principal balance as of the Cut-off Date of $32.84 million (the ”Jersey City Group 2 Loan”) and is secured by a first mortgage lien on the borrower’s fee interest in a portfolio of eight multifamily properties totaling 201 residential units and 3,325 square feet of commercial space located on the west side of Jersey City, New Jersey (the “Jersey City Group 2 Portfolio”). The Jersey City Group 2 Loan has a 10-year term and following a five-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity is SBR Group 2 LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsors. The loan sponsors and non-recourse carve-out guarantors are Joseph Ehrman and Barry Schreiber, who serve as principals at Optimum Properties. Founded in 1999, Optimum Properties is a real estate firm focused on purchasing, remodeling and positioning residential units primarily located in Baltimore, Maryland, Cherry Hill, New Jersey, Howell, New Jersey and Jersey City, New Jersey. Optimum Properties’ portfolio is currently valued in excess of $500.0 million and includes over 2,000 units in the Jersey City market.

Portfolio Summary
Property	Units	Year Built/ Renovated	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	% of Portfolio Appraised Value	Historical Capital Expenditures(2)
126, 130 & 134 Corbin Avenue	63	1901 / 2019	$10,291,962	31.3%	$13,100,000	31.3%	$623,122
500 Baldwin Avenue	29	1900 / 2019	4,792,440	14.6%	6,100,000	14.6%	128,326
1062 West Side Avenue(1)	24	1920 / 2019	4,556,746	13.9%	5,800,000	13.9%	160,770
38 & 42 Broadway	24	1900 / 2019	3,692,536	11.2%	4,700,000	11.2%	295,918
384 Baldwin Avenue	20	1900 / 2019	2,749,761	8.4%	3,500,000	8.4%	81,686
943 Pavonia Avenue	17	1900 / 2019	2,671,196	8.1%	3,400,000	8.1%	92,976
863 Pavonia Avenue	13	1923 / 2019	2,199,809	6.7%	2,800,000	6.7%	10,000
429 Hoboken Avenue	16	1900 / 2019	1,885,550	5.7%	2,400,000	5.7%	122,386
Total	206		$32,840,000	100.0%	$41,800,000	100.0%	$1,515,184
(1)	Units for the 1062 West Side Avenue property inclusive of five commercial units comprised of 3,325 feet.
(2)	Historical Capital Expenditures represent the sum of unit-level renovations and common area upgrades since the Jersey City Group 2 Portfolio was acquired in 2017.

The Portfolio. The Jersey City Group 2 Portfolio consists of eight properties, comprised of 201 residential units and 3,325 square feet of commercial space located on the west side of Jersey City, New Jersey. The Jersey City Group 2 Portfolio unit mix includes nine studio, 143 one-bedroom, 46 two-bedroom, two three-bedroom and one super units. The Jersey City Group 2 Portfolio properties were originally constructed between 1900 and 1923, and all eight properties underwent renovations between 2017 and 2019. In 2017, the loan sponsors acquired the Jersey City Group 2 Portfolio as part of a larger portfolio of multifamily properties comprised of 569 units located in Jersey City, New Jersey for a total cost of $97.0 million. All 569 units were refinanced for a total of approximately $96.0 million, of which approximately $32.8 million was allocated to the Jersey City Group 2 Portfolio. Since acquisition the loan sponsors have invested approximately $1.5 million in property renovations across the Jersey City Group 2 Portfolio. Unit renovations include upgrades to bathrooms, kitchen finishes, stainless steel appliances and hardwood floors. Common area renovations include upgrades to lobbies, awnings, staircases, roofing, sidewalks, electricals, fire systems, boilers, boiler controls systems, electronic water meters and new laundry rooms.

All of the units across the Jersey City Group 2 Portfolio are subject to rent control which limits annual rent increases to the lesser of consumer price index or 4.0%. When units become vacant the landlord can increase monthly rents by $1.35 per $100 of improvements up to $5,000 and by $1.55 per $100 of improvements of $5,000 to $10,000. Since acquiring the Jersey City Group 2 Portfolio, the loan sponsors have completed renovations on 35 units out of a total of 201 residential units.

126, 130 & 134 Corbin Avenue

The largest Jersey City Group 2 Portfolio property by allocated loan amount, 126, 130 & 134 Corbin Avenue, is a 63-unit, low-rise, multifamily property located in Jersey City, New Jersey on Corbin Avenue. As of September 30, 2019, the 126, 130 & 134 Corbin Avenue property was 92.1% occupied. The 126, 130 & 134 Corbin Avenue property is comprised of four studio, fifty-five one-bedroom, two two-bedroom, one three-bedroom and one super units. Since 2017, the 126, 130 & 134 Corbin Avenue property has undergone $379,922 in apartment renovations and $243,200 in common area upgrades, including updates to the entrance and lobby as well as upgrades to the video surveillance system and laundry room appliances. The appraisal concluded an average market rent of $1,607 per unit, which is approximately 20.3% above the 126, 130 & 134 Corbin Avenue property’s average occupied rent of $1,281 per unit.

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Annex A-3	JPMDB 2019-COR6

Jersey City Group 2

500 Baldwin Avenue

The second largest Jersey City Group 2 Portfolio property by allocated loan amount, 500 Baldwin Avenue, is a 29-unit, low-rise, multifamily property located in Jersey City, New Jersey on Baldwin Avenue. As of September 30, 2019, the 500 Baldwin Avenue property was 100.0% occupied. The 500 Baldwin Avenue property is comprised of two studio, twenty one-bedroom, six two-bedroom, and one three-bedroom units. Since 2017, the 500 Baldwin Avenue property has undergone $106,826 in apartment renovations and $21,500 in common area upgrades, including updates to appliances in the laundry room as well as roof and entranceway upgrades. The appraisal concluded an average market rent of $1,573 per unit, which is approximately 23.8% above the 500 Baldwin Avenue property’s average occupied rent of $1,199 per unit.

1062 West Side Avenue

The third largest Jersey City Group 2 Portfolio property by allocated loan amount, 1062 West Side Avenue, is a 19-unit, low-rise, multifamily property located in Jersey City, New Jersey. The 1062 West Side Avenue property also encompasses four commercial tenants across five commercial units on the ground floor. As of September 30, 2019, the 1062 West Side Avenue property’s 19 residential units were 94.7% occupied and the five commercial units were 100.0% occupied. The 1062 West Side Avenue property is comprised of two studio, eleven one-bedroom and six two-bedroom units. Since 2017, the 1062 West Side Avenue property has undergone $118,770 in apartment renovations and $42,000 in common area upgrades, which included updates to the entrance and lobby as well as upgrades to the video surveillance system. The appraisal concluded an average market rent of $1,600 per unit, which is approximately 12.0% above the 1062 West Side Avenue property’s average occupied rent of $1,408 per unit.

The Jersey City Group 2 Portfolio properties are located on the west side of Jersey City, New Jersey, an area anchored by the revitalization of the Journal Square neighborhood. According to the appraisal, in 2008, Journal Square began a redevelopment plan focused on fostering the central business district and shopping area by introducing new higher density residential, retail and commercial offerings. The Jersey City Group 2 Portfolio properties offer convenient access to the Journal Square Transportation Center, a station that is home to the New Jersey Transit, private bus lines and two Port Authority Trans-Hudson (“PATH”) lines. The PATH is a 24-hour, 13.9 mile rapid transit system that serves over 200,000 passengers daily and connects neighborhoods in New Jersey to Newark Penn Station and Manhattan. The Jersey City Group 2 Portfolio properties also offer access Interstate 78, Interstate 95 and Route 139 and are located approximately 6.4 miles to the northeast of Newark Liberty International Airport. According to the appraisal, the Jersey City Group 2 Portfolio properties are located in New York-Jersey City-White Plains metropolitan statistical area, which reported a median household income of approximately $72,300 as of May 2019. According to the appraisal, the Jersey City Group 2 Portfolio properties are located in the Hudson County multifamily submarket of the Northern New Jersey multifamily market. As of the first quarter of 2019, the Northern New Jersey multifamily market and Hudson County multifamily submarket had inventory of 239,416 and 58,428, respectively, and overall vacancy rates of 4.8% and 6.6%, respectively. As of the first quarter of 2019, average asking rent for the Hudson County submarket was $3,331 per unit, an approximately 9.8% increase from the first quarter of 2017.

Historical and Current Occupancy(1)(2)
2017	2018	Current(3)
89.5%	91.8%	96.5%
(1)	Historical and Current Occupancy reflect the larger portfolio of multifamily properties comprised of 569 residential units that the loan sponsors acquired in 2017. Occupancy for the 201 residential units in the Jersey City Group 2 Portfolio was not available.

(2)	Historical Occupancies are as of December 31 of each respective year.

(3)	Current Occupancy is as of September 30, 2019.

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Jersey City Group 2

Unit Mix(1)
Property	# of Residential Units	# of Commercial Units	Occupancy Residential Units	Occupancy Commercial Space	Average Market Rent Per Unit(2)	Average Occupied Rent Per Unit	% Below Market
126, 130 & 134 Corbin Avenue	63	0	92.1%	NAP	$1,607	$1,281	20.3%
500 Baldwin Avenue	29	0	100.0%	NAP	$1,573	$1,199	23.8%
1062 West Side Avenue	19	5	94.7%	100.0%	$1,600	$1,408	12.0%
38 & 42 Broadway	24	0	91.7%	NAP	$1,675	$1,187	29.1%
384 Baldwin Avenue	20	0	95.0%	NAP	$1,544	$1,113	27.9%
943 Pavonia Avenue	17	0	94.1%	NAP	$1,532	$1,250	18.4%
863 Pavonia Avenue	13	0	100.0%	NAP	$1,652	$1,350	18.3%
429 Hoboken Avenue	16	0	100.0%	NAP	$1,489	$1,000	32.8%
Total / Wtd. Avg.	201	5	95.0%	100.0%	$1,590	$1,232	22.6%
(1)	Based on the underwritten rent roll as of September 30, 2019.
(2)	Based on each Jersey City Group 2 Portfolio property appraisal as of October 2019.

Underwritten Net Cash Flow
	2018	TTM	Underwritten	Per Unit(1)	%(2)
Residential Rents in Place	$2,531,724	$2,629,166	$2,807,652	$13,629	90.8%
Vacant Income	0	0	194,400	944	6.3
Commercial Rents in Place	54,820	75,944	89,471	17,894	2.9
Net Rental Income	$2,586,544	$2,705,109	$3,091,523	$15,007	100.0%
Other Income(3)	34,480	39,622	59,649	290	1.9
(Vacancy/Credit Loss)	0	0	(194,400)	(944)	(6.6)
Effective Gross Income	$2,621,024	$2,744,732	$2,956,771	$14,353	100.0%
Total Expenses(4)	$1,032,147	$1,091,067	$802,072	$3,894	27.1%
Net Operating Income(5)	$1,588,877	$1,653,665	$2,154,699	$10,460	72.9%
Replacement Reserves	0	0	50,250	244	1.7
Net Cash Flow	$1,588,877	$1,653,665	$2,104,449	$10,216	71.2%
(1)	Residential Rents in Place Per Unit and Commercial Rents in Place Per Unit are calculated based on 201 residential and five commercial units, respectively. The remaining line items are based on 206 total units in the Jersey City Group 2 Portfolio.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Other Income includes laundry, antenna, storage and parking income. The increase in Other Income is primarily the result of additional laundry facilities and storage that was added as part of the recent renovations across the Jersey City Group 2 Portfolio.
(4)	The decrease in Total Expenses is primarily the result of management changes across the Jersey City Group 2 Portfolio along with decreased repairs and maintenance and Utility costs due to the addition of electronic water meters, new and refurbished boilers and new boiler control systems that were put in place as part of recent renovations.
(5)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to (i) rent growth and (ii) the increase in Other Income and decrease in Total Expenses described above.

Property Management. The Jersey City Group 2 Portfolio is managed by Sixth Boro Management LLC, an affiliate of the borrower.

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Jersey City Group 2

Escrows and Reserves. At loan origination, the borrowers deposited approximately $117,697 into a tax reserve account, $4,118 into a replacement reserve account and $101,500 into an environmental reserve account.

Tax Reserve - On a monthly basis, the borrowers are required to deposit into a real estate tax reserve an amount equal to 1/12 of the estimated annual real estate taxes, which currently equates to $29,424 per month.

Insurance Reserve - The borrowers are required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12 of the estimated insurance premiums. In the event the borrowers obtain and maintain a blanket insurance policy acceptable to the lender and no event of default under the Jersey City Group 2 Loan has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Reserve - On a monthly basis, the borrowers are required to escrow $4,188 for replacement reserves, subject to a cap of $50,250.

Lockbox / Cash Management. The Jersey City Group 2 Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Sweep Event (as defined below), all rents are required to be deposited into a lockbox account by the borrowers or the property manager within two business after receipt thereof. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept within two business days into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the Jersey City Group 2 Loan documents and any excess will be retained by the lender as additional collateral for the Jersey City Group 2 Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default (ii) any bankruptcy action of the borrower or manager or (iii) a DSCR Trigger Event (as defined below).

A “DSCR Trigger Event” means (i) during the interest only period, that as of the date of determination, the debt service coverage ratio based on the trailing 12 month period immediately preceding the date of such determination as reasonably determined by the lender is less than 1.15x; and (ii) during the amortization period, that as of the date of determination, the debt service coverage ratio based on the trailing 12 month period immediately preceding the date of such determination as reasonably determined by the lender is less than 1.05x.

A “DSCR Cure Event” means (i) during the interest only period that as of the date of determination, the debt service coverage ratio based on the trailing 12 month period immediately preceding the date of such determination as reasonably determined by the lender for two consecutive quarters is not less than 1.15x, and (ii) during the amortization period that as of the date of determination, the debt service coverage ratio based on the trailing 12 month period immediately preceding the date of such determination as reasonably determined by the lender for two consecutive quarters is not less than 1.05x.

Additional Debt. None.

Partial Release. None.

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Belvedere Place

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$32,750,000	Title:	Fee
Cut-off Date Principal Balance(1):	$32,750,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.1%	Net Rentable Area (SF):	102,502
Loan Purpose:	Acquisition	Location:	Mill Valley, CA
Borrower:	Belvedere Place Property Owner	Year Built / Renovated:	2000 / N/A
	LLC	Occupancy:	100.0%
Sponsors:	Mark R. Hamilton, Anthony O.	Occupancy Date:	8/9/2019
	Zanze, Kurt E. Houtkooper, David	Number of Tenants:	8
	P. Messing	2016 NOI(3):	N/A
Interest Rate:	3.54000%	2017 NOI:	$1,021,795
Note Date:	8/9/2019	2018 NOI:	$2,458,181
Maturity Date:	9/6/2029	TTM NOI (as of 5/2019)(4):	$2,887,590
Interest-only Period:	120 months	UW Economic Occupancy:	92.0%
Original Term:	120 months	UW Revenues:	$6,480,910
Original Amortization:	None	UW Expenses:	$1,897,439
Amortization Type:	Interest Only	UW NOI(4):	$4,583,471
Call Protection(2):	L(26),Def(90),O(4)	UW NCF:	$4,131,437
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$71,000,000 / $693
Additional Debt(1):	Yes	Appraisal Date:	7/23/2019
Additional Debt Balance(1):	$11,250,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$429
Taxes:	$500,000	$65,000	N/A	Maturity Date Loan / SF:	$429
Insurance(5):	$0	Springing	N/A	Cut-off Date LTV:	62.0%
Replacement Reserves:	$0	$1,742	$104,544	Maturity Date LTV:	62.0%
TI/LC:	$2,830,667	$0	N/A	UW NCF DSCR:	2.62x
Other(6):	$316,522	$0	N/A	UW NOI Debt Yield:	10.4%

Sources and Uses
Sources		Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)		$44,000,000	61.0%	Purchase Price	$67,062,921	93.0%
Sponsor Equity		28,111,157	39.0%	Prorations and Adjustments	(998,915)	(1.4)%
				Upfront Reserves	3,647,189	5.1%
				Closing Costs	2,399,963	3.3%
Total Sources		$72,111,157	100.0%	Total Uses	$72,111,157	100.0%

(1)	The Belvedere Place Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $44.0 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the $44.0 million Belvedere Place Whole Loan (as defined below).

(2)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of October 6, 2019. Defeasance of the full Belvedere Place Whole Loan is permitted after the date that is the earlier to occur of the payment date that is (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 6, 2022. The assumed lockout period of 26 payments is based on the expected JPMDB 2019-COR6 securitization closing date in November 2019. The actual lockout period may be longer.

(3)	2016 NOI is not available as the Belvedere Place Property (as defined below) was acquired by the prior owner in November 2016.

(4)	The increase from TTM NOI to UW NOI is primarily attributable to (i) the Belvedere Place Property’s renovation that was completed in 2018 by the prior owner and the subsequent lease up from 72.5% occupancy in 2018 to 100.0% current occupancy, (ii) approximately $54,146 of average rent over the loan term for Merrill Lynch and UBS, (iii) and approximately $93,627 in contractual rent steps through August 2020 for certain tenants.

(5)	The Belvedere Place Property is covered under a blanket policy and no insurance escrow will be required so long as the borrower provides proof of an acceptable blanket policy coverage.

(6)	Initial Other Escrows and Reserves consist of an initial deposit of $316,522 into a free rent reserve for WeWork.

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Belvedere Place

The Loan. The Belvedere Place loan, with a principal balance of $32.75 million as of the Cut-off Date (the “Belvedere Place Loan”), is secured by a first mortgage lien on the borrower’s fee simple interest in a two-building, multi-tenant office campus and two adjoining structured parking garages (the “Belvedere Place Property”), situated on a 10.7-acre site approximately 15 miles north of San Francisco, in Marin County, California. The Belvedere Place Loan is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of $44.0 million (the “Belvedere Place Whole Loan”) and is comprised of two pari passu notes, each as described in the “Whole Loan Summary” chart below. The controlling Note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of $32.75 million, is being contributed to the JPMDB 2019-COR6 Trust. The non-controlling Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $11.25 million, is held by LCM or an affiliate and expected to be contributed to one or more future securitizations or may otherwise be transferred at any time. The relationship between the holders of the Belvedere Place Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. The Belvedere Place Loan has a 10-year term and will be interest only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$32,750,000	$32,750,000	JPMDB 2019-COR6	Yes
A-2	11,250,000	11,250,000	LCM	No
Total	$44,000,000	$44,000,000

The Borrower. The borrowing entity is Belvedere Place Property Owner LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Belvedere Place Whole Loan.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Mark R. Hamilton, Anthony O. Zanze, Kurt E. Houtkooper, and David P. Messing, on a joint and several basis. Mr. Hamilton, Mr. Zanze, Mr. Houtkooper, and Mr. Messing are the principals of Graham Street Realty, a commercial real estate investment company founded in 2007 and based in San Francisco, which focuses on multi-tenant office buildings.

The loan sponsors acquired the Belvedere Place Property in conjunction with loan closing for approximately $67.1 million. In addition to the purchase price of $67.1 million, the loan sponsors were responsible for the payment of approximately $3.1 million in rent abatements and leasing commissions, increasing the effective purchase price to approximately $70.2 million. The prior owner, a joint-venture between privately-held investment advisor Angelo, Gordon & Co. and ScanlanKemperBard Companies, acquired the Belvedere Place Property in a November 2016 off-market transaction for $46.8 million. After acquiring the Belvedere Place Property, the prior owner invested over $6.1 million in tenant improvements and interior/exterior renovations in order to enhance the Class A office product to a level that would appeal to creative office users.

The Property. The Belvedere Place Property is comprised of two adjacent, three-story, Class A suburban office buildings totaling 102,502 square feet and two adjoining structured parking garages located Mill Valley, Marin County, California. Originally constructed in 2000, the Belvedere Place Property consists of 12 office suites within two institutional quality buildings featuring best-in-class construction and tenant buildouts, direct-access garage parking, and recently renovated lobbies with 20-foot ceilings and expansive window lines offering tenants panoramic views of Mount Tamalpais and the surrounding hills above the North Bay. The Belvedere Place Property is well parked, including 411 stalls (a combined parking ratio of 3.9 per 1,000 square feet) featuring a three level structured garage in addition to the asphalt paved surface parking

The Belvedere Place Property is currently 100.0% leased and occupied by eight tenants on a full-service gross basis, with a weighted-average underwritten base rent of $67.32 per square foot and remaining term of 8.2 years as of the underwritten rent roll dated August 9, 2019.

The largest tenant is WeWork (46,116 square feet, 45.0% of net rentable area; 46.2% of underwritten base rent). WeWork provides furnished and fully-serviced shared workspaces, primarily to small and midmarket enterprises. WeWork has been a tenant since 2018 and has a lease expiration of December 2030 with two, five-year renewal options remaining and no termination options. WeWork currently pays a weighted average underwritten base rent equal to $69.18 per square foot, which escalates 2.5% per annum across two coterminous leases. WeWork’s leases are guaranteed by WeWork Companies Inc. WeWork is currently in occupancy of 20,838 square feet and they are in the process of completing tenant improvement work on the remaining 25,278 square foot space that has been delivered to them. WeWork is expected to take occupancy of the 25,278 square foot space by March 2020, for which they are currently in a free rent period. The borrower reserved $316,522 at origination of the Belvedere Place Loan for the remaining free rent period. The Belvedere Place Property represents WeWork’s only location in the Marin County area, which is a growing market for WeWork due to an older and more affluent demographic in the Marin County area.

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Belvedere Place

The second largest tenant at the Belvedere Place Property is Redwood Trust, Inc. (“Redwood”) (21,370 square feet; 20.8% of net rentable area; 20.3% of underwritten base rent; publicly traded on the NYSE as RWT). Founded in 1994 and headquartered at the Belvedere Place Property, Redwood is a publicly traded specialty finance company focused on making credit-sensitive investments in residential mortgages/related assets and engaging in mortgage banking activities. Redwood has been a tenant since 2012 and has a lease expiration of May 2028 with one, five-year renewal option remaining and no termination options. Redwood currently pays underwritten base rent equal to $65.57 per square foot, which escalates 3% per annum.

The third largest tenant at the Belvedere Place Property is Merrill Lynch (18,450 square feet; 18.0% of net rentable area; 17.6% of underwritten base rent, rated AA-/A+ by Fitch/S&P). Founded in 1914, Merrill Lynch handles over $1.2 trillion in assets from clients in countries world-wide and employs over 15,000 financial advisors. Merrill Lynch has been a tenant since 2005 and has a lease expiration of June 2022 with two, five-year renewal options remaining and no termination options. Merrill Lynch currently pays underwritten base rent equal to $65.76 per square foot, which escalates 3% per annum. The underwritten base rent of $65.76 per square foot is based on average rent over the loan term.

The Market. The Belvedere Place Property is located within the Corte Madera/Mill Valley submarket, which represents the smallest among three office submarkets comprising the overall San Rafael office market. The Belvedere Place Property is the only Class A property in the submarket. According to the U.S. Census Bureau, there is a population of approximately 109,000 people within a five-mile radius of the Belvedere Place Property, which accounts for approximately 42% of the overall Marin County population. Across 192 cities nationwide with populations of 10,000 to 150,000 people, Mill Valley ranked as the 12th best “beach city” to live in in the U.S. and the 5th best in California, as of June 25, 2019, per a third party ranking. In addition, Mill Valley was ranked as the best city in California for education, health and safety. The combination of Mill Valley's idyllic location nestled beneath Mount Tamalpais and proximate to coastal communities such as Stinson Beach, coupled with its relative ease of access to San Francisco has made it a popular home for many high-income commuters.

According a third party market report, as of the fourth quarter of 2019, the Corte Madera/Mill Valley office submarket consisted of approximately 2.2 million rentable square feet of office space with an overall vacancy rate of 7.4% and average rents of $46.72 per square foot. The appraisal identified six comparable office leases in the Belvedere Place Property’s office market leasing assumption category ranging in size from 29,430 square feet to 84,482 square feet. Base rents for the comparable office leases ranged from $54.00 per square foot to $78.00 per square foot, with a weighted average of approximately $67.65 per square foot. All of the comparable leases identified by the appraisal are structured as full service leases. Per the underwritten rent roll dated as of August 9, 2019, in-place tenants are paying an average $67.32 per square foot on a modified gross basis, inclusive of the average rent over the lease term for Merrill Lynch and UBS. The appraisal concluded a market rent of $69.00 per square foot on a full service gross basis which is slightly above the Belvedere Place Property’s weighted average base rent.

Historical and Current Occupancy(1)
2016(2)	2017(3)	2018(3)	Current(4)
N/A	59.9%	72.5%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	2016 Occupancy is not available as the Belvedere Place Property was acquired by the prior owner in November 2016.

(3)	2017 and 2018 Occupancies are reflective of ongoing renovations in 2018 by the prior owner.

(4)	Current Occupancy is as of the rent roll dated August 9, 2019.

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Belvedere Place

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
WeWork(4)	NR / CCC / B-	46,116	45.0%	$69.18	46.2%	12/31/2030
Redwood(4)	NR / NR / NR	21,370	20.8%	$65.57	20.3%	5/31/2028
Merrill Lynch(4)	NR / AA- / A+	18,450	18.0%	$65.76	17.6%	6/30/2022
UBS(4)	Aa3 / NR / NR	7,107	6.9%	$61.35	6.3%	3/31/2027
RW Baird(4)	NR / NR / NR	4,195	4.1%	$70.43	4.3%	10/31/2024
Spitfire(4)	NR / NR / NR	2,404	2.3%	$71.93	2.5%	3/31/2025
Relevant Wealth Advisors(4)	NR / NR / NR	2,155	2.1%	$71.07	2.2%	1/31/2024
IvanGems	NR / NR / NR	705	0.7%	$53.87	0.6%	1/15/2023
Total Occupied Space		102,502	100.0%	$67.32	100.0%
Vacant		0	0.0%
Total		102,502	100.0%
(1)	Based on the underwritten rent roll dated as of August 9, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes approximately $93,627 in contractual rent steps through August 2020 for certain tenants, approximately $38,859 of average rent over the loan term for Merrill Lynch and approximately $15,287 of average rent over the loan term for UBS.

(4)	WeWork has two, five-year renewal options remaining, Redwood has one, five-year renewal option remaining, Merrill Lynch has two, five-year renewal options remaining, UBS has two, five-year renewal options remaining, RW Baird has one, five-year renewal option remaining, Spitfire has one, five-year renewal option remaining, and Relevant Wealth Advisors has one, five-year renewal option remaining.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	1	18,450	18.0%	1,213,216	17.6%	18,450	18.0%	$1,213,216	17.6%
2023	1	705	0.7%	37,977	0.6%	19,155	18.7%	$1,251,193	18.1%
2024	2	6,350	6.2%	448,604	6.5%	25,505	24.9%	$1,699,798	24.6%
2025	1	2,404	2.3%	172,917	2.5%	27,909	27.2%	$1,872,715	27.1%
2026	0	0	0.0%	0	0.0%	27,909	27.2%	$1,872,715	27.1%
2027	1	7,107	6.9%	436,009	6.3%	35,016	34.2%	$2,308,724	33.5%
2028	1	21,370	20.8%	1,401,160	20.3%	56,386	55.0%	$3,709,884	53.8%
2029	0	0	0.0%	0	0.0%	56,386	55.0%	$3,709,884	53.8%
2030 & Beyond	1	46,116	45.0%	3,190,159	46.2%	102,502	100.0%	$6,900,043	100.0%
Total	8	102,502	100.0%	$6,900,043	100.0%
(1)	Based on the underwritten rent roll dated August 9, 2019.

(2)	Base Rent expiring includes approximately $93,627 in contractual rent steps through August 2020 for certain tenants, approximately $38,859 of average rent over the loan term for Merrill Lynch and approximately $15,287 of average rent over the loan term for UBS.

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Belvedere Place

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,496,625	$4,032,037	$4,551,564	$6,752,269	$65.87	95.9%
Straight Line Rent(3)	0	0	0	54,147	0.53	0.8%
Contractual Rent Steps(4)	0	0	0	93,627	0.91	1.3%
Vacant Income	0	0	0	0	0.00	0.0%
Gross Potential Rent	$2,496,625	$4,032,037	$4,551,564	$6,900,043	$67.32	98.0%
Total Reimbursements	40,174	44,831	33,528	75,235	0.73	1.1%
Total Other Income(5)	60,000	76,546	67,023	63,654	0.62	0.9%
Net Rental Income	$2,596,799	$4,153,415	$4,652,115	$7,038,932	$68.67	100.0%
(Vacancy/Credit Loss)	0	0	0	(558,022)	(5.44)	(7.9)%
Effective Gross Income	$2,596,799	$4,153,415	$4,652,115	$6,480,910	$63.23	92.1%

Total Expenses	$1,575,004	$1,695,234	$1,764,525	$1,897,439	$18.51	29.3%

Net Operating Income(6)	$1,021,795	$2,458,181	$2,887,590	$4,583,471	$44.72	70.7%

Total TI/LC, CapEx/RR	0	0	0	452,034	4.41	7.0%

Net Cash Flow	$1,021,795	$2,458,181	$2,887,590	$4,131,437	$40.31	63.7%
(1)	TTM column represents the trailing 12-month period ending May 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the average rent over the loan term for Merrill Lynch and UBS.

(4)	Based on the contractual rent steps through August 2020 for certain tenants.

(5)	Total Other Income includes parking income ($63,654).

(6)	The increase from TTM Net Operating Income to Underwritten Net Operating Income is primarily attributable to (i) the Belvedere Place Property’s renovation that was completed in 2018 by the prior owner and the subsequent lease up from 72.5% occupancy in 2018 to 100.0% current occupancy, (ii) approximately $54,146 of average rent over the loan term for Merrill Lynch and UBS, (iii) and approximately $93,627 in contractual rent steps through August 2020 for certain tenants.

Property Management. The Belvedere Place Property is managed by Paramount Property Company Ltd., an affiliate of the borrower.

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Annex A-3	JPMDB 2019-COR6

Union Heights

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$29,600,000	Title:	Fee
Cut-off Date Principal Balance:	$29,600,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.7%	Net Rentable Area (SF):	142,899
Loan Purpose:	Refinance	Location:	Sandy, UT
Borrowers:	Raddon Union Heights Office	Year Built / Renovated:	2007 / N/A
	Owner, LLC, Raddon 49, LLC	Occupancy(1):	88.2%
Sponsor:	Ronald A. Raddon	Occupancy Date:	6/30/2019
Interest Rate:	3.75000%	Number of Tenants(1):	10
Note Date:	8/22/2019	2016 NOI:	$2,016,508
Maturity Date:	9/6/2029	2017 NOI:	$2,451,070
Interest-only Period:	60 months	2018 NOI:	$2,817,090
Original Term:	120 months	TTM NOI (as of 5/2019):	$3,018,000
Original Amortization:	360 months	UW Economic Occupancy:	88.6%
Amortization Type:	IO-Balloon	UW Revenues:	$3,951,732
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$1,136,066
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$2,815,666
Additional Debt:	N/A	UW NCF:	$2,592,054
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$43,900,000 / $307
Additional Debt Type:	N/A	Appraisal Date:	7/29/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$207
Taxes:	$375,000	$30,920	N/A	Maturity Date Loan / SF:	$187
Insurance:	$13,000	$2,600	N/A	Cut-off Date LTV:	67.4%
Replacement Reserves:	$0	$2,977	N/A	Maturity Date LTV:	60.9%
TI/LC:	$1,078,730	$20,244	N/A	UW NCF DSCR:	1.58x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,600,000		100.0%	Payoff Existing Debt	$23,561,174	79.6%
				Upfront Reserves	1,466,730	5.0%
				Closing Costs	542,274	1.8%
				Return of Equity	4,029,822	13.6%
Total Sources	$29,600,000		100.0%	Total Uses	$29,600,000	100.0%

(1)	Occupancy excludes Corporate Alliance of Utah, which leased 6,622 square feet at the Union Heights Property (4.6% of net rentable area) through September 30, 2019 and vacated.

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Union Heights

The Loan. The Union Heights loan, with a principal balance of $29.6 million as of the Cut-off Date (the “Union Heights Loan”), is secured by a first mortgage lien on the borrowers’ fee simple interest in a six-story, Class A office condominium unit comprised of 142,899 square feet of net rentable area (the “Union Heights Property”), which is within the Union Heights mixed use development (the
“Union Heights Development”) located in Sandy, Utah. The Union Heights Loan has a 10-year term and, following a five-year interest-only period, will amortize on a 30-year schedule.

The Borrowers. The borrowing entities are Raddon Union Heights Office Owner, LLC, a Utah limited liability company, and Raddon 49, LLC, a Delaware limited liability company, as tenants-in-common, each a special purpose entity structured to be bankruptcy remote with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Union Heights Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Ronald A. Raddon. Mr. Raddon is the founder and Chief Executive Officer of Raddon Companies, a diversified commercial real estate firm based in Draper Utah, which was founded 40 years ago. Mr. Raddon has built several award winning commercial and residential projects throughout Utah and Raddon Companies’ current portfolio includes five office properties in Utah. For the past 15 years, Mr. Raddon has focused on commercial development, constructing over 1.5 million square feet of retail and office space.

The Property. The Union Heights Property is a six-story, Class A office condominium unit comprised of 142,899 square feet of net rentable area located in Sandy, Utah. Built in 2007 by the loan sponsor, the Union Heights Development is a mixed-use development comprised of six individual condominium units and one parking unit. The retail component of the Union Heights Development totals approximately 93,526 square feet (not collateral and owned by a third party) and includes a Century 16 movie theatre, several restaurants, and in-line retail tenants, providing tenants with multiple entertainment, retail and dining amenities within a very short walk. Parking at the Union Heights Property is provided via a reciprocal easement agreement with the adjacent Union Heights Development’s retail component and a shared three-story parking garage for a total of 654 parking spaces (4.58 spaces per 1,000 square feet) excluding the 213 additional surface parking spaces that are dedicated to the retail component. Other immediate uses surrounding the Union Heights Property include additional retail directly behind the Union Heights Property anchored by Macey’s grocery store, a retail corridor less than one-mile north of the Union Heights Property anchored by a Walmart Supercenter, Dick’s Sporting Goods, the Home Depot, and Target, the Ridge Apartments directly east across Union Park from the Union Heights Property, and several single-family homes. The Union Heights Property has main building entrances located at the north and south elevations through double glass doors, each leading to the central lobby area. First floor tenants have glass partition walls adjoining the lobby. The lobby area has granite tile floors, stained wood, and stainless steel walls with high-end decorative lighting.

The Union Heights Development is divided into six individual condominium units and one parking unit, one of which is the Union Heights Property. Control of the condominium resides with a three to five-member board of managers designated by each condominium owner. The borrower or an affiliate of the borrower owns one of the seven units and has 11.05% interest in the condominium. All decisions and actions by the board require a vote of one or more of the managers representing more than 67%. No amendment may materially and adversely affect the rights of an owner without the written consent of such owner and any permitted lender of such owner’s unit.

The Union Heights Property is currently 88.2% leased by a diverse mix of 10 national, regional, and local tenants. The largest three tenants occupy 54.6% of net rentable area and consist of Green River Capital LLC and Red Bell Real Estate, LLC (“Green River”) (33,280 square feet, 23.3% of net rentable area), Zions Bank, N.A. (“Zions Bank”) (28,546 square feet, 20.0% of net rentable area), and Performance Matters LLC (“Performance Matters”) (16,160 square feet, 11.3% of net rentable area). No other tenant occupies more than 9.8% net rentable area. All leases are structured on a full-service gross basis with tenants required to reimburse the borrower for their pro rata share of operating expenses over a base year stop. The Union Heights Property’s in-place tenants reflect an average tenancy length of 6.8 years and approximately 53.6% of the net rentable area has extended or exercised renewal options.

The Market. The Union Heights Property is located in the community of Midvale, along Union Park Avenue. Interstate 215, a belt route through the Salt Lake Valley, is located less than two miles north of the Union Heights Property. Interstate 215 provides access to Interstate 15 and Interstate 80, the major north/south and east/west highways through Utah, respectively. Interstate 15, the primary north/south transportation corridor through the state, is five miles west of the Union Heights Property. The central business district of downtown Salt Lake City is approximately 15 miles northwest of the Union Heights Property. According to the appraisal, Salt Lake County has a higher level of household income than median household income in Utah with median household income of $75,190, which is 4.1% greater than the corresponding figure for Utah. The Union Heights Property is located within the Central East submarket, which is an established submarket with no known major construction projects.

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Union Heights

According to the appraisal, the Union Heights Property is located in the Central East submarket within the Union Park District office submarket. According to a third party market report, as of the fourth quarter of 2019, the Union Park District office submarket consisted of approximately four million rentable square feet of office space with an overall vacancy rate of 6.6% and average rents of $21.46 per square foot. The appraisal identified nine comparable office leases in Salt Lake county ranging in size from 2,301 square feet of leased area to 27,815 square feet of leased area. Base rents for the comparable office leases ranged from $21.50 per square foot to $34.00 per square foot, with a weighted average of approximately $27.74 per square foot. Seven of the comparable leases identified by the appraisal are structured as full service leases and two comparable leases are on a triple net basis. Per the underwritten rent roll dated as of June 30, 2019, in-place tenants are paying an average $28.86 per square foot on a modified gross basis, inclusive of the average rent over the lease term for Zions Bank. The appraisal concluded a market rent of $28.50 per square foot on a full service gross basis which is in line with the Union Heights Property’s weighted average base rent.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)(3)
93.2%	93.2%	91.9%	88.2%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of the rent rolls dated June 30, 2019.

(3)	Occupancy excludes Corporate Alliance of Utah, which leased 6,622 square feet at the Union Heights Property (4.6% of net rentable area) through September 30, 2019 and vacated.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)(4)	% of Total Base Rent(3)(4)	Lease Expiration Date
Green River(5)	NR / NR / NR	33,280	23.3%	$27.86	25.5%	8/31/2024
Zions Bank	Baa2 / BBB / BBB+	28,546	20.0%	$30.28	23.8%	Various(6)
Performance Matters(5)	NR / NR / NR	16,160	11.3%	$29.83	13.3%	11/30/2021
Coldwell Banker Residential(5)	NR / NR / NR	13,987	9.8%	$27.81	10.7%	10/31/2023
Veritas Funding	NR / NR / NR	13,016	9.1%	$27.26	9.8%	5/31/2023
Ameriprise Financial Services(5)	NR / NR / NR	9,054	6.3%	$28.33	7.1%	6/30/2022
First American Title Company(5)	NR / NR / NR	4,630	3.2%	$29.58	3.8%	10/31/2023
Guaranteed Rate	NR / NR / NR	3,519	2.5%	$30.77	3.0%	2/28/2023
D.A. Davidson & Co.	NR / NR / NR	2,734	1.9%	$30.72	2.3%	1/31/2021
Dennis Astill	NR / NR / NR	1,125	0.8%	$30.24	0.9%	6/30/2023
Total Occupied Space		126,051	88.2%	$28.86	100.0%
Vacant		16,848	11.8%
Total		142,899	100.0%
(1)	Based on the underwritten rent roll dated as of June 30, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base rent includes average rent over the lease term of $24,483 for Zions Bank’s 16,667 square foot space.

(4)	Base Rent includes approximately $89,684 in contractual rent steps through October 2020 for certain tenants.

(5)	Green River has two, five-year renewal options remaining, Performance Matters has one, five-year renewal option remaining, Coldwell Banker Residential has one, five-year renewal option remaining, Ameriprise Financial Services has two, three-year renewal option remaining, and First American Title Company has one, five-year renewal option remaining.

(6)	Zions Bank leases 16,667 square feet through May 2023 and 11,879 square feet through March 2021.

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Union Heights

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)(4)	% of Base Rent Expiring(3)(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)(4)	Cumulative % of Base Rent Expiring(3)(4)
Vacant	NAP	16,848	12.0%	NAP	NAP	16,848	11.8%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	16,848	11.8%	$0	0.0%
2020	0	0	0.0%	0	0.0%	16,848	11.8%	$0	0.0%
2021	3	30,773	21.5%	916,609	25.2%	47,621	33.3%	916,609	25.2%
2022	1	9,054	6.3%	256,500	7.1%	56,675	39.7%	$1,173,108	32.3%
2023	6	52,944	37.0%	1,536,854	42.3%	109,619	76.7%	$2,709,963	74.5%
2024	1	33,280	23.3%	927,332	25.5%	142,899	100.0%	$3,637,295	100.0%
2025	0	0	0.0%	0	0.0%	142,899	100.0%	$3,637,295	100.0%
2026	0	0	0.0%	0	0.0%	142,899	100.0%	$3,637,295	100.0%
2027	0	0	0.0%	0	0.0%	142,899	100.0%	$3,637,295	100.0%
2028	0	0	0.0%	0	0.0%	142,899	100.0%	$3,637,295	100.0%
2029	0	0	0.0%	0	0.0%	142,899	100.0%	$3,637,295	100.0%
2030 & Beyond	0	0	0.0%	0	0.0%	142,899	100.0%	$3,637,295	100.0%
Total	11	142,899	100.0%	$3,637,295	100.0%

(1)	Based on the underwritten rent roll dated as of June 30, 2019.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

(3)	Base Rent Expiring includes average rent over the lease term of $24,483 for Zions Bank’s 16,667 square foot space.

(4)	Base Rent Expiring includes approximately $89,684 in contractual rent steps through October 2020 for certain tenants.

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,205,791	$3,684,602	$3,882,761	$3,033,784	$21.23	68.5%
Straight Line Rent(3)	0	0	0	513,827	3.60	11.6%
Contractual Rent Steps(4)	0	0	0	89,684	0.63	2.0%
Vacant Income	0	0	0	480,168	3.36	10.8%
Gross Potential Rent	$3,205,791	$3,684,602	$3,882,761	$4,117,463	$28.81	92.9%
Total Reimbursements	245,562	110,261	84,626	97,492	0.7	2.2%
Total Other Income(5)	58,558	58,091	59,062	216,945	1.52	4.9%
Net Rental Income	$3,509,911	$3,852,954	$4,026,449	$4,431,900	$31.01	100.0%
(Vacancy/Credit Loss)	0	0	0	(480,168)	(3.36)	(10.8)%
Effective Gross Income	$3,509,911	$3,852,954	$4,026,449	$3,951,732	$27.65	89.2%

Total Expenses	$1,058,841	$1,035,864	$1,008,449	$1,136,066	$7.95	28.7%

Net Operating Income	$2,451,070	$2,817,090	$3,018,000	$2,815,666	$19.70	71.3%

Total TI/LC, CapEx/RR	0	0	0	223,612	1.56	5.7%

Net Cash Flow	$2,451,070	$2,817,090	$3,018,000	$2,592,054	$18.14	65.6%

(1)	TTM column represents the trailing 12-month period ending May 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the average rent over the lease term for Zions Bank’s 16,667 square foot space.

(4)	Based on the contractual rent steps through October 2020 for certain tenants.

(5)	Other income includes antenna income of $157,883.

Property Management. The Union Heights Property is managed by Raddon Asset Services, a Utah limited liability company and an affiliate of the borrower.

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Annex A-3	JPMDB 2019-COR6

The Residence Inn by Marriott South Beach

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$25,250,000	Title:	Fee
Cut-off Date Principal Balance:	$25,250,000	Property Type - Subtype:	Hotel – Extended Stay
% of Pool by IPB:	3.1%	Net Rentable Area (Rooms):	116
Loan Purpose:	Refinance	Location:	Miami Beach, FL
Borrower:	Sobe 17 Owner, LLC	Year Built / Renovated:	2016 / N/A
Sponsors:	Richard Finvarb, Ronald Finvarb	Occupancy/ADR/RevPAR:	88.1% / $186.06 / $163.93
Interest Rate:	3.57100%	Occupancy/ADR/RevPAR Date:	8/31/2019
Note Date:	10/9/2019	Number of Tenants:	N/A
Maturity Date:	11/6/2029	2016 NOI(1):	N/A
Interest-only Period:	120 months	2017 NOI:	$2,778,376
Original Term:	120 months	2018 NOI:	$3,027,389
Original Amortization:	None	TTM NOI (as of 8/2019):	$3,217,708
Amortization Type:	Interest Only	UW Occupancy/ADR/RevPAR:	87.5% / $186.06 / $162.80
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$7,405,620
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$4,305,102
Additional Debt:	N/A	UW NOI:	$3,100,518
Additional Debt Balance:	N/A	UW NCF:	$2,730,237
Additional Debt Type:	N/A	Appraised Value / Per Room:	$48,000,000 / $413,793
		Appraisal Date:	9/1/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$217,672
Taxes(2):	$0	Springing	N/A	Maturity Date Loan / Room:	$217,672
Insurance(3):	$0	Springing	N/A	Cut-off Date LTV:	52.6%
FF&E Reserves(4):	$0	Springing	N/A	Maturity Date LTV:	52.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.99x
Other(5):	$6,250	$0	N/A	UW NOI Debt Yield:	12.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$25,250,000	100.0%	Payoff Existing Debt	$22,594,056	89.5%
			Closing Costs	392,582	1.6%
			Upfront Reserves	6,250	0.0%
			Return of Equity	2,257,112	8.9%
Total Sources	$25,250,000	100.0%	Total Uses	$25,250,000	100.0%
(1)	Full year 2016 financials are not available as The Residence Inn by Marriott South Beach Property (as defined below) opened mid-year 2016.

(2)	Tax reserves are waived so long as (i) no event of default, (ii) Marriott (as defined below) management agreement in full force and effect, (iii) Marriott remains fully responsible for the payment of real estate taxes, and (iv) evidence of payment provided to the lender prior to delinquency.

(3)	Insurance reserves are waived so long as (i) no event of default, (ii) Marriott has obtained such policies that are required under the loan agreement and (iii) insurance premiums are timely paid and evidence thereof is provided to the lender.

(4)	The monthly deposits into the FF&E Reserve are waived so long as (i) the management agreement with Marriott is in full force and effect and (ii) funds are being transferred into the manager FF&E reserve pursuant to the management agreement with Marriott.

(5)	Other reserves are made up of a deferred maintenance reserve in the amount of $6,250, which is 125% of the engineer’s immediate repairs estimate.

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Annex A-3	JPMDB 2019-COR6

The Residence Inn by Marriott South Beach

The Loan. The Residence Inn by Marriott South Beach mortgage loan (“The Residence Inn by Marriott South Beach Loan”) has an outstanding principal balance as of the Cut-off Date of $25.25 million and is secured by a first mortgage lien on the borrower’s fee simple interest in a 116-room, upscale extended-stay hotel, which opened in 2016, located in the South Beach area of Miami Beach, Florida (“The Residence Inn by Marriott South Beach Property”). The Residence Inn by Marriott South Beach Loan has a 10-year term and is interest-only for the full term of the loan.

The Borrower. The borrowing entity is Sobe 17 Owner, LLC, a Delaware limited liability company structured to be bankruptcy remote with one independent director.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Richard Finvarb and Ronald Finvarb, on a joint and several basis. Richard and Ronald Finvarb are the principals of the Finvarb Group, a Miami based real estate development company founded over 40 years ago. The Finvarb Group’s consolidated hospitality portfolio consists of eight operating properties and one hotel under construction, eight of which are flagged by Marriott and four of which are located in the south Miami Beach area. Richard Finvarb has been developing successful real estate projects since 1974 and Ronald Finvarb previously served as Executive Director of Business & Legal Affairs for two publicly-traded companies, including a division of General Electric (NYSE: GE), and also for Cisnero Group, a large, privately-held media, entertainment, telecommunications, technology and consumer products organizations. The loan sponsors originally acquired the land of The Residence Inn by Marriott South Beach Property in 2013, which they subsequently developed for a cost of approximately $31.8 million.

The Property. The Residence Inn by Marriott South Beach Property was built in 2016 and has a total of 116 rooms. As of August 31, 2019, The Residence Inn by Marriott South Beach Property was 88.1% occupied. The Residence Inn by Marriott South Beach Property is a five-story building and is configured with 56 queen/queen bedrooms, 44 king bedrooms and 16 one-bedroom suite rooms. The ground floor contains the lobby, front desk, a 391 square foot meeting room, a business center, and a complimentary breakfast dining area. Immediately to the right of the entrance is a valet parking drop off, which leads to a 66-space underground parking garage, managed by USA Parking System. The Residence Inn by Marriott South Beach Property also includes a 655 square foot ground floor, retail space adjacent to the parking garage, which is currently vacant and being marketed at $100.00 per square foot on a triple net basis. Guestrooms feature a work desk and chair, one or two nightstands, a dresser, sofa chair, flat screen televisions, AM/FM radio stereo with an alarm clock, direct dial telephone with voice mail, hairdryer, iron/ironing board, in-room coffee/tea maker and complimentary wired and wireless high-speed internet access. In addition, suites provide a separate living area with a pull-out sofa. Hotel amenities include in-room kitchenettes, complimentary breakfast, a lobby with a 24-hour front desk, 391 square feet of meeting space as discussed prior, and a rooftop pool with panoramic views of South Beach and Biscayne Bay, Wi-Fi, fitness center, beach service and bike rental.

Occupancy				ADR				RevPAR
2016(1)	2017	2018	TTM(2)	2016(1)	2017	2018	TTM(2)	2016(1)	2017	2018	TTM(2)
N/A	89.3%	88.8%	88.1%	N/A	$165.68	$176.90	$186.06	N/A	$148.01	$157.10	$163.93
(1)	Full year 2016 financials are not available as The Residence Inn by Marriott South Beach Property opened mid-year 2016.

(2)	TTM represents the trailing 12-month period ending August 31, 2019.

The Market. The Residence Inn by Marriott South Beach Property is located in the City of Miami Beach, a 10-mile-long barrier island located off the east coast of Miami, separated from the mainland by the Intracoastal Waterway (Interstate 195) and Biscayne Bay. The City of Miami Beach is located in eastern Miami-Dade County, approximately five miles east of the Miami Central Business District, approximately 45 miles south of the Fort Lauderdale Central Business District and approximately 12 miles east of the Miami International Airport, one of the busiest airports in the world and the largest United States hub to Latin America and the Caribbean. The Residence Inn by Marriott South Beach Property is 1.5 blocks north of an upscale section of the Lincoln Road shopping district, which contains many shops including Anthropologie, John Varvatos, Steve Madden and Zara, as well as restaurants including Rosa Mexicano and Dolce Italian. Other nearby demand generators include the Miami Beach Convention Center, Miami Beach City Hall, New World Symphony, the Fillmore Miami Beach, and Sunset Harbour. Miami has consistently ranked as one of the top five lodging markets in the country due to its world-class tourism attractions and strategic location for international commerce.

According to the Greater Miami Convention and Visitors Bureau, over 3,200 hotel rooms and 23 hotels are planned for 2019, while 14,139 rooms and 78 hotels are currently in the pipeline at various construction/planning stages. At approximately 55,970 rooms in inventory today, the available rooms are expected to increase to approximately 65,000 by 2021. According to the appraisal, extended-stay hotels showed some of the strongest demand growth in maintaining occupancy above its long term average, despite new room construction adding more than 83,000 new rooms over the last three years.

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Annex A-3	JPMDB 2019-COR6

The Residence Inn by Marriott South Beach

The appraisal identified only one hotel in the immediate area considered to be a direct competitor to the Residence Inn by Marriott South Beach Property. The five-story, 96-room, Kimpton Palomar hotel, with approximately 45,000 square feet of street-level retail space is currently being developed by the sponsor and is anticipated to open in January 2020. The proposed hotel will feature modern guestrooms, a fitness center, a rooftop pool, two restaurants, in-room spa services, and valet parking, amongst other standard amenities. The loan sponsor anecdotally projected that the Kimpton Palomar hotel will have an ADR of $275, as compared to The Residence Inn by Marriott South Beach Property’s underwritten ADR of $186.06. The price point differential signifies that the two hotels are likely targeting different cliental.

Operating History and Underwritten Net Cash Flow(1)
	2017	2018	TTM(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	89.3%	88.8%	88.1%	87.5%
ADR	$165.68	$176.90	$186.06	$186.06
RevPAR	$148.01	$157.10	$163.93	$162.80

Room Revenue	$6,266,907	$6,651,533	$6,940,809	$6,892,952	$59,422	93.1%
Food & Beverage Revenue	11,115	11,437	37,801	37,801	326	0.5
Other Departmental Revenue	98,249	111,998	107,534	107,534	927	1.5
Other Income(5)	156,709	250,988	367,333	367,333	3,167	5.0
Total Revenue	$6,532,980	$7,025,956	$7,453,477	$7,405,620	$63,842	100.0%

Room Expense	$1,292,225	$1,268,768	$1,313,246	$1,304,191	$11,243	18.9%
Food & Beverage Expense	2,718	1,449	7,217	7,217	62	19.1
Other Departmental Expenses	36,828	42,333	43,377	43,377	374	40.3
Departmental Expenses	$1,331,771	$1,312,550	$1,363,840	$1,354,785	$11,679	18.3%

Departmental Profit	$5,201,209	$5,713,406	$6,089,637	$6,050,835	$52,162	81.7%

Operating Expenses	$1,482,136	$1,645,028	$1,690,681	$1,690,681	$14,575	22.8%
Gross Operating Profit	$3,719,073	$4,068,378	$4,398,956	$4,360,154	$37,588	58.9%

Management Fees	$326,649	$351,298	$410,016	$444,337	$3,830	6.0%
Property Taxes	418,069	417,905	408,410	450,260	3,882	6.1
Property Insurance	195,979	271,786	362,822	365,038	3,147	4.9
Total Other Expenses	$940,697	$1,040,989	$1,181,248	$1,259,635	$10,859	17.0%

Net Operating Income	$2,778,376	$3,027,389	$3,217,708	$3,100,518	$26,729	41.9%
FF&E	183,179	267,404	335,478	370,281	3,192	5.0
Net Cash Flow	$2,595,197	$2,759,985	$2,882,230	$2,730,237	$23,537	36.9%
(1)	Full year 2016 financials are not available as The Residence Inn by Marriott South Beach Property opened mid-year 2016.

(2)	TTM reflects the trailing 12 month period ending August 31, 2019.

(3)	Per Room values are based on 116 guest rooms.

(4)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line item.

(5)	Other Income is inclusive of parking income, amenity fees and retail lease income.

Property Management. The Residence Inn by Marriott South Beach Property is managed by Residence Inn by Marriott, LLC (“Marriott”). The management agreement commenced in 2016 upon the opening of The Residence Inn by Marriott South Beach Property, currently runs through December 31, 2046 and contains two, 10-year renewal options.

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Brooklyn Renaissance Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title(2):	Leasehold
Cut-off Date Principal Balance(1):	$24,808,910	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.1%	Net Rentable Area (SF):	289,180
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	Brooklyn Renaissance Plaza II LLC	Year Built / Renovated:	1998 / 2019
Sponsor:	Joshua L. Muss	Occupancy:	88.5%
Interest Rate:	4.39000%	Occupancy Date:	1/28/2019
Note Date:	4/11/2019	Number of Tenants:	10
Maturity Date:	5/6/2029	2016 NOI:	$6,770,519
Interest-only Period:	None	2017 NOI:	$6,528,395
Original Term:	120 months	2018 NOI:	$7,356,524
Original Amortization:	360 months	TTM NOI:	N/A
Amortization Type:	Balloon	UW Economic Occupancy:	88.4%
Call Protection:	L(30),Def(86),O(4)	UW Revenues:	$14,691,541
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$6,697,245
Additional Debt(1):	Yes	UW NOI:	$7,994,296
Additional Debt Balance(1):	$64,503,166	UW NCF:	$7,745,455
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$185,000,000 / $640
		Appraisal Date:	12/11/2018

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$309
Taxes:	$850,000	$150,000	N/A	Maturity Date Loan / SF:	$251
Insurance:	$95,000	$12,000	N/A	Cut-off Date LTV:	48.3%
Replacement Reserves:	$0	$6,017	$216,612	Maturity Date LTV:	39.2%
TI/LC:	$3,360,261	$36,102	$1,299,672	UW NCF DSCR:	1.43x
Other(3):	$39,128	1/12 of	N/A	UW NOI Debt Yield:	9.0%
		Ground Rent

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$90,000,000		100.0%	Return of Equity(4)	$73,068,982	81.2%
				Closing Costs(5)	12,586,629	14.0%
				Upfront Reserves	4,344,389	4.8%
Total Sources	$90,000,000		100.0%	Total Uses	$90,000,000	100.0%

(1)	The Brooklyn Renaissance Plaza Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $89.3 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the approximately $89.3 million Brooklyn Renaissance Plaza Whole Loan (as defined below).

(2)	The Brooklyn Renaissance Plaza Property (as defined below) is part of the Brooklyn Renaissance Plaza Development which is subject to a ground lease for a 99-year term through June 19, 2086, with no renewal options, between the City of New York and MWR Associates (c/o Muss Development). The original ground lease was subsequently severed into five separate ground leases, each of which relates to one of the five Brooklyn Renaissance Plaza Development commercial condominium units, and each of which was assigned to a unit owner. The ground lease for the Brooklyn Renaissance Plaza Property requires ground rent in an amount equal to approximately $98,208 per annum through June 30, 2022, which will be adjusted every subsequent 10 years beginning July 1, 2022 (such adjustment date, the “Reappraisal Date”), and adjusted rent will be estimated based upon the right to develop the site consistent with the use and size of the existing improvements (not its highest and best use). The appraiser utilized the land residual approach via the income capitalization approach and projected that the ground rent for the Brooklyn Renaissance Plaza Property as of the first Reappraisal Date on July 1, 2022 is estimated to increase to $486,540 per annum. Ground rent was underwritten based on the estimated July 1, 2022 ground rent equal to $486,540 per annum.

(3)	Initial Other Escrows and Reserves consist of an initial deposit of $39,128 into a free rent reserve for MetLife Services & Solutions.

(4)	The Brooklyn Renaissance Plaza Property was previously unencumbered by debt.

(5)	Closing costs include approximately $8.6 million of costs associated with a payment to the City of New York in connection with the proceeds payment requirement set forth in the ground lease.

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Brooklyn Renaissance Plaza

The Loan. The Brooklyn Renaissance Plaza loan, with a principal balance of approximately $24.8 million as of the Cut-off Date (the “Brooklyn Renaissance Plaza Loan”), is secured by a first mortgage lien on the borrower’s leasehold interest in a Class A office condominium unit comprised of 289,180 square feet of net rentable area located on floors 24 through 32 of the north tower (the “Brooklyn Renaissance Plaza Property”), which is within the Brooklyn Renaissance Plaza mixed use development (the “Brooklyn Renaissance Plaza Development”) located in downtown Brooklyn, New York. The Brooklyn Renaissance Plaza Loan is part of a whole loan that has an aggregate original principal balance as of the Cut-off Date of approximately $89.3 million (the “Brooklyn Renaissance Plaza Whole Loan”) and is comprised of two pari passu notes, each as described in the “Whole Loan Summary” chart below. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of approximately $24.8 million, is being contributed to the JPMDB 2019-COR6 Trust. The controlling Note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $64.5 million, was contributed to the JPMCC 2019-COR5 Trust. The relationship between the holders of the Brooklyn Renaissance Plaza Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. The Brooklyn Renaissance Plaza Whole Loan has a 10-year term and amortizes on a 30-year schedule. The most recent prior financing of the Brooklyn Renaissance Plaza Property was not included in a securitization.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$64,503,166	JPMCC 2019-COR5	Yes
A-2	25,000,000	24,808,910	JPMDB 2019-COR6	No
Total	$90,000,000	$89,312,076

The Borrower. The borrowing entity is Brooklyn Renaissance Plaza II LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Brooklyn Renaissance Plaza Whole Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Joshua L. Muss, a principal of Muss Development LLC (“Muss Development”). Founded in 1906 by Isaac Muss, Muss Development is a family-owned and operated, full-service real estate development and investment company that is currently led by Joshua Muss and his son, Jason Muss. Since its founding, Muss Development has developed more than 15.0 million square feet of commercial, residential, industrial and retail space throughout the five boroughs.

The Property. The Brooklyn Renaissance Plaza Property is a Class A office condominium unit comprised of 289,180 square feet of net rentable area located on floors 24 through 32 of the north tower that is within the Brooklyn Renaissance Plaza Development. Built in 1998 by the loan sponsor, the Brooklyn Renaissance Plaza Development is a mixed-use development comprised of five individual condominium units across two towers containing a total of approximately 1.5 million square feet. The north tower within the Brooklyn Renaissance Plaza Development (the “North Tower”) is a 32-story, mixed-use tower with office and retail space, and the south tower within the Brooklyn Renaissance Plaza Development is comprised of a 386-room Marriott hotel and a parking garage located on three lower levels and the ground floor. The Brooklyn Renaissance Plaza Development is comprised of five individual condominium units, all of which are owned by affiliates of the loan sponsor.

The Brooklyn Renaissance Plaza Development is divided into five condominium units, one of which is the Brooklyn Renaissance Plaza Property. Control of the condominium resides with a five-member board of managers designated by each condominium owner. All decisions and actions by the board require a vote of one or more of the managers representing more than 51% (other than major decisions, which require a vote of 66.67%). No amendment may materially and adversely affect the rights of an owner without the written consent of such owner and any permitted lender of such owner’s unit. Affiliates of the loan sponsor currently own all five of the condominium units.

The Brooklyn Renaissance Plaza Property has unobstructed views of Staten Island, the East River, Manhattan and other parts of New York City. The loan sponsor recently completed an approximately $1.0 million comprehensive renovation of the lobby in the North Tower which features new ceilings, lighting, heightened security with the installation of turnstiles and a newly remodeled interior retail component.

The Brooklyn Renaissance Plaza Property is currently 88.5% occupied by 10 tenants and has reported an average historical occupancy of 100.0% since opening in 1998. Approximately 60.5% of net rentable area and 74.8% of underwritten base rent is attributable to investment grade tenants which include the USA GSA – Secret Service (“GSA”) (30.8% of net rentable area; rated Aaa/AAA/AA+ by Moody’s/Fitch/S&P), the NYC Department of Education (22.2% of net rentable area; rated Aa1/AA/AA by Moody’s/Fitch/S&P) and the NYC Department of Citywide Administration (7.5% of net rentable area; rated Aa1/AA/AA by Moody’s/Fitch/S&P).

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Brooklyn Renaissance Plaza

The largest tenant at the Brooklyn Renaissance Plaza Property, the USA GSA – Secret Service (89,030 square feet; 30.8% of net rentable area; 41.7% of underwritten base rent; rated Aaa/AAA/AA+ by Moody’s/Fitch/S&P), is one of the oldest federal law enforcement agencies in the country and ranks among the most elite in the world. The Secret Service protects both national leaders and visiting foreign dignitaries while helping to secure the nation’s financial infrastructure through financial and cybercrime investigations.

The GSA has been a tenant at the Brooklyn Renaissance Plaza Property since October 2001, originally pursuant to a lease with Empire Insurance Company, the original tenant of the Brooklyn Renaissance Plaza Property (which lease was assigned to BRP Leasing, LLC (“BRP Leasing”), an affiliate of the borrower). At the expiration of the initial lease term in 2018, the GSA extended its lease for an additional five years through October 2023. According to the loan sponsor, the GSA is in the process of approving the attornment to the borrower of BRP Leasing’s rights under the lease which will permit the GSA to enter into a direct lease with the borrower. The GSA utilizes its space as a New York field office and currently pays base rent equal to $59.78 per square foot gross. The tenant has no termination options and no renewal options remaining.

The second largest tenant at the Brooklyn Renaissance Plaza Property, the NYC Department of Education (64,340 square feet; 22.2% of net rentable area; 25.7% of underwritten base rent; rated Aa1/AA/AA by Moody’s/Fitch/S&P), is the branch of municipal government in New York City that manages New York City's public school system. New York City’s public school system is the largest school system in the United States, with over 1.1 million students taught in more than 1,400 separate schools. The NYC Department of Education covers all five boroughs of New York City. Approximately 135,000 people work full-time in New York City’s public-school system.

The NYC Department of Education originally took occupancy at the Brooklyn Renaissance Plaza Property in 2017. The NYC Department of Education leases the entire 28th and 29th floors and currently pays base rent equal to $48.00 per square foot modified gross on a direct lease which commenced in November 2018 and extends for 15 years through October 2033. The NYC Department of Education has no termination options and no renewal options remaining.

The third largest tenant at the Brooklyn Renaissance Plaza Property is the United Federation of Teachers (“UFT”) (44,945 square feet; 15.5% of net rentable area; 13.6% of underwritten base rent). With over 200,000 members predominantly made up of education and healthcare professionals, the UFT is a federation of teachers, nurses and other similar professionals working in New York City’s five boroughs that negotiates and advocates on their behalf for fair and competitive salaries, enhanced professionalism and improved working conditions. UFT supports policies, legislation and programs that promote attaining educational equity, closing the achievement gap and assuring parent and community voice in school governance. The UFT works to raise academic standards and strengthen instruction; reduce class size and overcrowding; create safer, more orderly schools; improve school facilities; and increase parent involvement in schools. The UFT offers a full spectrum of workshops and graduate-level courses to approximately 30,000 members annually. The UFT partners with institutions such as Mt. Saint Vincent, Baruch, NYIT and Adelphi, and offers master’s degrees in programs ranging from Literacy and Early Childhood Education to Teaching English as a Second Language and Special Education.

The UFT originally took occupancy at the Brooklyn Renaissance Plaza Property in October 1998 on a 15-year lease term and extended its lease in April 2014 for an additional 15 years through June 2029. The UFT leases the entire 25th floor and a portion of the 24th floor, and currently pays base rent equal to $38.78 per square foot modified gross. The UFT has no termination options and no renewal options remaining.

The Market. The Brooklyn Renaissance Plaza Property is located in the Downtown Brooklyn neighborhood of Brooklyn, New York. Since 2004, the neighborhood has experienced an increase in retail corridors such as the Fulton Street Mall, Atlantic Avenue and the transformation of DUMBO Heights. Downtown Brooklyn is also the site of the 18,100 seat Barclays Center, home to the NBA’s Brooklyn Nets, NCAA Men's Basketball tournaments and a number of concerts, conventions and other events throughout the year. Additional notable eateries and attractions in the area include the Brooklyn Bridge Park, Dekalb Market, Rocco’s Tacos & Tequila Bar (at the base of the Brooklyn Renaissance Plaza Development), Brooklyn Fare, Borough Hall, TKTS Downtown Brooklyn, Gotham Market and Fort Greene Park.

According to a market report, the Brooklyn Renaissance Plaza Property is located within the Downtown Brooklyn office submarket. As of the third quarter of 2019, the Downtown Brooklyn office submarket contained approximately 24.8 million square feet across 205 buildings with an overall market vacancy of 9.5% and average asking rents of approximately $51.05 per square foot.

The appraisal included 12 rent comparables. Of the 12 comparables, one was triple net (“NNN”) with the remaining 11 full service gross (“FSG”). The one NNN rent comparable was equal to $50.00 per square foot while the 11 FSG rent comparables ranged from $43.00 to $70.00 per square foot with a weighted average of approximately $51.90 per square foot FSG. According to the appraisal, the in-place rents for tenants at the Brooklyn Renaissance Plaza Property are approximately 18.1% below market.

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Brooklyn Renaissance Plaza

Historical and Current Occupancy(1)
2010	2011	2012	2013	2014	2015	2016	2017	2018	Current(2)
100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	88.5%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of January 28, 2019.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent(2)	Lease Expiration Date
USA GSA - Secret Service	Aaa / AAA / AA+	89,030	30.8%	$59.78	41.7%	10/31/2023
NYC Department of Education	Aa1 / AA / AA	64,340	22.2%	$50.99	25.7%	10/31/2033
United Federation of Teachers	NR / NR / NR	44,945	15.5%	$38.78	13.6%	6/30/2029
NYC Department of Citywide	Aa1 / AA / AA	21,625	7.5%	$44.23	7.5%	4/30/2021
Motorola Solutions Inc.(4)	NR / NR / NR	9,975	3.4%	$48.50	3.8%	1/31/2022
LTK Consulting Services Inc.	NR / NR / NR	7,874	2.7%	$43.59	2.7%	6/30/2026
Brooklyn Chamber of Commerce	NR / NR / NR	7,640	2.6%	$29.71	1.8%	5/31/2023
MetLife Services & Solutions(4)(5)	NR / NR / NR	4,995	1.7%	$47.00	1.8%	8/31/2021
Black, Inc.	NR / NR / NR	3,608	1.2%	$34.00	1.0%	5/31/2021
Epstein & Conroy(4)	NR / NR / NR	1,863	0.6%	$33.21	0.5%	1/31/2023
Top 10 Total / Wtd. Avg.		255,895	88.5%	$49.93	100.0%
Other Tenants		0	0.0%	$0.00	0.0%
Total Occupied Space		255,895	88.5%	$49.93	100.0%
Vacant		33,285	11.5%
Total		289,180	100.0%
(1)	Based on the underwritten rent roll dated as of January 28, 2019.

(2)	Base Rent includes average rent over the lease term for investment grade tenant the NYC Department of Education ($192,248).

(3)	NYC Department of Citywide Administration has the right to terminate its lease at any time by providing at least 12 months’ notice and payment of a termination fee.

(4)	Motorola Solutions Inc. has one, five-year renewal option remaining, MetLife Services & Solutions has one, five-year renewal option remaining, and Epstein & Conroy has one, five-year renewal option remaining.

(5)	MetLife Services & Solutions has a free rent period in the months of September 2019 and September 2020, each for approximately $19,564. At origination, the borrower deposited approximately $39,128 into a free rent reserve.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	33,285	11.5%	NAP	NAP	33,285	11.5%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	33,285	11.5%	$0	0.0%
2020	0	0	0.0%	0	0.0%	33,285	11.5%	$0	0.0%
2021	3	30,228	10.5%	1,313,902	10.3%	63,513	22.0%	$1,313,902	10.3%
2022	1	9,975	3.4%	483,788	3.8%	73,488	25.4%	$1,797,690	14.1%
2023	3	98,533	34.1%	5,611,377	43.9%	172,021	59.5%	$7,409,066	58.0%
2024	0	0	0.0%	0	0.0%	172,021	59.5%	$7,409,066	58.0%
2025	0	0	0.0%	0	0.0%	172,021	59.5%	$7,409,066	58.0%
2026	1	7,874	2.7%	343,193	2.7%	179,895	62.2%	$7,752,260	60.7%
2027	0	0	0.0%	0	0.0%	179,895	62.2%	$7,752,260	60.7%
2028	0	0	0.0%	0	0.0%	179,895	62.2%	$7,752,260	60.7%
2029	1	44,945	15.5%	1,742,783	13.6%	224,840	77.8%	$9,495,042	74.3%
2030 & Beyond	1	64,340	22.2%	3,280,568	25.7%	289,180	100.0%	$12,775,610	100.0%
Total	10	289,180	100.0%	$12,775,610	100.0%
(1)	Based on the underwritten rent roll dated January 28, 2019.

(2)	Base Rent Expiring includes $192,248 of average rent over the lease term for the NYC Department of Education.

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Brooklyn Renaissance Plaza

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$7,462,946	$7,462,946	$8,502,569	$12,583,362	$43.51	75.7%
Straight Line Rent(3)	0	0	0	192,248	0.66	1.2%
Vacant Income	0	0	0	1,930,530	6.68	11.6%
Gross Potential Rent	$7,462,946	$7,462,946	$8,502,569	$14,706,140	$50.85	88.5%
Total Reimbursements(2)	3,568,169	3,785,081	3,999,970	1,912,225	6.61	11.5%
Total Other Income	6,785	0	3,706	3,706	0.01	0.0%
Net Rental Income	$11,037,900	$11,248,027	$12,506,245	$16,622,071	$57.48	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,930,530)	(6.68)	(11.6)%
Effective Gross Income	$11,037,900	$11,248,027	$12,506,245	$14,691,541	$50.80	88.4%
Total Expenses(4)	$4,267,381	$4,719,632	$5,149,721	$6,697,245	$23.16	45.6%
Net Operating Income	$6,770,519	$6,528,395	$7,356,524	$7,994,296	$27.64	54.4%
Total TI/LC, CapEx/RR	0	0	0	248,841	0.86	1.7%
Net Cash Flow	$6,770,519	$6,528,395	$7,356,524	$7,745,455	$26.78	52.7%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	The increase in Underwritten Rents in Place and the decrease in Underwritten Total Reimbursements over the historical periods is primarily attributable to the GSA renewal in October 2018 which converted the base rent from modified gross to gross as well as the new direct lease with the NYC Department of Education which commenced in November 2018.

(3)	Based on the average rent over the lease term for the NYC Department of Education.

(4)	The increase in Underwritten Total Expenses from 2018 Total Expenses is primarily attributable to approximately $822,001 in higher underwritten real estate taxes as well as an approximately $388,332 higher underwritten ground lease expense. The Brooklyn Renaissance Plaza Development is subject to a payment in lieu of taxes (“PILOT”) program pursuant to which PILOT payments are calculated based on the assessed value of the entire Brooklyn Renaissance Plaza Development and the Brooklyn Renaissance Plaza Property’s allocated share of 21.1538%, based on its common interest in the condominium. Under the PILOT program, taxes are payable on the subject land based on current assessments; however, the improvements are exempt from real estate taxes for 16 years. Taxes on the improvements are then phased in at 10.0% increments from year 17 through year 25 when the exemption ends. The PILOT program for the Brooklyn Renaissance Plaza Development is in year 21 of 25 and due to the short-term nature of the abatement, the full unabated real estate tax amount was underwritten.

Property Management. The Brooklyn Renaissance Plaza Property is managed by Renaissance Property Managers LLC, an affiliate of the borrower.

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8571 Rivers Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$24,500,000	Title(1):	Fee / Leasehold
Cut-off Date Principal Balance:	$24,500,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.0%	Net Rentable Area (SF)(2):	173,582
Loan Purpose:	Refinance	Location:	North Charleston, SC
Borrower:	API-N. Charleston, LLC	Year Built / Renovated:	1995 / 2017
Sponsors:	G. Steele Dewey IV, Steven J.	Occupancy(2):	100.0%
	Townley, Randolph W. Green, John	Occupancy Date:	11/6/2019
	Kneisel	Number of Tenants:	1
Interest Rate:	4.05000%	2016 NOI(3):	N/A
Note Date:	10/11/2019	2017 NOI(3):	N/A
Maturity Date:	11/6/2029	2018 NOI(3):	N/A
Interest-only Period:	None	TTM NOI(3):	N/A
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization:	360 months	UW Revenues:	$3,823,548
Amortization Type:	Balloon	UW Expenses:	$1,169,529
Call Protection:	L(24),Def(92),O(4)	UW NOI:	$2,654,020
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$2,441,373
Additional Debt:	N/A	Appraised Value / Per SF(5):	$40,400,000 / $233
Additional Debt Balance:	N/A	Appraisal Date:	9/10/2019
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$141
Taxes:	$452,254	$38,818	N/A	Maturity Date Loan / SF:	$112
Insurance:	$115,368	$12,819	N/A	Cut-off Date LTV:	60.6%
Replacement Reserves:	$0	$2,893	N/A	Maturity Date LTV:	48.3%
TI/LC:	$3,814,538	$0	N/A	UW NCF DSCR:	1.73x
Other(4):	$402,698	Springing	N/A	UW NOI Debt Yield:	10.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,500,000		97.3%	Payoff Existing Debt	$18,842,348	74.8%
Sponsor Equity	680,378		2.7%	Upfront Reserves	4,784,858	19.0%
				Closing Costs	1,553,172	6.2%
Total Sources	$25,180,378		100.0%	Total Uses	$25,180,378	100.0%
(1)	The borrower’s ownership in the 8571 Rivers Avenue Property (as defined below) is an estate for years through June 29, 2025 at which time the borrower’s fee estate will revert to a ground lease interest. In connection with the origination of the 8571 Rivers Avenue Loan (as defined below), the borrower entered into a ground lease with a third party that will take effect on June 30, 2025 (the “Ground Lease”). The Ground Lease has a 25 year initial term with five 5-year extension options and continues through June 29, 2075 with annual ground rent payments of $495,000 per year (flat for the term of the Ground Lease) commencing in June 2025. The Ground Lease also contains mortgagee notice and cure rights. In addition, commencing on June 30, 2025, or at any time during the term of the Ground Lease, the borrower has the right to purchase the ground lessor’s fee simple interest in perpetuity, at the fair market value of the land excluding any improvements, but also taking into consideration the $495,000 ground rents in determination of the purchase price. The 8571 Rivers Avenue Loan was underwritten to include $297,000 per year in annual ground rent payments, which represents average ground rent payments during the 15 years after origination of the 8571 Rivers Avenue Loan.

(2)	T-Mobile PCS Holdings, LLC (“T-Mobile”) currently occupies 129,232 square feet and the tenant exercised its expansion option for an additional 44,350 square feet (the “Expansion Premises”). The Expansion Premises are currently under construction with an expected rent commencement date of May 2020.

(3)	The T-Mobile lease commenced in March 2018. No historical cash flow information is available prior to the commencement of the T-Mobile lease.

(4)	Other reserves consist of (i) an upfront deposit of $402,698 for the T-Mobile Expansion Premises rent through the expected rent commencement date of May 2020 and (ii) a monthly ground lease reserve equal to 1/12th of the estimated ground rent due over the next 12 months, which monthly reserve payments are required commencing on the July 2025 payment date and continue until the date on which the borrower acquires the fee simple interest of the 8571 Rivers Avenue Property.

(5)	The appraisal valued the 8571 Rivers Avenue Property assuming the purchase option is exercised and deducted the cost of the land acquisition to arrive at the appraised value.

A-3-110

Annex A-3	JPMDB 2019-COR6

8571 Rivers Avenue

The Loan. The 8571 Rivers Avenue loan, with an outstanding principal balance of $24.5 million as of the Cut-off Date (the “8571 Rivers Avenue Loan”), is secured by a first mortgage lien on the borrower’s fee simple and leasehold interest in an office property comprised of 173,582 square feet of net rentable area (the “8571 Rivers Avenue Property”) located in North Charleston, SC. The 8571 Rivers Avenue Loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity is API-N. Charleston, LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with at least two independent directors. The borrower’s ownership in the 8571 Rivers Avenue Property is an estate for years through June 29, 2025 at which time the borrower’s fee estate will revert to a ground lease interest. In addition, the borrower has an option to purchase the fee simple interest at fair market value on June 30, 2025 or any time during the ground lease term.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are G. Steele Dewey IV, Steven J. Townley, Randolph W. Green, and John Kneisel, on a joint and several basis. The sponsors are principals and investors of Aston Properties, a Charlotte based real estate company founded in 1980 with experience in the development, management and investment in southeastern commercial real estate assets. Aston Properties’ current portfolio consists of 44 properties across the Southeast and Mid-Atlantic. The guarantors are required to maintain a net worth of not less than $20.0 million and liquidity of not less than $2.0 million during the term of the 8571 Rivers Avenue Loan.

The Property. The 8571 Rivers Avenue Property is a call center office facility comprised of 173,582 square feet of net rentable area located on a 19.43 acre parcel in North Charleston, South Carolina. The 8571 Rivers Avenue Property contains 1,344 parking spaces, representing a parking ratio of 8 spaces per 1,000 square feet. The 8571 Rivers Avenue Property was built in 1995 and was operated as a K-Mart until March 2017 when the store closed. After K-Mart vacated, the 8571 Rivers Avenue Property was extensively renovated and converted into a call center that was subsequently 100.0% leased to T-Mobile. T-Mobile currently occupies 129,232 square feet and exercised its expansion option for an additional 44,350 square feet in August 2019 to occupy the entire building. The Expansion Premises is currently being renovated and the borrower anticipates that T-Mobile will take occupancy and commence paying rent for the Expansion Premises in May 2020. T-Mobile’s lease commenced in March 2018 and has a term of 148 months, expiring in July 2030 with three, five-year renewal options. The T-Mobile lease is guaranteed by T-Mobile USA, Inc. (Moody’s: Ba2) and T-Mobile’s parent company is Deutsche Telekom AG (S&P: BBB+ / Moody’s: Baa1 / Fitch: BBB+). T-Mobile employs a 1,200 person workforce at the 8571 Rivers Avenue Property, making it their largest U.S. call center. T-Mobile USA, Inc., together with its subsidiaries, provides mobile communications services in the United States, Puerto Rico, and the U.S. Virgin Islands. In 2017, T-Mobile had over 44,000 employees, revenue of $40.6 billion, and over 55 million customers.

The Market. The 8571 Rivers Avenue Property is located in the Charleston-North Charleston, SC metropolitan statistical area. According to the appraisal, the area has a population of 798,940 people, which has increased 2.1% per annum since 2010 and is expected to increase 1.9% per annum through 2024. The area includes a total of 398,707 employees and has a 3.4% unemployment rate. The Charleston office market continues to thrive with one of the lowest vacancy rates and one of the highest asking rates in the Southeast. Primary access to the 8571 Rivers Avenue Property neighborhood is provided by Interstate 26, Highway 642 and Rivers Avenue, also known as Highway 78. Interstate 26 is primarily a six-lane, variable width right-of-way, traversing the neighborhood in a northwest-southeast direction. Highway 78 is an arterial road that connects the subject neighborhood. The commute to the Charleston's central business district is approximately twenty minutes. The commute to the Charleston International Airport is around 12 minutes.

According to the appraisal, the 8571 Rivers Avenue Property is located in the North Charleston office submarket. According to a third party market report, as of the fourth quarter of 2019, the North Charleston office submarket consisted of approximately 10 million rentable square feet of office space with an overall vacancy rate of 7.2% and average rents of $24.10 per square foot. The appraisal identified eight comparable office leases in the Charleston market area ranging in size from 50,254 square feet of leased area to 172,000 square feet of leased area. Base rents for the comparable office leases ranged from $16.75 per square foot to $25.12 per square foot, with a weighted average of approximately $20.28 per square foot. Seven of the comparable leases identified by the appraisal are on a triple net basis and one comparable lease is on an absolute net basis. Per T-Mobile’s 2018 executed lease, and including the Expansion Premises, T-Mobile is required to pay $17.80 per square foot on a triple net basis as of November 2019 on their 129,232 square feet of occupied space, with a contractual rent step to $18.16 per square foot in April 2020. The appraisal concluded a market rent of $18.00 per square foot which is in line with the 8571 Rivers Avenue Property’s base rent.

A-3-111

Annex A-3	JPMDB 2019-COR6

8571 Rivers Avenue

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
T-Mobile PCS Holdings LLC(4)	Baa1 / BBB+ / BBB+	173,582	100.0%	$18.16	100.0%	7/31/2030
Total Occupied Space		173,582	100.0%	$18.16	100.0%
Vacant		0	0
Total		173,582	100.0%
(1)	Based on the in-place T-Mobile lease that commenced in March 2018 including the Expansion Premises.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes approximately $62,499 in contractual rent steps over the loan term.

(4)	T-Mobile has three, five-year renewal options remaining.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2030 & Beyond	1	173,582	100.0%	3,152,259	100.0%	173,582	100.0%	$3,152,259	100.0%
Total	1	173,582	100.0%	$3,152,259	100.0%

(1)	Based on the in-place T-Mobile lease that commenced in March 2018 including the Expansion Premises.

(2)	Base Rent Expiring includes approximately $62,499 in contractual rent steps over the loan term.

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,089,760	$17.80	76.8%
Contractual Rent Steps(3)	62,499	0.36	1.6%
Vacant Income	0	0.00	0.0%
Gross Potential Rent	$3,152,259	$18.16	78.3%
Total Reimbursements	872,529	5.03	21.7%
Total Other Income	0	0.00	0.0%
Net Rental Income	$4,024,788	$23.19	100.0%
(Vacancy/Credit Loss)	(201,239)	(1.16)	(5.0)%
Effective Gross Income	$3,823,548	$22.03	95.0%

Total Expenses	$1,169,529	$6.74	30.6%

Net Operating Income	$2,654,020	$15.29	69.4%

Total TI/LC, CapEx/RR	212,647	1.23	5.6%

Net Cash Flow	$2,441,373	$14.06	63.9%

(1)	The T-Mobile lease commenced in March 2018. No historical cash flow information is available prior to the commencement of the T-Mobile lease.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the April 2020 contractual rent step.

Property Management. The 8571 Rivers Avenue Property is managed by Aston Properties, Inc., a North Carolina corporation and an affiliate of the borrower.

A-3-112

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE LEFT INTENTIONALLY BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 8th Floor New York, NY 10179 Contact: General Information Number Phone Number: (212) 834-3813	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Pentalpha Surveillance LLC 375 North French Road Suite 100 Amherst, NY 14228 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount
Controlling Class:		Loan Number	Appraisal	Cumulative	Most Recent
Effective as of: mm/dd/yyyy			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P&I Advances	Outstanding P&I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P&I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P&I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMDB Commercial Mortgage Securities Trust 2019-COR6 Commercial Mortgage Pass-Through Series 2019-COR6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	12/13/18
		Record Date:	11/29/19
		Determination Date:	12/9/19

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: JPMDB Commercial Mortgage Securities Trust 2019-COR6, Commercial Mortgage Pass-Through Certificates, Series 2019-COR6
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1   This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event)] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

 [THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted

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thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since November 3, 2019.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

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(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

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Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

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property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a

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replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or

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reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and

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operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the

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REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that

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existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(35)       Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

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(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)        Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(39)       No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or

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arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(40)        Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(41)        Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(42)        Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA“) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further

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action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(43)       Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(44)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property

D-1-15

or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(45)       Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(46)       Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(47)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(48)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

D-1-16

SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Innovation Park

Tysons Tower

600 & 620 National Avenue

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
(7) Lien; Valid Assignment

Innovation Park (Loan No. 3), Sunset North (Loan No. 9), Grand Canal Shoppes (Loan No. 16), 600 & 620 National Avenue (Loan No. 17), Tysons Tower (Loan No. 18), Hilton Cincinnati Netherland Plaza (Loan No. 20)

The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	600 & 620 National Avenue (Loan No. 17)

The sole tenant, Google LLC, has a right of first offer to purchase the Mortgaged Property if the borrower decides to market the property for sale. The right of first offer is not extinguished by foreclosure.

The Mortgaged Property is subject to certain recorded use and activity limitations, including prohibitions against any schools, nursing home, hospital or similar uses being conducted on-site, as well as easements necessary for ongoing environmental remediation. See exception to “Environmental Conditions” below for additional information.

(8) Permitted Liens; Title Insurance	Grand Canal Shoppes (Loan No. 16)

The Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners, including, without limitation, the Mortgagors and Venetian Casino Resort, LLC, the ground lessor under the ground leases to which a portion of the Mortgaged Property is subject (the “Ground Leases”) and an affiliate of Las Vegas Sands, which operates the Venetian Hotel and Casino and the Palazzo Resort and Casino. Pursuant the REA, a transfer of either the Grand Canal Shoppes fee parcel or the Palazzo Shoppes fee parcel of the Mortgaged Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Mortgaged Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of Venetian Casino Resort, LLC.

Additionally, under the REA, in the case of acceleration

D-2-1

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

of the Mortgage Loan, Venetian Casino Resort, LLC has the right, subject to the satisfaction of certain financial covenants, to purchase the Mortgage Loan at a price equal to (a) the principal balance, (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the Mortgage Loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

In addition, in connection with any transfer of the Grand Canal or Palazzo fee parcel, except for in connection with a foreclosure event, the Venetian Casino Resort, LLC has consent rights unless (i) the transferee is neither a competitor nor affiliate of a competitor, (ii) such transferee (of affiliate thereof) owns or manages not less than 10,000,000 square feet of retail space in the United States, and (iii) the sale would not, in the good faith judgment of the transferor, jeopardize the gaming licenses held by Venetian Casino Resort, LLC.  Additionally in connection with any transfer, the tenant under the corresponding Ground Lease must always be an affiliate of the owner of the transferred fee parcel.

(9) Junior Liens	Innovation Park (Loan No. 3)

In connection with (a) a bona fide sale of the Mortgaged Property to a third party or (b) funding tenant improvement and leasing commission obligations under any new lease approved by the lender and any new mezzanine lender in order to convert the existing industrial space at the Mortgaged Property to office use, the owners of the transferee of the Mortgaged Property will be permitted to obtain a mezzanine loan (the “New Mezzanine Loan”) secured by one hundred percent (100%) of the ownership interests in Transferee upon satisfaction of certain conditions, including, without limitation, the following: (i) immediately after giving effect to the closing of such mezzanine loan, the loan-to-value ratio (as calculated in the loan documents) may not exceed 68.8%, (ii) immediately after giving effect to the closing of such mezzanine loan, the debt service coverage ratio (as

D-2-2

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

calculated in the loan documents) is not less than 2.46x, (iii) the maturity date of the mezzanine loan is not earlier than the maturity date of the Mortgage Loan and (iv) rating agency confirmation is obtained.

(10) Assignment of Leases and Rents

Innovation Park (Loan No. 3), Sunset North (Loan No. 9), Grand Canal Shoppes (Loan No. 16), 600 & 620 National Avenue (Loan No. 17), Tysons Tower (Loan No. 18), Hilton Cincinnati Netherland Plaza (Loan No. 20)

The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(18) Insurance	BJ’s Wholesale Club (Loan No. 6)

To the extent (a) the BJ’s Wholesale Club (“BJ’s”) lease (the “BJ’s Lease”) is in full force and effect, (b) no default beyond any applicable notice and cure period has occurred and is continuing under the BJ’s Lease, (c) BJ’s maintains third-party coverage for the Mortgaged Property required pursuant to the Mortgage Loan documents, including the all-risk “special form” insurance (including terrorism, wind/named storm, flood and, if applicable, law and ordinance), business income or rental loss insurance, solely with respect to flood perils, the builder’s risk coverage, if applicable, and boiler and machinery insurance, if applicable (the “Applicable Requirements”), and such coverage must (1) name the lender as mortgagee/loss payee, (2) comply with the carrier requirements of the Mortgage Loan documents (except that the lender will accept Starr Surplus Lines Insurance Company, currently rated A XV, in its current position and participation percentage within the syndicate of the property program, provided, however, such rating is not withdrawn or downgraded below the foregoing A. M. Best carrier rating requirement), (3) have a property deductible which is no greater than $250,000, and (4) have a flood deductible which is no greater than $500,000), (d) the BJ’s Lease will remain in full force and effect following a casualty and BJ’s is obligated per the terms of the BJ’s Lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of rent abatement during such restoration, and (v) no less frequently than annually, and prior to renewal thereof, the Mortgagor delivers evidence acceptable to the lender that BJ’s maintains in full force and effect the insurance described in clause (c) above (clauses (a)-(d), collectively, the “BJ’s

D-2-3

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

Insurance Conditions”), then the Mortgagor will be deemed in compliance with the requirements of the Applicable Requirements as respects the Mortgaged Property and will not be required to maintain such coverage with respect to the Mortgaged Property. Notwithstanding anything to the contrary contained herein, the Mortgagor will at all times be required to maintain the following coverages, each as required under the Mortgage Loan documents, regardless of any third-party property insurance maintained by BJ’s:  (1) business income coverage, (2) liability coverages; and (3) NFIP coverage available through the National Flood Insurance Program.

(18) Insurance	Grand Canal Shoppes (Loan No. 16)

The Mortgage Loan documents permit insurance through a syndicate of insurers through which, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company.

The Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners. The REA provides that, in the event of a casualty involving more than one property, the affected

D-2-4

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

owners (and, to the extent provided by the REA and the related loan documents, their mortgagees) shall consult and reasonably agree as to the cost and method of payment for restoration work, the time, and the parties to perform the necessary work. If the affected parties cannot agree within 60 days after insurance proceeds are made available for restoration, any open issues may be submitted by any party to an “Independent Expert” (with respect to insurance matters, “a reputable and independent Person with experience in commercial real estate insurance”) for determination. The mortgagee of any affected property may participate in any dispute involving an Independent Expert.

(18) Insurance	600 & 620 National Avenue (Loan No. 17)	The Mortgage Loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $10,000.
(18) Insurance	Tysons Tower (Loan No. 18)

The Mortgage Loan documents permit a property insurance deductible of up to $100,000. The in-place property insurance deductible is $50,000.

For multilayered blanket policies, the Mortgage Loan documents permit up to 20% of such coverage to be written by carriers with a rating of not less than “BBB” by S&P and “Baa2” by Moody’s, if Moody’s is rating the Securities and rates the applicable insurance company.

The Mortgage Loan documents require the insurance companies to have an AM Best rating of “A-:VIII” or better.

(19) Access; Utilities; Separate Tax Lots	Innovation Park (Loan No. 3)

The Mortgaged Property is contiguous to three unimproved parcels (the “Unimproved Parcels”) that are not part of the Mortgaged Property. The borrower is required under the Mortgage Loan documents to provide evidence satisfactory to the lender that the Mortgaged Property is a single tax parcel. Until such time as the borrower provides evidence satisfactory to the lender that the Mortgaged Property is a single tax parcel, the borrower will remain subject to taxes being levied against such Unimproved Parcels. In addition, pursuant to a certain parking easement to which the Mortgaged Property is subject (the “Parking Easement”), the borrower may not permit or allow development of the Unimproved Parcels except in accordance with the Parking Easement. The Mortgage Loan documents provide for a non-recourse carveout

D-2-5

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
for any losses incurred by the lender in connection with the failure of the Mortgaged Property to be a single tax parcel.
(26) Local Law Compliance	BJ’s Wholesale Club (Loan No. 6)

Pursuant to the related zoning assessment report (the “Zoning Report”) obtained at origination of the Mortgage Loan, there are 16 outstanding elevator violations listed in the NYC Department of Buildings database and one violation listed in the NYC Fire Department database.  The Zoning Report indicates that the fire code violation has been corrected but not yet been removed from the NYC Fire Department database. The Mortgage Loan documents provide for a recourse carveout for any losses incurred by the lender as a result of a violation of the legal requirements related to elevators identified in Zoning Report; provided, however, such loss carveout will be of no further force and effect from and after the date on which the Mortgagor provides the lender with evidence reasonably satisfactory to the lender that all such violations have been remedied in accordance with legal requirements.

(28) Recourse Obligations	Innovation Park (Loan No. 3)

The Mortgagor at its election may maintain a policy of environmental insurance. In such event, the lender agrees that, with respect to all matters covered by such policy, such policy will be the lender’s primary source of recovery for any liability relating to hazardous materials at the Mortgaged Property and the environmental indemnity provided in connection with the Mortgage Loan will be the lender’s secondary source of recovery; provided, however, (i) the Mortgagor and guarantor (individually and collectively, “Indemnitor”) will be primarily liable for any deductible under such policy, and (ii) the Indemnitor will be primarily liable for losses (including any remediation costs) not covered by such policy or losses (including any remediation costs) in excess of the coverage under such policy.

The Mortgagor and the guarantor (individually and collectively, “Indemnitor”) will have no liability for any losses caused solely by, or arising solely from actions or conditions or events occurring more than two (2) years after the date of repayment of the Mortgage Loan in full and performance in full of all other obligations of Indemnitor under the Mortgage Loan documents (the “Release Date”); provided, however, that the Indemnitor will not be released from any such losses until such time, on or after the Release Date, as Indemnitor, at its sole cost and expense, delivers to

D-2-6

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

Indemnitee an acceptable Phase I or Phase II environmental report in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant reasonably satisfactory to the indemnitee, indicating that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement other than hazardous substances or environmental conditions disclosed in the environmental report delivered to the lender in connection with the origination of the Mortgage Loan. Such environmental report will be dated within ninety (90) days of the Release Date.

(28) Recourse Obligations	BJ’s Wholesale Club (Loan No. 6)

The obligations and liabilities of the Mortgagor and the guarantor (individually and collectively, “Indemnitor”) under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim twenty-four (24) months after the date that the Mortgage Loan has been paid in full and all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in full on or prior to the maturity date of the Mortgage Loan and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee will have received, at the Indemnitor’s expense, an updated environmental report dated within sixty (60) days of the date the Mortgage Loan is paid in full showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, excluding any matters previously identified in the environmental report delivered to the lender in connection with the closing of the Mortgage Loan and unchanged since that date.

(28) Recourse Obligations	Sunset North (Loan No. 9)

The Mortgage Loan documents provide that carveouts for losses exclude special, punitive and consequential damages, other than those payable by the lender to a third party, and excluding any losses, claims, damages, liabilities, costs or expenses arising from the gross

D-2-7

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

negligence or willful misconduct of the lender.

The loss carveout for misapplication of insurance proceeds or condemnation awards or of rents following an event of default is limited to failure by Mortgagor or the guarantor to apply in accordance with the provisions of the Mortgage Loan documents.

The indemnification obligations of the Mortgagor and guarantor under the environmental indemnity will terminate on the date which is two years after (x) the full and indefeasible payment by the Mortgagor of the Mortgage Loan, provided, that (i) such two year period does not commence until the date on which the Mortgagor or guarantor furnishes to the lender a Phase I environmental report with respect to the Mortgaged Property from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, and which updated environmental report(s) do not disclose, as of the date of delivery, any actual or threatened (A) non-compliance with or violation of applicable environmental laws (or of permits issued pursuant to environmental laws) in connection with the Mortgaged Property or the operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the indemnity which processes or proceedings could, in the lender’s reasonable opinion, trigger the Mortgagor’s or guarantor’s indemnification obligations under the indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws and (ii) no notice of claim or allegation of losses is made by an indemnified party during such two year period.

(28) Recourse Obligations	Jersey City Group 2 (Loan No. 10)	The loss carveout for physical waste is limited to intentional material physical waste of any individual Mortgaged Property.
(28) Recourse Obligations	Grand Canal Shoppes (Loan No. 16)

The loss carveout for physical waste is limited to physical waste to the Mortgaged Property caused by intentional acts or intentional omissions of the Mortgagors, the guarantor, or any affiliates thereof.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to the intentional misapplication,

D-2-8

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

misappropriation or conversion by the Mortgagors, the guarantor, or any affiliates thereof.

A transfer is made in violation of the related terms set forth in the Mortgage Loan documents constitutes only a loss carveout instead of a full recourse carveout, and if such violation arises solely from (A) a failure to provide any required notice, no such liability will arise if the Mortgagors promptly provide such notice after notice from the lender or (B) a failure to provide any required delivery, no such liability will arise if the Mortgagors promptly provide such required delivery after notice from the lender to the extent, in the case of any require delivery, the contents of such delivery are such that the transfer in question would have been permitted pursuant to the terms and provisions of the Mortgage Loan documents.

The obligations and liabilities of the Mortgagors and the guarantor under the related environmental indemnity agreement will terminate two years after the earliest to occur of (A) the repayment of the Mortgage Loan in full and the satisfaction of all obligations of the Mortgagors and the guarantor under the Mortgage Loan documents (except any such obligations, such as indemnification obligations which expressly survive repayment in full of the Mortgage Loan), (B) the Mortgaged Property being defeased in accordance with the terms of the Mortgage Loan documents or (C) an indemnified party or an agent thereof will have acquired possession of or title to the Mortgaged Property by foreclosure, exercise of power of sale or deed in lieu thereof.

(28) Recourse Obligations	600 & 620 National Avenue (Loan No. 17)

The loss carveout intentional misrepresentation is limited to intentional material misrepresentation.

The loss carveout for physical waste is limited to intentional material physical waste.

The loss carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to any misappropriation or intentional misapplication thereof and does not include conversion thereof.

The Mortgagor and guarantor (individually and collectively, “Indemnitor”) will be released from its obligations set forth herein on the second (2nd) anniversary of the date on which the following are satisfied: (i) the Mortgage Loan is paid in full in the

D-2-9

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

ordinary course, (ii) Indemnitor delivers to the indemnitee a current Phase I environmental site assessment with respect to the Mortgaged Property (and a follow up Phase II environmental assessment report if required by the Phase I) and such other information or investigations as the indemnitee may require in its reasonable discretion (collectively, “Acceptable Information”), which concludes that there is no evidence that the Mortgaged Property contains any hazardous substances and the Mortgaged Property is not subject to any significant risk of contamination from any off site hazardous substances in violation of the representations, warranties, and covenants set forth in the environmental indemnity agreement and the other Mortgage Loan documents, as determined by the indemnitee in its reasonable discretion, (iii) no event of default exists and is continuing under the Mortgage Loan documents, (iv) the indemnitee has not exercised any of its remedies under the related security instrument to obtain an entry of a judgment of foreclosure, exercise any power of sale, or delivery of a deed in lieu of foreclosure of the security instrument, and (v) as of the date of determination, all of the representations and warranties contained under the environmental indemnity agreement and in any of the other Mortgage Loan documents regarding hazardous substances or environmental law are true and correct, as determined by the indemnitee.

If the Mortgagor maintains an environmental insurance policy in effect at the time of an environmental loss which is a non-recourse carveout, the environmental insurer is not subject to a bankruptcy or similar event and all or a portion of the environmental loss would be covered under the environmental insurance policy, then so long as the Indemnitor is diligently pursuing the claim for the environmental loss under the environmental insurance policy no claim will be made under the non-recourse carveout guaranty with respect to the environmental loss for up to 120 days, provided that the 120 day standstill period will not apply unless the claim for the environmental loss is greater than any deductible or self-insured retention under the environmental insurance policy and the Indemnitor pays to the lender the portion of the environmental loss up to the amount of such deductible or self-insured retention. At the expiration of the 120 day period, the lender may seek recovery for the environmental loss from the Indemnitor for all or any portion of the

D-2-10

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
environmental loss that was not paid to the lender from the proceeds under the environmental insurance policy.
(28) Recourse Obligations	Tysons Tower (Loan No. 18)

There is no separate nonrecourse carve-out guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents.

In connection with the loss carveout for breaches of the environmental covenants in the Mortgage Loan documents, if the Mortgagor delivers to the lender an environmental insurance policy, the lender is required to first use commercially reasonable efforts (at the expense of the Mortgagor) to recover under such policy before making claim under the Mortgage Loan documents, and the Mortgagor will not have any liability to the extent of amounts actually received by the lender under such policy.

The loss carveout with respect to physical waste of the Mortgaged Property is limited to the intentional physical waste of any portion of the Mortgaged Property that is not an immaterial parcel.

The Mortgage Loan documents do not provide for a loss carveout for willful misconduct.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default only includes the misappropriation or conversion thereof and not misapplication thereof.

The Mortgagor will be released from its obligations under the environmental indemnity agreement on the second (2nd) anniversary of the date on which the Mortgage Loan is paid in full (or thereafter if such conditions are satisfied after the second (2nd) anniversary of such date) in the event that (i) the Mortgage Loan is paid in full, and (ii) not more than three (3) months prior to the second (2nd) anniversary of the date on which the Mortgage Loan is paid in full (or thereafter if such conditions are satisfied after the second (2nd) anniversary of such date), the Mortgagor, at its sole cost and expense, delivers to the indemnitee a current Phase I environmental site assessment of the Property in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant chosen or approved by the indemnitee in its sole discretion, (and delivers a follow

D-2-11

JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

up Phase II environmental report if required by the Phase I) and such other information or investigations as the indemnitee may reasonably require, which conclude that the Mortgaged Property contains no “recognized environmental conditions” (as that term is used by environmental professionals under applicable ASTM standards), and as of such second (2nd) anniversary there is no outstanding claim for indemnification or request for defense made by the indemnitee or any other indemnified party under the environmental indemnity agreement.

(28) Recourse Obligations	Hilton Cincinnati Netherland Plaza (Loan No. 20)

The loss carveout with respect to physical waste of the Mortgaged Property is limited to the voluntary material physical waste.

The obligations and liabilities of the Mortgagor and the guarantor (individually and collectively, “Indemnitor”) under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim twenty-four (24) months after the date that the Mortgage Loan has been paid in full and all of the following conditions are satisfied in full: (i) the Mortgage Loan will have been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the Mortgage Loan origination date hereof and the date the Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee will have received, at Indemnitor’s expense, an updated Phase I or Phase II environmental report for the Mortgaged Property dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.

(31) Acts of Terrorism Exclusion	Innovation Park (Loan No. 3)

If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended, is no longer in effect, then provided that terrorism insurance is commercially available, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the borrower will not be required to

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JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Acts of Terrorism Exclusion	BJ’s Wholesale Club (Loan No. 6)

If the Terrorism Risk Insurance Program Reauthorization Act of 2015, is no longer in effect, then provided that terrorism insurance is commercially available, the borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Acts of Terrorism Exclusion	Grand Canal Shoppes (Loan No. 16)

The Borrower is not obligated to expend an amount that is more than two times the amount of the annual insurance premium that is payable at such time with respect to the property and business interruption/rental loss insurance (without giving effect to the cost of earthquake insurance or terrorism insurance components of such policies) and allocable to the Mortgaged Property based on market rates (the “Terrorism Insurance Cap”) in any policy year on the insurance premiums for insurance required pursuant of the Mortgage Loan documents (“Terrorism Insurance”) and if the cost of the required Terrorism Insurance exceeds the Terrorism Insurance Cap, the Borrower is required to purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap.

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JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
(31) Acts of Terrorism Exclusion	Tysons Tower (Loan No. 18)

If TRIPRA or subsequent statute, extension, or reauthorization is no longer in effect, the Mortgagor will not be required to pay any annual insurance premiums solely with respect to such terrorism coverage in excess of 200% of the amount of the then annual premiums paid by the Mortgagor for all-risk coverage under a stand-alone all-risk policy (including property/casualty coverage and loss of rents/business interruption coverage) (without implying any obligation of the Mortgagor to obtain a stand-alone policy, the premium for same serving as a reference only) (the “Terrorism Premium Cap”) (without implying any obligation to obtain a stand-alone policy, the premium for the same serving as a reference only) and, if the cost for such coverage exceeds the Terrorism Premium Cap, the Mortgagor will purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap), provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (A) purchase such stand-alone terrorism policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (B) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap.

(43) Environmental Conditions	600 & 620 National Avenue (Loan No. 17)

The Mortgaged Property is included within the Middlefield-Ellis-Whitman (“MEW”) Superfund Site and ongoing remedial activities are being performed by identified responsible parties under U.S. Environmental Protection Agency oversight. Long-term, area-wide electronics industry-related activities resulted in subsurface contamination with various volatile organic compounds, primarily trichloroethylene (“TCE”). The responsible parties include Fairchild Semiconductor International, subsidiary to ON Semiconductor Corporation (NASDAQ: ON), Schlumberger Technology Corporation (NYSE: SLB), SUMCO Corporation (TYO: KK), and Vishay Intertechnology (NYSE: VSH). Former buildings that existed on-site were demolished in 2012, and site activities involved metal plating activities, but not the use of TCE. Following the removal of facility equipment, based on soil and groundwater sampling, the California Department of Toxic Substances (“DTSC”) concluded

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JPMorgan Chase Bank, National Association
Rep. No. in Annex D-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

that that there were no significant contaminant releases at the Mortgaged Property, and it was not a source of volatile organic compounds (“VOCs”) for the MEW Superfund contaminant plume.  Both the DTSC and local environmental authorities issued regulatory closure letters prior to redevelopment of the site that began in 2015. The improvements on the Mortgaged Property include installation of a vapor mitigation system (engineered liner with sub-slab depressurization system). The Mortgaged Property is subject to certain recorded use and activity limitations, including prohibitions against any schools, nursing home, hospital or similar uses being conducted on-site, as well as easements necessary for ongoing remediation. The lease with Google provides for tenant remedies in the event of a governmental order preventing a material portion of the leased premises from being used due to unsafe or hazardous conditions related to exceedance of air quality screening levels, including rent abatement and, if the conditions affect at least one floor and continue for more than 180 days, lease termination and reimbursement of unamortized tenant costs.  According to the Phase I ESA report, indoor air sampling conducted in January 2018 showed indoor air concentrations of the contaminants of concern below their respective commercial indoor air cleanup levels, and the office building has now entered into routine monitoring.

(43) Environmental Condition	Guardian Self Storage – Boulder (Loan No. 19)

The environmental assessment obtained at origination of the related Mortgage Loan recommended installation of a radon mitigation unit in the sole ground floor residential unit located on the Mortgaged Property. The Mortgagor is required to have such radon mitigation unit installed by the year end 2019.

(45) Appraisal	Guardian Self Storage – Boulder (Loan No. 19)	The appraisal report of the Mortgaged Property is dated November 15, 2018, which is more than 12 months prior to the Closing Date.
(47) Cross-Collateralization

Innovation Park (Loan No. 3), Sunset North (Loan No. 9), Grand Canal Shoppes (Loan No. 16), 600 & 620 National Avenue (Loan No. 17), Tysons Tower (Loan No. 18), Hilton Cincinnati Netherland Plaza (Loan No. 20)

The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

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ANNEX E-1

LOANCORE CAPITAL MARKETS LLC
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

LCM will in its MLPA make, with respect to each LCM Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below.  Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions.  These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus.  Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA, provided that the use of the term “Mortgage Loan” in this Annex E-1 only will mean the LCM Mortgage Loans.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other.  The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism.  We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below.  The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision.  For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus.  None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)        Whole Loan; Ownership of Mortgage Loans.  Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan.  Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note.  At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement.  The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)        Loan Document Status.  Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or

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materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)        Mortgage Provisions.  The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)        Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.  With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after November 3, 2019.

(5)        Hospitality Provisions.  The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date.  The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.  For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)        Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee).  Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower.  Each related Mortgage is a legal, valid and

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enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 or Annex A-3, as applicable (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications.  Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)        Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; I the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder.  Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)        Junior Liens.  It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related

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Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing).  Except as set forth in Schedule E-1 or Schedule E-4 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)        Assignment of Leases, Rents and Profits.  There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage).  Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property.  The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date.  To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)       Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each

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related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation.  As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan.  As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, I the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks.  The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements.  “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements

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(under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee).  Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments.  To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(21)       REMIC.  The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either:  (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property

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interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations).  If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations.  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business.  To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance.  To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan.  The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits.  Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative

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investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations.  The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following:  (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases.  The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or I as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.  With respect to any partial release under the preceding clauses (a) or (d), either:  (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

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No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls.  Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security

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interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances.  The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity.  Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance.  With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates.  Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any situations where default interest is imposed.

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(35)       Ground Leases.  For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)

The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

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(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing.  The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting.  The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)       No Material Default; Payment Record.  No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet

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delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1.  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy.  As of the date of origination of the related Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan.  (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

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(42)       Appraisal.  The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date.  The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located.  Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)       Mortgage Loan Schedule.  The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization.  No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller.  After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents).  Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws.  Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in LCM’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in LCM’s MLPA.

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SCHEDULE E-1 TO ANNEX E-1

LOANCORE CAPITAL MARKETS LLC

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
5	Hyde Park Multifamily Portfolio	$15,250,000
7	Hampton Roads Office Portfolio	$20,000,000

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SCHEDULE E-2 TO ANNEX E-1

LOANCORE CAPITAL MARKETS LLC

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

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SCHEDULE E-3 TO ANNEX E-1

LOANCORE CAPITAL MARKETS LLC

CROSSED MORTGAGE LOANS

None.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR LOANCORE CAPITAL MARKETS LLC

LoanCore Capital Markets LLC
Rep. No. in Annex E-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Hampton Roads Office Portfolio - 5 Manhattan Square (Loan No. 7)

CPD Associates, the developer of the 5 Manhattan Square Mortgaged Property, has a right of first offer (pursuant to a recorded declaration) to purchase the Mortgaged Property in the event the Borrower elects to sell all or a portion of the Mortgaged Property. Pursuant to the terms of the declaration, the right of first offer does not apply in connection with (i) a transfer for purposes of securing a loan or any resulting foreclosure or sale in lieu of foreclosure, (ii) resale by any lender which so acquires title, or (iii) transfer at a duly advertised public sale, such as a judicial sale or tax sale.

(7) Permitted Liens; Title Insurance	The Residence Inn by Marriott South Beach (Loan No. 13)

Residence Inn by Marriott, LLC, the hotel manager, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.

(7) Permitted Liens; Title Insurance	KB DaVita Dallas Portfolio - KB DaVita Dallas Portfolio – Plano (Loan No. 25)

The condominium association has a right of first refusal to purchase any condominium unit, including the Mortgaged Property, provided that the condominium association obtains the consent of 75% of the voting members, not including the affected unit owner.  The condominium board waived its right of first refusal in connection with the Borrower’s purchase of the Mortgaged Property in connection with the origination of the Mortgage Loan. The right of first refusal will not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan.

(7) Permitted Liens; Title Insurance	NOV Headquarters (Loan No. 26)

Carlyle Acquisitions, LLC (“Carlyle”), the seller of the Mortgaged Property, has a right of first offer (pursuant to the purchase and sale agreement by and between Carlyle, as seller, and the Borrower, as purchaser) to purchase the Mortgaged Property in the event the Borrower elects to sell all or a portion of the Mortgaged Property. Such right of first offer is subordinate to the Mortgage Loan and is expressly inapplicable in the event of a foreclosure or a deed-in-lieu of foreclosure.

(7) Permitted Liens; Title Insurance	HD Supply Portfolio – Core & Main – Charlotte, NC HD Supply Portfolio – HD Supply – Raleigh, NC HD Supply Portfolio – HD Supply – Tampa, FL

HD Supply Construction Supply, Ltd. (“HD Supply Tenant”), the sole tenant at the Mortgaged Properties located in Tampa, FL and Raleigh, NC, Hajoca Corporation, the sole tenant at the Mortgaged Property located in Pearl, MS and Core & Main LP, the sole tenant at the Mortgaged Property located in Charlotte, NC, each have a right of first refusal to purchase its respective Mortgaged Property, in the event the Borrower obtains an offer to purchase such Mortgaged Property, which offer is acceptable to the Borrower. The rights of first refusal do not apply to a transfer or sale of the related Mortgaged Property in connection with (i) a foreclosure or deed-in-lieu of foreclosure, (ii) any transfer subsequent to a foreclosure sale or deed in lieu thereof from the securitization, (iii) any transfer of the ownership interest of the mortgagee

E-2-19

LoanCore Capital Markets LLC
Rep. No. in Annex E-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
	HD Supply Portfolio – HD Supply – Pearl, MS (Loan No. 28)	or (iv) any sale or conveyance which occurs during the existence of an event of default under the respective lease.
(17) Insurance	Los Angeles Leased Fee Portfolio (Loan No. 2)

The Mortgage Loan documents provide that the tenants at the Mortgaged Properties may provide the business interruption/loss of rents coverage and property insurance as required by the Mortgage Loan documents, provided such coverages meet the requirements as set forth in the Mortgage Loan documents. If, at any time, a tenant fails to provide such coverage which satisfies the requirements as set forth in the Mortgage Loan documents, the Borrower will be required to obtain and maintain, at its sole cost and expense, such coverage as  will be necessary to bring the insurance for such Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

With respect to the Mortgaged Property located at 5959 West Century Boulevard, the lender has agreed to accept the tenant’s insurance from Starr Surplus Lines Insurance Company which is not rated by S&P, Moody’s or Fitch and is rated “A XV” by AM Best to satisfy the builder’s risk property coverage required under the Mortgage Loan documents.

(17) Insurance	NOV Headquarters (Loan No. 26)

The Borrower is permitted to rely upon insurance provided by National Oilwell Varco, L.P. (the “NOV Tenant”), the sole tenant at the Mortgaged Property.  Such insurance contains the following deficiencies:  (i) the NOV Tenant does not maintain business interruption insurance, as required by the Loan Documents; (ii) the flood insurance maintained by the NOV Tenant has a $250,000 deductible, which is in excess of the deductible permitted under the Loan Documents; (iii) the commercial general liability and umbrella liability insurance maintained by the NOV Tenant has a $1,000,000 deductible, which is in excess of the deductible permitted under the Loan Documents; (iv) the NOV Tenant’s commercial general liability insurance does not include coverage for terrorism as required under the Loan Documents; and (v) although the NOV Tenant’s insurance states that wind coverage is “included” with a 2% deductible, $250,000 minimum, the evidence of coverage provided by the NOV Tenant does not confirm that wind, hail and named storm coverage is provided to the full policy amount.

The Mortgage Loan documents provide that so long as the lease to the NOV Tenant is in effect and provided that no event of default by the NOV Tenant has occurred under its lease, lender is required to make all condemnation awards and insurance proceeds with respect to the Mortgaged Property available to the NOV Tenant for restoration or repair pursuant to the terms of its lease.

(17) Insurance	HD Supply Portfolio (Loan No. 28)	The sole tenant at each Mortgaged Property provides the insurance for the related Mortgaged Property (except with respect to the Mortgaged Property located in Pearl, MS, for which the Borrower

E-2-20

LoanCore Capital Markets LLC
Rep. No. in Annex E-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

provides the terrorism insurance). Pursuant to the Mortgage Loan documents, the Borrower is deemed in compliance with the insurance requirements under the Mortgage Loan documents so long as, with respect to each Mortgaged Property, (i) no event of default then exists, (ii) the respective lease and lease guaranty (with respect to the HD Supply Tenant and related Mortgaged Properties) is in full force and effect, (iii) there is no default beyond any applicable notice and cure period under the related lease, (iv) guarantor remains fully liable for the obligations and liabilities under the respective lease guaranty, (v) the insurance and casualty provisions of each lease remain unchanged, (vi) the tenant under each lease maintains the insurance required of the borrower pursuant to the terms of the Mortgage Loan agreement, and (vii) Borrower has provided lender with evidence that the required insurance is being maintained.

(32) Single Purpose Entity	The Residence Inn by Marriott South Beach (Loan No. 13) 8571 Rivers Avenue (Loan No. 15)	The Cut-off Date Stated Principal Balance of each Mortgage Loan is over $20 million; however, for neither loan was a non-consolidation opinion obtained.
(40) Organization of Borrower	The Sutherland (Loan No. 23) 5222 South Drexel (Loan No. 29)	The related Borrowers are affiliated entities and share a common guarantor.

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ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below.  Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions.  These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus.  Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other.  The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism.  We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below.  The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision.  For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus.  None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)        Whole Loan; Ownership of Mortgage Loans.  Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan.  Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note.  At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement.  The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)        Loan Document Status.  Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i)

F-1-1

above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)        Mortgage Provisions.  The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)        Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan.  With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after November 3, 2019.

(5)        Hospitality Provisions.  The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date.  The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.  For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)        Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related

F-1-2

Non-Serviced Trustee).  Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower.  Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications.  Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)        Permitted Liens; Title Insurance.  Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder.  Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)        Junior Liens.  It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan,

F-1-3

there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing).  Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)        Assignment of Leases, Rents and Profits.  There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage).  Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property.  The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date.  To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)       Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments

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thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation.  As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan.  As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks.  The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate

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Insurance Ratings Requirements.  “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal

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balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee).  Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments.  To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation.  No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)       REMIC.  The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either:  (a) such GACC Mortgage Loan is secured by an interest in real property

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(including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations).  If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations.  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business.  To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance.  To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC

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Mortgage Loan.  The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits.  Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations.  The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following:  (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases.  The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.  With respect to any partial release under the preceding clauses (a) or (d), either:  (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the

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Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls.  Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion.  With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the

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related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex F-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule F-1 to this Annex F-1, or future permitted mezzanine debt as set forth on Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule F-3 to this Annex F-1 or (iv) Permitted Encumbrances.  The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity.  Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding.  Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance.  With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be

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assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates.  Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases.  For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage

F-1-12

Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)

The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing.  The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting.  The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC

F-1-13

Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38)       No Material Default; Payment Record.  No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1.  No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy.  As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower.  With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan.  (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition

F-1-14

affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal.  The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date.  The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located.  Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule.  The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization.  No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller.  After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents).  Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws.  Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

F-1-15

SCHEDULE F-1 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

F-1-16

SCHEDULE F-2 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	Century Plaza Towers

F-1-17

SCHEDULE F-3 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

F-1-18

ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

German American Capital Corporation
Rep. No. in Annex F-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception
(13) (Condemnation)	Century Plaza Towers (Loan No. 1)

The related Borrower is currently negotiating certain easements concerning peripheral areas of the Mortgaged Property with the City of Los Angeles (“City”) and the Los Angeles County (“County”) Metropolitan Transportation Authority in connection with the construction and operation of underground subway tunnels under a portion of the Mortgaged Property, in lieu of condemnation proceedings.  Under the related Whole Loan documents, such easements may be executed by the Borrower, only if they have no material adverse effect the on Whole Loan.  If such agreements are not finalized and executed, the City or County could initiate condemnation proceedings.

(27) (Recourse Obligations)	Century Plaza Towers (Loan No. 1)

There is no separate nonrecourse carve-out guarantor, and the single purpose entity Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents and the sole party to the environmental indemnity.

(27) (Recourse Obligations)	Century Plaza Towers (Loan No. 1)	In addition to the exception set forth above, the recourse to the single purpose entity Borrower does not include recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) (Mortgage Releases)	Century Plaza Towers (Loan No. 1)

If no event of default is continuing, the Borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged Property (the “Conversion Space”), which floors were afforded value in the appraisal, into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the Borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Tower Conversion and Transfer”) subject to certain conditions set forth in the Century Plaza Tower Whole Loan documents. Said conditions include, among others: (A) such Century Plaza Tower Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Tower Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the Borrower either (1) prepays the Century Plaza Tower Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the Borrower, the Borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Tower Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C)

F-2-1

German American Capital Corporation
Rep. No. in Annex F-1	Mortgage Loan and Number as Identified in Annex A-1	Description of Exception

the Century Plaza Tower Conversion and Transfer complies with any REMIC requirements.  If the Borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Tower Whole Loan, the Borrower may return the development rights to the Borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the Borrower.  If the Borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the Borrower as described above, then the Borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Tower Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the Borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

(33) (Defeasance)	Century Plaza Towers (Loan No. 1)	The Borrower is not required to pay any defeasance fee that is in excess of $25,000.

F-2-2

ANNEX G

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
12/13/2019	19,610,000.00
1/13/2020	19,610,000.00
2/13/2020	19,610,000.00
3/13/2020	19,610,000.00
4/13/2020	19,610,000.00
5/13/2020	19,610,000.00
6/13/2020	19,610,000.00
7/13/2020	19,610,000.00
8/13/2020	19,610,000.00
9/13/2020	19,610,000.00
10/13/2020	19,610,000.00
11/13/2020	19,610,000.00
12/13/2020	19,610,000.00
1/13/2021	19,610,000.00
2/13/2021	19,610,000.00
3/13/2021	19,610,000.00
4/13/2021	19,610,000.00
5/13/2021	19,610,000.00
6/13/2021	19,610,000.00
7/13/2021	19,610,000.00
8/13/2021	19,610,000.00
9/13/2021	19,610,000.00
10/13/2021	19,610,000.00
11/13/2021	19,610,000.00
12/13/2021	19,610,000.00
1/13/2022	19,610,000.00
2/13/2022	19,610,000.00
3/13/2022	19,610,000.00
4/13/2022	19,610,000.00
5/13/2022	19,610,000.00
6/13/2022	19,610,000.00
7/13/2022	19,610,000.00
8/13/2022	19,610,000.00
9/13/2022	19,610,000.00
10/13/2022	19,610,000.00
11/13/2022	19,610,000.00
12/13/2022	19,610,000.00
1/13/2023	19,610,000.00
2/13/2023	19,610,000.00
3/13/2023	19,610,000.00
4/13/2023	19,610,000.00
5/13/2023	19,610,000.00
6/13/2023	19,610,000.00
7/13/2023	19,610,000.00
8/13/2023	19,610,000.00
9/13/2023	19,610,000.00
10/13/2023	19,610,000.00
11/13/2023	19,610,000.00
12/13/2023	19,610,000.00
1/13/2024	19,610,000.00
2/13/2024	19,610,000.00
3/13/2024	19,610,000.00
4/13/2024	19,610,000.00
5/13/2024	19,610,000.00
6/13/2024	19,610,000.00
7/13/2024	19,610,000.00
8/13/2024	19,610,000.00
9/13/2024	19,610,000.00
Distribution Date	Balance($)
10/13/2024	19,610,000.00
11/13/2024	19,606,295.73
12/13/2024	19,260,496.19
1/13/2025	18,939,093.18
2/13/2025	18,616,464.94
3/13/2025	18,215,819.48
4/13/2025	17,890,425.09
5/13/2025	17,538,283.77
6/13/2025	17,210,302.91
7/13/2025	16,855,648.84
8/13/2025	16,525,061.70
9/13/2025	16,193,213.61
10/13/2025	15,834,802.50
11/13/2025	15,500,318.49
12/13/2025	15,139,346.57
1/13/2026	14,802,206.42
2/13/2026	14,463,779.84
3/13/2026	14,048,809.42
4/13/2026	13,707,499.52
5/13/2026	13,339,896.18
6/13/2026	12,995,877.76
7/13/2026	12,625,643.07
8/13/2026	12,278,895.34
9/13/2026	11,930,823.78
10/13/2026	11,556,651.44
11/13/2026	11,205,819.49
12/13/2026	10,828,965.41
1/13/2027	10,475,351.87
2/13/2027	10,120,387.78
3/13/2027	9,690,422.10
4/13/2027	9,332,451.92
5/13/2027	8,948,662.95
6/13/2027	8,587,856.36
7/13/2027	8,201,311.79
8/13/2027	7,837,647.00
9/13/2027	7,472,592.49
10/13/2027	7,081,921.02
11/13/2027	6,713,975.69
12/13/2027	6,320,495.75
1/13/2028	5,949,637.40
2/13/2028	5,577,361.30
3/13/2028	5,155,686.00
4/13/2028	4,780,369.40
5/13/2028	4,379,728.16
6/13/2028	4,001,441.88
7/13/2028	3,597,915.56
8/13/2028	3,216,636.78
9/13/2028	2,833,899.62
10/13/2028	2,426,049.21
11/13/2028	2,040,285.34
12/13/2028	1,629,494.43
1/13/2029	1,240,680.57
2/13/2029	850,378.95
3/13/2029	388,371.09
4/13/2029 and thereafter	0.00

G-1

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ANNEX H

HAMPTON ROADS OFFICE PORTFOLIO WHOLE LOAN PRINCIPAL AND INTEREST PAYMENT
SCHEDULE

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)
12/6/2019	$132,079,478.33	$583,351.03	$145,849.39
1/6/2020	$131,933,628.94	$602,130.42	$125,829.85
2/6/2020	$131,807,799.09	$601,556.15	$126,442.04
3/6/2020	$131,681,357.05	$562,206.24	$168,390.53
4/6/2020	$131,512,966.52	$600,210.57	$127,876.49
5/6/2020	$131,385,090.03	$580,284.15	$149,118.80
6/6/2020	$131,235,971.23	$598,946.39	$129,224.15
7/6/2020	$131,106,747.08	$579,054.80	$150,429.33
8/6/2020	$130,956,317.75	$597,670.08	$130,584.74
9/6/2020	$130,825,733.01	$597,074.11	$131,220.07
10/6/2020	$130,694,512.94	$577,234.10	$152,370.27
11/6/2020	$130,542,142.67	$595,779.83	$132,599.81
12/6/2020	$130,409,542.86	$575,975.48	$153,712.00
1/6/2021	$130,255,830.86	$594,473.14	$133,992.80
2/6/2021	$130,121,838.06	$593,861.61	$134,644.71
3/6/2021	$129,987,193.35	$535,836.10	$196,502.10
4/6/2021	$129,790,691.25	$592,350.29	$136,255.83
5/6/2021	$129,654,435.42	$572,640.42	$157,267.30
6/6/2021	$129,497,168.12	$591,010.69	$137,683.91
7/6/2021	$129,359,484.21	$571,337.72	$158,656.03
8/6/2021	$129,200,828.18	$589,658.22	$139,125.68
9/6/2021	$129,061,702.50	$589,023.27	$139,802.57
10/6/2021	$128,921,899.93	$569,405.06	$160,716.32
11/6/2021	$128,761,183.61	$587,651.74	$141,264.67
12/6/2021	$128,619,918.94	$568,071.31	$162,138.15
1/6/2022	$128,457,780.79	$586,267.04	$142,740.81
2/6/2022	$128,315,039.98	$585,615.59	$143,435.29
3/6/2022	$128,171,604.69	$528,351.84	$204,480.60
4/6/2022	$127,967,124.09	$584,027.74	$145,127.99
5/6/2022	$127,821,996.10	$564,547.15	$165,895.04
6/6/2022	$127,656,101.06	$582,608.26	$146,641.21
7/6/2022	$127,509,459.85	$563,166.78	$167,366.56
8/6/2022	$127,342,093.29	$581,175.16	$148,168.94
9/6/2022	$127,193,924.35	$580,498.94	$148,889.83
10/6/2022	$127,045,034.52	$561,115.57	$169,553.23
11/6/2022	$126,875,481.29	$579,045.60	$150,439.14
12/6/2022	$126,725,042.15	$559,702.27	$171,059.86
1/6/2023	$126,553,982.29	$577,578.31	$152,003.32
2/6/2023	$126,401,978.97	$576,884.59	$152,742.86
3/6/2023	$126,249,236.11	$520,427.41	$212,928.35
4/6/2023	$126,036,307.76	$575,215.70	$154,521.95
5/6/2023	$125,881,785.81	$555,977.89	$175,030.19
6/6/2023	$125,706,755.62	$573,711.67	$156,125.32
7/6/2023	$125,550,630.30	$554,515.28	$176,589.38
8/6/2023	$125,374,040.92	$572,193.19	$157,744.06
9/6/2023	$125,216,296.86	$571,473.27	$158,511.53
10/6/2023	$125,057,785.33	$552,338.55	$178,909.86
11/6/2023	$124,878,875.47	$569,933.31	$160,153.18
12/6/2023	$124,718,722.29	$550,841.02	$180,506.28
1/6/2024	$124,538,216.01	$568,378.58	$161,810.59
2/6/2024	$124,376,405.42	$567,640.09	$162,597.84
3/6/2024	$124,213,807.58	$530,323.95	$202,378.26
4/6/2024	$124,011,429.32	$565,974.38	$164,373.55
5/6/2024	$123,847,055.77	$546,991.16	$184,610.38
6/6/2024	$123,662,445.39	$564,381.66	$166,071.45
7/6/2024	$123,496,373.94	$545,442.32	$186,261.51
8/6/2024	$123,310,112.43	$562,773.65	$167,785.65
9/6/2024	$123,142,326.78	$562,007.90	$168,601.97
10/6/2024	$122,973,724.81	$543,133.95	$188,722.31
11/6/2024	$122,785,002.50	$560,377.11	$170,340.46
12/6/2024	$122,614,662.04	$541,548.09	$190,412.90
1/6/2025	$122,424,249.14	$558,730.67	$172,095.62

H-1

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)
2/6/2025	$122,252,153.52	$557,945.25	$172,932.91
3/6/2025	$122,079,220.61	$503,237.68	$231,253.25
4/6/2025	$121,847,967.36	$556,100.58	$174,899.39
5/6/2025	$121,673,067.97	$537,389.38	$194,846.24
6/6/2025	$121,478,221.73	$554,413.11	$176,698.31
7/6/2025	$121,301,523.42	$535,748.40	$196,595.59
8/6/2025	$121,104,927.83	$552,709.43	$178,514.49
9/6/2025	$120,926,413.34	$551,894.71	$179,383.01
10/6/2025	$120,747,030.33	$533,299.38	$199,206.33
11/6/2025	$120,547,824.00	$550,166.87	$181,224.95
12/6/2025	$120,366,599.05	$531,619.15	$200,997.53
1/6/2026	$120,165,601.52	$548,422.45	$183,084.57
2/6/2026	$119,982,516.95	$547,586.88	$183,975.33
3/6/2026	$119,798,541.62	$493,836.21	$241,275.56
4/6/2026	$119,557,266.06	$545,646.08	$186,044.29
5/6/2026	$119,371,221.77	$527,222.90	$205,684.10
6/6/2026	$119,165,537.67	$543,858.27	$187,950.16
7/6/2026	$118,977,587.51	$525,484.34	$207,537.46
8/6/2026	$118,770,050.05	$542,053.31	$189,874.31
9/6/2026	$118,580,175.74	$541,186.75	$190,798.11
10/6/2026	$118,389,377.63	$522,886.42	$210,306.95
11/6/2026	$118,179,070.68	$539,356.15	$192,749.59
12/6/2026	$117,986,321.09	$521,106.25	$212,204.67
1/6/2027	$117,774,116.42	$537,507.98	$194,719.81
2/6/2027	$117,579,396.61	$536,619.30	$195,667.17
3/6/2027	$117,383,729.44	$483,881.82	$251,887.32
4/6/2027	$117,131,842.12	$534,576.71	$197,844.65
5/6/2027	$116,933,997.47	$516,458.49	$217,159.36
6/6/2027	$116,716,838.11	$532,682.68	$199,863.76
7/6/2027	$116,516,974.35	$514,616.64	$219,122.85
8/6/2027	$116,297,851.50	$530,770.47	$201,902.25
9/6/2027	$116,095,949.25	$529,849.01	$202,884.56
10/6/2027	$115,893,064.69	$511,861.04	$222,060.42
11/6/2027	$115,671,004.27	$527,909.61	$204,952.03
12/6/2027	$115,466,052.24	$509,975.06	$224,070.94
1/6/2028	$115,241,981.30	$525,951.60	$207,039.35
2/6/2028	$115,034,941.95	$525,006.69	$208,046.65
3/6/2028	$114,826,895.30	$490,247.05	$245,101.74
4/6/2028	$114,581,793.56	$522,938.57	$210,251.35
5/6/2028	$114,371,542.21	$505,140.98	$229,224.26
6/6/2028	$114,142,317.95	$520,932.86	$212,389.52
7/6/2028	$113,929,928.43	$503,190.52	$231,303.52
8/6/2028	$113,698,624.91	$518,907.89	$214,548.21
9/6/2028	$113,484,076.70	$517,928.72	$215,592.04
10/6/2028	$113,268,484.66	$500,269.14	$234,417.82
11/6/2028	$113,034,066.84	$515,874.92	$217,781.47
12/6/2028	$112,816,285.37	$498,271.93	$236,546.92
1/6/2029	$112,579,738.45	$513,801.42	$219,991.90
2/6/2029	$112,359,746.55	$512,797.40	$221,062.22
3/6/2029	$112,138,684.33	$462,260.58	$274,936.38
4/6/2029	$111,863,747.95	$510,533.72	$111,863,747.95

H-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	21
Risk Factors	51
Description of the Mortgage Pool	122
Transaction Parties	193
Credit Risk Retention	225
Description of the Certificates	229
Description of the Mortgage Loan Purchase Agreements	264
Pooling and Servicing Agreement	272
Certain Legal Aspects of Mortgage Loans	369
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	384
Pending Legal Proceedings Involving Transaction Parties	385
Use of Proceeds	386
Yield and Maturity Considerations	386
Material Federal Income Tax Considerations	398
Certain State and Local Tax Considerations	409
Method of Distribution (Conflicts of interest)	410
Incorporation of Certain Information by Reference	412
Where You Can Find More Information	412
Financial Information	413
Certain ERISA Considerations	413
Legal Investment	417
Legal Matters	418
Ratings	418
Index of Defined Terms	420

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$696,193,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMDB Commercial Mortgage
Securities Trust 2019-COR6
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2019-COR6

Class A-1	$15,090,000
Class A-2	$33,100,000
Class A-3	$178,992,000
Class A-4	$318,234,000
Class A-SB	$19,610,000
Class X-A	$622,538,000
Class X-B	$73,655,000
Class A-S	$57,512,000
Class B	$34,305,000
Class C	$39,350,000

PROSPECTUS

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Jefferies
Co-Manager

Drexel Hamilton

Co-Manager

November 15, 2019